As filed with the Securities and Exchange Commission on July ^ 24, 1998

                                                      Registration No. 333-52635
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                          PRE-EFFECTIVE AMENDMENT NO.1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            EMCLAIRE FINANCIAL CORP.
             (Exact Name of Registrant as Specified in Its Charter)

         Pennsylvania                     6036                   25-1606091
-------------------------------  --------------------------- -------------------
(State or Other Jurisdiction of  Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)   Classification Code Number) Identification No.)

                                 612 Main Street
                          Emlenton, Pennsylvania 16373
                                 (724) 867-2311
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

               David L. Cox, President and Chief Executive Officer
                            Emclaire Financial Corp.
                                 612 Main Street
                          Emlenton, Pennsylvania 16373
                                 (724) 867-2311
            (Name, address, including zip code, and telephone number,
                   including area code,of agent for service)

                                    COPY TO:
                            Gregory A. Gehlmann, Esq.
                      Malizia, Spidi, Sloane & Fisch, P.C.
                               One Franklin Square
                               1301 K Street, N.W.
                                 Suite 700, East
                              Washington, DC 20005

            Approximate date of commencement of proposed sale to the
          public: As soon as practicable after the effectiveness of the
                             Registration Statement.
        If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is
      compliance with General Instruction G, check the following box. |_|
                            ------------------------
                         CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                Proposed Maximum     Proposed Maximum
         Title of Securities      Amount to      Offering Price     Aggregate Offering       Amount of
          to be Registered      be Registered       Per Share            Price (1)       Registration Fee
----------------------------------------------------------------------------------------------------------
Common Stock,
  par value $1.25 per share....    338,000           $24.25             $5,902,057           $1,741.11
==========================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee for the filing of the Form S-4 pursuant to Rule 457(f)(1) and (3) under the Securities Act based on the last sales price reported by the OTC Bulletin Board for Peoples Savings Financial Corporation common stock as of May 8, 1998, and reduced by 45.0% of cash to be paid by Emclaire Financial Corp. As of May 8, 1998, Peoples Savings Financial Corporation had 442,516 shares of common stock issued. Shareholders of Peoples Savings Financial Corporation will be entitled to elect their preference with respect to each share of Peoples Savings Financial Corporation common stock held by them, subject to pro-rata allocation, such that an aggregate of 45.0% will be converted into cash and 55.0% will be converted into stock.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            Emclaire Financial Corp.
                                 612 Main Street
                          Emlenton, Pennsylvania 16373

                                  July 30, 1998

To the Shareholders of
Emclaire Financial Corp.


          You are cordially invited to attend the Special Meeting of Shareholders (the "Special Meeting") of Emclaire Financial Corp. ("Emclaire"), the holding company for The Farmers National Bank of Emlenton ("Farmers National"), which will be held on Thursday, August 27, 1998, at ^ 4:00 p.m., local time at ^ the main office of Farmers National, 612 Main Street, Emlenton, Pennsylvania.


         At the Special Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Reorganization, dated April 7, 1998 (the "Reorganization Agreement") by and between Emclaire, Farmers National, Peoples Savings Financial Corporation ("PSFC"), a Pennsylvania corporation and the holding company for Peoples Savings Bank, a Pennsylvania stock savings bank ("Peoples Bank") and Peoples Bank. Pursuant to the Reorganization Agreement, PSFC will be merged with and into Emclaire, and as soon as practicable thereafter, Peoples Bank will be merged with and into Farmers National (together, the "Merger"). According to the terms of the Reorganization Agreement, shareholders of PSFC may elect, subject to certain election and allocation procedures, to exchange their shares of PSFC common stock for $26.00, payable in the aggregate form of 45% cash and 55% Emclaire common stock.


         Hopper Soliday & Co., Inc., an investment banking firm, has issued its opinion to your board of directors regarding the fairness from a financial point of view, of the consideration to be received by the shareholders of PSFC pursuant to the Reorganization Agreement as of the date of such opinion. A copy of the opinion is attached as Appendix ^ C to the Prospectus/Proxy Statement.


          THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND RECOMMENDS THAT SHAREHOLDERS VOTE THEIR SHARES "FOR" APPROVAL OF THE MERGER. THE AFFIRMATIVE VOTE OF A MAJORITY OF EMCLAIRE'S OUTSTANDING SHARES ENTITLED TO VOTE IS NECESSARY TO APPROVE THE MERGER. ACCORDINGLY, FAILURE TO VOTE, EITHER BY RETURNING YOUR PROXY CARD OR VOTING IN PERSON AT THE SPECIAL MEETING WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER.

         The accompanying Notice of Special Meeting of Shareholders and the Prospectus/Proxy Statement describe the matters to be acted upon at the Special Meeting, including matters incidental to the conduct of the Special Meeting. Shareholders are urged to review carefully the attached Prospectus/Proxy Statement, including the Appendices, which together describe the Merger and its terms and conditions in detail. Also enclosed is a proxy solicited by Emclaire's Board of Directors in connection with the Special Meeting.

                                         Sincerely,



                                         David L. Cox
                                         President and Chief Executive Officer

                      Peoples Savings Financial Corporation
                                 173 Main Street
                           Ridgway, Pennsylvania 15801

                                  July 30, 1998

To the Shareholders of
Peoples Savings Financial Corporation


Dear Shareholder:


         You are cordially invited to attend our special meeting of shareholders to be held on Thursday, August 27, 1998 at ^ 10:00 a.m. pm local time at ^ the main office of Peoples Savings Bank, 173 Main Street, Ridgway, Pennsylvania. The purpose of the meeting is to allow shareholders to approve a merger with Emclaire Financial Corp.


         The terms of the merger and the actions required to be taken by shareholders are described in detail in the enclosed Prospectus and Joint Proxy Statement. Please read that document carefully so that you understand the proposals and can make an informed choice.

         Our Board of Directors unanimously approved the merger and recommends that you vote in favor of it. If the merger occurs, you will receive either $26.00 in cash or Common Stock of Emclaire Financial Corp. with a value of approximately $26.00 in exchange for each share of our stock that you own. The exact amount of cash versus stock that you will receive depends upon the preferences of all of our shareholders as a group. In total, the amount payable in the merger is divided 55% in stock and 45% in cash.

         We must obtain the approval of 80% of our outstanding shares to amend our Articles of Incorporation so the merger can proceed. If you want to receive cash or stock of Emclaire Financial Corporation, it is very important that you vote in favor of all the proposals to be considered at our Special Meeting. Please mark your proxy card in favor and send it to us as soon as possible, even if you want to come to the meeting in person. You will still have the right to attend and vote in person even if you submit a proxy card. If you do not send in your proxy card and do not vote at the meeting, your action will be the same as voting against the merger. Therefore, we urge you to act promptly and return your proxy card now.

                                            Sincerely,


                                            Norbert J. Pontzer,
                                            President

                            Emclaire Financial Corp.
                                 612 Main Street
                          Emlenton, Pennsylvania 16373
                                 (724) 867-2311


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON AUGUST 27, 1998

To the Holders of Common Stock of Emclaire Financial Corp.:


NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders (the "Special Meeting") of Emclaire Financial Corp. ("Emclaire") will be held on Thursday, August 27, 1998, at ^ 4:00 p.m., local time at the main office of The Farmers National Bank, 612 Main Street, Emlenton, Pennsylvania. The Special Meeting is for the purpose of considering and voting upon the following matters, all of which are set forth more completely in the accompanying Prospectus/Proxy
Statement:


1. To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization, dated April 7, 1998 (the "Reorganization Agreement") by and between Emclaire, The Farmers National Bank of Emlenton ("Farmers National"), and Peoples Savings Financial Corporation ("PSFC"), a Pennsylvania corporation and the holding company for Peoples Savings Bank, a Pennsylvania stock savings bank ("Peoples Bank") and Peoples Bank. Pursuant to the Reorganization Agreement, PSFC will be merged with and into Emclaire, and as soon as practicable thereafter, Peoples Bank will be merged with and into Farmers National (together, the "Merger"). According to the terms of the Reorganization Agreement, shareholders of PSFC may elect, subject to certain election and allocation procedures, to exchange their shares of PSFC common stock for $26.00, payable, in the aggregate, in the form of 45% cash and 55% Emclaire common stock.

To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

         Only shareholders of record at the close of business on the record date, July 27, 1998, are entitled to notice of and to vote at the Special Meeting and any adjournments thereof. The affirmative vote of not less than a majority of the votes cast is necessary to approve the Merger. We urge you to execute and return the enclosed proxy as soon as possible to ensure that your shares will be represented at the Special Meeting. Your proxy may be revoked in the manner described in the accompanying Prospectus/Proxy Statement at any time before it has been voted at the Special Meeting.

                                           By Order of the Board of Directors



                                           David L. Cox
                                           President and Chief Executive Officer


Emlenton, Pennsylvania
July 30, 1998

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL STATED ABOVE. PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

                      Peoples Savings Financial Corporation
                                 173 Main Street
                           Ridgway, Pennsylvania 15801
                                 (814) 773-3195

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON AUGUST 27, 1998

To the Holders of Common Stock of Peoples Savings Financial Corporation:


NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders (the "Special Meeting") of Peoples Savings Financial Corporation ("PSFC") will be held on Thursday, August 27, 1998, at ^ 10:00 a.m., local time at the main office of Peoples Savings Bank, 173 Main Street, Ridgway, Pennsylvania. The Special Meeting is for the purpose of considering and voting upon the following matters, all of which are set forth more completely in the accompanying Prospectus/Proxy
Statement:


1. To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization, dated April 7, 1998 (the "Reorganization Agreement") by and between PSFC, Peoples Savings Bank ("Peoples Bank"), and Emclaire Financial Corp. ("Emclaire"), a Pennsylvania corporation and the holding company for The Farmers National Bank of Emlenton, a national association ("Farmers National") and Farmers National. Pursuant to the Reorganization Agreement, PSFC will be merged with and into Emclaire, and as soon as practicable thereafter, Peoples Bank will be merged with and into Farmers National (together, the "Merger"). According to the terms of the Reorganization Agreement, shareholders of PSFC will receive, at their election and subject to certain allocation procedures, for each share of PSFC, $26.00 in cash, $26.00 of stock of Emclaire, or a combination thereof, provided that in the aggregate the shareholders of PSFC will receive 45% cash and 55% Emclaire common stock.

2. To consider and vote upon a proposal to approve an amendment to PSFC's Articles of Incorporation in connection with the Reorganization Agreement (the "Articles Amendment"). The Articles Amendment would repeal the five year prohibition against acquisition of more than 10% of PSFC's Common Stock contained in Article 12 of the PSFC Articles. The Merger will not be consummated without approval of the Articles Amendment.

3. To consider and vote upon a proposal to adjourn the Meeting to permit further solicitation in the event that an insufficient number of shares is present in person or by proxy to approve the Merger and the Reorganization Agreement or the Articles Amendment.

To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

         Only shareholders of record at the close of business on the record date, July 27, 1998, are entitled to notice of and to vote at the Special Meeting and any adjournments thereof. The affirmative vote of not less than a majority of outstanding PSFC common stock entitled to vote is necessary to approve the Merger. The affirmative vote of not less than eighty percent (80%) of outstanding PSFC Common Stock entitled to vote is necessary to approve the Articles Amendment. Accordingly, failure to vote either by failing to return your proxy or failing to vote in person at the Special Meeting will have the same effect as a vote against the Merger or the Articles Amendment. We urge you to execute and return the enclosed proxy as soon as possible to ensure that your shares will be represented at the Special Meeting. Your proxy may be revoked in the manner described in the accompanying Prospectus/Proxy Statement at any time before it has been voted at the Special Meeting.

                                             By Order of the Board of Directors


                                             Glenn R. Pentz, Jr.
                                             Secretary

Ridgway, Pennsylvania
July 30, 1998

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSALS STATED ABOVE. PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

         PLEASE DO NOT SEND IN CERTIFICATES FOR YOUR SHARES OF PSFC COMMON STOCK WITH YOUR PROXY CARD; PLEASE CAREFULLY READ AND FOLLOW THE INSTRUCTIONS SET FORTH IN THE ELECTION FORM AND LETTER OF TRANSMITTAL REGARDING THE MAKING OF YOUR ELECTION AND THE SURRENDER OF YOUR PSFC STOCK CERTIFICATES.

Prospectus/Joint Proxy Statement


                            EMCLAIRE FINANCIAL CORP.
                                   Prospectus
        Up to ^ 338,000 Shares of Common Stock, $1.25 Par Value Per Share
                             (subject to adjustment)

                            EMCLAIRE FINANCIAL CORP.
                      PEOPLES SAVINGS FINANCIAL CORPORATION
                              Joint Proxy Statement
                     For a Special Meetings of Shareholders
                          To Be Held on August 27, 1998



         This Prospectus/Joint Proxy Statement ("Prospectus/Joint Proxy Statement") relates to approximately ^ 338,000 shares of common stock, $1.25 par value per share ("Emclaire Common Stock") of Emclaire Financial Corp. ("Emclaire") which are issuable to shareholders of Peoples Savings Financial Corporation ("PSFC") upon consummation of the proposed merger of PSFC with and into Emclaire, with Emclaire as the surviving corporation, in accordance with an Agreement and Plan of Reorganization, dated April 7, 1998 (the "Reorganization Agreement") by and among Emclaire, a Pennsylvania corporation and the holding company for The Farmers National Bank of Emlenton, a national association ("Farmers National"), Farmers National, PSFC, a Pennsylvania corporation and holding company of Peoples Savings Bank, a Pennsylvania stock savings bank ("Peoples Bank"), and Peoples Bank. Pursuant to the Reorganization Agreement, PSFC will be merged with and into Emclaire, and as soon as practicable thereafter, Peoples Bank will be merged with and into Farmers National (together, the "Merger"). According to the terms of the Reorganization Agreement, shareholders of PSFC may elect, subject to certain election and allocation procedures, to exchange their shares of PSFC common stock for $26.00, payable in the aggregate form of 45% cash and 55% Emclaire common stock. PSFC shareholders have the right to elect payment in the form of cash or stock, subject to proration to assure aggregate consideration of 55% Emclaire common stock. The Merger must qualify as a tax-free reorganization. Thus, no guarantee can be given that an election by any given shareholder will be honored, or that PSFC shareholders will receive their elected form of consideration. For a more detailed description of the terms of the Merger, see "The Merger."


         This Prospectus also serves as a Joint Proxy Statement of Emclaire and PSFC and is being furnished to the shareholders of Emclaire and PSFC in connection with the solicitation of proxies by the Boards of Directors of Emclaire and PSFC for use at their respective special meetings of shareholders (including any adjournments or postponements thereof), each to be held on August 27, 1998 (collectively, the "Special Meetings"), to consider and vote upon the Reorganization Agreement and, in the case of PSFC to approve and adopt an amendment to PSFC's Articles of Incorporation (the "PSFC Articles") that would repeal the five year prohibition against acquisition of more than 10% of PSFC Common Stock that is contained in Article 12 of the PSFC Articles (the "Articles Amendment"); and to consider and vote upon adjournment of the Meeting if necessary to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Meeting to approve the Merger and the Reorganization Agreement or the Articles Amendment.

         THE SHARES OF EMCLAIRE COMMON STOCK TO BE ISSUED PURSUANT TO THE REORGANIZATION AGREEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OF EMCLAIRE COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         This Prospectus/Joint Proxy Statement does not cover any resale of the securities to be received by shareholders of PSFC upon consummation of the proposed transaction, and no person is authorized to make any use of this Prospectus/Joint Proxy Statement in connection with any such resale.

         No persons have been authorized to give any information or to make any representations other than those contained in this Prospectus/Joint Proxy Statement or incorporated by reference herein in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by Emclaire or PSFC. This Prospectus/Joint Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus/Joint Proxy Statement nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Emclaire or PSFC since the date of this Prospectus/Joint Proxy Statement or that the information set forth herein or in the documents or reports incorporated herein by reference since the date of this Prospectus/Joint Proxy Statement; however, if any material change occurs in such affairs or information during the period that this Proxy Statement is required to be delivered, this Prospectus/Joint Proxy Statement will be amended and supplemented accordingly. All information contained in this Prospectus/Joint Proxy Statement relating to PSFC and its subsidiary has been supplied by PSFC and all information contained in this Prospectus/Joint Proxy Statement relating to Emclaire and its subsidiaries has been supplied by Emclaire.

         All information and statements contained herein with respect PSFC were supplied by PSFC and all information and statements contained or incorporated by reference herein with respect to Emclaire were supplied by Emclaire.


         THE DATE OF THIS PROSPECTUS/JOINT PROXY STATEMENT IS ^ JULY 28, 1998.

                              AVAILABLE INFORMATION

         Emclaire has filed with the Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended ("Securities Act"), in respect to the Emclaire Common Stock to be issued in the Merger ("Registration Statement"). As permitted by the rules and regulations of the Commission, this Prospectus/Joint Proxy Statement omits certain information, exhibits and undertakings contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits filed as a part thereof or incorporated by reference therein.

         Emclaire and PSFC are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, information statements and other information, when filed, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). The
Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and the address of such site is http://www.sec.gov.

                             ACCOMPANYING DOCUMENTS


         This Prospectus/Joint Proxy Statement includes copies of Emclaire's and PSFC's Annual Report to Shareholders for the fiscal years ended December 31, 1997 and June 30, 1997, respectively, and Emclaire's and PSFC's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998. See Appendices ^ F, G, H and ^ I.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents or portions of documents filed by Emclaire (File No. 000-18464) and PSFC (File No. 0-22812) with the Commission are hereby incorporated by reference into and made a part of this Prospectus/Joint Proxy Statement.

          1. Emclaire's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

          2. Emclaire's Current Reports on Form 8-K filed March 23, 1998 and April 13, 1998.

          3. PSFC's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997.

          4.   PSFC's Current Report on Form 8-K filed April 14, 1998.

         All documents filed by Emclaire and PSFC pursuant to Section 13(a), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Joint Proxy Statement and prior to the date of the PSFC Special Meeting shall be deemed to be incorporated by reference into this Prospectus/Joint Proxy Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Joint Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that is also incorporated or deemed incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Joint Proxy Statement.

         THIS PROSPECTUS/JOINT PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE EMCLAIRE DOCUMENTS ARE AVAILABLE (WITHOUT CHARGE) UPON WRITTEN REQUEST TO JOHN J. BOCZAR, EMCLAIRE FINANCIAL CORP., P.O. DRAWER D, EMLENTON, PENNSYLVANIA 16373. THE PSFC DOCUMENTS ARE AVAILABLE (WITHOUT CHARGE) UPON WRITTEN REQUEST TO GLENN R. PENTZ, PEOPLES SAVINGS FINANCIAL CORPORATION, 173 MAIN STREET, RIDGWAY, PENNSYLVANIA, 15801. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST MUST BE RECEIVED BY AUGUST 20, 1998.

         CONTAINED WITHIN AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS/JOINT PROXY STATEMENT ARE CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF EMCLAIRE AND PSFC. SUCH STATEMENTS ARE NOT HISTORICAL FACTS AND INCLUDE EXPRESSIONS ABOUT EMCLAIRE AND/OR PSFC'S CONFIDENCE, STRATEGIES AND EXPRESSIONS ABOUT EARNINGS, NEW AND EXISTING PROGRAMS AND PRODUCTS, RELATIONSHIPS, OPPORTUNITIES, TECHNOLOGY AND MARKET CONDITIONS. THESE STATEMENTS MAY BE IDENTIFIED BY FORWARD- LOOKING TERMINOLOGY, SUCH AS "EXPECT", "BELIEVE" OR "ANTICIPATE", OR EXPRESSIONS OF CONFIDENCE LIKE "STRONG OR "ON-GOING", OR SIMILAR STATEMENTS OR VARIATIONS OF SUCH TERMS. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS OR REVENUE ENHANCEMENTS FROM THE MERGER CANNOT BY REALIZED AS ANTICIPATED; (2) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER IS GREATER THAN EXPECTED; (3) COMPETITIVE PRESSURE IN THE BANKING AND FINANCIAL SERVICES INDUSTRY INCREASES SIGNIFICANTLY; (4) CHANGES IN THE INTEREST RATE ENVIRONMENT; AND (5) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE COMMONWEALTH OF PENNSYLVANIA, ARE LESS FAVORABLE THAN EXPECTED.

                                TABLE OF CONTENTS


SUMMARY........................................................................................................ (i)
         The Companies......................................................................................... (i)
         The Special Meetings............................................................................... (ii) ^
         The Merger.......................................................................................... (iii)
         Comparative Market and Stock Price Information...................................................... (vii)
         Comparative Per Share Information.................................................................... (ix)
         Selected Historical Consolidated Financial Information................................................ (x)
UNAUDITED PRO FORMA ^ CONDENSED COMBINED FINANCIAL STATEMENTS...............................................  (xiv)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME.................................................. (xvii)
INTRODUCTION..................................................................................................  1 ^
THE SPECIAL MEETINGS............................................................................................  1
         Emclaire Financial Corp. Special Meeting...............................................................  1
            Date, Time and Place................................................................................  1
            Matters to be Considered............................................................................  1
            Record Date; Vote Required..........................................................................  1
            Proxies; Revocation; Solicitation...................................................................  2
            Principal Holders of Emclaire Common Stock..........................................................  3
            Beneficial Ownership by Officers and Directors - Emclaire...........................................  4
         Peoples Savings Financial Corporation Special Meeting..................................................  5
            Date, Time and Place................................................................................  5
            Matters to be Considered............................................................................  5
            Record Date; Vote Required..........................................................................  5
            Proxies, Revocation, Solicitation...................................................................  6
            Principal Holders of PSFC Common Stock..............................................................  7
            Beneficial Ownership by Officers and Directors - PSFC...............................................  8
EMCLAIRE FINANCIAL CORP. AND THE FARMERS NATIONAL BANK OF EMLENTON..............................................  9
PEOPLES SAVINGS FINANCIAL CORPORATION AND PEOPLES SAVINGS BANK.................................................. 10
PROPOSAL I -- THE MERGER........................................................................................ 10
         The Merger - General................................................................................... 10
         Effect of the Merger................................................................................... 10
         Closing and Effective Time............................................................................. 11
         Merger Consideration................................................................................... 11
         Background of the Merger............................................................................... 16
         Reasons for the Merger -- Emclaire..................................................................... 17
         Reasons for the Merger -- PSFC......................................................................... 17
         Opinion of PSFC's Financial Advisor.................................................................... 19
         Opinion of Emclaire's Financial Adviser................................................................ 23
         Recommendation of the Boards of Directors.............................................................. 26
         Conditions to the Merger............................................................................... 26
         Termination............................................................................................ 27
         Termination Fee........................................................................................ 28
         Business Pending Consummation.......................................................................... 28
         PSFC Stock Option ^ Plan............................................................................... 28
         Federal Income Tax Consequences........................................................................ 28
         Dissenters' Rights..................................................................................... 31
         Accounting Treatment................................................................................... 31
         Interests of Certain Persons in the Merger............................................................. 32
         Resales by Affiliates.................................................................................. 32
         Regulatory Approvals................................................................................... 33



EFFECT OF THE MERGER ON SHAREHOLDERS' RIGHTS.................................................................... 33
         General................................................................................................ 33
         Board of Directors..................................................................................... 33
         Meetings of Shareholders; Cumulative Voting; Proxies................................................... 35
         Nominations to the Board of Directors, Shareholder Proposals, and Conduct of Meetings.................. 36
         Authorized Shares.......................................................................................37
         Limitations on ^ Voting/Business Combinations.......................................................... 37
         Indemnification; Limitation of Liability............................................................... 38
         Amendment of Bylaws.................................................................................... 39
         Amendment of Articles of Incorporation................................................................. 39
DESCRIPTION OF EMCLAIRE CAPITAL STOCK........................................................................... 40
PROPOSAL II -- ARTICLES AMENDMENT............................................................................... 41
PROPOSAL III -- ADJOURNMENT OF THE MEETING...................................................................... 42
EXPERTS......................................................................................................... 42
LEGAL MATTERS................................................................................................... 42
OTHER MATTERS................................................................................................... 42
AGREEMENT AND PLAN OF REORGANIZATION DATED APRIL 7, 1998..............................................APPENDIX  ^ A
SECTION OF THE PENNSYLVANIA BUSINESS CORPORATION ACT
  REGARDING DISSENTERS' RIGHTS OF APPRAISAL............................................................APPENDIX ^ B
ARTICLES AMENDMENT.....................................................................................APPENDIX ^ C
FAIRNESS OPINION OF HOPPER SOLIDAY & CO., INC..........................................................APPENDIX ^ D
FAIRNESS ^ OPINIONS OF CAPITAL RESOURCES GROUP, INC....................................................APPENDIX ^ E
EXCERPTS FROM EMCLAIRE'S ANNUAL REPORT TO SHAREHOLDERS
  ^ FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997..........................................................APPENDIX F
EMCLAIRE'S QUARTERLY REPORT ON FORM 10-QSB FOR
  THE QUARTER ENDED ^ MARCH 31, 1998...................................................................APPENDIX ^ G
EXCERPTS FROM PSFC's ANNUAL REPORT TO SHAREHOLDERS
  FOR THE^ FISCAL YEAR ENDED JUNE 30, 1997.............................................................APPENDIX ^ H
PSFC's QUARTERLY REPORT ON FORM 10-QSB
  FOR THE QUARTER ENDED MARCH 31, 1998.................................................................APPENDIX ^ I


--------------------------------------------------------------------------------

                                     SUMMARY


         The following is a brief summary of the matters to be considered at the Special Meeting. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information, including the Appendices hereto, contained or incorporated by reference herein. A copy of the Reorganization Agreement is attached as Appendix ^ A to this Prospectus/Joint Proxy Statement. Shareholders are urged to read carefully the entire Prospectus/Joint Proxy Statement. As used in this Prospectus/Joint Proxy Statement, the terms "Emclaire," and "PSFC" refer to such corporations, respectively, and where the context requires such corporations and their subsidiaries on a consolidated basis.


                                  The Companies

Emclaire and Farmers National

         Emclaire was incorporated in Pennsylvania in 1989 to own and control all of the capital stock of Farmers National, a national banking association. Emclaire is a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended ("BHCA"). Emclaire's primary federal regulator is the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Emclaire has no employees other than executive officers who do not receive compensation for serving in such capacity. As of March 31, 1998, Emclaire had consolidated assets, liabilities, and shareholders' equity of $136.1 million, $122.4 million, and $13.7 million, respectively.

         Emclaire's principal executive office is located at the main office of Farmers National at 612 Main Street, Emlenton, Pennsylvania 16373 and its telephone number is (724) 867-2311.

         Farmers National was organized on May 16, 1900 as a national banking association. Farmers National's deposits are insured up to the legal maximum by the Bank Insurance Fund ("BIF") as administered by the Federal Deposit Insurance Corporation ("FDIC"). Farmers National operates under the supervision of the Office of the Comptroller of the Currency (the "OCC"), however, as a BIF insured institution, Farmers National is also subject to regulation by the FDIC.

         Farmers National operates as a full-service community bank, offering a variety of financial services to meet the needs of the markets served. Those services include, accepting time and demand deposits from the general public and together with other funds, using the proceeds to originate secured and unsecured commercial and consumer loans, finance commercial transactions and provide construction and mortgage loans, as well as home equity and personal lines of credit. In addition, funds are also used to purchase investment and mortgage-backed securities. Farmers National operates eight banking offices located in Venango, Butler and Clarion Counties, Pennsylvania.

PSFC and Peoples Bank


         PSFC is the parent company for Peoples Bank. PSFC is a bank holding company which, under existing laws, is restricted to activities generally related to banking. At the present time, PSFC does not conduct any active business. At March 31, 1998, PSFC had consolidated assets, liabilities, and shareholders' equity of ^ $45.1 million, $35.8 million and $9.3 million, respectively. PSFC's principal office is located at 173 Main Street, Ridgway, Pennsylvania and its telephone number is (814) 773-3195.


         Peoples   Bank  is  a   Pennsylvania-chartered   stock   savings   bank
headquartered in Ridgway, Pennsylvania, which was originally chartered in 1891 under the name "Peoples Bank Building and Loan

--------------------------------------------------------------------------------

                                       (i)

--------------------------------------------------------------------------------

Association." Peoples Bank is a community oriented savings institution and conducts its business from its main office in Ridgway, Pennsylvania and two full service branch offices located in Jefferson and Clearfield Counties, Pennsylvania.

         Peoples Bank attracts deposits from the general public and uses such deposits, together with borrowings and other funds, primarily to invest in mortgage-backed and investment securities and to originate loans secured by first mortgages on owner-occupied, one-to-four family residences in its market area. Peoples Bank also makes home equity loans, loans secured by deposits, automobile loans and personal loans and invests in mortgage-backed securities, and other investment securities.

                              The Special Meetings

Emclaire


         Time, Date, Place and Purpose. The Emclaire Special Meeting will be held on Thursday, August 27, 1998 at ^ 4:00 p.m. local time at ^ the main office of Farmers National, Emlenton, Pennsylvania, to consider and vote upon a proposal to approve the Reorganization Agreement and the transactions contemplated thereby. A copy of the Reorganization Agreement (without exhibits) is attached hereto as Appendix ^ A.


         Record Date; Vote Required. The record date ("Emclaire Record Date") for determining Emclaire shareholders entitled to notice of and to vote at the Special Meeting is July 27, 1998. The presence, in person or by proxy, of holders of shares entitled to cast at least a majority of the votes at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Assuming a quorum is present, an affirmative vote of at least a majority of the votes cast and entitled to vote at the Special Meeting is necessary to approve the Reorganization Agreement. In the event a quorum is not present or there are insufficient votes to approve any proposal, the Special Meeting may be adjourned from time to time by a majority of those present in person or by proxy in order to permit, as appropriate, further solicitation of proxies by the Emclaire Board.


         Stock Held By Emclaire Affiliates. The directors and executive officers of Emclaire and their affiliates beneficially owned, as of the Emclaire Record Date, ^ 258,900 shares of "Emclaire Common Stock," representing ^ 23.94% of the issued and outstanding shares of Emclaire Common Stock. The directors and executive officers of Emclaire have all indicated that they will vote their shares of Emclaire Common Stock in favor of the proposal to approve the Reorganization Agreement.


PSFC


         Time, Date, Place and Purpose. The PSFC Special Meeting will be held on Thursday, August 27, 1998 at ^ 10:00 a.m. local time at ^ the main office of Peoples Bank, 173 Main Street, Ridgway, Pennsylvania, to consider and vote upon
(1) a proposal to approve the Reorganization Agreement and the transactions contemplated thereby; (2) the Articles Amendment; (3) a proposal to adjourn the Meeting if necessary to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Meeting to approve the Reorganization Agreement or the Articles Amendment. A copy of the Reorganization Agreement (without exhibits) is attached hereto as Appendix ^ A.


         Record Date; Vote Required. The record date ("PSFC Record Date") for determining PSFC shareholders entitled to notice of and to vote at the Special Meeting is July 27, 1998. The presence, in person or by proxy, of holders of shares entitled to cast at least a majority of the votes at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Assuming a quorum is present, an

--------------------------------------------------------------------------------

                                      (ii)

--------------------------------------------------------------------------------


affirmative vote of at least a majority of the votes ^ entitled to ^ be cast at the Special Meeting is necessary to approve the Reorganization Agreement. The affirmative vote of at least 80% of the votes entitled to be cast at the Special Meeting is necessary to approve the Articles Amendment. In the event a quorum is not present or there are insufficient votes to approve any proposal, the Special Meeting may be adjourned from time to time by a majority of those present in person or by proxy in order to permit, as appropriate, further solicitation of proxies by the PSFC Board.


         Stock Held By PSFC Affiliates. The directors and executive officers of PSFC and their affiliates beneficially owned, as of the PSFC Record Date, 105,537 shares of PSFC Common Stock, (excluding 45,297 shares subject to unexercised options held by such persons which cannot be voted at the Special Meeting if not exercised) representing 23.85% of the issued and outstanding shares of PSFC Common Stock. The directors and executive officers of PSFC have all indicated that they will vote their shares of PSFC Common Stock in favor of the proposal to approve the Reorganization Agreement.


         Emclaire ^ and its directors and executive officers, as of the PSFC Voting Record Date, beneficially own 12,223 shares of PSFC Common Stock.


         Adjournment of Annual Meeting. In the event that there are not sufficient votes to approve the Reorganization Agreement or the Articles Amendment at the time of the Meeting, shareholders of PSFC will consider and vote upon a proposal to adjourn the Meeting for the solicitation of additional votes in favor of such proposals. A majority of the shares of PSFC Common Stock represented and voting at the Meeting is required in order to approve any such adjournment.

         PSFC Board Recommendation. PSFC's Board of Directors unanimously recommends that shareholders vote FOR the Reorganization Agreement, FOR the Articles Amendment, and FOR the proposal to adjourn the Meeting if necessary to permit further solicitation of proxies.

                                   The Merger

         General. The Reorganization Agreement provides for the acquisition of PSFC by Emclaire, and the subsequent merger of Peoples Bank into Farmers National, as follows: (i) PSFC will merge into Emclaire (the "Holding Company Merger"), with Emclaire as the surviving corporation, and the outstanding shares of PSFC Common Stock will be converted into cash or Emclaire Common Stock as set forth below under "--Merger Consideration "and" --Election by PSFC Shareholders;" and (ii) Peoples Bank will, following the Holding Company Merger, merge into Farmers National, with Farmers National as the surviving savings institution ("Bank Merger"). When the two mergers are consummated, Emclaire will be the resulting bank holding company, and Farmers National will be the resulting subsidiary national association.

         Merger Consideration. The Reorganization Agreement provides that, subject to the election and allocation procedures described below, each issued and outstanding share of PSFC Common Stock will be converted into the right to receive, at the election of each holder thereof, either (a) cash equal to $26.00 (the "Cash Merger Consideration"), or (b) a number of shares of Emclaire Common Stock equal to $26.00 divided by the Final Market Price. The Final Market Price will be the average closing price per share of the "last" real time trades (i.e., closing price) of the Emclaire Common Stock as reported on the OTC Bulletin Board for each of the 30 OTC Bulletin Board general market trading days preceding one week prior to the Closing Date on which the OTC Bulletin Board was open for business. No trade date will be included if Emclaire Common Stock did not trade on such day. Under certain circumstances, additional general market trading days will be considered if Emclaire Common Stock trades on less than 10 out of those 30 trading days.

--------------------------------------------------------------------------------

                                      (iii)

--------------------------------------------------------------------------------

         Fractional shares of Emclaire Common Stock will not be issued in the Merger. PSFC shareholders otherwise entitled to a fractional share will be paid the value of such fraction in cash determined as described herein under "The Merger-Effect of the Merger."


         On July ^ 17, 1998, the most recent date for which it was practicable to obtain market price data prior to the printing of this Prospectus/Joint Proxy Statement, the closing sales price per share of Emclaire Common Stock was ^ $22.75.

         As of the close of business on July 17, 1998, the Final Market Price was $22.06. If the Final Market Price continues to be above $21.00, holders of PSFC Common Stock choosing Emclaire Common Stock instead of the Cash Merger Consideration ($26.00 per share of PSFC Common Stock) may receive Emclaire Common Stock with a market value greater than $26.00 for their shares of PSFC Common Stock exchanged. For example, based on the assumptions set forth in this paragraph, a person exchanging 100 shares of PSFC Common Stock for the Cash Merger Consideration would receive $2,600 in cash. A person electing to receive Emclaire Common Stock, based on the Final Market Price of $22.06 at July 17, 1998, would receive 124 shares of Emclaire Common Stock or $2,821 of Emclaire Common Stock, based on the last sales price of Emclaire Common Stock on July 10, 1998. This assumes there is no pro rata distribution, the shareholder is allocated all the stock requested, and there is no further change in the market price of Emclaire Common Stock. If the Final Market Price is at or below $21.00, persons exchanging PSFC Common Stock for Emclaire Common Stock will receive an amount of Emclaire Common Stock equal to $26.00 on the Effective Date (as defined herein) (assuming the sales price of Emclaire Common Stock remains below $21.00 per share). In any event, the aggregate consideration will be 45% cash and 55% Emclaire Common Stock. Therefore, it is possible that those choosing all Emclaire Common Stock in the Merger could be adjusted pro rata to receive some cash in order to maintain the final distribution of 45% cash and 55% Emclaire Common Stock. The above discussion is for illustrative purposes only and in no way should be construed as a representation of what will actually happen, nor should it be construed as a recommendation as to the distribution.


         Because the Merger must qualify as a tax-free reorganization, no guarantee can be given that an election by any given shareholder will be honored. Rather, the election by each holder will be subject to the proration and allocation procedures described herein and in the Reorganization Agreement. Thus, holders may not receive their chosen form of consideration. See "Proposal I -- The Merger-Election and Allocation Procedures."


         Election by PSFC Shareholders. Each shareholder of PSFC will have the opportunity to submit an election form and letter of transmittal ("Election Form") specifying the kind of consideration sought to be received in exchange for his or her shares of PSFC Common Stock. The Election Form will be mailed ^ under separate cover to each holder of record of PSFC Common Stock as of the Record Date. An Election Form and a copy of this Prospectus/Joint Proxy Statement also will be mailed to persons who become shareholders of record of PSFC after the Record Date up to five days prior to the Election Deadline (as defined below). Election Forms also will be available at PSFC's main office, Emclaire's main office and from the Exchange Agent at all times through the Election Deadline.

         The Election Form will permit PSFC shareholders (i) to indicate that they elect to receive in exchange for their PSFC shares (a) Emclaire Common Stock ("Stock Election Shares"), (b) cash ("Cash Election Shares"), or (c) a combination thereof, or (ii) to make no election ("Non-Electing Shares"). The Non-Electing Shares will be converted into Emclaire Common Stock, cash or a combination thereof as necessary to ensure that (i) the aggregate amount of consideration payable in cash is equal to 45.0% of

--------------------------------------------------------------------------------

                                      (iv)

--------------------------------------------------------------------------------


the aggregate value of all of the consideration issued or paid in connection with the Merger, and the total number of shares of Emclaire Common Stock to be issued in connection with the Merger shall be that number of whole shares of Emclaire Common Stock that is equal to 55.0% of the aggregate value of all of the consideration issued or paid in connection with the Merger, and (ii) the Merger will qualify as a tax-free reorganization. The Election Form together with stock certificates representing all shares of PSFC Common Stock covered thereby (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates), must be returned to ^ Emclaire as exchange agent (the "Exchange Agent"), no later than the close of business on August ^ 27, 1998 (the "Election Deadline"). Shares of PSFC Common Stock for which a properly completed Election Form has not been received by the Exchange Agent by the Election Deadline will be deemed Non- Electing Shares. Accordingly, persons who become shareholders of PSFC after the Election Deadline will be deemed to hold Non-Electing Shares, because they could not have made an effective election with respect to such shares. See "The Merger-Election and Allocation Procedures."


         Because the Merger must qualify as a tax-free reorganization, the extent to which individual elections will be accommodated will depend upon the respective number of PSFC shareholders who elect cash and stock and who fail to make an election. Accordingly, a PSFC shareholder who elects to receive cash may instead receive a combination of cash and shares of Emclaire Common Stock, a PSFC shareholder who elects to receive shares of Emclaire Common Stock (plus cash in lieu of fractional shares) may instead receive a combination of cash and shares of Emclaire Common Stock, and a PSFC shareholder who elects to receive a combination of cash and shares of Emclaire Common Stock may instead receive a different combination of cash and shares of Emclaire Common Stock.

         Because the tax consequences of receiving cash or Emclaire Common Stock will differ, shareholders of PSFC are urged to read carefully the information under the caption "The Merger-Federal Income Tax Consequences" and consult their own tax advisor to determine the particular tax consequences to them of the Merger.

         Allocation Procedures. The aggregate amount of consideration to be received by PSFC shareholders in exchange for their shares of PSFC Common Stock shall consist of cash or Emclaire Common Stock, in such proportion as follows:
(i) the aggregate amount of consideration payable in cash ("Cash Amount") shall be 45.0% of the aggregate value of all of the consideration issued or paid in connection with the Merger; and (ii) the total number of shares of Emclaire Common Stock to be issued in connection with the Merger ("Stock Amount") shall be that number of whole shares of Emclaire Common Stock that has an aggregate value, based on the Final Market Price, of 55.0% of the aggregate value of all of the consideration issued or paid in connection with the Merger. The Reorganization Agreement provides that the value of the aggregate number of shares of Emclaire Common Stock to be issued in the Merger shall not exceed 55.0% of the aggregate value of all of the consideration to be paid in connection with the Merger. In order for Malizia, Spidi, Sloane & Fisch, P.C. to render its opinion that the Merger qualifies as a tax-free reorganization, the value of the aggregate number of shares of Emclaire Common Stock to be issued in the Merger must be at least 50.1% of the aggregate value of all of the consideration to be paid in connection with the Merger. To the greatest extent possible, Emclaire will allocate cash and stock in accordance with each PSFC shareholder's election. However, if either the cash portion or the stock portion is oversubscribed, or if the initial allocation based on PSFC shareholder elections would threaten satisfaction of the conditions to the consummation of the Merger, PSFC shareholder elections will be adjusted in accordance with the election and allocation procedures, as described herein. See "The Merger-Election and Allocation Procedures."

         Exchange of Certificates; Delivery of Emclaire Common Stock and Cash. No holder of certificates formerly representing shares of PSFC Common Stock will be entitled to receive either cash

--------------------------------------------------------------------------------

                                       (v)

--------------------------------------------------------------------------------

or shares of Emclaire Common Stock until the certificates are properly surrendered to the Exchange Agent and no interest will accrue in respect thereof. Each share of Emclaire Common Stock for which shares of PSFC Common Stock are exchanged in the Merger will be deemed to have been issued on the Effective Date. Accordingly, PSFC shareholders who receive Emclaire Common Stock in the Merger will be entitled to vote their shares and to receive any dividends or other distributions, without interest, that may be payable to holders of record of Emclaire Common Stock after the Effective Date, except that no such dividend will be remitted until the certificate representing PSFC Common Stock has been properly surrendered to the Exchange Agent. Within five business days after the allocation described above under "--Allocation Procedures," the Exchange Agent will distribute Emclaire Common Stock and cash with respect to shares of PSFC Common Stock which have been properly surrendered to the Common Stock for Emclaire. Each holder of shares of PSFC Common Stock who would otherwise be entitled to a fractional share of Emclaire Common Stock will receive in lieu thereof a check in an amount equal to the value of such fractional share based upon the Final Market Price.

         Effective Time. The merger of PSFC with and into Emclaire (the "Holding Company Merger") will become effective at the hour and on the date ("Effective Time") specified in the Articles of Merger to be filed pursuant to the
Pennsylvania Business Corporation Act with the Secretary of State of the Commonwealth of Pennsylvania immediately following the closing of the Holding Company Merger. If the Holding Company Merger is approved by Emclaire and PSFC shareholders, subject to the satisfaction or waiver of certain other conditions set forth in the Reorganization Agreement, it is currently contemplated that the Effective Time will occur during the third calendar quarter of 1998. At the Effective Time, PSFC will be merged with and into Emclaire. See "The Merger-Closing and Effective Time."


         Opinion of Emclaire's Financial Advisor. Emclaire engaged Hopper Soliday & Co., Inc. ("Hopper Soliday") to render financial advisory and investment banking services in connection with Emclaire management's decision to explore various methods to explore possible merger partners. Pursuant to such engagement, Hopper Soliday has evaluated the fairness of the consideration to be received by PSFC's shareholders to the shareholders of Emclaire. Hopper Soliday has delivered to Emclaire an opinion dated April 7, 1998 and updated as of July ^ 20, 1998, stating that, as of such date, based on the review and assumptions and subject to the limitations described therein, the merger consideration was ^ fair, from a financial point of view, to the shareholders of Emclaire. A copy of Hopper Soliday's opinion is attached as Appendix ^ C to this Prospectus/Joint Proxy Statement and should be read in its entirety. See "The Merger-Opinion of Emclaire's Financial Advisor."

         Opinion of PSFC's Financial Advisor. PSFC engaged Capital Resources Group, Inc. ("Capital Resources Group") to render financial advisory and investment banking services in connection with PSFC management's decision to explore various methods to enhance PSFC shareholder value. Pursuant to such engagement, Capital Resources Group has evaluated the fairness of the consideration to be received by PSFC's shareholders. Capital Resources Group has delivered to PSFC an opinion dated April 7, 1998 and updated as of July ^ 27, 1998, stating that, as of such date, based on the review and assumptions and subject to the limitations described therein, the merger consideration was fair, from a financial point of view, to PSFC's shareholders. A copy of Capital Resources Group's opinion is attached as Appendix ^ E to this Prospectus/Joint Proxy Statement and should be read in its entirety. See "The Merger-Opinion of PSFC's Financial Advisor."


         Federal Income Tax Consequences. The Merger is intended to be a reorganization within the meaning of Section 368 of the Code; accordingly, a gain or loss generally will not be recognized by PSFC shareholders who receive solely Emclaire Common Stock in exchange for their PSFC Common Stock. Receipt of cash in the Merger will be a taxable event. The Reorganization Agreement provides

--------------------------------------------------------------------------------

                                      (vi)

--------------------------------------------------------------------------------

that consummation of the Merger is conditioned upon receipt by Emclaire and PSFC of an opinion of Malizia, Spidi, Sloane & Fisch, P.C., legal counsel to Emclaire, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. For a further discussion of the federal income tax consequences of the Merger, see "The Merger-Federal Income Tax Consequences".

         BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER AND OTHER FACTORS, EACH HOLDER OF PSFC COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX
LAWS).

         Accounting   Treatment.   It  is  anticipated  that  the  Merger,  when
consummated, will be accounted for as a purchase. See "The Merger-Accounting Treatment".

         Conditions of the Merger. Consummation of the Merger is subject, among other things, to the approval of the Reorganization Agreement by the requisite vote of PSFC and Emclaire shareholders and the receipt of all requisite regulatory approvals and satisfaction of other conditions contained in the Reorganization Agreement. See "The Merger-Conditions to the Merger."

         Comparison of Shareholders' Rights. Because Emclaire and PSFC are both Pennsylvania corporations, any differences in the rights of holders of their respective common stock are due to differences in the articles of incorporation and bylaws of the two corporations. At the Effective Time, holders of PSFC Common Stock who become shareholders of Emclaire will have their rights as shareholders of Emclaire determined by Emclaire's Articles of Incorporation and Bylaws. See "Effect of the Merger on Shareholders' Rights."

         Dissenters' Rights. In connection with the Merger, under the Pennsylvania Business Corporation Law ("PBCL"), holders of PSFC Common Stock shall have a right to dissent and obtain fair value of their shares by complying with the terms of Subchapter D of the PBCL. See "The Merger-Dissenters Rights."

         Interests of Certain Persons in the Merger. Certain members of PSFC's management and Board of Directors have interests in the Merger in addition to their interests as PSFC shareholders. These include provisions in the Reorganization Agreement relating to continued employment, indemnification, severance payments, stock options and restricted stock payments. See "Proposal I -- The Merger-Interests of Certain Persons in the Merger."

                 Comparative Market and Stock Price Information

         Emclaire Common Stock is quoted on the OTC Electronic Bulletin Board under the symbol "EMCF". PSFC Common Stock is quoted on the OTC Electronic Bulletin Board under the symbol "PSVF." The table below sets forth, for the fiscal quarter indicated, the high and low sales prices for Emclaire Common Stock and PSFC Common Stock and the dividends per share declared on Emclaire Common Stock and PSFC Common Stock in each quarter. No assurance can be given as to the market price of Emclaire Common Stock or PSFC Common Stock at, or in the case of Emclaire Common Stock, after, the Effective Date.

--------------------------------------------------------------------------------

                                      (vii)

--------------------------------------------------------------------------------

                                                             Emclaire(1)                                    PSFC
                                              -------------------------------------        ----------------------------------------

                                                   Sales Price              Cash                 Sales Price               Cash
                                                   -----------            Dividends              -----------            Dividends
                                               High           Low           Paid             High           Low            Paid
                                               ----           ---           ----             ----           ---            ----
1996
----
Quarter Ended March 31................        $   --        $   --         $.095            $23.00         $21.00           --
Quarter Ended June 30.................         11.25         11.25          .105             28.00          21.00           --
Quarter Ended September 30............            --            --          .105             25.25          24.25           --
Quarter Ended December 31.............         13.50         13.00          .105             23.00          21.25           --
1997
Quarter Ended March 31................         14.75         13.25          .105             23.50          20.25          .20
Quarter Ended June 30.................         15.00         13.25          .105             23.50          21.50          .20
Quarter Ended September 30............         16.67         14.28          .114             24.25          21.75          .20
Quarter Ended December 31.............         17.00         16.25          .114             24.50          23.00          .25
1998
----

Quarter Ended March 31................         22.00         17.00           .12             25.00          23.00          .25
Quarter Ended June 30.................         24.00         21.00          ^.12             26.00          23.75          .25

Quarter Ended September 30
  (through July ^ 17, 1998)...........         22.75         22.25            --             24.19          24.00           --



(1) Per share data and historical stock prices have been adjusted for a 4-for-1 stock split June 20, 1996 and a 5% stock dividend paid in December 1997.




         On April 6, 1998, the last trading day before the public announcement of the Reorganization Agreement, the reported closing sale prices of Emclaire Common Stock and PSFC Common Stock were $22.00 and $24.25, respectively. On March 20, 1998, the last trading day before the public announcement of the execution of a Letter of Intent (reflecting the parties intent to engage in the Merger), the last reported closing sale prices of Emclaire Common Stock and PSFC Common Stock were $17.50 and $25.00, respectively. ^ As of the close of business on July 17, 1998, the most recent date for which it was practicable to obtain market price data prior to the printing of this Prospectus/Joint Proxy Statement, the last reported sale prices per share of Emclaire Common Stock and PSFC Common Stock were ^ $22.75 and ^ $24.00, respectively. The exchange ratio will be determined based on a formula set forth in the Reorganization Agreement that takes into consideration the average closing price per share of the "last" real time trades (i.e. closing price) of Emclaire common stock as reported on the OTC Bulletin Board for each of the thirty OTC Bulletin Board general market trading days preceding the week prior to the Closing Date on which the OTC Bulletin Board was open for business (the "Pricing Period")^.

         No assurance can be given as to what ^ the average stock price of Emclaire Common Stock will be during the period in which the exchange ratio is determined or as to what the market price of the shares of Emclaire Common Stock will be at the time the Merger is consummated. PSFC shareholders are encouraged to obtain current market quotations for Emclaire Common Stock and PSFC Common Stock. No assurance can be given as to the market price of Emclaire Common Stock or PSFC Common Stock at, or in the case of Emclaire Common Stock, after, the Effective Date. See, however, Note (1)


--------------------------------------------------------------------------------

                                     (viii)

--------------------------------------------------------------------------------


"- Comparative Per Share Information" for a discussion regarding the current effect of the Final Market Price exceeding $21.00.

                        Comparative Per Share Information


         The following table sets forth unaudited comparative per share data of Emclaire on both a historical and pro forma combined basis and per share data of PSFC on both a historical and pro forma equivalent combined basis. These tables should be read in conjunction with the consolidated financial statements and notes thereto of Emclaire contained in the Emclaire 1997 Annual Report, the consolidated financial statements and notes thereto of PSFC contained in the PSFC 1997 Annual Report and the Emclaire and PSFC Forms 10-QSB for the three and nine months ended March 31, 1998 accompanying this Prospectus/Joint Proxy Statement, and the pro forma combined financial statements and notes thereto appearing elsewhere in this Prospectus/Joint Proxy Statement. See ^ Appendices F, G, H, and I and "Pro Forma Consolidated Financial Information." Pro forma combined and pro forma equivalent per share data have been prepared giving effect to the Merger under the purchase method of accounting. The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position. As discussed under "Proposal I - The Merger--Merger
Consideration," the conversion ratio is subject to adjustment as a result of changes in the market price of shares of Emclaire Common Stock.

                                     At or For the              At or For the
                                   Three Months Ended            Year Ended
                                     March 31, 1998           December 31, 1997
                                     --------------           -----------------
Book Value Per Share
Historical:
  Emclaire........................        12.67                     12 .48
  PSFC............................        21.05                      20.95
Pro Forma:

  Emclaire and PSFC combined......      ^ 14.87                      14.73
  PSFC equivalent(1)..............      ^ 18.44                      18.27

Cash Dividends Per Share
 Historical:
  Emclaire........................          .12                        .44
  PSFC............................          .25                        .85
Pro Forma:
  Emclaire and PSFC combined(2)...          .12                        .44
  PSFC equivalent(1)..............          .15                        .55
Net Income Per Share
Historical:
  Emclaire........................          .31                       1.15
  PSFC............................          .24                        .89
Pro Forma:

  Emclaire and PSFC combined......          .23                       ^.81
  PSFC equivalent(1)..............          .29                     ^ 1.00


                          (footnotes on following page)

--------------------------------------------------------------------------------

                                      (ix)

--------------------------------------------------------------------------------

------------------
(1) The pro forma equivalent per share data for PSFC has been computed by multiplying the pro forma combined amount (giving effect to the Merger) by the ratio of 1.24 based on the consideration of $26.00 divided by $22.36, the average of the last 10 sales of Emclaire Common Stock.


         As of the close of business on July 17, 1998, the Final Market Price was $22.06. If the Final Market Price continues to be above $21.00, holders of PSFC Common Stock choosing Emclaire Common Stock instead of the Cash Merger Consideration ($26.00 per share of PSFC Common Stock) may receive Emclaire Common Stock with a market value greater than $26.00 for their shares of PSFC Common Stock exchanged. For example, based on the assumptions set forth in this paragraph, a person exchanging 100 shares of PSFC Common Stock for the Cash Merger Consideration would receive $2,600 in cash. A person electing to receive Emclaire Common Stock, based on the Final Market Price of $22.06 at July 17, 1998, would receive 124 shares of Emclaire Common Stock or $2,821 of Emclaire Common Stock, based on the last sales price of Emclaire Common Stock on July 10, 1998. This assumes there is no pro rata distribution, the shareholder is allocated all the stock requested, and there is no further change in the market price of Emclaire Common Stock. If the Final Market Price is at or below $21.00, persons exchanging PSFC Common Stock for Emclaire Common Stock will receive an amount of Emclaire Common Stock equal to $26.00 on the Effective Date (as defined herein) (assuming the sales price of Emclaire Common Stock remains below $21.00 per share). In any event, the aggregate consideration will be 45% cash and 55% Emclaire Common Stock. Therefore, it is possible that those choosing all Emclaire Common Stock in the Merger could be adjusted pro rata to receive some cash in order to maintain the final distribution of 45% cash and 55% Emclaire Common Stock. The above discussion is for illustrative purposes only and in no way should be construed as a representation of what will actually happen, nor should it be construed as a recommendation as to the distribution.


(2) Based on historical dividends of Emclaire.


             Selected Historical Consolidated Financial Information

         The following tables set forth, for the periods indicated, certain selected historical financial information for Emclaire and PSFC. This information should be read in conjunction with the consolidated financial statements of Emclaire and PSFC, and the related notes thereto, included as Appendices to this Prospectus/Joint Proxy Statement and incorporated herein by reference.

         The historical balance sheet and income statement information included in the selected financial information for Emclaire for the five years ended December 31, 1997, and for PSFC for the five years ended June 30, 1997, are derived from audited financial statements as of, and for, such years. The historical balance sheet and income statement information for Emclaire for the three months ended March 31, 1997 and for PSFC for the nine months ended March 31, 1998 and 1997 are derived from unaudited financial statements as of, and for, such period. These unaudited financial statements include all adjustments which are, in the opinions of Emclaire management and PSFC management, necessary for a fair statement of the results of these periods and are of a normal recurring nature.

--------------------------------------------------------------------------------

                                       (x)

--------------------------------------------------------------------------------


      Selected Historical Financial Information of Emclaire Financial Corp.

                                       At or For the
                                    Three Months Ended
                                         March 31,                              Year Ended December 31,
                                -----------------------   --------------------------------------------------------------
                                    1998         1997         1997         1996         1995         1994         1993
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
SUMMARY OF EARNINGS
  Interest income ...........   $    2,503   $    2,234   $    9,523   $    8,098   $    7,437   $    6,751   $    6,772
  Interest expense ..........          988          903        3,727        3,352        2,986        2,573        2,651
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income .......        1,515        1,331        5,796        4,746        4,451        4,178        4,121
  Provision for loan losses .           45           45          220          120          143          132          180
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income after
    provision for loan losses        1,470        1,286        5,576        4,626        4,308        4,046        3,941
  Other income ..............          159          107          596          427          389          384          301
  Other expense .............        1,141        1,069        4,382        3,636        3,005        2,899        2,780
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income before income
    taxes and cumulative
    effect adjustment .......          488          324        1,790        1,417        1,692        1,531        1,462
  Applicable income tax
    expense .................          149           95          546          436          520          454          450
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income before
    cumulative effect
    adjustment ..............          339          229        1,244          981        1,172        1,077        1,012
  Cumulative effect
    adjustment ..............         --           --           --           --           --           --             31
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------

NET INCOME ..................   $      339   $      229   $    1,244   $      981   $    1,172   $    1,077   $    1,043
                                ==========   ==========   ==========   ==========   ==========   ==========   ==========

PER SHARE DATA(1)
  Earnings per share:
  Prior to cumulative
    effect adjustment .......   $     0.31   $     0.21   $     1.15   $     1.15   $     1.40   $     1.28   $     1.20
  Cumulative effect
    adjustment ..............         --           --           --           --           --           --            .04
                                ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Earnings per share ........   $     0.31   $     0.21   $     1.15   $     1.15   $     1.40   $     1.28   $     1.24
                                ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Dividends paid(1) .........   $      .12   $     .105   $      .44   $      .41   $      .43            $   $      .36
                                                                                                                     .38
  Book value per share at
    period end(1) ...........   $    12.67   $    11.52   $    12.48   $    11.68   $    10.76   $     9.72   $     8.81
  Average number of shares
     outstanding(1) .........    1,081,453    1,081,453    1,081,453      852,403      839,160      839,160      839,160

STATEMENT OF CONDITION
   STATISTICS
  (At end of period)
  Assets ....................   $  136,074   $  126,658   $  133,956   $  128,002   $   98,599   $   96,714   $   94,774
  Deposits ..................      119,672      113,459      117,655      114,725       88,944       87,986       86,996
  Loans .....................       89,222       73,924       86,144       68,428       64,322       64,086       61,378
  Allowance for loan losses .          888          768          874          733          687          688          639
  Federal funds sold ........        2,200          400         --          3,500        2,500          900        3,350
  Investment securities .....       35,503       42,695       38,034       46,483       26,361       25,436       23,180
  Stockholders' equity ......       13,700       12,459       13,498       12,631        9,032        8,155        7,397


--------------------------------------------------------------------------------

                                      (xi)

--------------------------------------------------------------------------------

                                                 At or For the
                                              Three Months Ended
                                                    March 31,                Year Ended December 31,
                                            -------------------  ---------------------------------------------
                                                1998      1997     1997     1996     1995     1994       1993
                                            ---------- --------  -------- --------  -------  -------   -------
SIGNIFICANT RATIOS
  Return on average equity ...............      10.01%    7.31%     9.57%   10.33%   13.56%   13.80%    14.69%
  Return on average assets ...............       1.02      .73       .96      .89     1.20     1.12      1.11
  Net yield on earning assets ............       5.04     4.70      4.87     4.68     4.97     4.81      4.80
  Net loans as a percent of deposits .....      73.81    64.48     72.47    59.01    71.55    72.05     69.82
  Equity to assets at period end .........      10.07     9.84    10 .08     9.87     9.16     8.43      7.80
  Earning average assets to total assets .      93.25    92.85     93.10    93.63    94.11    92.84     92.62
  Average interest bearing liabilities
    to assets ............................      74.44    75.73     74.71    77.02    77.26    78.36     79.84
  Dividends as a percent of net income ...      38.28    49.59     38.26    35.65    30.71    29.69    29 .03
  Allowance for loan losses to total
    loans ................................       1.00     1.04      1.01     1.07     1.07     1.07      1.04
  Full time equivalent employees .........         75       74        75       74       52       47        47
  Banking offices ........................          8        7         7        7        4        4         4



-------------------

(1)  Adjusted for a 5% stock dividend in 1997 and a 4-for-1 stock split in 1996.

--------------------------------------------------------------------------------

                                      (xii)

--------------------------------------------------------------------------------

                  Selected Historical Financial Information of
                      Peoples Savings Financial Corporation

                                              At or For the Nine
                                                  Months Ended                        At or For the
                                                    March 31,                       Year Ended June 30,
                                           1998        1997        1997        1996        1995        1994        1993
                                         ---------   ---------   ---------   --------    --------    --------    ---------
                                                                                                (In Thousands)
SUMMARY OF EARNINGS
Interest Income ......................   $  2,554    $  2,593    $  3,430    $  3,430    $  3,254    $  3,092    $  3,261
Interest Expense .....................      1,263       1,276       1,694       1,778       1,600       1,627       1,839
Net Interest Income ..................      1,291       1,317       1,736       1,652       1,654       1,465       1,422
Provision for Loan Losses ............         27          18          24          24          24          24          18
Net Income ...........................        326         211         301         446         458         426         427

PER SHARE DATA
  Earnings per share - Basic .........   $    .77    $    .50    $    .72    $   1.07    $   1.10    $   1.02         N/A
  Earnings per share - Diluted .......        .74         .48         .69        1.03        1.06        1.00         N/A
  Dividends paid .....................        .70         .20         .40        --          --          --           N/A
  Book value per share at
    period end .......................      21.05       20.69       20.75       20.14       18.86       17.59         N/A
  Average number of shares outstanding
    Basic ............................    422,600     418,276     419,304     415,468     416,804     419,985         N/A
    Diluted ..........................    440,252     435,690     436,505     432,147     431,937                     N/A
                                                                                                                  427,181

STATEMENT OF CONDITION
STATISTICS
Total assets .........................   $ 45,080    $ 44,516    $ 44,835    $ 44,852    $ 43,624    $ 45,050    $ 43,015
 Loans receivable, net ...............     32,450      31,516      31,948      32,127      29,374      25,879      23,428
 Mortgage-backed securities ..........      5,328       6,415       6,123       7,466       9,634      10,949      14,354
Investments  (1) .....................      2,436       4,435       3,186       4,053       3,645       5,892       2,807
Cash and cash equivalents ............      4,437       1,469       3,021         742         515       1,864       2,035
Deposits .............................     35,626      34,849      34,976      35,865      35,171      37,035      39,079
 Other borrowings ....................       --           500         500        --          --          --          --
Shareholders' equity/retained earnings      9,313       9,155       9,184       8,912       8,345       7,966       3,875



SELECTED RATIOS
Return on average equity .............       4.70%       3.13%       3.33%       5.17%       5.62%       7.86%      11.65%
 Return on average assets ............        .97         .63        0.67        1.00        1.04        0.95        0.99
Net yield on average interest
  earning assets .....................       3.90        3.93        3.89        3.79        3.79        3.35        3.34
Equity to assets at period end .......      20.66       20.57       20.49       19.87       19.13       17.68        9.01
Net interest rate spread .............       2.91        3.03        2.96        2.83        3.01        2.80        2.97
Dividends as a percent of
  net income .........................      88.07       39.80       55.74        --          --          --           N/A
Allowance for loan losses to
  total loans ........................        .81         .77         .78         .70         .70         .70         .79
Allowance for loan losses to
  non-performing assets ..............      35.39       22.85       29.70       52.30      144.52       48.94       62.27

---------------------
(1)  Includes Federal Home Loan Bank ("FHLB") stock.

--------------------------------------------------------------------------------

                                     (xiii)

--------------------------------------------------------------------------------

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         The following unaudited pro forma consolidated financial statements give effect to the Merger as if it had been consummated on December 31, 1997 for balance sheet purposes, and December 31, 1997 or December 31, 1996 for statement of income purposes, as the case may be. Pro forma adjustments are based on the purchase method of accounting and a preliminary allocation of the purchase price based on the estimated fair value of the net assets acquired as of December 31, 1997. The actual purchase accounting adjustments and goodwill will be based on the facts and circumstances on the date the transaction closes. The transaction is structured such that Emclaire will pay 55% in Emclaire Common Stock and 45% cash for the estimated fair market value of net assets acquired of PSFC. See "Proposal I - The Merger." Accordingly, the pro forma combined consolidated financial statements are intended for informational purposes and is not necessarily indicative of the future financial position or future results of operations of the combined company or of the financial position or the results of operations of the combined company that would have actually occurred had the Merger been in effect as of the date or for the periods presented. See "Proposal I - The Merger" for a discussion of the determination of the aggregate value of all consideration paid in connection with the Merger.

         The following unaudited pro forma consolidated financial statements assume the following with respect to the allocation of the purchase price and determination of goodwill (In thousands):

Purchase price:

Stock portion ^(308,739 shares of Emclaire Common Stock
  issued at a value of ^ $22.75 per share)..................... ^ $6,973(1)
Cash portion ^($5.746 million borrowed from a
  third party financial institution)...........................     ^ 5,746
Estimated direct costs.........................................         117
                                                                  ---------
                                                                   ^ 12,836
 Estimated fair market value of assets acquired:
PSFC book value at December 31, 1997...........................       9,270
Estimated mark-to-market adjustments, net......................       1,090
                                                                  ---------
Estimated fair market value of net assets acquired.............      10,360
                                                                  ---------
Estimated goodwill.............................................$    ^ 2,476
                                                                ===========


-----------------
(1)      Net of $51,000 in issuance costs.

         The following information should be read in conjunction with the consolidated financial statements of Emclaire and PSFC, and the related notes thereto, attached hereto. As a result of the different fiscal year-ends between Emclaire and PSFC, the historical statements of income of PSFC included in the pro forma consolidated financial statements of income have been updated to conform with the reporting requirements of Article 11 of Securities and Exchange Commission Regulation S-X. Accordingly, for the year ended December 31, 1997 the results of operations of PSFC include the twelve months ended December 31, 1997 by combining the last two quarters of PSFC's 1997 fiscal year-end with the first two quarters of PSFC's 1998 fiscal year end. Furthermore, PSFC's results of operations for the three months ended March 31, 1998 have been separated from results of operations for the remainder of fiscal 1998 in order to allow PSFC's results to be combined with Emclaire's results for the three months ended March 31, 1998.

--------------------------------------------------------------------------------

                                      (xiv)

--------------------------------------------------------------------------------

                                                            Historical
                                                ------------------------------------
                                                December 31, 1997  December 31, 1997
                                                      Emclaire        PSFC            Debit           Credit          Consolidated
                                                      --------        ----            -----           ------          ------------
ASSETS

Cash and due from banks                               $  4,975       $ 1,935                                             $  6,910
Investment securities available for                     31,977           361                                               32,338
sale
Investment securities held to                            6,057         9,146                            153 (c)            15,050
maturity
Loans                                                   86,144        32,797        ^ 955 (c)                             119,896
  Allowance for loan losses                                874           256                                                1,130
                                                       -------       -------                                              -------
Loans, net                                              85,270        32,541                                            ^ 118,766
Bank premises and equipment                              2,619            57          150 (c)                             ^ 2,826
Intangible assets                                        1,347                    ^ 2,476 (e)                             ^ 4,523
                                                                                      700 (c)
Accrued interest and other assets                        1,711           450                            562 (d)             1,599
                                                       -------       -------                                              -------
         Total assets                                 $133,956       $44,490                                           ^ $182,012
                                                       =======        ======                                              =======

LIABILITIES AND
SHAREHOLDERS' EQUITY
Liabilities
-----------
  Deposits:
    Deposits                                          $117,655       $35,089                                             $152,744
    Other borrowed funds                                 2,263                                      ^ 5,863 (b)           ^ 8,126
    Accrued interest payable and
      other liabilities                                    540           131                                                  671
                                                       -------       -------                                              -------
         Total liabilities                             120,458        35,220                                            ^ 161,541
                                                       -------        ------                                            ---------

Shareholders' Equity
--------------------
  Capital stock                                          1,352            45           45 (f)         ^ 386 (a)           ^ 1,738
  Surplus                                                4,432         4,309        4,309 (f)      ^  6,587 (a)          ^ 11,019
  Undivided profits                                      7,492         5,346        5,346 (f)                               7,492
  Unrealized gain on securities                            222            --                                                  222
                                                       -------     ---------                                               ------
                                                        13,498         9,700                                             ^ 20,471
  Treasury stock                                                        (194)                           194 (g)                --
  Unallocated ESOP shares                                               (191)                           191 (g)                --
  Unallocated MSBP shares                                                (45)                            45 (g)                --
                                                        13,498         9,270                                             ^ 20,471
                                                       -------       -------         --------          --------         ---------
         Total liabilities and
          shareholders' equity                        $133,956       $44,490        ^ $13,981         ^ $13,981        ^ $182,012
                                                       =======        ======           ======            ======           =======

Book value per share                                    $12.48        $20.95                                               $14.73
                                                         =====         =====                                                =====


                          (Footnotes on following page)

--------------------------------------------------------------------------------

                                      (xv)

--------------------------------------------------------------------------------

                                                         Historical
                                           --------------------------------------
                                           March 31, 1998          March 31, 1998             Adjustments               Pro Forma
                                               Emclaire                  PSFC            Debit          Credit        Consolidated
                                               --------                  ----            -----          ------        ------------

ASSETS
Cash and due from banks                       $   4,110               $   4,437                                        ^ $   8,547
Federal funds sold                                2,200                       -                                              2,200
Investment securities available for              30,946                     361                                             31,307
sale
Investment securities held to                     4,557                   7,403          43 (c)                             12,003
maturity
Loans                                            89,222                  32,701       ^ 950 (c)                            122,873
  Allowance for loan losses                         888                     251                                            ^ 1,139
                                                -------                 -------                                         ----------
Loans, net                                       88,334                  32,450                                          ^ 121,734
Bank premises and equipment                       2,930                      57       ^ 150 (c)                              3,137
Intangible assets                                 1,285                       -       2,310 (e)                            ^ 4,295
                                                                                        700 (c)
Accrued interest and other assets                 1,712                     371                         627 ^(d)             1,456
                                                -------                 -------                                            -------
         Total assets                        ^ $136,074                $ 45,079                                         ^ $184,679
                                                =======                 =======                                            =======

LIABILITIES AND
SHAREHOLDERS' EQUITY
Liabilities
-----------
  Deposits:
    Deposits                                 ^ $119,672                $ 35,626                                          $ 155,298
    Other borrowed funds                          2,052                       -                       ^ 5,863(b)             7,915
    Accrued interest payable and                                                                                                 -
      other liabilities                             650                     140                                                790
                                                -------                     ---                                            -------
         Total liabilities                      122,374                  35,766                                          ^ 164,003
                                                -------                  ------                                          ---------
Shareholders' Equity
  Capital stock                                   1,352                      45           45(f)         ^ 386(a)             1,738
  Surplus                                         4,432                   4,326        4,326(f)       ^ 6,590(a)            11,022
  Undivided profits                               7,701                   5,349        5,349(f)                              7,701
  Unrealized gain on securities                     215                       -                                                215
                                                -------                 -------                                            -------
                                                 13,700                   9,720                                          ^  20,676
  Treasury stock                                                           (194)                          194(g)                 -
  Unallocated ESOP shares                                                  (179)                          179(g)                 -
  Unallocated MSBP shares                                                   (34)                           34(g)                 -
                                                -------                 -------                                            -------
                                                 13,700                   9,313                                           ^ 20,676
                                                -------                 -------       ---------         --------         ---------
         Total liabilities and
          shareholders' equity                 $136,074                $ 45,079       ^ $13,873        ^ $13,873        ^ $184,679
                                                =======                 =======          ======           ======           =======

Book value per share                             $12.67                  $21.05                                             $14.87
                                                  =====                   =====                                              =====

a) Common shares issued; ^ 308,739 shares at ^ $22.75 per share exchange price. ^ The exchange ratio is based on the most recent 10 closing prices for Emclaire ^ Common Stock, as of July ^ 17, 1998.
b) Estimated cash proceeds, including capitalized costs, issued in the transaction. It is assumed cash proceeds will be financed through an advance from the Federal Home Loan Bank, at an initial estimated rate of 6.16% (based on information available as of July 2, 1998).
c)   Adjustments to fair value.
d) Deferred tax adjustment related to fair value adjustments e) Resulting goodwill and capitalized costs.
f)   Elimination of PSFC's capital.
g)   Dissolution of ESOP and MSBP plans and retirement of treasury shares.

--------------------------------------------------------------------------------

                                      (xvi)

--------------------------------------------------------------------------------





           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME


         The following unaudited historical pro forma condensed combined statements of income of Emclaire have been prepared based upon the historical results of operations of Emclaire and PSFC for the three months ended March 31, 1998 and for the fiscal years ended December 31, 1997 giving effect to the Merger accounted for as a purchase. Pro forma adjustments, and the assumptions on which they are based, are described in the accompanying notes to the unaudited historical pro forma condensed combined statements of operations. The unaudited historical pro forma condensed combined statements present the combined revenues and expenses, and pro forma adjustments, of Emclaire and PSFC as if those companies had been merged as of the beginning of the December 31, 1997 fiscal year. The unaudited historical pro forma condensed combined statements of operations and diluted earnings per share for the three months ended March 31, 1998 and for the fiscal year ended December 31, 1997 presented on the following pages do not included any expected cost savings or the benefits of related synergies as a result of the Merger, do not reflect any nonrecurring merger transaction costs, nor do they reflect any purchase accounting adjustments other than those described in the accompanying notes, and are not necessarily indicative of the results that would have occurred if the Merger had occurred as of the beginning of the fiscal year ended December 31, 1997, or which may be obtained in the future. The unaudited historical pro forma condensed combined statements of income do not take into account the expected exercise of options to purchase 6,567 shares of PSFC Common Stock by PSFC's managing officer. See "The Special Meetings - Beneficial Ownership by Officers and Directors - PSFC."


         The unaudited historical pro forma condensed combined statements of income for the three months ended March 31, 1998 and for the fiscal year ended December 31, 1997 should be read in conjunction with the historical consolidated financial statements and notes thereto of Emclaire and PSFC attached hereto.

--------------------------------------------------------------------------------

                                     (xvii)

--------------------------------------------------------------------------------



                                                           Historical
                                             December 31, 1997   December 31, 1997       Adjustments                 Pro Forma
                                                  Emclaire              PSFC        Debit           Credit          Consolidated
                                                  --------              ----        -----           ------          ------------

INCOME
  Interest and fees on loans                       $6,969              $2,624           119 (i)                          $9,474
  Interest on deposits with other banks                 1                 100                                               101
  Interest on federal funds                            89                                                                    89
  Interest on investment securities
    Taxable                                         2,279                 633                         51 (i)              2,963
    Non taxable                                       185                  21                                               206
                                                   ------               -----                                            ------
                                                    9,523               3,378                                            12,833
INTEREST EXPENSE
  Interest paid on deposits                         3,655               1,646                                             5,301
  Borrowed funds                                       72                  33         ^ 361(h)                            ^ 466
                                                   ------              ------                                          --------

Total interest expense                              3,727               1,679                                           ^ 5,767
                                                    -----               -----                                           -------
Net interest income                                 5,796               1,699                                           ^ 7,066
PROVISION FOR LOAN LOSSES                             220                  30                                               250
                                                   ------              ------                                            ------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                         5,576               1,669                                           ^ 6,816

OTHER INCOME
  Service charge income                               476                  25                                               501
  Other income                                        120                  16                                               136
                                                   ------              ------                                           -------
     TOTAL OTHER INCOME                               596                  41                                               637
OTHER EXPENSES
  Salaries and employee benefits                    2,240                 497                                             2,737
  Occupancy expense                                   688                  46             5 (i)                             739
  Amortization of intangible assets                   243                             ^ 253 (i)                           ^ 496
  Other operating expense                           1,211                 469                                             1,680
                                                    -----                ----                                             -----
    TOTAL OTHER EXPENSES                             4382               1,012                                           ^ 5,652
                                                     ----               -----                                           -------
  Net income before applicable
    income taxes                                    1,790                 698                                           ^ 1,801
                                                                                                                        -------
  Applicable income taxes                             546                 305                     ^ 177 (j)               ^ 674
                                                    -----               -----          ----       -----                 -------
 NET INCOME (LOSS)                                 $1,244              $  393        ^ $738       $ 228                  $1,127
                                                    =====               =====          ====       =====                  ======

Earnings per common share:
                  Basic                             $1.15               $ .93                                            $ ^.81
                  Diluted                           ^ N/A               $ .89                                             -----





                          (Footnotes on following page)

--------------------------------------------------------------------------------

                                     (xviii)

--------------------------------------------------------------------------------

                   PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                                Historical
                                                    Three Months Ended   Three Months Ended      Pro Forma
                                                      March 31, 1998       March 31, 1998       Adjustments             Pro Forma
                                                           Emclaire             PSFC       Debit          Credit      Consolidated
                                                           --------             ----       -----          ------      ------------
INCOME

  Interest and fees on loans                               ^ $1,926            $  681      30 (i)                          $2,577
  Interest on deposits with other banks                                                                                        34
  Interest on federal funds                                      12                34                                          12
  Interest on investment securities
    Taxable                                                     513               138       4 (i)                             647
    Non taxable                                                  52                 5                                          57
                                                              -----             -----                                       -----
                                                              2,503               858                                       3,327
INTEREST EXPENSE
  Interest paid on deposits                                     958               418                                       1,376
  Borrowed funds                                                 30                 -    ^ 89 (h)                           ^ 119
                                                              -----             -----                                     -------
Total interest expense                                          988               418                                     ^ 1,495
                                                              -----             -----                                     -------
Net interest income                                           1,515               440                                     ^ 1,832
 PROVISION FOR LOAN LOSSES                                       45                 9                                          54
                                                              -----             -----                                       -----
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                                   1,470               431                                     ^ 1,778

OTHER INCOME
  Service charge income                                         122                 5                                         127
  Other income                                                   37                 4                                          41
                                                              -----             -----                                       -----
     TOTAL OTHER INCOME                                         159                 9                                         168
OTHER EXPENSES
  Salaries and wages                                            584               188                                         702
  Occupancy expense                                             183                10       1 (i)                             194
  Amortization of intangible assets                              62                      ^ 60 (i)                             122
  Other operating expense                                       312               146                                         458
                                                              -----             -----                                       -----
 TOTAL OTHER EXPENSES                                         1,141               274                                     ^ 1,476
                                                              -----             -----                                     -------
NET INCOME BEFORE APPLICABLE
  INCOME TAXES                                                  488               166                                       ^ 470
                                                              -----             -----                                     -------
  Applicable income taxes                                       149                58                    ^ 55 (j)             152
                                                              -----             -----       -----        ----               -----
NET INCOME (LOSS)                                            $  339            $  108      ^$ 184        $ 55              $  318
                                                              =====             =====       =====        ----               =====

Earnings per common share - Basic                               .31               .25                                         .23
                            Diluted                             N/A               .24                                          --



--------------
h)   Interest expense on borrowed funds.
i) Amortization of goodwill and adjustments to fair value. (Amortization periods range from 3 to 30 years for fair value adjustments and 15 years for goodwill).
j)   Applicable income tax benefit at 34%.

--------------------------------------------------------------------------------

                                      (xix)

                                  INTRODUCTION


         This Prospectus/Joint Proxy Statement is being furnished to Emclaire and PSFC shareholders in connection with the solicitation of proxies by the
Emclaire and PSFC Boards for use at the Emclaire and PSFC Special Meetings ("Special Meetings") to be held on Thursday, August 27, 1998. The purpose of the Special Meetings is to consider and vote upon a proposal to approve the Reorganization Agreement and the transactions contemplated thereby, as more fully set forth in the Notices of Special Meeting accompanying this Prospectus/Joint Proxy Statement. In addition, PSFC shareholders shall consider and vote upon a proposal to amend the Articles of Incorporation to repeal a provision prohibiting the acquisition of more than 10% of PSFC Common Stock.


         THE BOARDS OF DIRECTORS OF EMCLAIRE AND PSFC UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND RECOMMEND THAT THEIR RESPECTIVE SHAREHOLDERS VOTE FOR ITS APPROVAL. IN ADDITION, THE PSFC BOARD RECOMMENDS THAT ITS SHAREHOLDERS ALSO APPROVE THE ARTICLES AMENDMENT AND THE PROPOSAL TO ADJOURN THE MEETING TO SOLICIT ADDITIONAL VOTES, IF NEEDED.

                              THE SPECIAL MEETINGS

Emclaire Financial Corp. Special Meeting


         Date, Time and Place. This Prospectus/Joint Proxy Statement is being furnished to the shareholders of Emclaire as part of the solicitation of proxies by its Board of Directors from holders of the outstanding shares of Emclaire Common Stock for use at the Emclaire Special Meeting to be held on August 27, 1998 at ^ the main office of Farmers National, 612 Main Street, Emlenton, Pennsylvania, and any adjournments thereof. This Prospectus/Joint Proxy Statement, and the accompanying proxy card, are first being mailed to shareholders of Emclaire on or about July 30, 1998.


         Matters to be Considered. The principal purposes of the Special Meeting are to consider and vote upon the Merger, pursuant to which PSFC will merge into Emclaire, and the Reorganization Agreement among Emclaire, Farmers National, PSFC and Peoples Bank, which sets forth the terms and conditions of the Merger and also provides for the Bank Merger.


         Record Date; Vote Required. The securities to be voted at the Emclaire Special Meeting consist of shares of Emclaire Common Stock, with each share entitling its owner to one vote on the proposal brought before the Emclaire Special Meeting. Emclaire had no other class of securities entitled to vote on the Reorganization Agreement outstanding at the close of business on the Emclaire Record Date. There were ^ approximately 575 holders of record of Emclaire Common Stock and 1,081,453 shares of Emclaire Common Stock outstanding and eligible to be voted at the Emclaire Special Meeting as of the Emclaire Record Date.


         The presence at the Emclaire Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Emclaire Common will constitute a quorum for the transaction of business. Under the Pennsylvania Business Corporation Law ("PBCL") and Emclaire's Articles of Incorporation, the approval of the Reorganization Agreement requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote. The approval of the Reorganization Agreement by Emclaire Shareholders is a condition to the consummation of the Merger. Unless otherwise required by law, all other matters shall be determined by a majority of votes cast affirmatively or negatively without regard to (a) broker non-votes or (b) proxies marked "ABSTAIN" as to that matter. See "The Merger- Conditions to the Merger."

         For purposes of determining the number of votes cast with respect to a matter, only those votes cast "for" and "against" a proposal are counted. There will be no "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or the persons entitled to vote such shares and the broker or nominee does not have discretionary voting power under the applicable NASD rules). Consequently, broker non-votes will have no impact on the votes counted as "for" or "against" for purposes of determining the number of votes cast but will be treated as present for quorum purposes. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted "for" or "against" the proposal.

         Proxies; Revocation; Solicitation. If the form of Emclaire proxy is properly executed and returned to Emclaire in time to be voted at the Emclaire Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Emclaire proxies that are executed, but as to which no instructions have been marked, will be voted FOR the approval of the Reorganization Agreement. Should any other matter properly come before the Emclaire Special Meeting, the persons named as proxies in the Emclaire proxy, acting by a majority of those proxies present, will have discretionary authority to vote on such matters in accordance with their judgment. However, no proxy which is voted "against" the proposal to approve and adopt the Reorganization Agreement will be voted in favor of any such adjournment or postponement. As of the time of the preparation of this Prospectus/Joint Proxy Statement, the Emclaire Board does not know of any matter, other than those matters referred to in the Emclaire Notice of Special Meeting of Shareholders, to be presented for action at the Emclaire Special Meeting.

         The cost of soliciting proxies will be borne by Emclaire. In addition to use of the mails, proxies may be solicited personally or by telephone, telecopier or telegraph by officers, directors or employees of Emclaire, who will not be specially compensated for such solicitation activities. Arrangements will also be made by Emclaire to reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons.

         A proxy may be revoked by the person giving the proxy at any time prior to the close of voting. Prior to the Emclaire Special Meeting a proxy may be revoked by filing with the Secretary of Emclaire at Emclaire Financial Corp., 612 Main Street, Emlenton, Pennsylvania 16373, a written revocation or a duly executed proxy bearing a later date. During the Emclaire Special Meeting a proxy may be revoked by filing a written revocation or a duly executed proxy bearing a later date with the secretary of the Emclaire Special Meeting prior to the close of voting or by attending the Emclaire Special Meeting and voting in person. Any shareholder of record may attend the Emclaire Special Meeting and vote in person, whether or not a proxy has previously been given.

         If a person holding Emclaire Common in street name wishes to vote such Emclaire Common at the Emclaire Special Meeting, the person must obtain from the nominee holding the Emclaire Common in street name a properly executed "legal proxy" identifying the individual as a Emclaire Shareholder, authorizing the Emclaire Shareholder to act on behalf of the nominee at the Special Meeting and identifying the number of shares with respect to which the authorization is granted.

         Principal Holders of Emclaire Common Stock.^ Person and groups owning in excess of 5% of the common Stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"). The following table sets forth, as of the Voting Record Date, persons or groups who own more that 5% of Emclaire Common Stock and the ownership of all executive officers, and directors of Emclaire as a group. Other than as noted below, management know of no person or group that owns more than 5% of the outstanding shares of Emclaire Common Stock at the Voting Record
Date:




                                                          Percent of Outstanding
                                    Shares Beneficially          Shares
Name and Address                           Owned(1)         Beneficially Owned

Barbara C. McElhattan
P. O. Box 515
Emlenton, PA 16373                         66,297(2)                  6.13%

Bernadette H. Crooks
RR 1, Box 368
Clarion, PA 16214                          86,982(3)                  8.04%

Mary E. Dascombe
6906 Buckhead Drive
Raleigh, NC  27609                         90,574(4)                  8.38%

George W. Freeman
P. O. Box 667
Knox, PA 16232                             80,640(5)                  7.46%

FINABA Co
4140 East State Street
Hermitage, PA  16148                          94,668                  8.75%


--------------------
(1) See footnote (1) under "-- Beneficial Ownership by Officers, Directors and Nominees" for the definition of "beneficial ownership."
(2) Of the 66,297 Shares beneficially owned by Mrs. McElhattan, 33,579 shares are owned individually, 27,972 shares are owned jointly with her spouse, and 4,746 shares are owned individually by her spouse.
(3) Of the 86,982 shares beneficially owned by Mrs. Crooks, 76,902 shares are owned individually and 10,080 shares are owned individually by her spouse.
(4) Of the 90,574 shares beneficially owned by Mrs. Dascombe, 64,386 shares are owned individually, 2,677 shares are owned jointly with her spouse, and 23,511 shares are owned individually by her spouse.
(5) Of the 80,640 shares beneficially owned by Mr. Freeman, 78,435 shares are owned individually and 2,205 shares are owned individually by his spouse.

         Beneficial Ownership by Officers and Directors - Emclaire. The following table sets forth as of the Voting Record Date, the amount and percentage of Emclaire Common Stock beneficially owned by each director and all officers and directors of Emclaire as a group.




                                      Amount and Nature of             Percent
Name and Individual or Group       Beneficial Ownership (1)(2)         of Class
----------------------------       ---------------------------      ------------

George W. Freeman (5)                        80,640                    7.46%

Ronald L. Ashbaugh (4)                       10,500                        (3)

Elizabeth C. Smith (6)                       39,459                    3.65%

Brian C. McCarrier (11)                         315                        (3)

Robert L. Hunter (7)                          8,977                        (3)

John B. Mason (8)                             4,525                        (3)

 Bernadette H. Crooks (9)                    86,982                    8.04%

J. Michael King (4)                           5,250                        (3)

 Rodney C. Heeter (10)                        5,250                        (3)

David L. Cox (4)                             10,080                        (3)


All ^  Officers and Directors

    as a Group (12 persons)                 258,900                   23.94%


-------------------------------
(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the SEC and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after the Voting Record Date. Beneficial ownership may be disclaimed as to certain of the securities.
(2)  Information furnished by the Directors and Emclaire.
(3)  Less than one percent (1%).
(4)  All Shares are owned  individually.
(5) See footnote (5) above under "-- Principal Beneficial Owners of Emclaire Common Stock."
(6) Of the 39,459 shares beneficially owned by Mrs. Smith, 29,179 are owned individually and 10,280 are held as custodian for her grandchildren.
(7) Of the 8,977 shares beneficially owned by Mr. Hunter, 5,040 shares are owned individually and 3,937 shares are owned individually by his spouse.
(8) Of the 4,525 shares beneficially owned by Mr. Mason, 4,315 shares are owned individually and 210 shares are held as custodian for his daughter.
(9) See footnote (3) above under "-- Principal Beneficial Owners of Emclaire Common Stock."
(10) Of the 5,250 shares beneficially owned by Mr. Heeter, 2,625 shares are owned individually and 2,625 shares are owned individually by his spouse.
(11) All shares owned jointly with spouse

Peoples Savings Financial Corporation Special Meeting


         Date, Time and Place. This Prospectus/Joint Proxy Statement is being furnished to the shareholders of PSFC as part of the solicitation of proxies by its Board of Directors from holders of the outstanding shares of PSFC Common Stock for use at the PSFC Special Meeting to be held on August 27, 1998 ^, at the main office of the Bank, 173 Main Street, Ridgway, Pennsylvania, and any adjournments thereof. This Prospectus/Joint Proxy Statement, and the accompanying proxy card, are first being mailed to shareholders of PSFC on or about July 30, 1998.

         Matters to be Considered. The principal purposes of the PSFC Special Meeting are (i) to consider and vote upon the approval of the Merger, pursuant to which PSFC will merge into Emclaire, and the Reorganization Agreement among Emclaire, Farmers National Bank, PSFC and Peoples Bank, which sets forth the terms and conditions of the Merger and also provides for the Bank Merger and
(ii) consider and vote upon the Articles Amendment. In addition to approval of the Articles Amendment and the Reorganization Agreement, the shareholders of PSFC may be asked to adjourn the Special Meeting if necessary to permit further solicitation of proxies if there are not enough votes at that time to approve the Articles Amendment and the Reorganization Agreement.

         Record Date; Vote Required. The securities to be voted at the PSFC Special Meeting consist of shares of PSFC Common Stock, with each share entitling its owner to one vote on the proposals brought before the PSFC Special Meeting. PSFC had no other class of securities outstanding at the close of business on the PSFC Record Date. There were ^ approximately 250 holders of record of PSFC Common Stock and ^ 442,516 shares of PSFC Common Stock outstanding and eligible to be voted at the PSFC Special Meeting as of the PSFC Record Date.


         The Articles of Incorporation of PSFC provide that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote with respect to the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Securities Exchange Act of 1934 ("1934 Act"), and includes shares beneficially owned by such person or any of his or her affiliates (as defined in the Articles of Incorporation) and shares which such person or his or her affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his or her affiliates have or share investment or voting power, but shall not include shares beneficially owned by Peoples Bank's Employee Stock Ownership Plan ("ESOP") or directors, officers and employees of PSFC or its subsidiaries, or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by PSFC to be beneficially owned, by such person or his or her affiliates.

         The presence in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote (after subtracting any shares held in excess of the Limit) is necessary to constitute a quorum at the Meeting.

         As to the approval of the Reorganization Agreement, by checking the appropriate box, a shareholder may: (i) vote "FOR" approval of the Reorganization Agreement, (ii) vote "AGAINST" approval of the Reorganization Agreement, or (iii) "ABSTAIN." Because the affirmative vote of the holders of a majority of the outstanding shares of PSFC Common Stock entitled to vote on the

Reorganization Agreement is required to approve the Reorganization Agreement and the transactions contemplated thereby, abstentions will have the effect of a vote against the Reorganization Agreement.

         As to the proposal to approve the Articles Amendment, a shareholder may: (i) vote "FOR" the Articles Amendment, (ii) vote "AGAINST" the Articles Amendment or (iii) "ABSTAIN." Because the affirmative vote of the holders of eighty percent (80%) of the outstanding shares of PSFC Common Stock entitled to vote is required to approve the Articles Amendment, abstentions will have the effect of a vote against the Articles Amendment. Furthermore, the Merger will not be consummated unless the Articles Amendment is approved.

         Brokers who hold shares in street name for beneficial owners of such shares may not vote those shares without specific instructions from such individuals. The failure of such beneficial owners to instruct their brokers how to vote their shares of PSFC Common Stock will have the effect of a vote against the Reorganization Agreement and the Articles Amendment.

         As to the proposal to adjourn the PSFC Special Meeting in the event that there are insufficient votes to approve the Reorganization Agreement or the Articles Amendment, a shareholder may: (i) vote "FOR" the adjournment, (ii) vote "AGAINST" the adjournment or (iii) "ABSTAIN." Approval of the adjournment requires the affirmative vote of the holders of a majority of PSFC Common Stock present in person or by proxy at the PSFC Special Meeting, without regard to broker non-votes (shares for which a broker indicates on the proxy that it does not have discretionary authority as to such shares to vote on such matter).

         Proxies; Revocation; Solicitation. If the form of PSFC proxy is properly executed and returned to PSFC in time to be voted at the PSFC Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. PSFC proxies that are executed, but as to which no instructions have been marked, will be voted FOR the approval of the Reorganization Agreement, the Articles Amendment, and, if necessary, the proposal to adjourn the PSFC Special Meeting to solicit additional proxies. Should any other matter properly come before the PSFC Special Meeting, the persons named as proxies in the PSFC proxy, acting by a majority of those proxies present, will have discretionary authority to vote on such matters in accordance with their judgment. However, no proxy which is voted "against" the proposal to approve and adopt the Reorganization Agreement or the Articles Amendment will be voted in favor of any such adjournment or postponement. As of the time of the preparation of this Prospectus/Joint Proxy Statement, the PSFC Board does not know of any matter, other than those matters referred to in the PSFC Notice of Special Meeting of Shareholders, to be presented for action at the PSFC Special Meeting.


         The solicitation is being made by PSFC. Directors, officers and employees of PSFC may solicit proxies from PSFC shareholders, either personally or by telephone, telegraph or other form of communication. Such persons will receive no additional compensation for such services. All expenses associated with the solicitation of proxies will be paid by PSFC including the charges and expenses of brokerage houses and other custodians, nominees, and fiduciaries for forwarding solicitation material to beneficial owners of PSFC Common Stock held of record by such persons. ^ Regan & Associates, Inc. will assist in the solicitation of proxies by PSFC for a fee of ^ $3,250 plus reasonable expenses associated with such solicitation not to exceed $1,500.


         A proxy may be revoked by the person giving the proxy at any time prior to the close of voting. Prior to the PSFC Special Meeting a proxy may be revoked by filing with the Secretary of PSFC at

Peoples Savings Financial Corporation, 173 Main Street, Ridgway, Pennsylvania 15801, a written revocation or a duly executed proxy bearing a later date.
During the PSFC Special Meeting a proxy may be revoked by filing a written revocation or a duly executed proxy bearing a later date with the secretary of the PSFC Special Meeting prior to the close of voting or by attending the PSFC Special Meeting and voting in person. Any shareholder of record may attend the PSFC Special Meeting and vote in person, whether or not a proxy has previously been given.

         If a person holding PSFC Common Stock in street name wishes to vote such PSFC Common Stock at the PSFC Special Meeting, the person must obtain from the nominee holding the PSFC Common Stock in street name a properly executed "legal proxy" identifying the individual as a PSFC shareholder, authorizing the PSFC shareholder to act on behalf of the nominee at the Special Meeting and identifying the number of shares with respect to which the authorization is granted.


         Principal Holders of PSFC Common Stock.^ Persons and groups owning in excess of 5% of the PSFC Common Stock are required to file certain reports with the SEC regarding such ownership pursuant to the 1934 Act. PSFC knows of no person or entity, including any "group" as that term is used in Section 13(d)(3) of the 1934 Act, other than those set forth below, who or which was known to PSFC to be the beneficial owner of more than 5% of the issued and outstanding PSFC Common Stock on the Voting Record Date.

                                                                                         Percent of Shares of
                                                            Amount and Nature of            Common Stock
Name and Address of Beneficial Owner                     Beneficial Ownership(1)             Outstanding
------------------------------------                     -----------------------             -----------

Peoples Savings Bank Employee                                     33,972(2)                      7.67%
  Stock Ownership Plan
173 Main Street
Ridgway, Pennsylvania  15853


Norbert J. Pontzer                                             ^ 29,512(3)(4)(5)                 6.57%
526 Hyde Avenue
Ridgway, Pennsylvania  15853

Roger M. Hasselman                                             ^ 32,160(3)(4)(5)                 7.16%
Forest View Heights
Ridgway, Pennsylvania 15853

Paul A. Brazinski                                              ^ 32,160(3)(4)(5)                 7.16%
522 Hyde Avenue
Ridgway, Pennsylvania  15853


---------------------------
(1) Based on filings made pursuant to the 1934 Act and information provided by PSFC.

(2) The ESOP purchased such shares for the exclusive benefit of Peoples Bank employees with borrowed funds. These shares are held in a suspense account and will be allocated among ESOP participants annually on the basis of compensation as the ESOP debt is repaid. The Board of Directors has appointed Peoples Bank's Board of Trustees to serve as the ESOP administrative committee ("ESOP Committee") and the same body to serve as the initial ESOP trustees ("ESOP Trustees"). The ESOP Committee or the

     Board instructs the ESOP Trustees regarding investment of ESOP plan assets. The ESOP Trustees must vote all shares allocated to participant accounts under the ESOP as directed by participants. Unallocated shares and shares for which no timely voting direction is received will be voted by the ESOP Trustees as directed by the ESOP Committee. As of the Voting Record Date, 10,849 shares have been allocated under the ESOP to participant accounts.


(3) Excludes shares for which individual disclaims beneficial ownership as an ESOP Trustee.

(4) Includes stock options to purchase ^ 6,455 shares of PSFC Common Stock which are exercisable within 60 days of the Voting Record Date (thereby increasing the number of shares outstanding by an equal amount).

         Beneficial Ownership by Officers and Directors - PSFC. Set forth below is information regarding the beneficial ownership of PSFC Common Stock by the directors and executive officers of PSFC.



                                                                                          Percent
                                                            Shares Beneficially             of
Name                                                           Owned(1)(2)(3)              Class
----                                                           --------------              -----

Directors

Norbert J. Pontzer                                                  ^ 26,512(4)                 6.57%

William L. Murnaghan                                                ^ 12,762(4)(7)              2.84%

Carl W. Gamarino                                                    ^ 17,012(4)                 3.79%

Paul A. Brazinski                                                   ^ 32,160(4)(5)              7.16%

Jane P. Weilacher                                                   ^ 13,690(4)(6)              3.05%

Roger M. Hasselman                                                  ^ 32,160(4)                 7.16%

Executive ^ Officer Not Serving as Director

Glenn R. Pentz, Jr.                                                 ^ 13,538(8)                 3.01%

All executive officers and
directors as a group
(seven persons)                                                    ^ 150,834(9)              ^ 30.92%



-------------------
(1)  Beneficial ownership as of the Voting Record Date.
(2) Pursuant to rules promulgated under the 1934 Act, a person or entity is considered to beneficially own shares of PSFC Common Stock if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares; or (2) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, includes all shares held directly by the named individuals as well as by spouses, minor children in trust and other indirect ownership, over which shares the named individual effectively exercises sole voting and investment power.
(3) Excludes 33,972 shares of PSFC Common Stock (7.67%) of the issued and outstanding shares held by the ESOP of Peoples Bank for which the entire Board of Directors serve as plan trustee and exercise shared voting and investment power. Shares which are unallocated to participating employees (presently 23,123 shares) and shares for which no voting directions are received are voted by the plan trustee. Once allocated to participant accounts, such PSFC Common Stock will be voted by the plan trustee as directed by the plan participant as the beneficial owner of such PSFC Common Stock. The plan trustee acts as a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The individuals serving as plan trustee disclaim beneficial ownership of stock held under the ESOP for which they serve as plan trustee.

(4) Includes 6,455 ^ shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the Voting Record Date (thereby increasing the number of shares outstanding by an equal amount). Such options will be cashed out at the consummation of the Merger. See "Proposal I - The Merger - PSFC Stock Option Plan."
(5)^ Includes 2,900 shares held by Mr. Brazinski's wife in an IRA, which Mr. Brazinski may be deemed to beneficially own.
^(6) Includes 400 shares held by Ms. Weilacher under the Uniform Gifts to Minors
     Act ("UMGA") in trust for her minor grandchildren, which Ms. Weilacher may be deemed to beneficially own.
^(7) Includes 150 shares held in trust by Mr. Murnaghan under the UMGA.
^(8) Includes 2,941 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the Voting Record Date and 1,996 shares held in the ESOP allocated to Mr. Pentz's account. Mr. Pentz is expected to exercise his options to purchase 6,567 shares of PSFC Common Stock prior to the consummation of the Merger.
(9)^ Includes stock options to purchase ^ 45,298 shares of PSFC Common Stock which are exercisable within 60 days of the Voting Record Date (thereby increasing the number of shares outstanding by an equal amount).


                        EMCLAIRE FINANCIAL CORP. AND THE
                        FARMERS NATIONAL BANK OF EMLENTON

         Emclaire was incorporated in Pennsylvania in 1989 to own and control all of the capital stock of Farmers National, a national banking association. Emclaire is a registered bank holding company pursuant to the BHCA. Emclaire's primary federal regulator is the Federal Reserve System. Emclaire has no employees other than executive officers who do not receive compensation for serving in such capacity. As of March 31, 1998, Emclaire had consolidated assets, liabilities, and shareholders' equity of $136.1 million, $122.4 million, and $13.7 million, respectively.

         Emclaire's principal executive office is located at the main office of Farmers National at 612 Main Street, Emlenton, Pennsylvania 16373 and its telephone number is (724) 867-2311.

         Farmers National was organized on May 16, 1900 as a national banking association. Farmers National's deposits are insured up to the legal maximum by the BIF as administered by the FDIC. Farmers National operates under the supervision of the OCC, however, as a BIF insured institution, Farmers National is also subject to regulation by the FDIC.

         Farmers National operates as a full-service community bank, offering a variety of financial services to meet the needs of the markets served. Those services include, accepting time and demand deposits from the general public and together with other funds, using the proceeds to originate secured and unsecured commercial and consumer loans, finance commercial transactions and provide construction and mortgage loans, as well as home equity and personal lines of credit. In addition, funds are also used to purchase investment and mortgage-backed securities. Farmers National operates eight banking offices located in Venango, Butler and Clarion Counties, Pennsylvania.

                      PEOPLES SAVINGS FINANCIAL CORPORATION
                            AND PEOPLES SAVINGS BANK


         PSFC is the parent company for Peoples Bank. PSFC is a bank holding company which, under existing laws, is restricted to activities generally related to banking. At the present time, PSFC does not conduct any active business. At March 31, 1998, PSFC had consolidated assets, liabilities and stockholders' equity of $45.1 million, ^ $35.8 million and $9.3 million, respectively. ^ PSFC's principal office is located at 173 Main Street, Ridgway, Pennsylvania and its telephone number is (814) 773-3195.


         Peoples Bank is a Pennsylvania-chartered stock savings bank headquartered in Ridgway, Pennsylvania, which was originally chartered in 1891 under the name "Peoples Building and Loan Association." Peoples Bank is a community oriented savings institution and conducts its business from its main office in Ridgway, Pennsylvania and two full service branch offices located in Jefferson and Clearfield Counties, Pennsylvania.

         Peoples Bank attracts deposits from the general public and uses such deposits, together with borrowings and other funds, primarily to invest in mortgage-backed and investment securities and to originate loans secured by first mortgages on owner-occupied, one-to-four family residences in its market area. Peoples Bank also makes home equity loans, loans secured by deposits, automobile loans and personal loans and invests in mortgage-backed securities, and other investment securities.

                             PROPOSAL I - THE MERGER
       (Proposal I - Approval of the Merger and Reorganization Agreement)


         The following information concerning the Merger, insofar as it relates to matters contained in the Reorganization Agreement, is qualified in its entirety by reference to the full text of the Reorganization Agreement which is attached as Appendix ^ A to this Prospectus/Joint Proxy Statement and is incorporated by reference.


The Merger - General

         The Reorganization Agreement provides that Emclaire will acquire PSFC through a merger of PSFC into Emclaire with Emclaire being the surviving entity ("Holding Company Merger"). Upon consummation of the Holding Company Merger, all shares of PSFC Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist. Each holder of a certificate representing any shares of PSFC Common Stock will then cease to have any rights with respect to such shares, except the right to receive cash and/or shares of Emclaire Common Stock to be paid or issued upon the surrender of such certificate, without interest, as described below. Emclaire also plans to merge Peoples Bank into Farmers Bank on, or as soon as practicable after, the Effective Date (the "Bank Merger"), and Emclaire and PSFC have agreed to take all action necessary and appropriate to effectuate the Bank Merger. The Holding Company Merger and the Bank Merger are collectively referred to herein as the "Merger."

Effect of The Merger

         On the Effective Date, as defined below, PSFC will merge with and into Emclaire. The PSFC Common Stock will be exchanged for shares of Emclaire Common Stock or cash as described under "-- Merger Consideration." Each share of Emclaire Common Stock outstanding immediately prior to the Effective Date will remain outstanding and unchanged as a result of the Merger.

         No fractional shares of Emclaire Common Stock will be issued in connection with the Merger. In lieu of issuing fractional shares, Emclaire will make a cash payment equal to the fractional interest which a PSFC shareholder would otherwise receive multiplied by the Final Market Price (described below).

Closing and Effective Time

         The Reorganization Agreement provides that the closing of the Merger (the "Closing") will be held as soon as practicable after satisfaction of the conditions or waiver of the Holding Company Merger, unless another date, time or place is agreed to in writing by the parties hereto.


         The Holding Company Merger shall become effective on the date and at the time of filing of the Articles of Merger with the Secretary of State of the State of Pennsylvania or at such later date and/or time as may be agreed upon by the Parties and set forth in the Articles of Merger so filed (the "Effective Date").


Merger Consideration


         Conversion of Stock. At the Effective ^ Date, each outstanding share of PSFC Common Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the Per Share Merger Consideration (as defined below). As of the Effective Time of the Merger, each share of the PSFC Common Stock held directly or indirectly by Emclaire, excluding shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled, retired and cease to exist, and no exchange or payment shall be made with respect thereto.


         As used herein, the term "Per Share Merger Consideration" shall mean either the amount of cash set forth in clause (i) below (the "Cash Merger Consideration") or that number of shares of common stock of Emclaire, par value $1.25 per share ("Emclaire Common Stock") as set forth in clause (ii) below (the "Stock Merger Consideration"), at the election of the holder of each share of PSFC Common Stock, subject however to proration as set forth below.

         (i) If Cash Merger Consideration is to be paid with respect to a share of PSFC Common Stock, the Per Share Merger Consideration with respect to such share shall be $26.00.

         (ii) If Stock Merger Consideration is to be paid with respect to a share of PSFC Common Stock, the Per Share Merger Consideration with respect to such share shall be that number of shares (and fractions of shares) of Emclaire Stock (the "Conversion Number") equal to:

                        (A) If the Final Market Price (as defined below) is equal to or less than $21.00, then the Stock Merger Consideration shall equal that number of shares of Emclaire Common Stock equal to $26.00 divided by the Final Market Price.


                        (B) If the Final Market Price (as defined below) is greater than $21.00, then the Stock Merger Consideration shall be 1.24 shares of Emclaire Common Stock. Note: as of July 17, 1998 the Final Market Price was ^ $22.06. See discussion below.

         If the Final Market Price (as defined below) shall be less than $15.00, either Emclaire or Peoples can terminate this Agreement.

         The "Final Market Price" shall be the average closing price per share of the "last" real time trades (i.e., closing price) of the Emclaire Common Stock as reported on the OTC Bulletin Board for each of the thirty (30) OTC Bulletin Board general market trading days (the "Pricing Period") preceding one week prior to the date on which the Merger closes (the "Closing Date"), provided, however, that if there are less than 10 business days during such period when Emclaire Common Stock trades and on which there is a closing price, then the Pricing Period shall be extended backwards for such period as is necessary until there are ten days on which Emclaire Common Stock trades and on which there is a closing price if such extension backwards will result in a lower calculated Final Market Price. Days on which Emclaire Common Stock does not trade during the Pricing Period (a "No Trade Date") shall be disregarded in computing the Final Market Price and the average shall be based upon the "last" real time trades and number of days on which the Emclaire Common Stock actually traded during the Pricing Period.

         Shareholders may express a desire to receive the Cash Merger Consideration or the Stock Merger Consideration, or a combination of both by submitting an Election Form as described below. However, shareholder elections may not be honored in full as described below. Therefore, no shareholder of PSFC can be assured, until all Election Forms are received and allocations are calculated, as to the relative proportion of cash versus Emclaire Common Stock that such shareholder will receive.

         Fractional shares of Emclaire Common Stock shall not be issued. Each holder of PSFC Common Stock who would otherwise be entitled to receive a fractional share (taking into account all share amounts to which such holder is otherwise entitled hereunder) shall instead receive cash (without interest) equal to such fraction of a share multiplied by the Final Market Price. No such holder will be entitled to dividends, voting rights or any other rights of a shareholder of Emclaire or PSFC in respect of any such fractional share.


         As of the close of business on July 17, 1998, the Final Market Price was $22.06. If the Final Market Price continues to be above $21.00, holders of PSFC Common Stock choosing Emclaire Common Stock instead of the Cash Merger Consideration ($26.00 per share of PSFC Common Stock) may receive Emclaire Common Stock with a market value greater than $26.00 for their shares of PSFC Common Stock exchanged. For example, based on the assumptions set forth in this paragraph, a person exchanging 100 shares of PSFC Common Stock for the Cash Merger Consideration would receive $2,600 in cash. A person electing to receive Emclaire Common Stock, based on the Final Market Price of $22.06 at July 17, 1998, would receive 124 shares of Emclaire Common Stock or $2,821 of Emclaire Common Stock, based on the last sales price of Emclaire Common Stock on July 10, 1998. This assumes there is no pro rata distribution, the shareholder is allocated all the stock requested, and there is no further change in the market price of Emclaire Common Stock. If the Final Market Price is at or below $21.00, persons exchanging PSFC Common Stock for Emclaire Common Stock will receive an amount of Emclaire Common Stock equal to $26.00 on the Effective Date (as defined herein) (assuming the sales price of Emclaire Common Stock remains below $21.00 per share). In any event, the aggregate consideration will be 45% cash and 55% Emclaire Common Stock. Therefore, it is possible that those choosing all Emclaire Common Stock in the Merger could be adjusted pro rata to receive some cash in order to maintain the final distribution of 45% cash and 55% Emclaire Common Stock. The above discussion is for illustrative purposes only and in no way should be construed as a representation of what will actually happen, nor should it be construed as a recommendation as to the distribution.

         The relative amounts of cash and Emclaire Common Stock payable and issuable pursuant to the terms of this Reorganization Agreement shall be jointly calculated by Emclaire and PSFC and set forth in a schedule delivered to the Exchange Agent prior to the Closing Date.

         Election and Allocation Procedures. Subject to the allocation and election procedures set forth below, each record holder of a share of PSFC Common Stock (the "PSFC Shareholders") shall, prior to the Election Deadline (as hereinafter defined) specify the number of whole shares of PSFC Common Stock held by such shareholder as to which such shareholder prefers to receive (i) the Cash Merger Consideration, and/or (ii) the Stock Merger Consideration. An expression of preference described in clause (i) is referred to as a "Cash Election," and the related shares of PSFC Common Stock are referred to as "Cash Election Shares." An expression of preference described in clause (ii) is referred to as a "Stock Election," and the related shares are referred to as "Stock Election Shares." If a PSFC Shareholder fails to properly indicate a preference, the same shall be referred to as a "Non-Election," and the related shares are referred to as "Non-Electing Shares."

         Notwithstanding the expressed preferences of PSFC Shareholders, 55% of the shares of PSFC Common Stock outstanding (referred to as the "Aggregate Shares") shall be converted into the right to receive the Stock Merger Consideration and 45% of the Aggregate Shares shall be converted into the right to receive the Cash Merger Consideration. Therefore, elections by PSFC Shareholders shall only constitute indications of their preferences and shall not be binding upon Emclaire. The actual treatment of the shares owned by each PSFC Shareholder shall be determined as follows.

         (1) If the number of Cash Election Shares is more than 45.0% of the Aggregate Shares, then:

                  (a) Non-Electing Shares shall be deemed to be Stock Election Shares;

                  (b) All Cash Election Shares represented by outstanding options under the Option Plan and all Dissenting Shares shall be treated as Cash Election Shares without adjustment;

                  (c) All other Cash Election Shares shall be allocated so that each PSFC Shareholder making a Cash Election shall be allocated Cash Election Shares equal to the number of Cash Election Shares requested by such shareholder multiplied by a fraction, the numerator of which is the Aggregate Shares multiplied by 45%, minus the Cash Election Shares under (b) above, and the denominator of which is the aggregate Cash Election Shares requested by all PSFC Shareholders; and

                  (d) All shares for which a PSFC Shareholder made a Cash Election which are not treated allocated as Cash Election Shares pursuant to (c) shall be converted into and be deemed to be Stock Election Shares.

         (2) If the number of Stock Election Shares is more than 55.0% of the Aggregate Shares, then:

                  (a) Non-Electing Shares shall be treated as Cash Election Shares;

                  (b) All Stock Election Shares shall allocated so that each PSFC Shareholder making a Stock Election shall be allocated Stock Election Shares equal to the number of Stock Election Shares requested by such shareholder multiplied by a fraction, the numerator of which is the Aggregate Shares multiplied by 55% and the denominator of which is the aggregate Stock Election Shares requested by all PSFC Shareholders; and

                  (c) All shares for which a PSFC Shareholder made a Stock Election which are not treated allocated as Stock Election Shares pursuant to (b) shall be converted into and be deemed to be Cash Election Shares.

         (3) If the number of Stock Election Shares is less than or equal to 55.0% of the Aggregate Shares and the number of Cash Election Shares is less than or equal to 45.0% of the Aggregate Shares, then:

                  (a) all Election Forms duly submitted by the deadline shall be honored; and

                  (b) Non-Electing Shares shall be allocated between Stock Election Shares and Cash Election Shares in equal proportions on a shareholder by shareholder basis until Stock Election Shares equal 55.0% of the Aggregate Shares and Cash Election Shares equal 45.0% of the Aggregate Shares.

         After such allocations, each Cash Election Share (other than those representing shares subject to unexercised options) shall receive in the Merger the Cash Merger Consideration and each Stock Election Share shall receive in the Merger the Stock Merger Consideration (and cash in lieu of fractional shares). Each unexercised option under the Option Plan shall be deemed canceled upon consummation of the Merger and shall be converted into the right to receive $16.00 for each share subject to the option, representing $26.00 per share minus the exercise price of the option, which in all cases is $10.00 per share.


         If the application of the allocation provisions described above would not result in 55% of the shares of PSFC Common Stock outstanding, plus shares not outstanding but subject to outstanding options under the Option Plan, ^ being converted into the right to receive the Stock Merger Consideration and 45% ^ being converted into the right to receive the Cash Merger Consideration, or otherwise prevent the satisfaction of any of the conditions set forth in the Reorganization Agreement, then the number of shares deemed to be Cash Election Shares and Stock Election Shares shall be adjusted in an equitable manner as shall be necessary to enable the satisfaction of all such conditions.


         Election Procedures. Shareholders of record of PSFC may request that their shares be treated as Cash Election Shares or Stock Election Shares by mailing to the Exchange Agent a completed Election Form. To be effective, an Election Form must be properly completed, signed and received by the Exchange Agent accompanied by certificates representing the shares of PSFC Common Stock as to which the request is being made (or by an appropriate guaranty of delivery by a commercial bank or trust company in the United States or a member of a registered national security exchange or the National Association of Security Dealers, Inc.), or by evidence that such certificates have been lost, stolen or destroyed accompanied by such security or indemnity as shall be reasonably requested by Emclaire.


         A properly completed Election Form and accompanying share certificates must be received by the Exchange Agent by the close of business on ^ August 27, 1998, for an election to be effective, provided, however, that if the Closing Date does not occur within 10 business days after the PSFC Special Meeting (as it may be adjourned), new Election Forms shall be sent via first class mail to PSFC Shareholders providing such shareholders an opportunity to change their election by a specific date no less than ten business days before the Closing Date. An election may be changed or revoked but only by written notice received by the Exchange Agent prior to the Election Deadline including, in the case of a change, a properly completed revised Election Form.


         Emclaire will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether the Election Forms have been properly completed, signed and submitted or changed or revoked and to disregard immaterial defects in Election Forms. The decision of Emclaire (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Emclaire nor the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent.

         For the purposes hereof, a Holder who does not submit an effective Election Form to the Exchange Agent prior to the Election Deadline shall be deemed to have made a Non-Election.


         To make an effective election, a PSFC Holder will be required to return a properly completed Election Form sufficiently in advance of the Election Deadline so that it is actually received by the Exchange Agent at or prior to the Election Deadline. An Election Form will not be considered properly completed if it is not accompanied by certificates representing all shares of PSFC Common Stock covered thereby (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates). The Election Deadline is the close of business of the Exchange Agent on August ^ 27, 1998.


         If the Reorganization Agreement is terminated for any reason, Emclaire and PSFC shall cause the Exchange Agent to promptly return any shares or options which have been sent to the Exchange Agent.

         Mechanics of Payment of Consideration. The conversion of shares of PSFC's Common Stock into the right to receive the Cash Merger Consideration or the Stock Merger Consideration will occur at the Effective Time of the Merger.

         As soon as practicable after the Effective Time of the Merger, the Exchange Agent will send a letter of transmittal to each PSFC Shareholder who has not properly submitted an Election Form and certificates of PSFC Common Stock. The letter of transmittal will contain instructions with respect to the surrender of the Holder's share certificates in order for the Holder to receive the consideration to be paid in the Merger.

         PSFC SHAREHOLDERS SHOULD NOT SUBMIT THEIR SHARE CERTIFICATES TO THE EXCHANGE AGENT EXCEPT WITH AN ELECTION FORM AS DESCRIBED ABOVE OR WITH A LETTER OF TRANSMITTAL RECEIVED FROM THE EXCHANGE AGENT.

         After the Merger is completed, each certificate for PSFC Common Stock shall be deemed for all purposes to represent and evidence only the right to receive the consideration into which that certificate was converted. Unless and until the outstanding share certificates shall have been properly surrendered as provided above, the consideration issued or payable to the Holder of the canceled share certificates as of any time after the Effective Date of the Merger shall not be paid to the Holder of the share certificates until the share certificates shall have been surrendered in the manner required. Each Holder will be responsible for all federal, state and local taxes which may be incurred by him on account of his receipt of the consideration to be paid in the Merger.

         The Holder of any share certificates which shall have been lost or destroyed may nevertheless, subject to the provisions of the Reorganization Agreement, receive the consideration to which the Holder is entitled, provided that the Holder shall deliver to Emclaire and to the Exchange Agent: (i) a sworn statement certifying the loss or destruction and specifying the circumstances thereof and (ii) a lost instrument bond in form satisfactory to Emclaire and the Exchange Agent which has been duly executed by a corporate surety satisfactory to Emclaire and the Exchange Agent, indemnifying Emclaire and the Exchange Agent (and their respective successors) to their satisfaction against any loss or expense which any of them may incur as a result of the lost or destroyed share certificates being thereafter presented. Any costs or expenses which may arise from such replacement procedure, including the premium on the lost instrument bond, shall be paid by the Holder.

Background of the Merger

         Following the mutual-to-stock conversion of Peoples Bank in January 1994 and consistent with its business plan, management of PSFC focused on enhancing the business operations of Peoples Bank. During the period following conversion, management considered PSFC's strategic options to maximize shareholder value. In connection with this planning process, senior management and the Board of Directors of PSFC met on a frequent basis to review capital management alternatives as well as ways to profitably expand Peoples Bank.

         During 1995, certain officers and directors of PSFC were approached by other financial institutions indicating a potential interest to merge with PSFC. However, no formal written indications of interest were submitted. Then, during June and August 1996, PSFC received written indications of interest from two potential merger partners suggesting offer prices, based on an exchange of common stock, for PSFC in the range of $23.00 to $25.00 per share. However, no binding commitments were entered into in response to these two letters.

         In December 1996, one of the two parties which had submitted a written indication of interest in August 1996 reaffirmed its interest to possibly acquire PSFC. As a result of this renewed interest, in January 1997 the Board and management of PSFC determined that it was appropriate to retain Capital Resources to review and analyze PSFC's strategic options. During January and February 1997, Capital Resources contacted approximately eight prospective merger partners to determine their potential interest in acquiring PSFC. Only two of the parties contacted, those which had previously submitted indications of interest in 1996, expressed a serious interest in a potential merger with PSFC. These two parties were asked to resubmit written indications of interest to acquire PSFC. The indications of interest submitted by these two parties provided for offering prices of $23.27 and $25.00 per share, respectively, both based on an exchange of common stock.

         On September 22, 1997, in connection with its quarterly earnings release, PSFC announced that its Board of Directors, among other things, was evaluating strategic alternatives in order to maximize shareholder value. Included in PSFC's strategic alternatives was a possible sale of PSFC.

         In response to the above indications of interest, the Board of PSFC elected to enter into further negotiations with the party which submitted the $25.00 per share offer price, with the objective of entering into a definitive merger agreement. As a result of further negotiations, and in consideration of certain pending regulatory issues and uncertainties, the party was unable to commit to the issuance of stock as the form of consideration to PSFC shareholders. The party proposed that any merger agreement also allow for the payment of the offer price in cash as a possible alternative to stock. Also, despite the request of PSFC and Capital Resources, the party was not willing to increase the offer price per share to above $25.00. As a result, and based on further discussions with Capital Resources, PSFC's Board of Directors concluded that the $25.00 per share offer price was insufficient to justify further negotiations.

         In November 1997, shortly after the above noted negotiations concluded, Capital Resources and senior officers of PSFC contacted approximately eleven other potential merger partners to determine their interest in acquiring PSFC. Of the companies contacted only one, Emclaire, expressed a willingness to submit a written indication of interest. After receiving such letter on February 3, 1998, as amended on February 10, 1998, PSFC and its representatives engaged in extensive negotiations with Emclaire and its representatives. During February and March of 1998, PSFC's management met with the management of Emclaire to discuss each company's business philosophy and method of operations. As a result of these negotiations and discussions, and based on discussions with Capital Resources, the Board of PSFC agreed to enter into a formal letter of intent with Emclaire on March 20, 1998. The letter of intent reflected a price of $26.00 per share for each outstanding share of PSFC common stock, payable in cash or stock, with an aggregate mix of 45% cash and 55% stock.

         Additional discussions and final negotiations occurred subsequent to March 20, during which period PSFC conducted a due diligence review of Emclaire and Farmers National. During the same period, management and the PSFC Board worked with Capital Resources to analyze Emclaire's proposal and reviewed with legal counsel the draft of a definitive merger agreement and the legal ramifications of a business combination.

         At its April 7, 1998 meeting, PSFC's Board of Directors considered at length the financial and legal terms of the proposed Reorganization Agreement, comparative financial and acquisition pricing data for other similar merger transactions and other information prepared by Capital Resources. In particular, the board reviewed with Capital Resources the financial and valuation impacts of remaining independent versus merging with Emclaire. The Board asked questions of Capital Resources and of special legal counsel. Capital Resources presented its written opinion that the proposed transaction was fair to PSFC's shareholders from a financial point of view (see -- "Opinion of PSFC's Financial Adviser"). After concluding that the Reorganization Agreement was in the best interest of PSFC and its shareholders, PSFC's Board of Directors voted to approve and adopt the Reorganization Agreement.


Reasons for the Merger - Emclaire

         Emclaire entered into the Reorganization Agreement because the markets served by Peoples Bank adjoin or overlap markets served by Farmers National. The Merger will provide Emclaire the opportunity to expand such markets, and to expand the products and services currently offered by Peoples Bank.


Reasons for the Merger -- PSFC


         In evaluating the Reorganization Agreement, the Board of Directors of PSFC, with the assistance of ^ special legal counsel and its financial advisor, considered a variety of factors primarily: (i) the consideration offered in relation to historical trading pries of PSFC common stock; (ii) the results of operations and financial condition of the PSFC; and (iii) the advice of Capital Resources as to the fairness from a financial point of view of the terms of the Merger to holders of PSFC Common Stock. In this regard, the Board of Directors has received from Capital Resources a written opinion dated April 7, 1998, that the Merger consideration to be received by holders of common stock is fair to them from a financial point of view. Other factors considered by the Board of Directors, both from a short and long-term perspective, include the following.


          1. The value being offered to the PSFC shareholders in relation to the estimated market value, book value and earnings per share of PSFC's common stock. As noted under the caption "Opinion of PSFC's Financial Advisor", the value offered to PSFC's shareholders represents a significant premium to the book value and a significant multiple to PSFC's most recent earnings stream. Further, as noted by Capital Resources, the resulting key acquisition pricing ratios (price/book value, price/earnings and price/assets) are reasonable when compared to a comparative group of thrift institutions which have also been the subject of a proposed or completed acquisition.

          2. The Board's familiarity with and review of PSFC's business, financial condition, results of operations, management and prospects, including, but not limited to, its potential growth, development, productivity and profitability. PSFC has not experienced any asset growth since Peoples Bank's conversion to the stock form of ownership in 1994 and PSFC has generated a positive, but somewhat variable, earnings stream since that time.

               The Board believes this variability in earnings is attributable to PSFC's traditional thrift operating strategy, which emphasizes the origination of residential mortgage loans and its somewhat limited sources of non-interest income. The Board believes that PSFC's current and future earnings, and its ability to generate satisfactory returns for its shareholders, are highly dependent upon PSFC's ability to maintain satisfactory net interest margins in a changing interest rate environment, diversify PSFC's earnings stream and effectively control overhead costs. This may be more difficult in the future as other banks, thrift and financial service providers in and around PSFC's market area, compete for loan originations and deposits.

          3. The current and prospective environment in which PSFC operates, including national and local economic conditions, the competitive environment and the trend toward consolidation in the financial services industry. PSFC's market area has not experienced favorable economic growth or diversity in recent years.

          4. The compatibility of the respective business management philosophies of PSFC and Emclaire. Like PSFC, Emclaire has a long history of serving the communities in which it operates and has followed a conservative strategy of focusing investments on the origination of one-to-four family residential mortgage loans and other consumer oriented loans. Emclaire, like Peoples Bank, operates in relatively small towns in western Pennsylvania. This type of geographic emphasis plus a conservative lending strategy for a commercial bank, suggests a good fit for PSFC, its shareholders and customers.

          5. The ability of Emclaire and its subsidiary bank to provide comprehensive financial services in relevant markets. PSFC offers a somewhat limited range of loan and deposit products and has pursued the additional activities allowed by financial services deregulation only on a limited basis. Emclaire is a larger financial institution than PSFC, with a broader range of loan and deposit products. Also, Emclaire benefits from a larger mortgage loan origination operation which covers a wider geographic base. The Board believes PSFC will be able to offer customers a broader array of products and services as part of Emclaire than it could as an independent company.

          6. The financial terms of recent business combinations in the financial services industry. As noted under the caption "Opinion of PSFC's Financial Advisor", Capital Resources compared the terms of the offer to those of a select group of comparable thrift institutions and advised the Board that the merger consideration to be received by PSFC's shareholders was fair from a financial point of view.

          7. The fact that the consideration to be received in the Merger by PSFC's shareholders reflects a premium for PSFC's common stock over the value at which it has traded in the market during the last year and in previous years since converting to stock form in 1994. There is no active market in which the shares of PSFC's common stock is regularly traded (the stock trades on the OTC Bulletin Board), nor are there any uniformly quoted prices for such shares. Management is aware of a limited number of trades in PSFC's common stock during the past year, ranging in price from $21.25 to $24.00 per share. When PSFC converted from mutual to stock form in 1994, the conversion price was $10.00 per share. The Board believes the consideration to be received in the Merger by PSFC's shareholders reflects a substantial premium over both the historical trading prices and the conversion price.

          8. The fact that Emclaire, as a larger financial institution company, has the financial resources to serve the lending and deposit needs of the local communities served by

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



               PSFC. As noted above, Emclaire has a broader range of loan and deposit products than PSFC. In addition, the Board believes that Emclaire, given its larger size and greater exposure in the marketplace, particularly after its merger with PSFC, will have greater access to capital markets than PSFC for possible future growth and expansion.

          9. Finally, Emclaire's business plan calls for further expansion into contiguous counties to better broaden its customer base. Further growth of Emclaire, after its combination with PSFC, should further serve to enhance Emclaire's franchise value. While Emclaire's stock is also traded on the OTC Bulletin Board and experiences limited liquidity, similar to that of PSFC, the Board believes that Emclaire's stock will have stronger price growth potential than PSFC's stock as well as enhanced liquidity potential after the Merger.

Opinion of PSFC's Financial Advisor


         PSFC retained Capital Resources as its financial advisor in connection with the Merger and requested that Capital Resources render its opinion with respect to the fairness, from a financial point of view, of the Per Share Merger Consideration, to the holders of PSFC shares. Capital Resources rendered its written opinion to PSFC's Board of Directors on April 7, 1998, that, as of the date of such opinion, the Per Share Merger Consideration was fair, from a financial point of view, to the holders of PSFC shares. Capital Resources has provided PSFC with an update of that opinion as of ^ July 27, 1998. Capital Resources has consented to the inclusion of these opinions and the related disclosure in the Prospectus/Joint Proxy Statement.

         THE FULL TEXT OF THE OPINIONS OF CAPITAL RESOURCES, WHICH SET FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEWS UNDERTAKEN, ARE ATTACHED AS APPENDIX ^ E TO THIS PROSPECTUS/JOINT PROXY STATEMENT, AND SHOULD BE READ IN THEIR ENTIRETY. THE SUMMARY OF THE OPINION OF CAPITAL RESOURCES AS OF APRIL 7, 1998, SET FORTH IN THIS PROSPECTUS/JOINT PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THAT OPINION AND THE UPDATED OPINION. CAPITAL RESOURCES' OPINIONS SHOULD NOT BE CONSTRUED BY HOLDERS OF PSFC'S SHARES AS A RECOMMENDATION AS TO HOW SUCH HOLDERS SHOULD VOTE AT THE PSFC SPECIAL MEETING.


         Capital Resources is an investment banking and financial consulting firm which, as part of its specialization in financial institutions, is regularly engaged in providing financial valuations and analyses of business enterprises and securities in connection with mergers, acquisitions, mutual-to-stock conversions, initial and secondary stock offerings and other corporate transactions. PSFC has utilized the services of Capital Resources in the past. PSFC's Board of Directors chose Capital Resources because of its expertise, experience and familiarity with PSFC and the financial institution industry. Capital Resources reviewed the terms of the Agreement and the related financial data and reviewed these issues with PSFC's Board and executive management of PSFC. No limitations were imposed on Capital Resources by PSFC's Board with respect to the investigation made or procedures followed by it in rendering its opinion. Capital Resources participated in the negotiations between PSFC and Emclaire in which the amount of consideration for PSFC's shares was agreed upon.


         In the course of rendering its fairness ^ opinions, the following factors were considered by Capital Resources:


          1.   The proposed terms of the Reorganization Agreement;

          2. The audited consolidated financial statements of PSFC for the fiscal years ended June 30, 1993 through 1997, the unaudited consolidated financial statements of PSFC for the six months ended December 31, 1997 as well as nine months ended March 31, 1998, as reported in its ^ Reports on Form 10-QSB, certain regulatory reports including the ^ reports for the ^ quarters ended December 31, 1997 and March 31, 1998, the latest available asset/liability reports, operating budget, and other miscellaneous internally- generated management information reports and business plan, as well as other publicly- available information;


          3.   Annual  Report  to  Shareholders   for  1997,  which  provides  a
               discussion of PSFC's business and operations and a review of various financial data and trends;

          4. Discussions with executive management of PSFC regarding the business, operations, recent financial condition and operating results and future prospects of PSFC;

          5. Comparisons of PSFC's financial condition and operating results with those of similarly sized thrift institutions operating in Pennsylvania and the United States;

          6. Comparisons of PSFC's financial condition and operating performance with the published financial statements and market price data of publicly traded thrift institutions in general and publicly traded thrift institutions in PSFC's region of the United States specifically;

          7. The relevant market information regarding PSFC shares including trading activity and information on options to purchase PSFC shares;

          8. Other financial and pricing analyses and investigations as deemed necessary, including a comparative financial analysis and review of the financial terms of other pending and completed acquisitions of companies considered to be generally similar to PSFC;

          9. Examination of PSFC's economic operating environment and the competitive environment of PSFC's market area;


          10. Available financial reports and financial data for Emclaire, including annual reports to shareholders and Form 10-KSB reports covering the fiscal years ended through ^ December 31, ^ 1997, quarterly reports, Form 10-QSB reports, other internal and regulatory financial reports provided by management of Emclaire and other published financial data; Emclaire's banking office network; and the pricing trends of Emclaire's shares, as reported on the OTC Bulletin Board, and dividend payment history; and


          11. A visit to Emclaire's administrative and executive offices and interviews with senior management of Emclaire, including a discussion of Emclaire's business and prospects.

          12. The pro forma financial impact of the Merger of PSFC and Emclaire.

         The fairness opinions state that Capital Resources has relied on the accuracy and completeness of the information provided by the parties to the Agreement and the representations and warranties in the Agreement, without independent verification. Capital Resources did not make an independent evaluation or appraisal of the assets of PSFC or Emclaire.


         The summary set forth below describes the approaches utilized by Capital Resources in support of its ^ April 7, 1998 fairness opinion. It does not purport to be a complete description of the analyses performed by Capital Resources in this regard.

         Overview of Valuation Methodology. In preparing its fairness opinion, Capital Resources evaluated whether the consideration payable upon consummation of the Merger is fair from a financial point of view to the shareholders of PSFC. The fairness of the consideration was determined by comparing it to acquisition offers received by other comparable companies over a time-frame that reflects a similar economic environment. The comparison included an examination of key financial characteristics of the comparative acquisition companies, including balance sheet, earnings and credit risk characteristics.

         PSFC's key operating statistics and ratios through December 31, 1997, were compared to a select group of thrift institutions that have also been the subject of a proposed or completed acquisition. It is important to note that the comparative group utilized in the fairness opinion was comprised only of thrift institutions (rather than commercial banks), given the distinctive financial, operating and regulatory characteristics of the thrift industry. Capital Resources reviewed relevant acquisition pricing ratios, notably offer price-to-book value (and offer price-to-tangible book value), offer price-to-earnings, offer price-to-deposits, and offer price-to-assets of the comparative group and compared these ratios to those of PSFC. The analysis included a review of and comparison of the mean and median pricing ratios represented by a sample of 12 comparative group thrifts concentrated in the mid-Atlantic and midwestern United States.

         Pricing Comparison. Based on an assumed consideration of $26.00 for each outstanding PSFC share, there resulted the following acquisition pricing ratios for PSFC relative to those of the comparative group:


          o PSFC's ^ price/fully-diluted tangible book value ratio of 130.5% exceeded the mean and median price/fully-diluted tangible book value ratios of 124.0% and 124.1%, respectively, of the comparative group;
          o PSFC's price/earnings multiple of 29.2x based on trailing 12 months reported net income (or 26.5x based on the calculation of a normalized earnings stream of $0.98 per share) compared to the mean and median price/earnings multiples of the comparative group of ^ 30.1x and 30.1x, respectively;

          o PSFC's price/assets ratio of 25.9% compared to the mean and median price/assets ratios of 29.0% and 30.2%, respectively, of the comparative group;
          o PSFC's price/deposits ratio of 32.8% compared to the mean and median price/deposits ratios of 40.8% and 44.4%, respectively, of the comparative group; and
          o PSFC's tangible book premium (offer price minus tangible book value)/core deposits ratio of 8.9% compared to the mean and median ratios of 9.2% and 7.5%, respectively, of the comparative group.

         As part of its pricing analysis, Capital Resources noted that PSFC had a particularly high level of capital (consolidated net worth equaled almost 21%). Acquirors are usually willing to pay a premium for a normal level of capital and only dollar-for-dollar for excess capital. Therefore, this generally results in below average price/tangible book value ratios for highly capitalized companies such as PSFC and the comparative group members.

         In analyzing the reasonableness of PSFC's acquisition pricing ratios relative to those of the comparative group, Capital Resources considered the following factors:


          o ^ Both PSFC and the comparative group^ reported the same return on assets ("ROA") of 88 basis points. However, Capital Resources also calculated an adjusted ROA of 97 basis points for PSFC (adjusted to reflect a normal effective tax rate) ^.

          o PSFC's higher level of profitability was attributable to a moderately higher net interest margin and lower operating expense ratio, partially offset by a lower level of non-interest income relative to the comparative group;

          o PSFC's ^ similar reported ROA ^ but slightly lower equity-to-assets ratio translated into a higher return on equity ("ROE"). PSFC's ROE of ^ 4.30% compared to a mean and median ROE for the peer group of ^ 4.01% and 3.93%, respectively. Based on a normalized net income, PSFC had an ROE of 4.72%; and

          o A review of other important financial ratios indicated that PSFC's non-performing assets ("NPA") level compared unfavorably to that of the peer group. PSFC's NPA/Assets ratio of 1.78% compared to mean and median ratios of 0.35% and 0.17%, respectively, for the comparative group.

         Therefore, based on the above financial comparisons, Capital Resources believed that, on balance, PSFC's acquisition pricing ratios were reasonable when compared to the comparative group's acquisition pricing ratios.


         Also, Capital Resources noted that at the time of its initial public offering in January 1994, PSFC's conversion price was $10.00 per share. In the recent months prior to the public announcement of PSFC's agreement to be acquired by Emclaire, PSFC's stock was mostly trading in a price range of ^ $22.00 to $24.00 per share. Thus, the acquisition price of $26.00 per share was well above PSFC's recent historical trading prices and represented a significant return on the $10.00 per share price at which PSFC stock was initially issued.


         Discounted Dividend Stream and Terminal Value Analysis. Capital Resources also performed an analysis of potential returns to shareholders of PSFC, which was based on an estimate of PSFC's future cash dividend streams to shareholders and PSFC's future stock price and sell-out price (terminal value). This analysis assumed PSFC was not acquired but remained independent for at least three to five years. The analysis utilized certain key assumptions for PSFC, including the most likely asset growth and earnings level scenario. The analysis also incorporated a stock repurchase by PSFC of up to 20 percent of outstanding stock, the leveraging of PSFC equity base through $5 million of wholesale borrowings, and assumed regular, periodic dividend payments.

         To approximate the range of terminal values of PSFC common stock at the end of a three-year and five-year period, Capital Resources applied a price-to-earnings multiple of 30x, and a price/tangible book value ratio of 125%. The resulting terminal values and dividend streams were then discounted to present values using different discount rates (ranging from 10% to 15%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of PSFC common stock.

         The analysis indicated a present value for PSFC shares and future dividend payments ranging from $20.39 per share (based on a 15% discount rate) to $23.17 per share (based on a 10% discount rate) assuming PSFC is acquired after three years, and a present value ranging from $17.95 per share (based on a 15% discount rate) to $22.00 per share (based on a 10% discount rate) assuming PSFC is acquired after five years.

         The results of the above described analysis confirmed that the Per Share Merger Consideration being offered by Emclaire to PSFC shareholders was fair from a financial point of view.

         PSFC has agreed to pay Capital Resources professional fees on an hourly rate basis for acting as financial advisor in connection with the Merger plus $35,000 for issuing its opinions. PSFC also has agreed to reimburse Capital
Resources for reasonable out-of-pocket expenses and to indemnify Capital Resources and certain related persons against certain liabilities relating to or arising out of its engagement.

         Capital Resources has in the past provided and may in the future provide other financial advisory services to PSFC and has received and will receive its customary compensation for such services. In the ordinary course of its business, Capital Resources may actively trade the equity securities of Emclaire and PSFC and their respective affiliates for its own account and for the accounts of customers and, may at any time hold a long or short position in such securities.

Opinion of Emclaire's Financial Adviser

         General. Pursuant to the engagement letter dated January 15, 1998 (the "Hopper Soliday Engagement Letter"), Emclaire retained Hopper Soliday to render financial advisory and investment banking services to Emclaire in connection with the possible sale of PSFC to Emclaire (the "Merger"). Hopper Soliday has no other material relationship with Emclaire or PSFC.

         Hopper Soliday is a regional investment banking firm and as a customary part of its investment banking business is engaged in the valuation of bank and bank holding company securities in connection with mergers, acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As a specialist in the securities of financial institutions, Hopper Soliday has extensive experience in, and knowledge of the valuation of banking enterprises. The Emclaire Board selected Hopper Soliday on the basis of Hopper Soliday's ability to evaluate the fairness of the Merger from a financial point of view, its qualifications, its previous experience and its reputation in the banking and investment communities. Hopper Soliday has acted exclusively for the Emclaire Board in rendering its fairness opinion and will receive a fee from Emclaire for its services. Hopper Soliday served as financial advisor to Emclaire in connection with an offering of common stock by Emclaire in 1996 and received customary fees for its services.


         ^ HOPPER SOLIDAY HAS RENDERED A WRITTEN OPINION TO THE EMCLAIRE BOARD, DATED AS OF JULY 20, 1998, TO THE EFFECT THAT, AS OF SUCH DATE, THE MERGER CONSIDERATION IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO THE SHAREHOLDERS OF EMCLAIRE. THE FULL TEXT OF THE HOPPER SOLIDAY OPINION IS ATTACHED AS APPENDIX F TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. EMCLAIRE SHAREHOLDERS ARE URGED TO READ THE HOPPER SOLIDAY OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY HOPPER SOLIDAY IN CONNECTION THEREWITH. THE FOLLOWING SUMMARY OF THE HOPPER SOLIDAY OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE HOPPER SOLIDAY OPINION. THE MERGER CONSIDERATION WAS DETERMINED BY NEGOTIATION BETWEEN EMCLAIRE AND PSFC AND WAS NOT DETERMINED BY HOPPER SOLIDAY. SEE "THE MERGER--BACKGROUND OF THE MERGER."


         The Hopper Soliday Opinion is directed only to the Merger Consideration and does not constitute a recommendation to any Emclaire shareholder as to how such shareholder should vote at the Special Meeting.

         In rendering its Opinion, Hopper Soliday reviewed, among other documents: (i) People's Annual Reports on Form 10-KSB and related financial information for the fiscal years ended June 30, 1995 through June 30, 1997 and People's Quarterly Reports on Form 10-QSB and related unaudited financial information for the periods ending September 30, 1997, December 31, 1997 and March 31, 1998; (ii) Emclaire's Annual Reports on Form 10-KSB and related financial information for the years ended December 31, 1996 and December 31, 1997 and Emclaire's Quarterly Report on Form 10-QSB for the period ended March 31, 1998; (iii) certain information concerning the respective businesses, operations, regulatory condition and prospects of Emclaire and PSFC, including financial forecasts, relating to the business, earnings, assets and prospects of Emclaire and PSFC, furnished to Hopper Soliday by Emclaire and PSFC, which Hopper Soliday discussed with members of senior management of Emclaire and PSFC; (iv) historical market prices and trading activity for the Emclaire Common Stock and PSFC Common Stock and similar data for certain publicly traded companies which Hopper Soliday deemed to be relevant; (v) the results of operations of Emclaire and PSFC and similar data for certain companies which Hopper Soliday deemed to be relevant; (vi) the financial terms of the Merger contemplated by the Agreement and the financial terms of certain other mergers and acquisitions which Hopper Soliday deemed to be relevant; (vii) the pro forma impact of the Merger on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of Emclaire; (viii) the Agreement; (ix) such other matters as Hopper Soliday deemed necessary.

         Hopper Soliday also met with certain members of senior management and other representatives of Emclaire and PSFC to discuss the foregoing as well as other matters Hopper Soliday deemed relevant. Hopper Soliday also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions, and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Hopper Soliday's opinion is necessarily based upon conditions as they existed and could be evaluated on the respective dates thereof and the information made available to Hopper Soliday through the respective dates thereof.

         Hopper Soliday relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its Opinion. With respect to the financial forecasts reviewed by Hopper Soliday in rendering its Opinion, Hopper Soliday assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Emclaire and PSFC as to the future financial performance of Emclaire and PSFC. Hopper Soliday did not make any independent evaluation or appraisals of the assets or liabilities of PSFC nor was it furnished with any such appraisals.

         The summary set forth below does not purport to be a complete description of the analyses performed by Hopper Soliday in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed below, Hopper Soliday believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. No one of the analyses performed by Hopper Soliday was assigned a greater significance with respect to industry performance, business and economic conditions and other matters, many of which are beyond Emclaire's or People's control. The analyses performed by Hopper Soliday are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

         Transaction Summary. Hopper Soliday reviewed with the Emclaire Board the key financial terms of the proposed merger, including the expected method of accounting, the Exchange Ratio, the share price of Emclaire as of March 19, 1998, the resulting indicated value per share of PSFC Common Stock of the Merger and the resulting indicated aggregate consideration to be paid in the Merger. It is anticipated that the merger will be accounted for as a purchase for financial accounting purposes. Pursuant to the Reorganization Agreement, each share of PSFC Common Stock outstanding at the Effective Time of Merger will be converted into either (i) cash in the amount of $26.00 (the "Cash Merger Consideration"), or ii) shares of Emclaire Common Stock having a Final Market Price equal to $26.00 (the "Stock Merger Consideration"). Shareholders of PSFC Common Stock will be entitled to elect their preference with respect to each share of PSFC Common Stock held by them, subject to pro-rata allocation, such that an aggregate of 45.0% will be converted into the Cash Merger Consideration, and 55.0% will be converted into the Stock Merger Consideration. The indicated aggregate consideration to be paid in the merger is approximately $12.2 million based on 442,516 shares of PSFC Common Stock outstanding and 45,297 stock options, the holders of which shall receive $16.00 per option in cash. Hopper Soliday noted that the value of the Merger Consideration represented a 4% premium to PSFC's market price of $25.00 per share on March 19, 1998. Hopper Soliday also noted that the $26.00 per share value represented 124.1% of PSFC's book value per share as of December 31, 1997 and a multiple of 29.2 times PSFC's net income for the twelve months ended December 31, 1997.

         Contribution Analysis. Hopper Soliday reviewed the contribution made by each of Emclaire and PSFC to various balance sheet items and net income of the combined company at the proposed Exchange Ratio based on balance sheet data at December 31, 1997 and trailing twelve months earnings as of December 31, 1997. This analysis showed that PSFC shareholders would own approximately 21.8% of the aggregate shares outstanding of the combined company and that PSFC was contributing 25.1% of total assets, 27.6% of total loans, 23.0% of total deposits and 24.0% of net income, respectively, of the pro forma combined company as of December 31, 1997.

         Summary Comparison of Selected Institutions - Emclaire. Hopper Soliday compared selected balance sheet data, asset quality, capitalization and profitability ratios and market statistics using financial data at or for the twelve months ended December 31, 1997 and market data as of April 4, 1997 for Emclaire to a group of Pennsylvania banks and bank holding companies consisting of nine institutions with total assets between $111 million and $208 million (the "Emclaire Peer Group"). The analysis included, but was not limited to, the following ratios: equity/assets, non-performing assets/total assets, allowance for loan losses/non-current loans, return on average assets, return on average equity, net interest margin, price/earnings and price/book. The analysis showed that: i) Emclaire's equity/assets ratio was 10.08% versus an Emclaire Peer Group mean of 11.09%; ii) Emclaire's ratio of non-performing assets to total assets was 0.74% versus an Emclaire Peer Group mean of 0.38%; iii) Emclaire's allowance for loan losses/non-current loans ratio was 88.2% versus an Emclaire Peer Group mean of 270.0%; iv) Emclaire's return on average assets and return on average equity were 0.96% and 9.57%, respectively, versus Emclaire Peer Group means of 1.19% and 11.02%, respectively; v)Emclaire's net interest margin was 4.85% versus a Peer Group mean of 4.41%; and vi)Emclaire's price/earnings and price/book ratios were 18.3x and 168.3%, respectively, versus Emclaire Peer Group means of 17.6x and 182.6%, respectively.

         Summary Comparison of Selected Institutions - PSFC. Hopper Soliday also compared selected balance sheet data, asset quality, capitalization and profitability ratios and market statistics using financial data at or for the twelve months ended December 31, 1997 and market data as of April 4, 1998 for PSFC to a group of Pennsylvania thrifts and thrift holding companies consisting of six institutions with total assets between $24 million and $162 million (the "PSFC Peer Group"). The analysis included, but was not limited to, the following ratios: equity/assets, non-performing assets/total assets, allowance for loan losses/non-current loans, return on average assets, return on average equity, net interest margin, price/earnings and price/book. The analysis showed that:
(i) PSFC's equity/assets ratio was 20.84% versus a PSFC Peer Group mean of 10.81%; (ii) PSFC's ratio of non-performing assets to total assets was 1.77% versus a PSFC Peer Group mean of 1.09%; (iii) PSFC's allowance for loan losses/non-current loans ratio was 34.8% versus a PSFC Peer Group mean of 44.9%;
(iv) PSFC's return on average assets and return on average equity were 0.84% and 4.51%, respectively, versus PSFC Peer Group means of 0.74% and 9.38%, respectively; (v) PSFC's net interest margin was 3.87% versus a Peer Group mean of 3.36%; and (vi) PSFC's price/earnings and price/book ratios were 28.2x and 114.26%, respectively, versus PSFC Peer Group means of 21.1x and 215.0%, respectively.

         Summary of Selected Bank Merger and Acquisition Transactions. Hopper Soliday compared the ratios of price/book, price/trailing 12 months earnings, price/assets and price/deposits for the proposed merger to the maximum, mean, median and minimum ratios for a group of ten transactions announced since January 1, 1995. The selected transactions (the "Selected Transactions") involved the acquisition of thrifts and thrift holding companies headquartered in Pennsylvania, Maryland, Ohio and West Virginia with total assets between $20 million and $75 million and announced transaction values between $5 million and $20 million. All target institutions were profitable and had equity/assets ratios in excess of 9.00%. This analysis showed that: (i) the Merger Consideration represented 124.1% of PSFC's fully-diluted book value versus a mean of 144.0% for the Selected Transactions; (ii) the Merger Consideration represented a price/trailing 12 months earnings ratio of 29.2x compared to a mean of 32.9x for the Selected Transactions; (iii) the Merger Consideration represented a price/assets ratio of 27.4% compared to a mean of 23.5% for the Selected Transactions; and (iv) the Merger Consideration represented a price/deposits ratio of 35.7% compared to a mean of 31.3% for the Selected Transactions.

         No company or transaction used in the above analysis as a comparison is identical to Emclaire, PSFC or the contemplated transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex consideration and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. The ranges of valuations resulting from any particular analysis described above should not be taken to be Hopper Soliday's view of the actual value of Emclaire or PSFC. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given more weight than any other analyses.

         In performing its analyses, Hopper Soliday made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Emclaire or PSFC. The analyses performed by Hopper Soliday are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Hopper Soliday's opinion and presentation to the Emclaire Board is just one of many factors taken into consideration by the Emclaire Board.

         Hopper Soliday has in the past provided and may in the future provide other financial advisory services to Emclaire and has received and will receive its customary compensation for such services. In the ordinary course of its business, Hopper Soliday may actively trade the equity securities of Emclaire and PSFC and their respective affiliates for its own account and for the accounts of customers and, may at any time hold a long or short position in such securities.

Recommendation of the Boards of Directors

         THE REORGANIZATION AGREEMENT HAS BEEN APPROVED BY THE EMCLAIRE AND PSFC BOARDS AND THE BOARDS BELIEVE THAT THE MERGER IS IN THE BEST INTERESTS OF EMCLAIRE AND PSFC SHAREHOLDERS. THE EMCLAIRE AND PSFC BOARDS UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE REORGANIZATION AGREEMENT AND THE MERGER.

Conditions to the Merger

         The obligation of each party to consummate the Merger is subject to satisfaction or waiver of certain conditions, including, but not limited to (i) approval of the Reorganization Agreement and the transactions contemplated thereby by the requisite vote of the holders of Emclaire Common Stock and PSFC Common Stock; (ii) the receipt of all consents, approvals and authorizations of all necessary federal and state government authorities and expiration of all required waiting periods, necessary for the consummation of the Merger (see "-- Regulatory Approvals");
(iii) the effectiveness of the registration statement covering the shares of Emclaire Common Stock to be issued to PSFC shareholders, and the qualification of the issuance of Emclaire Common Stock in every state where such qualification is required under applicable state securities laws; (iv) the absence of any litigation that would restrain or prohibit the consummation of the Merger; and
(v) receipt by the parties of an opinion of Malizia, Spidi, Sloane & Fisch, P.C. to the effect that the exchange of PSFC Common Stock for Emclaire Common Stock is a tax-free reorganization within the meaning of Section 368 of the Code. See "-- Certain Federal Income Tax Consequences".

         The obligation of Emclaire to consummate the Merger is also conditioned on, among other things, (i) the continued accuracy in all material respects of the representations and warranties of PSFC contained in the Reorganization Agreement; (ii) the performance by PSFC, in all material respects, of all its obligations under the Reorganization Agreement; and (iii) the receipt of an opinion by Hopper Soliday & Co., Inc. regarding the fairness from a financial point of view of the consideration to Emclaire Shareholders.

         The obligation of PSFC to consummate the Merger is also conditioned on, among other things, (i) the continued accuracy in all material respects of the representations and warranties of Emclaire contained in the Reorganization Agreement; and (ii) the performance by Emclaire, in all material respects, of all its obligations under the Reorganization Agreement; (iii) the receipt of an opinion by Capital Resources Group, Inc. regarding the fairness from a financial point of view of the consideration to be received by the PSFC shareholders in the Merger.

Termination

         The Reorganization Agreement may be terminated at any time prior to the closing: (i) by mutual consent in writing of the parties; (ii) by Emclaire or PSFC in the event the closing shall not have occurred by December 31, 1998, unless the failure of the closing to occur shall be due to the failure of the party seeking to terminate the Reorganization Agreement to perform its obligations hereunder in a timely manner; (iii) by either Emclaire or PSFC upon written notice to the other party, upon (i) denial of any governmental approval necessary for the consummation of the Merger (or should such approval be conditioned upon a substantial deviation from the transactions contemplated); provided, however, that either Emclaire or PSFC may, upon written notice to the other, extend the term of the Reorganization Agreement for only one or more sixty (60) day periods to prosecute diligently and overturn such denial, provided that such denial has been appealed within twenty (20) business days of the receipt thereof or (ii) upon the failure to obtain the approval of the PSFC shareholders at the PSFC shareholders meeting; (iv) by Emclaire or PSFC in the event that there shall have been a material breach of any obligations or covenant of the other party hereunder and such breach shall not have been remedied within sixty (60) days after receipt by the breaching party of written notice from the other party specifying the nature of such breach and requesting that it be remedied; (v) by Emclaire or PSFC should PSFC or any PSFC subsidiary enter into any letter of intent or agreement with a view of being acquired by or effecting a business combination with any other person; or any agreement to merge, to consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other person or to acquire a material amount of assets or a material equity position in any other person, whether financial or otherwise; (vi) by Emclaire should either PSFC or Peoples Bank enter into any formal agreement, letter of understanding, memorandum or other similar arrangement with any bank regulatory authority establishing a formal capital plan requiring PSFC or Peoples Bank to raise additional capital or to sell a substantial portion of its assets and (vii) by PSFC should either Emclaire or Farmers National enter into any formal agreement, letter of understanding, memorandum or other similar arrangement with any bank regulatory authority establishing a formal capital plan requiring Emclaire or Farmers National to raise additional capital or to sell a substantial portion of its assets.

Termination Fee

         Pursuant to the Reorganization Agreement, PSFC has agreed to pay Emclaire a fee of $600,000 following the occurrence of a "Purchase Event." The term "Purchase Event" means any of the following events, or PSFC agreeing to enter into an agreement relating to any of the following events, occurring before the Effective Date or within nine months of the date of termination of the Reorganization Agreement: (i) the acquisition by any person, other than Emclaire, of beneficial ownership of 25% or more of PSFC Common Stock; (ii) a merger, consolidation, share exchange, business combination or any similar transaction involving PSFC or Peoples Bank; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of PSFC or Peoples Bank, in single transaction or series of transactions; or (iv) the PSFC Board does not recommend approval of the Merger to the PSFC shareholders. The fee will not be paid to Emclaire if the Reorganization Agreement is terminated (i) by mutual consent of PSFC and Emclaire; (ii) by Emclaire or PSFC if the closing of this transaction does not occur by December 31, 1998, (iii) by either Emclaire or PSFC upon written notice to the other party, upon denial of any government approval; (iv) in the event terminated by PSFC due to a material breach by Emclaire, or (v) prior to the occurrence of a Purchase Event.

Business Pending Consummation

         PSFC has agreed in the Reorganization Agreement not to take certain actions relating to the operation of PSFC pending consummation of the Merger without the prior written consent of Emclaire except as otherwise permitted in the Reorganization Agreement. See Sections 5.2, 5.3 and 5.4 of the Reorganization Agreement attached hereto as Appendix I.

PSFC Stock Option Plans

         Pursuant to PSFC's stock option plans, options to acquire an aggregate of 45,297 shares of PSFC Common Stock have been granted to officers, directors and employees of PSFC and Peoples Bank, all of which options have an exercise price of $10.00 per share. Pursuant to the Reorganization Agreement, on the Effective Date of the Merger, each option granted under PSFC Stock Option Plan which is outstanding and unexercised will be converted, at the election of the holder, into the right to receive cash equal to the excess of $26.00 over the exercise price per share of PSFC Common Stock.


         The managing and chief financial officer of PSFC will exercise his options to purchase 6,567 shares of PSFC Common Stock prior to the consummation of the Merger. The remaining 38,730 options will be cashed out for an aggregate price of $619,680.


Federal Income Tax Consequences

         The following is a summary description of the material federal income tax consequences of the Merger. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address federal income tax consequences which may be applicable to particular categories of taxpayers, such as broker-dealers, or to any shareholder who acquired his or her PSFC Common Stock through the exercise of an employee stock option including a plan under Section 422 of the Code, or otherwise as compensation. This discussion does not address the effect of any applicable foreign, state, local or other tax laws. SHAREHOLDERS OF PSFC ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

         Tax Treatment to Emclaire, PSFC, and Peoples Bank. No gain or loss will be recognized by Emclaire, PSFC and Peoples Bank solely as a result of the Merger.

         Receipt of Emclaire Common Stock for PSFC Common Stock. No gain or loss will be recognized by a holder who receives solely shares of Emclaire Common Stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of PSFC Common Stock. The tax basis of the shares of Emclaire Common Stock received by a holder in such exchange will be equal (except for the basis attributable to any fractional shares of Emclaire Common Stock, as discussed below) to the basis of the PSFC Common Stock surrendered in exchange therefor. The holding period of the Emclaire Common Stock received will include the holding period of shares of PSFC Common Stock surrendered in exchange therefor, provided that such shares were held as capital assets on the Effective Date of the Merger.

         Receipt of Emclaire Common Stock and Cash in Exchange for PSFC Common Stock. A holder who receives a combination of Emclaire Common Stock and cash in exchange for his or her PSFC Common Stock will not be permitted to recognize any loss for federal income tax purposes. Such a holder will recognize gain, if any, equal to the lesser of (i) the amount of cash received, or (ii) the amount of gain "realized" in the transaction. The amount of gain a holder "realizes" will equal the amount by which (i) the cash plus the fair market value on the Effective Date of the Merger of the Emclaire Common Stock received exceeds (ii) the holders' basis in the PSFC Common Stock to be surrendered in the exchange therefor. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The aggregate tax basis of the shares of Emclaire Common Stock received by such holder will be the same as the aggregate basis of the shares of PSFC Common Stock surrendered in exchange therefor, adjusted as provided in
Section 358(a) of the Code for the cash received in exchange for such shares of PSFC Common Stock. The holding period for shares of Emclaire Common Stock received in the Merger will be the same as the holding period for PSFC Common Stock surrendered in exchange therefor, provided that such shares were held as capital assets of the holder on the Effective Date of the Merger.

         A holder's federal income tax consequences also will depend on whether his or her shares of PSFC Common Stock were purchased at different times at different prices. If they were, the holder could realize gain with respect to some of the shares of PSFC Common Stock and loss with respect to other shares. Such holder would have to recognize such gain to the extent such holder receives cash with respect to those shares in which the holder's adjusted tax basis is less than the amount of cash plus the fair market value on the Effective Date of the Merger of the Emclaire Common Stock received, but could not recognize loss with respect to those shares in which the holder's adjusted tax basis is greater than the amount of cash plus the fair market value on the Effective Date of the Merger of the Emclaire Common Stock received. Any disallowed loss would be included in the adjusted basis of the Emclaire Common Stock. Such a holder is urged to consult his or her own tax advisor regarding the tax consequences of the Merger on that holder.

         Possible Dividend Treatment. In certain circumstances, cash or a combination of cash and Emclaire Common Stock received in the Merger may be treated as a dividend, rather than a capital gain, for all or a portion of the gain recognized. The determination of whether a cash payment is considered a dividend distribution is made by treating a PSFC shareholder as if such holder had received solely Emclaire Common Stock in the Merger, and Emclaire immediately thereafter redeemed a number of shares of Emclaire Common Stock equal in value to the cash consideration received. This hypothetical redemption is then tested under the provisions and limitations of Section 302 of the Code to determine whether the holder's change in ownership in Emclaire results in a dividend distribution. For purposes of this hypothetical Section 302 redemption analysis, shares of Emclaire Common Stock held by certain members of the holder's family or certain entities in which the holder has an ownership or beneficial interest and certain stock options may be aggregated with the holder's shares of Emclaire Common Stock.

The amount of the cash payment that may be treated as a dividend is limited to the holder's ratable share of the accumulated earnings and profits of PSFC (or possibly of the total earnings and profits of PSFC and Emclaire) on the Effective Date of the Merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the holder's shares were held as capital assets on the Effective Date of the Merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend will depend in part upon the facts and circumstances of each holder, holders are advised to consult their own tax advisors regarding the tax treatment of cash received in the Merger.

         Receipt of Cash in Exchange for PSFC Common Stock. A holder who receives solely cash in exchange for all of his or her shares of PSFC Common Stock, and owns no Emclaire Common Stock actually or constructively, will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such holder's tax basis in the PSFC Common Stock surrendered in exchange therefor. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the holder on the Effective Date of the Merger. Such gain or loss will be long-term capital gain or loss if the holder's holding period is more than eighteen months on the Effective Date of the Merger. The Code contains limitations on the extent to which a holder may deduct capital losses from ordinary income. It is not clear whether the above treatment would apply to a holder who receives solely cash for his or her shares but who owns constructively shares of Emclaire Common Stock, or owns constructively shares of PSFC Common Stock which are not exchanged solely for cash, or whether instead the treatment referred to above under "--Certain Federal Income Tax Consequences -- Possible Dividend Treatment" would apply. A holder in this situation is advised to consult his or her own tax advisor regarding the tax consequences to the holder.

         Cash in Lieu of Fractional Shares. A holder who holds PSFC Common Stock as a capital asset and who receives in the Merger, in exchange for such stock, solely Emclaire Common Stock and cash in lieu of a fractional share interest in Emclaire Common Stock will be treated as having received such fraction of a shares of Emclaire Common Stock and then as having received cash in redemption by Emclaire of the fractional share interest.

         Backup Withholding; Information Reporting. The cash payments due a holder upon the exchange of such PSFC Common Stock pursuant to the Merger (other than certain exempt persons or entities) will be subject to "backup withholding" for federal income tax purposes unless certain requirements are met. Emclaire or a third party paying agent, as the case may be, must withhold 31% of the cash payments to a holder, unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(ii) provides Emclaire or a third party paying agent, as the case may be, with his or her taxpayer identification number and completes a form in which he or she certifies that he or she has not been notified by the IRS that he or she is subject to backup withholding as a result of a failure to report interest and dividends. The taxpayer identification number of an individual is his or her Social Security number. Any amount paid as backup withholding will be credited against the holder's federal income tax liability. Holders who receive Emclaire Common Stock also must comply with the information reporting requirements of the Treasury regulations under Section 368 of the Code. Appropriate documentation for the foregoing purposes will be provided to holders with the Election Forms that will be sent to them by the Exchange Agent.


         Tax Treatment of Merger. Pursuant to the terms of the Reorganization Agreement, Emclaire and PSFC shall receive an opinion from Malizia, Spidi, Sloane & Fisch, P.C. to the effect that the Merger will constitute a tax free reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by PSFC shareholders who receive solely shares of Emclaire Common Stock in exchange for their shares of PSFC Common Stock. No ruling has been or will be sought from the Internal Revenue Service as to the federal income tax consequences of the Merger, and the opinions of Malizia, Spidi, Sloane & Fisch, P.C. are not binding on the Internal Revenue Service or any court.

Dissenters' Rights


         Under Pennsylvania Law, PSFC shareholders have a right to dissent and obtain the fair value of their shares by complying with the terms of Subchapter D of the PBCL. The full text of Subchapter D of the PBCL can be found at Appendix ^ B to this Prospectus/Joint Proxy Statement.


         The PBCL generally provides that a shareholder of a Pennsylvania corporation that engages in a merger transaction shall have the right to demand from the corporation the payment of the fair or appraised value of his stock in the corporation, subject to the satisfaction of specified procedural requirements. There are certain exceptions to dissenter's rights under the PBCL, however, none are applicable in the Merger, therefore PSFC shareholders have dissenters' rights of appraisal in connection with the Merger.


         Holders of PSFC's stock are entitled to dissenter rights under Subchapter D of the PBCL as a result of the Merger. A holder of shares of PSFC wishing to exercise his dissenter rights must deliver to the Secretary of PSFC, before the vote on the Plan of Reorganization at the PSFC Special Meeting, a writing which identifies such shareholder and which states his intention to demand that he be paid the fair value for his shares if the proposed Merger is effectuated. Furthermore, the shareholder must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action (the Merger) and must refrain from voting his shares in approval of such action. A dissenter who fails to satisfy the statutory requirements in any respect shall not acquire any right to payment of the fair value of his shares under Subchapter D of the PBCL. A vote against the Plan of Reorganization or the Articles Amendment shall not constitute the written notice require by the PBCL. Any such shareholder who wishes to exercise such dissenter rights should review carefully the discussion of such rights in this Prospectus/Joint Proxy Statement, including Appendix ^ B hereto, because failure to timely and properly comply with the procedures specified will result in the loss of dissenter rights under the PBCL. All written demands for appraisal should be sent or delivered to the attention of the Secretary of Peoples Savings Financial Corporation, 173 Main Street, Ridgway, Pennsylvania 15801 so as to be received prior to the vote at the PSFC Special Meeting with respect to the Reorganization Agreement, the Articles Amendment, and the proposal to adjourn the PSFC Special Meeting to solicit additional proxies.


         If the Reorganization Agreement is approved by the required vote at the PSFC Special Meeting, PSFC shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action setting forth the following: (i) state where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment; (ii) supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares; and (iv) be accompanied by a copy of Subchapter D of the PBCL. The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

         In determining whether or not to exercise dissenter rights, current shareholders should review the comparison of their rights as a PSFC shareholder with their right as shareholders of Emclaire following consummation of the Merger and/or the proposed cash payment. See "EFFECT OF THE MERGER ON SHAREHOLDERS' RIGHTS."

Accounting Treatment

         Under generally accepted accounting principles, it is anticipated that the Merger will be accounted for under the purchase method of accounting. The assets and liabilities of PSFC will be reflected in the consolidated financial statements of Emclaire based upon their fair values as of the effective date of the

Merger. Results of operations of PSFC will be reflected in the consolidated financial statements of Emclaire for all periods subsequent to the effective date of the Merger. Under the purchase method of accounting, the excess purchase price paid over the fair market value of net assets is amortized as an expense over the period estimated to be benefitted.

Interests of Certain Persons in the Merger

         Certain members of PSFC's management and its Board may be deemed to have interests in the Merger in addition to their interests, if any, as shareholders of PSFC. These interests are described in more detail below.


         Employment and Severance Agreements. Glenn R. Pentz, Managing Officer, Chief Financial Officer and Secretary of PSFC will receive severance benefits pursuant to the terms of his employment agreement with PSFC. Total severance benefits will aggregate ^ approximately $140,000.

         Stock Options. Certain directors and officers of PSFC have been granted options under the Stock Option Plan to purchase, in the aggregate, 45,297 shares of PSFC Common Stock. As of the Effective Date of the Merger, such options will be converted into $16.00 per optioned share, representing $26.00 minus the $10.00 option exercise price. ^ It is expected that Mr. Pentz will exercise his 6,567 options prior to the date of this Prospectus/Joint Proxy Statement. The remaining directors and officers will receive cash payments aggregating $619,680 (38,730 options). ^


         Continued Indemnification and Insurance Coverage. After the Merger is consummated, Emclaire will continue to indemnify officers and directors of PSFC and Peoples Bank for prior acts in accordance with the provisions of Emclaire's Articles of Incorporation. Emclaire will also cover officers and directors of PSFC and Peoples Bank with directors and officers liability insurance for a six year period after the Merger is consummated.

         Advisory Board. Pursuant to the Reorganization Agreement, Emclaire will create an advisory board to assist and advise the Emclaire's Board of Directors with respect to, the operations of Peoples Bank and the maintenance of building existing relationships within the Peoples Bank's business community. Certain qualifying directors of PSFC will be offered positions on the advisory board and will meet on a quarterly basis for at least two years. Each advisory board member will receive fees of not less than $100 per meeting attended.

Resales by Affiliates

         The shares of Emclaire Common Stock issued to PSFC shareholders upon consummation of the Merger have been registered under the Securities Act, but such registration does not cover resales by affiliates of PSFC ("Affiliates"). Emclaire Common Stock received and beneficially owned by those PSFC shareholders who are deemed to be Affiliates may be resold without registration as provided for by Rule 145 under the Securities Act, or as otherwise permitted. The term "Affiliate" is defined to include any person who, directly or indirectly, controls, or is controlled by, or is under common control with PSFC at the time the Reorganization Agreement is submitted for approval by a vote of the holders of PSFC Common Stock. Generally, this definition includes executive officers, directors and 10% or more shareholders of PSFC. Each Affiliate who desires to resell Emclaire Common Stock received in the Merger must sell such Emclaire Common Stock either (i) pursuant to an effective registration statement under the Securities Act, (ii) in accordance with the applicable provisions of Rule 145 under the Securities Act or (iii) in a transaction which, in the opinion of counsel for such Affiliate or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission, in each case reasonably satisfactory in form and substance to Emclaire, to the effect that such resale is exempt from the registration requirements of the Securities Act.

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         Rule 145(d) requires that persons deemed to be Affiliates  resell their
Emclaire Common Stock pursuant to certain of the requirements of Rule 144 under the Securities Act if such Emclaire Common Stock is sold within the first year after the receipt thereof. After one year, if such person is not an affiliate of Emclaire and Emclaire is current in the filing of its periodic securities law reports, a former Affiliate of PSFC may freely resell the Emclaire Common Stock received in the Merger without limitation. After two years from the issuance of the Emclaire Common Stock, if such person is not an affiliate of Emclaire at the time of sale or for at least three months prior to such sale, such person may freely resell such Emclaire Common Stock, without limitation, regardless of the status of Emclaire's periodic securities law reports.

Regulatory Approvals


         Consummation of the Merger is subject, among other things, to prior receipt of all necessary regulatory approvals. Consummation of the Merger requires approval of the Merger by the Pennsylvania Department of Banking ("Department"), the FDIC under the Bank Merger Act (the "Bank Merger Act"), and the Office of the Comptroller of the Currency ("OCC"), and the approval of the Merger or waiver of the need for such approval by the FRB. Approval by the Department^ or the OCC does not constitute an endorsement of the Merger or a determination by any such regulator that the terms of the Merger are fair to the shareholders of PSFC. Emclaire and PSFC have received conditional approval from the OCC and the FRB has indicated that it will not object to the merger. While Emclaire and PSFC anticipate receiving all ^ remaining approvals, there can be no assurance that they will be granted, or that they will be granted on a timely basis or that they will be granted without conditions unacceptable to Emclaire or PSFC.


                  EFFECT OF THE MERGER ON SHAREHOLDERS' RIGHTS

General

         Because PSFC and Emclaire are both Pennsylvania business corporations, any differences in rights of holders of their respective stocks are due to the differences in the articles of incorporation and bylaws of the two companies. The following is a summary explanation of the material differences between the rights of PSFC shareholders and the rights of Emclaire shareholders. This summary is qualified in its entirety by reference to the governing documents of PSFC and Emclaire referred to above.

Board of Directors

         PSFC. The number of directors of PSFC will not be less than five nor more than 15, as provided from time to time in or in accordance with the Bylaws of PSFC, provided that no decrease in the number of directors will have the effect of shortening the term of any incumbent director, and provided further that no action will be taken to decrease or increase the number of directors from time to time unless at least 60% of the directors then in office concur in said action. Vacancies in the board of directors of PSFC, however caused, and newly created directorships are filled by a vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen will hold office for a term expiring at the annual meeting of shareholders' or by a sole remaining director.

         Directors are not required to own any shares of PSFC's common stock and need not be residents of any particular state, country or other jurisdiction.

         The board of directors of PSFC is divided into three classes of directors which are designated Class I, Class II and Class III. The members of each class are elected for a term of three years and until their successors are elected and qualified. Such classes are as nearly equal in number as the then total number of directors constituting the entire board of directors shall permit, with the terms of office of all members of one class expiring each year. A director whose term expires at any annual meeting will continue to serve until such time as his successor is duly elected and qualified unless his position on the board of directors is abolished by action taken to reduce the size of the board of directors prior to said meeting.

         Should the number of directors of PSFC be reduced, the directorship(s) eliminated will be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph. The board of directors will designate, by the name of the incumbent(s), the position(s) to be abolished. Notwithstanding the foregoing, no decrease in the number of directors will have the effect of shortening the term of any incumbent director. Should the number of directors of PSFC be increased, the additional directorships will be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph.

         Whenever the holders of any one or more series of preferred stock of PSFC shall have the right, voting separately as a class, to elect one or more directors of PSFC, the board of directors will consist of said directors so elected in addition to the number of directors fixed as provided by PSFC's Articles of Incorporation. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of preferred stock of PSFC shall have the right, voting separately as a class, to elect one or more directors of PSFC, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

         Any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office only with cause by an affirmative vote of not less than a majority of the total votes eligible to be cast by shareholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director's duties to PSFC. At least 30 days prior to such meeting of shareholders, written notice shall be sent to the director whose removal will be considered at the meeting. Directors may also be removed from office in the manner provided in the PBCL.

         Emclaire. The number of directors of Emclaire will not be less than three, as determined by the Board of Directors from time to time in or in accordance with the Bylaws of Emclaire. Vacancies in the board of directors of Emclaire, however caused, and newly created directorships are filled by a vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen will hold office for a term expiring at the same time as those directors in his or her class.

         Directors are not required to own any shares of Emclaire's common stock
and  need  not  be  residents  of  any  particular   state,   country  or  other
jurisdiction.

         The board of directors of Emclaire is divided into three classes of directors which are designated Class A, Class B and Class C. The members of each class are elected for a term of three years and until their successors are elected and qualified, with the terms of office of all members of one class expiring each year. A director whose term expires at any annual meeting will continue to serve until such time as his successor is duly elected and qualified unless his position on the board of directors is abolished by action taken to reduce the size of the board of directors prior to said meeting.

         The Board of Directors may declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one year or for any other proper cause which the Bylaws may specify or if, within

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



sixty (60) days or such other time as the Bylaws may specify after notice of his selection, he does not accept the office either in writing or by attending a meeting of the Board of Directors and fulfill such other requirements of qualification as these Bylaws may specify.

         Upon application of any shareholder or director, and in accordance with the PBCL, the court may remove from office any director in case of fraudulent or dishonest acts, or gross abuse of authority or discretion with reference to Emclaire, or for any other proper cause, and may bar from office any director so removed for a period prescribed by the court.

Meetings of Shareholders; Cumulative Voting; Proxies

         PSFC. An action required to be taken or which may be taken at any annual or special meeting of shareholders of PSFC may not be taken without a meeting. The power of shareholders to take action by written consent is specifically denied.

         Special meetings of the shareholders of PSFC for any purpose or purposes may be called at any time by the chairman of the board, a majority of the board of directors of PSFC, or the president.

         Each shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for him by proxy, but no such proxy will be voted or acted upon after 11 months from its date, unless the proxy provides for a longer period. Without limiting the manner in which a shareholder may authorize another person or persons to act for him as proxy, the following constitutes a valid means by which a shareholder may grant such authority.

         There is no cumulative voting by shareholders of any class or series in the election of directors of PSFC.

         Meetings of shareholders may be held within or without the State of Pennsylvania, as the Board of Directors of PSFC may provide.

         Emclaire. An action required to be taken or which may be taken at any annual or special meeting of shareholders of Emclaire may be taken without a meeting if all shareholders entitled to vote thereon consent to such action in writing. In the case of a merger, consolidation, acquisition of all capital shares of Emclaire or sale of assets, such action may be taken without a meeting only if all shareholders consent in writing, or if all shareholder entitled to vote consent in writing and all other shareholders are provided the advance notification required by Pennsylvania law.

         Special meetings of the shareholders of Emclaire for any purpose or purposes may be called at any time by the president, a majority of the board of directors of Emclaire, or by the executive committee of the board of directors.

         Each shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for him by proxy, but no such proxy will be voted or acted upon after 11 months from its date, unless the proxy provides for a longer period. Without limiting the manner in which a shareholder may authorize another person or persons to act for him as proxy, the following constitutes a valid means by which a shareholder may grant such authority.



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



         There is no cumulative voting by shareholders of any class or series in the election of directors of Emclaire.

         Meetings of shareholders may be held at such time and place as determined by the Board of Directors.

Nominations to the Board of Directors, Shareholder Proposals, and Conduct of Meetings

         PSFC. Nominations of candidates for election as directors at any annual meeting of shareholders may be made (a) by or at the direction of, a majority of the board of directors or (b) by any shareholder entitled to vote at such annual meeting. Only persons nominated in accordance with certain procedures described in PSFC's Articles (which are summarized below) will be eligible for election as directors at an annual meeting. Ballots bearing the names of all the persons who have been nominated for election as directors at an annual meeting will be provided for use at the annual meeting.

         Nominations, other than those made by or at the direction of the board of directors, must be made pursuant to timely notice in writing to PSFC's Secretary. To be timely, a shareholder's notice shall be delivered to, or mailed and received at, PSFC's principal office not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of shareholders.


         Proposals, other than those made by or at the direction of the board of directors, must be made pursuant to timely notice in writing to PSFC's
Secretary. ^ With respect to shareholder proposals to be considered at the annual meeting of shareholders ^, the shareholder's notice must be delivered to, or mailed and received at, the principal office of PSFC not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of shareholders of PSFC.


         The board of directors may reject any nomination by a shareholder or shareholder proposal not timely made. If the board of directors, or a designated committee thereof, determines that the information provided in a shareholder's notice does not satisfy the informational requirements in any material respect, the Secretary of PSFC will notify such shareholder of the deficiency in the notice. The shareholder will have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five days from the date such deficiency notice is given to the shareholder, as the board of directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the board of directors or such committee reasonably determines that the additional information provided by the shareholder, together with information previously provided, does not satisfy the specified requirements in any material respect, then the board of directors may reject such shareholder's nomination or proposal. The Secretary of PSFC will notify a shareholder in writing whether his nomination or proposal has been made in accordance with the time and informational requirements. Notwithstanding the procedures set forth in this paragraph, if neither the board of directors nor such committee makes a determination as to the validity of any nominations or proposals by a shareholder, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the nomination or proposal was made in accordance with the terms of PSFC's Bylaws.

         Emclaire. Nominations of candidates for election as directors at any annual meeting of shareholders may be made (a) by or at the direction of, a majority of the board of directors or (b) by any shareholder entitled to vote at such annual meeting. Only persons nominated in accordance with certain procedures described in Emclaire's Bylaws (which are summarized below) will be eligible for election as directors at an annual meeting. Ballots bearing the names of all the persons who have been nominated for election as directors at an annual meeting will be provided for use at the annual meeting.


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



         Nominations, other than those made by or at the direction of the board of directors, must be made pursuant to timely notice in writing to Emclaire's Secretary. To be timely, a shareholder's notice shall be delivered to, or mailed and received at, Emclaire's principal office not less than 60 days prior to the date of any meeting of shareholders called for the election of directors.

         Proposals, other than those made by or at the direction of the board of directors, must be made pursuant to timely notice in writing to Emclaire's Secretary. For shareholder nominations to be timely, the shareholder notification must set forth specific information as provided by the Bylaws. The presiding officer of the annual meeting shall determine and declare at the annual meeting whether the nomination or proposal was made in accordance with the terms of Emclaire's Bylaws.

Authorized Shares

         PSFC. The aggregate number of shares of all classes of capital stock which PSFC has authority to issue is 3,000,000 of which 2,000,000 are to be shares of common stock, $0.10 par value per share, and of which 1,000,000 are to be shares of serial preferred stock, no par value per share. The shares may be issued by PSFC without the approval of shareholders except as otherwise provided in its Articles of Incorporation or the rules of a national securities exchange, if applicable. The consideration for the issuance of the shares will be paid to or received by PSFC in full before their issuance and will not be less than the par value per share. The consideration for the issuance of the shares will be cash, services rendered, personal property (tangible or intangible), real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the judgment of PSFC's board of directors as to the value of such consideration will be conclusive. Upon payment of such consideration such shares will be deemed to be fully paid and nonassessable. In the case of a stock dividend, the part of the surplus of PSFC which is transferred to stated capital upon the issuance of shares as a stock dividend will be deemed to be the consideration for their issuance.

         Emclaire. The aggregate number of shares of all classes of capital stock which Emclaire has authority to issue is 12,000,000 shares of common stock, $1.25 par value per share and 3,000,000 shares of serial preferred stock. The shares may be issued by Emclaire without the approval of shareholders except as otherwise provided in its Articles of Incorporation or the rules of a national securities exchange, if applicable. The consideration for the issuance of the shares will be paid to or received by Emclaire in full before their issuance and will not be less than the par value per share. The consideration for the issuance of the shares will be cash, services rendered, personal property (tangible or intangible), real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the judgment of Emclaire's board of directors as to the value of such consideration will be conclusive. Upon payment of such consideration such shares will be deemed to be fully paid and nonassessable. In the case of a stock dividend, the part of the surplus of Emclaire which is transferred to stated capital upon the issuance of shares as a stock dividend will be deemed to be the consideration for their issuance.

Limitations on Voting/Business Combinations

         PSFC. In no event may any record owner of any outstanding PSFC Common Stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of PSFC Common Stock (the "Limit"), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes which may be cast by any record owner by virtue of such provisions in respect of PSFC Common Stock beneficially owned by such person owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all PSFC Common Stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both

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



beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of PSFC Common Stock beneficially owned by such person owning shares in excess of the Limit.

         Further, until January 4, 1999, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of PSFC. See "PROPOSAL II - ARTICLES AMENDMENT."

         The Articles of Incorporation of PSFC require the approval of the holders of at least 80% of PSFC's outstanding shares of voting stock to approve certain "Business Combinations," as defined therein, and related transactions. Under the Articles of Incorporation, at least 80% approval of shareholders is required in connection with any business combination transaction involving an Interested Shareholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by two-thirds of those members of PSFC's Board of Directors who are unaffiliated with the Interested Shareholder and were directors prior to the time when the Interested Shareholder became an Interested Shareholder or (ii) if the proposed transaction met certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares including: (a) the consideration given to acquire shares of PSFC Common Stock or any class or series of shares other than PSFC Common Stock (together "PSFC Stock") to affect a Business Combination must be in the same form and kind previously paid by the acquiror;
(b) the amount of cash and fair market value of consideration to be received for the PSFC Stock must be not less than the highest price per share previously paid by the acquiror, and (c) certain price formulae for the PSFC Stock. The term "Interested Shareholder" is defined to include any individual, corporation, partnership or other entity (other than PSFC or its subsidiary) which owns beneficially or controls, directly or indirectly, 20% or more of the outstanding shares of voting stock of PSFC.

         Emclaire. Emclaire's Articles of Incorporation provide that any merger, consolidation, or action that would result in the sale or other disposition of all or substantially all of the assets of Emclaire must be approved by at least 80% of the outstanding shares of Emclaire Common Stock.

Indemnification; Limitation of Liability

         PSFC. The Articles of Incorporation of PSFC provide that Directors of PSFC shall have no liability to PSFC or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that liability of a director is not limited (i) for any breach of the director's duty of loyalty to PSFC or its shareholders if such acts or omissions are not made in good faith or involve intentional misconduct or a knowing violation of law, or (ii) under
Section 1713(b) of the PBCL.

         PSFC's Articles of Incorporation provide, in accordance with the PBCL, that PSFC shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of PSFC, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of PSFC, or is or was serving at the request of PSFC as a director, officer, employee or agent of another company, partnership, joint venture, sole proprietorship, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under PBCL.

         PSFC may pay in advance any expenses (including attorneys' fees) which may become subject to indemnification if the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he or she is not entitled to indemnification by PSFC under Pennsylvania law. PSFC may purchase and maintain insurance on behalf of any person who is eligible for indemnification against any liability incurred by him or her in any such position, or arising out of his or her status as such, whether or not PSFC would have power to indemnify him or her against such liability under the Articles of Incorporation and Pennsylvania law.

         Emclaire. Emclaire's Bylaws provide that directors shall not be personally liable for monetary damage for any action taken or any failure to take any action unless (i) the director has breached or failed to perform the duties of his office under Article 12 of the Bylaws; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.


         Emclaire's Bylaws provide, in accordance with the PBCL, that Emclaire shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of Emclaire, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Emclaire or of any constituent corporation absorbed by Emclaire in a consolidation or merger, or is or was serving at the request of Emclaire as a director, officer, employee or agent of another company, partnership, joint venture, sole proprietorship, trust or other enterprise, against expenses (including attorneys' fees), ^ judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under PBCL.


         Emclaire may pay in advance any expenses (including attorneys' fees) which may become subject to indemnification if the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he or she is not entitled to indemnification by Emclaire under Pennsylvania law. Emclaire may purchase and maintain insurance on behalf of any person who is eligible for indemnification, against any liability incurred by him or her in any such position, or arising out of his or her status as such, whether or not Emclaire would have power to indemnify him or her against such liability under Pennsylvania law.

Amendment of Bylaws

         PSFC. The Board of Directors of PSFC may adopt, alter, amend, or repeal the Bylaws by a majority vote of directors present at a regular or special meeting. Shareholders may also adopt, alter, amend or repeal the Bylaws by affirmative vote of holders of eighty percent (80%) of shares entitled to vote generally in the election of directors.

         Emclaire. The Board of Directors of Emclaire are authorized to make, repeal, alter, amend or rescind any or all of the Bylaws of the corporation. Shareholders may make, repeal, alter, amend or rescind the Bylaws only upon a two-thirds or more of the total voting power of outstanding shares of each class of capital stock entitled to vote.


^ Amendment of Articles of Incorporation


         PSFC. In the PSFC Articles of Incorporation, PSFC reserves the right to repeal, alter, amend or rescind any provision contained in the Articles in the manner prescribed under Pennsylvania law, subject to the reservation set forth in the Articles of Incorporation. Under the Pennsylvania Business Corporation Act, the PSFC Board of Directors or the holders of shares representing at least ten percent (10%) of votes entitled to be cast on an amendment, may propose to amend the PSFC Articles of Incorporation for submission to the shareholders. Approval of such an amendment to the PSFC Articles of Incorporation requires a majority vote of shares outstanding, except where the amendment, alteration, change or act to repeal the PSFC Articles of Incorporation is inconsistent with 7 (dealing with qualifications and removal of directors), 8 (dealing with preemptive rights), 9 (dealing with elimination or limitation of officers' and directors' liability), 10 (dealing with indemnification), 11 (dealing with nominations and shareholder proposals), 12 (dealing with restrictions on voting rights), 13 (dealing with approvals of business combinations), 14 (dealing with fair price provisions), and 15 (dealing with amendments to the bylaws and articles), then the shareholder approval must be at least eighty percent (80%) of the shares entitled to vote at the election of directors.

         Emclaire. Emclaire reserves the right to amend, alter change or repeal any provision contained in its Articles of Incorporation in the manner prescribed under the Pennsylvania Business Corporation Law, except that Article VIII (dealing with merger, consolidation, liquidation or dissolution) may not be repealed or amended in any respect, unless such repeal or amendment is approved by the affirmative vote of the holders of not less than 80% of all outstanding shares of Emclaire Common Stock entitled to vote generally, other than in the election of directors.

                      DESCRIPTION OF EMCLAIRE CAPITAL STOCK

         The aggregate number of shares of all classes of capital stock which the Emclaire has authority to issue is 12,000,000 shares of common stock, $1.25 par value per share and 3,000,000 shares of serial preferred stock. The shares may be issued by the Emclaire from time to time as approved by the board of directors of the Emclaire without the approval of the shareholders except as otherwise provided in this Certificate or the rules of a national securities exchange if applicable. The consideration for the issuance of the shares shall be paid to or received by the Emclaire in full before their issuance and shall not be less than the par value per share. The consideration for the issuance of the shares may be paid in whole or in part, in cash, real property, in tangible or intangible personal property, including stock of another corporation, in labor or services actually performed for the corporation or in its formation, or as otherwise permitted by Pennsylvania law. In the absence of actual fraud in the transaction, the judgment of the board of directors or the shareholders as the case may be as to the value of such consideration shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, the part of the surplus of the Emclaire which is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

         The holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holders.

         Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock, and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when as declared by the board of directors of Emclaire.

         In the event of any liquidation, dissolution or winding up of Emclaire, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the common stock in any such event, the full preferential amounts to which they are respectively entitled, the holders of the common stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of Emclaire, including the payment of all fees, taxes and other expenses incidental thereto, to receive the remaining assets of Emclaire available for distribution, in cash or in kind.

         Each share of common stock shall have the same relative rights, preferences and limitations as, and shall be identical in all respects with, all the other shares of common stock of Emclaire.

                        PROPOSAL II -- ARTICLES AMENDMENT

      (PSFC Meeting Only - Amendment of the PSFC Articles of Incorporation)

General

         No amendment, addition, alteration, change or repeal of the PSFC Articles may be made, unless first proposed by the Board of Directors of PSFC pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, and thereafter is approved by the holders of a majority (except as provided below) of the shares of PSFC Common Stock entitled to vote generally in an election of directors, voting together as a single class. However, the affirmative vote of the holders of at least eighty percent (80%) of the shares of PSFC Common Stock entitled to vote generally in an election of directors, voting together as a single class, is required to amend, adopt, alter, change or repeal certain other provisions of PSFC Articles, including Article 12 of the PSFC Articles.

Amendment of Article 12

         Currently, Article 12 of the PSFC Articles provides that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than ten percent of an equity security of PSFC (the "Beneficial Ownership Limitation") prior to January 4, 1999. All shares beneficially owned by any person in excess of ten percent are considered shares owned in excess of the limit (the "Limit"). Persons owning shares in excess of the Limit are not entitled or permitted to vote such shares and may have their voting rights reduced below the Limit pursuant to Article 12.


         The Merger cannot occur until January 4, 1999 unless Article 12 of the PSFC Articles is amended. The Reorganization Agreement, which PSFC's Board of Directors has unanimously approved, provides that PSFC shall amend the PSFC Articles in accordance with applicable law to remove the prohibition in Article
12. ^ A copy of Article 12 of the PSFC Articles incorporating the proposed Articles Amendment is attached as Appendix ^ C to this Prospectus/Joint Proxy Statement.


         The Articles Amendment would remove the prohibitive language and thereby allow a person to directly or indirectly offer to acquire or acquire the beneficial ownership of more than ten percent of any class of equity security of PSFC prior to January 1999. The Articles Amendment would not, however, eliminate the reduction in voting that may result from ownership of shares in excess of the Limit and all other provisions of Article 12 would remain intact after the Articles Amendment.

         Approval of the proposed Articles Amendment by PSFC's shareholders is a condition to consummating the Merger, and failure to approve the Articles Amendment would prevent consummation of the Merger regardless of whether the Merger receives shareholders approval. If the Articles Amendment is approved by PSFC shareholders, it is expected to become effective immediately prior to consummation of the Merger. In the event the Merger is not approved by the shareholders of PSFC or the Merger is not consummated for any other reason, the Articles Amendment would not become effective, and Article 12 would continue in effect as it currently exists.

         THE BOARD OF DIRECTORS OF PSFC RECOMMENDS THAT SHAREHOLDERS OF PSFC VOTE FOR THE ARTICLES AMENDMENT. APPROVAL OF THE ARTICLES AMENDMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF EIGHTY PERCENT (80%) OF THE OUTSTANDING SHARES OF PSFC COMMON STOCK.

                     PROPOSAL III -- ADJOURNMENT OF MEETING

                               (PSFC Meeting Only)

         In the event there is an insufficient number of shares present in person or by proxy at the PSFC Special Meeting to approve the Reorganization
Agreement or the Articles Amendment, or both, the PSFC Board of Directors intends to submit for shareholder approval at the PSFC Special Meeting a proposal to adjourn the PSFC Special Meeting to a later date. The place and date to which the PSFC Special Meeting would be adjourned would be announced at the Special Meeting.

         The adjournment would permit PSFC to solicit additional proxies for approval of the Reorganization Agreement and the Articles Amendment. While such an adjournment would not invalidate any proxies previously filed, including those voting against the Reorganization Agreement or the Articles Amendment, it would give PSFC the opportunity to solicit additional proxies in favor of the Reorganization Agreement and the Articles Amendment if necessary.

PSFC'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE ADJOURNMENT UNDER THE CIRCUMSTANCES DESCRIBED HEREIN. APPROVAL OF THE ADJOURNMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF PSFC COMMON STOCK PRESENT IN PERSON OR BY PROXY AT THE MEETING.

                                     EXPERTS

         The consolidated financial statements of Emclaire as of December 31, 1997 and 1996, and for each of the years in the two-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of S.R. Snodgrass, A.C., independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of PSFC as of June 30, 1997 and 1996, and for each of the years in the two-year period ended June 30, 1997 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of S.R. Snodgrass, A.C., independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of Emclaire Common Stock to be issued to PSFC Shareholders pursuant to the Merger and certain other legal matters in connection with the Merger will be passed upon for Emclaire by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, management of Emclaire and PSFC know of no other business that will come before the Special Meetings. Should any other matters properly come before the Special Meetings, the proxy in the enclosed form confers upon the person or persons designated to vote the shares discretionary authority to vote the same with respect to any other matter in accordance with the direction of the Emclaire and PSFC Boards.

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Reorganization Agreement"), dated as of April 7, 1998, is entered into by and between Emclaire Financial Corp. ("Emclaire" or the "Surviving Corporation" as the context may require), a corporation incorporated and existing under the laws of the Commonwealth of Pennsylvania, which is registered as a bank holding company and whose executive offices are located at 612 Main Street, Emlenton, Pennsylvania 16373; The Farmers National Bank of Emlenton ("Farmers National"), a national association, chartered and existing under the laws of the United States, which has its main office at 612 Main Street, Emlenton, Pennsylvania 16373, and is a wholly-owned subsidiary of Emclaire; Peoples Savings Financial Corporation ("PSFC"), a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, which is a registered bank holding company and whose principal offices are located at 173 Main Street, Ridgway, Pennsylvania 15853; and Peoples Savings Bank ("Peoples Bank"), a state savings bank, chartered and existing under the laws of Pennsylvania, which has its main office at 173 Main Street, Ridgway, Pennsylvania 15853 and is a wholly-owned subsidiary of PSFC.

         Emclaire, Farmers National, PSFC and Peoples Bank are sometimes referred to herein as the "Parties."

                                    RECITALS

         A. PSFC is the beneficial owner and holder of record of 100,000 shares of the common stock, $0.10 par value per share, of Peoples Bank, which constitute all of the shares of common stock of Peoples issued and outstanding (the "Peoples Common Stock").

         B. The Boards of Directors of PSFC and Peoples Bank deem it desirable and in the best interests of PSFC and Peoples Bank and the shareholders of PSFC (the "PSFC Shareholders") that PSFC be merged (the "Merger") with and into Emclaire (which would survive the merger as the Surviving Corporation, as defined herein) on the terms and subject to the conditions set forth in this Reorganization Agreement and in the manner provided in this Reorganization Agreement and the Plan of Merger (the "Plan of Merger") attached hereto as Exhibit A.

         C. The Board of Directors of Emclaire deems it desirable and in the best interests of Emclaire and the shareholders of Emclaire that PSFC be merged with and into Emclaire on the terms and subject to the conditions set forth in this Reorganization Agreement and in the manner provided in this Reorganization Agreement and the Plan of Merger.

         D. The Parties to this Reorganization Agreement further deem it desirable and in the best interests of the respective corporations and their shareholders that Peoples Bank be merged with and into Farmers National (the "Subsidiary Merger") concurrently with or as soon as reasonably practicable after the Merger pursuant to the Merger Agreement attached hereto as Exhibit B (the "Subsidiary Merger Agreement").

         E. Pursuant to this Reorganization Agreement, each share of Peoples Common Stock outstanding at the Effective Time of the Merger will be converted into either (i) cash in the amount of $26.00 (the "Cash Merger Consideration," as defined herein), or (ii) shares of Emclaire Common Stock having a Final
Market Price (as defined herein) equal to $26.00 (the "Stock Merger Consideration as defined herein). Shareholders of Peoples Common Stock will be entitled to elect their preference with respect to each share of Peoples Common Stock held by them, subject to pro-rata allocation, such that an aggregate of 45.0% will be converted into the Cash Merger Consideration, and 55.0% will be converted into the Stock Merger Consideration.

         F. It is agreed that the number of outstanding shares of Peoples Common Stock (including shares issued under any restricted or management stock bonus plan) outstanding, including 45,297 stock options, is 487,813, resulting in total aggregate consideration of at least $12,230,168, 55% of which will be paid in the form of Emclaire Common Stock.

         NOW THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

                                    AGREEMENT

                                    ARTICLE 1

                           TERMS OF THE REORGANIZATION

                           1.1      The Merger.  Subject to the satisfaction (or
lawful waiver) of each of the conditions to the obligations of each of the Parties to this Reorganization Agreement, at the Effective Time of the Merger (as defined in Section 2.1(b) herein), PSFC shall be merged with and into Emclaire, which latter corporation shall survive the Merger and is referred to herein in such capacity as the "Surviving Corporation." The Merger shall have the effects set forth in the Pennsylvania Business Corporation Act ("PBCA"), with respect to mergers of corporate entities.

                           (a)     Effects of the Merger.  At the Effective Time
of the Merger, the separate existence of PSFC shall cease, and PSFC shall be merged with and into Emclaire which, as the Surviving Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of PSFC. The Merger is intended to be treated by the parties as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, (the "Code").

                           (b) Transfer of Assets.  At the Effective Time of the
Merger, all rights, assets, licenses, permits, franchises and interests of PSFC in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, and choses in action shall be deemed to be vested in Emclaire as the Surviving Corporation by virtue of the Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

                           (c) Assumption of Liabilities.  At the Effective Time
of the Merger, the Surviving Corporation shall become and be liable for all debts, liabilities, obligations and contracts of PSFC whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of PSFC.

                  1.2 Articles of Incorporation, Bylaws, Directors, Officers and Name of the Surviving Corporation.

                           (a)      Articles of Incorporation.  At and after the
Effective Time of the Merger, the Articles of Incorporation of Emclaire, as in effect immediately prior to the Effective Time of the Merger, shall continue to be the Articles of Incorporation of Emclaire as the Surviving Corporation, unless and until amended thereafter as provided by law and the terms of such Articles of Incorporation.

                           (b) Bylaws.  At and after the  Effective  Time of the
Merger, the Bylaws of Emclaire, as in effect immediately prior to the Effective Time of the Merger, shall continue to be the Bylaws of Emclaire as the Surviving Corporation, unless and until amended or repealed as provided by law, the Articles of Incorporation of Emclaire and such Bylaws.

                           (c) Directors and Officers. The directors of Emclaire
in office immediately prior to the Effective Time of the Merger shall continue to be the directors and officers of the Surviving Corporation, to hold office as provided in the Articles of Incorporation and Bylaws of the Surviving
Corporation, unless and until their successors shall have been elected or appointed and shall have qualified or until they shall have been removed in the manner provided in said Articles of Incorporation and Bylaws.

                           (d)      Advisory Board.  The Surviving   Corporation
shall offer some of the current directors of Peoples a seat on a to-be-formed Advisory Board of the Surviving Corporation for a period of at least two years. Emclaire's mandatory retirement age for directors will apply to this Advisory Board. Such Advisory Board shall meet at least once per quarter and board members will receive board fees not less than current fees paid for attendance at committee meetings of the Board of Emclaire for participation thereon.

                           (e)  Name.  The  name  of the  Surviving  Corporation
following the Merger shall be: Emclaire Financial Corp.

                  1.3 Availability of Information. Promptly after the execution by the Parties of this Reorganization Agreement, each Party shall provide to the other Party, its officers, employees, agents, and representatives access, on reasonable notice and during customary business hours, to the books, records, properties and facilities of the Party and shall use its best efforts to cause its officers, employees, agents and representatives to cooperate with any of the reviewing Party's reasonable requests for information.

                  1.4 Subsidiary Merger and Emclaire's Right to Revise the Structure of the Transaction. The Parties to this Reorganization Agreement shall take all such action as shall be necessary or appropriate to effect the Subsidiary Merger pursuant to the terms, subject to the conditions and with the effects set forth in the Subsidiary Merger Agreement, at or as soon after the Effective Time of the Merger as is reasonably practicable. With the written consent of PSFC, which will not unreasonably be withheld, Emclaire shall have the right to revise the structure of the corporate Reorganization contemplated by this Reorganization Agreement in order to achieve tax benefits or for regulatory reasons which Emclaire may deem advisable; Emclaire may exercise this right of revision by giving written notice to PSFC and Peoples Bank in the manner provided in this Reorganization Agreement which notice shall be in the form of an amendment to this Reorganization Agreement or in the form of an Amended and Restated Agreement and Plan of Reorganization provided, however, that such restructuring may not have a material adverse effect on the benefits of the Merger to PSFC shareholders.

                  1.5 PSFC Stock Options.  As of the date of this Reorganization
Agreement, there are 45,297 validly issued, outstanding and currently exercisable options to purchase shares of PSFC Common Stock (the "PSFC Stock Options"), and no other options, rights, warrants, scrip or similar rights to purchase shares of PSFC Common Stock are issued and outstanding. Upon consummation of the Merger and the payment of the amount set forth in Section 2.2(f), there will be no issued and outstanding PSFC Stock Options.

                  1.6 Employment Agreements. It is acknowledged that PSFC currently has outstanding, valid and enforceable employment agreement ("Employment Agreement") with Glenn R. Pentz, Jr. Immediately prior to the Closing as defined in Section 2.1(a), PSFC will pay out the "Change of Control" provision of the Agreement in a lump sum payment provided for in Section 11 of the Employment Agreement estimated in accordance with Schedule 1.6, subject to final adjustment, as of the Closing Date. At the closing of the acquisition, the Surviving Corporation will offer Mr. Pentz a position at Farmers without a written contract that allows Mr. Pentz to maximize his abilities.

                  1.7 Employees. Except as provided in Section 1.6 of this Reorganization Agreement, the Surviving Corporation shall retain all employees of PSFC and Peoples Bank subject to the needs of Emclaire's business. Except as to Mr. Pentz, who is covered by Section 1.6,

Emclaire will guarantee such employees employment at their current compensation level for a period of at least three months after the Effective Time of the Merger.

                  1.8 Anti-dilution Provisions. In the event Emclaire changes the number of shares of Emclaire Common Stock issued and outstanding prior to the Effective Time of the Merger as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Emclaire Common stock and the record date therefor shall be after the first date of the Pricing Period (as defined below) and prior to the Effective Time of the Merger, the Per Share Stock Consideration (as defined below) shall be proportionately adjusted.

                                    ARTICLE 2

                           DESCRIPTION OF TRANSACTION

                  2.1      Terms of the Merger.

                  (a) Satisfaction of Conditions to Closing. After the transactions contemplated herein have been approved by the shareholders of PSFC and each other condition to the obligations of the Parties hereto, other than those conditions which are to be satisfied by delivery of documents by any Party to any other Party, has been satisfied or, if lawfully permitted, waived by the Party or Parties entitled to the benefits thereof, a closing (the "Closing") will be held on the date and at the time of day and place referred to in this Reorganization Agreement. At the Closing the Parties shall use their respective best efforts to deliver the certificates, letters and opinions which constitute conditions to effecting the Merger and the Subsidiary Merger and each Party will provide the other Parties with such proof or indication of satisfaction of the conditions to the obligations of such other Parties to consummate the Merger as such other Parties may reasonably require. If all conditions to the obligations of each of the Parties shall have been satisfied or lawfully waived by the Party entitled to the benefits thereof, the Parties shall, at the Closing, duly execute Articles of Merger for filing with the Secretary of State of the Commonwealth of Pennsylvania and promptly thereafter PSFC and Emclaire shall take all steps necessary or desirable to consummate the Merger in accordance with all applicable laws, rules and regulations and the Plan of Merger. The Parties shall thereupon take such other and further actions as Emclaire shall reasonably direct or as may be required by law or this Reorganization Agreement to consummate the transactions contemplated herein.

                           (b)   Effective   Time  of  the   Merger.   Upon  the
satisfaction of all conditions to Closing, the Merger shall become effective on the date and at the time of filing of the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania or at such later date and/or time as may be agreed upon by the Parties and set forth in the Articles of Merger so filed (the "Effective Time of the Merger").

                  2.2      Conversion of Stock.

                           (a)      Consideration.  At the Effective Time of the
Merger, each share of common stock of PSFC, par value $0.10 per share (the "PSFC Common Stock") then issued and outstanding (other than shares held directly or indirectly by Emclaire, excluding shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the cash and/or shares of stock of Emclaire constituting the Per Share Merger Consideration (as defined in paragraph (b) below). As of the Effective Time of the Merger, each share of the PSFC Common Stock held directly or indirectly by Emclaire, excluding shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled, retired and cease to exist, and no exchange or payment shall be made with respect thereto.

                           (b)      Cash or Stock Merger Consideration.  As used
herein, the term "Per Share Merger Consideration" shall mean either the amount of cash set forth in clause (i) below (the "Cash Merger Consideration") or that number of shares of common stock of Emclaire, par value $1.25 per share
("Emclaire Common Stock") as set forth in clause (ii) below (the "Stock Merger Consideration"), at the election of the holder of each share of PSFC Common Stock, subject however to proration as set forth below.

                           (i) If Cash Merger Consideration is to be paid with respect to a share of PSFC Common Stock, the Per Share Merger Consideration with respect to such share of PSFC Common Stock shall be in the amount of Twenty- six dollars ($26.00).

                           (ii) If Stock Merger Consideration is to be paid with respect to a share of PSFC Common Stock, the Per Share Merger Consideration with respect to such share of PSFC Common Stock shall be that number of shares of Emclaire Stock (the "Conversion Number") equal to:

                                    (A)     If  the  Final   Market   Price  (as
                                            defined  below)  shall  be  equal or
                                            greater  than $15.00 but equal to or
                                            less  than  $21.00,  then the  Stock
                                            Merger    Consideration   shall   be
                                            Twenty-six  dollars ($26.00) divided
                                            by the Final Market Price.

                                    (B)     If  the  Final   Market   Price  (as
                                            defined below) shall be greater than
                                            $21.00,   then  the   Stock   Merger
                                            Consideration  shall be 1.24  shares
                                            of Emclaire Common Stock.

                                    (C)     If  the  Final   Market   Price  (as
                                            defined  below)  shall be less  than
                                            $15.00,  either  Emclaire or Peoples
                                            can terminate this Agreement.

                           (c)      Final Market Price. The "Final Market Price"
shall be the average closing price per share of the "last" real time trades (i.e., closing price) of the Emclaire Common Stock as reported on the OTC Bulletin Board for each of the thirty (30) OTC Bulletin Board general market trading days preceding one week prior to the Closing Date on which the OTC Bulletin Board was open for business (the "Pricing Period"), provided, however, that if there are less than 10 business days during such period when Emclaire Common Stock trades and on which there is a closing price, then the Pricing Period shall be extended backwards for such period as is necessary until there are ten days on which Emclaire Common Stock trades and on which there is a closing price if such extension backwards will result in a lower calculated Final Market Price. In the event the Emclaire Common Stock does not trade on one or more of the trading days during the Pricing Period (a "No Trade Date"), any such No Trade Date shall be disregarded in computing the average closing price per share of Emclaire Common Stock and the average shall be based upon the "last" real time trades and number of days on which the Emclaire Common Stock actually traded during the Pricing Period.

                           (d)      Fractional   Shares.  Fractional  shares  of
Emclaire Common Stock shall not be issued and each holder of PSFC Common Stock who would otherwise be entitled to receive any such fractional shares (taking into account all share amounts to which such holder is otherwise entitled hereunder) shall receive cash (without interest) in lieu thereof in an amount equal to the fraction of the share of Emclaire Common Stock to which such holder would otherwise be entitled multiplied by the Final Market Price. No such holder will be entitled to dividends, voting rights or any other rights of a stockholder of Emclaire or PSFC in respect of any such fractional share.

                           (e)      Dissenting Shares.  Notwithstanding anything
in this Agreement to the contrary, shares of PSFC Common Stock which are issued and outstanding immediately prior to the Effective Time of the Merger and which are held by a shareholder who has the right (to the extent such right is available by law) to demand and receive payment of the fair value of his shares of PSFC Common Stock (the "Dissenting Shares") pursuant to Section 1571 of the PBCA, shall not be converted into or be exchangeable for the right to receive the consideration provided in this Section 2.2 unless and until such holder shall fail to perfect his or her right to an appraisal or shall have effectively withdrawn or lost such right under the PBCA, as the case may be. If such holder shall have so failed to perfect his right to dissent or shall have effectively withdrawn or lost such right, each of his shares of PSFC Common Stock shall thereupon be deemed to be Cash Election Shares as defined in Section 2.3 of this Agreement.

                           (f) Treatment of Options.  At the  Effective  Time of
the Merger, each unexercised PSFC Stock Option shall be deemed canceled and as consideration therefor each holder of a PSFC Stock Option (the "Option Holders") shall have the right to receive a cash payment amount (the "Cash Out") equal to the excess of (A) $26.00 over the exercise price per share of PSFC Common Stock covered by that Option Holder's PSFC Stock Option(s), multiplied by (B) the total number of shares of PSFC Common Stock covered by such PSFC Stock Option(s).

                           (g)      Calculation Schedule.  The  calculations  of
the respective amounts of cash and Emclaire Common Stock payable and issuable pursuant to the terms of this Reorganization Agreement shall be jointly prepared and agreed to by Emclaire and PSFC and set forth in reasonable detail in a schedule that shall be delivered to Farmers National (the "Exchange Agent") no later than two business days after the end of the Election Period.

                  2.3      Election and Allocation Procedures.

                           (a)  Subject to and in accordance with the allocation
and election procedures set forth herein, each record holder of a share of PSFC Common Stock (the "PSFC Shareholders") shall, prior to the Election Deadline (as hereinafter defined) specify (i) the number of whole shares of PSFC Common Stock held by such Shareholder as to which such Shareholder shall desire to receive the Cash Merger Consideration, and (ii) the number of whole shares of PSFC Common Stock held by such Shareholder as to which such Shareholder shall desire to receive the Stock Merger Consideration..

                           (b)  An  election  as  described  in  clause  (i)  of
Paragraph (a) of this Section and all Dissenting Shares are herein referred to as a "Cash Election," and shares of PSFC Common Stock as to which a Cash Election has been made are herein referred to as "Cash Election Shares." An election as described in clause (ii) of Paragraph (a) is herein referred to as a "Stock Election," and shares as to which a Stock Election has been made are herein referred to as "Stock Election Shares." A failure to indicate a preference in accordance herewith is herein referred to as a "Non-Election," and shares as to which there is a Non-Election are herein referred to as "Non-Electing Shares."

                           (c) Notwithstanding  anything herein to the contrary,
and after taking into consideration Dissenting Shares and the Cash Out, 55.0% of the outstanding PSFC Common Stock shall be exchanged for Emclaire Common Stock. Payment of cash pursuant to the Cash Merger Consideration, the Cash Out and Dissenting Shares, if any, and issuance of Emclaire Common Stock pursuant to the Stock Merger Consideration, shall be allocated to holders of PSFC Stock such that the number of shares of PSFC Common Stock as to which cash is paid shall equal 45.0% of the aggregate number of shares of PSFC Common Stock outstanding plus those subject to PSFC Stock Options (the "Aggregate Shares"), and the number of shares of PSFC Common Stock (outstanding or subject to PSFC Stock Options) as to which PSFC Stock are issued shall equal 55.0% of the Aggregate Shares, as follows:

                                    (1)     If  the  number  of  Cash   Election
                                            Shares  is in excess of 45.0% of the
                                            Aggregate  Shares,   then  (i)  Non-
                                            Electing  Shares  shall be deemed to
                                            be  Stock  Election   Shares,   (ii)
                                            Option  Holders  shall be treated as
                                            Cash   Election    Shares    without
                                            adjustment,  (iii) Dissenting Shares
                                            shall be  treated  as Cash  Election
                                            Shares   without   adjustment,   and
                                            (iv)(A) Cash Election Shares of each
                                            Shareholder   who   made   the  Cash
                                            Election  shall be reduced  pro rata
                                            by  multiplying  the  number of Cash
                                            Election

                                            Shares  of  such  Shareholder  by  a
                                            fraction,  the numerator of which is
                                            the number of shares of PSFC  Common
                                            Stock   equal   to   45.0%   of  the
                                            Aggregate  Shares minus the Cash Out
                                            and   Dissenting   Shares   and  the
                                            denominator    of   which   is   the
                                            aggregate  number  of Cash  Election
                                            Shares of all Shareholders,  and (B)
                                            the   shares  of  such   Shareholder
                                            representing the difference  between
                                            such   Shareholder's   initial  Cash
                                            Election   and  such   Shareholder's
                                            reduced  Cash  Election  pursuant to
                                            clause (A) shall be  converted  into
                                            and be deemed  to be Stock  Election
                                            Shares.

                                    (2)     If  the  number  of  Stock  Election
                                            Shares  is in excess of 55.0% of the
                                            Aggregate    Shares,     then    (i)
                                            Non-Electing  Shares shall be deemed
                                            to be Cash Election  Shares and (ii)
                                            (A)  Stock  Election  Shares of each
                                            Holder  shall be reduced pro rata by
                                            multiplying   the  number  of  Stock
                                            Election  Shares of such Holder by a
                                            fraction,  the numerator of which is
                                            the number of shares of PSFC  Common
                                            Stock   equal   to   55.0%   of  the
                                            Aggregate Shares and the denominator
                                            of which is the aggregate  number of
                                            Stock   Election   Shares   of   all
                                            Holders,  and (B) the shares of such
                                            Holder  representing  the difference
                                            between such Holder's  initial Stock
                                            Election and such  Holder's  reduced
                                            Stock  Election  pursuant  to clause
                                            (A) shall be  converted  into to and
                                            be  deemed   to  be  Cash   Election
                                            Shares.

                                    (3)     If  the  number  of  Cash   Election
                                            Shares  is less  than  45.0%  of the
                                            Aggregate  Shares  and the number of
                                            Stock  Election  Shares is less than
                                            55.0% of the Aggregate Shares,  then
                                            (i) there shall be no  adjustment to
                                            the   elections   made  by  electing
                                            Holders,  (ii)  there  shall  be  no
                                            adjustment   to  the   Cash  Out  or
                                            Dissenting Shares, if any, and (iii)
                                            Non-Electing  Shares of each  Holder
                                            shall be treated as Stock  Elections
                                            Shares   and/or  as  Cash   Election
                                            Shares   in    proportion   to   the
                                            respective amounts by which the Cash
                                            Election   Shares   and  the   Stock
                                            Election  Shares  are less  than the
                                            45.0%     and     55.0%      limits,
                                            respectively.

                           (d)  After   taking  into   account   the   foregoing
adjustment provisions, each Cash Election Share (including those deemed to be Cash Election Shares) shall receive in the Merger the Cash Merger Consideration pursuant to Section 2.2(b) and each Stock Election Share (including those deemed to be Stock Election Shares) shall receive in the Merger the Stock Merger Consideration (and cash in lieu of fractional shares) pursuant to Section 2.2(b).

                           (e)      Satisfaction of Conditions to Closing.  Not-
withstanding any other provision of this Agreement, if the application of the provisions of this Section would result in Holders receiving a number of shares of Emclaire Common Stock that would prevent the Per Share Merger Consideration from consisting in the aggregate of 45.0% Cash Merger Consideration and 55.0% Stock Merger Consideration or otherwise prevent the satisfaction of any of the conditions set forth in Article 7 hereof, the number of shares otherwise allocable to Holders pursuant to this section shall be adjusted in an equitable manner as shall be necessary to enable the satisfaction of all conditions.

                  2.4      Election Procedures.

                           (a)      PSFC and Emclaire shall prepare a  form  for
purposes of making elections and containing instructions with respect thereto (the "Election Form"). The Election Form shall be distributed to each Holder at such time as PSFC and Emclaire shall determine and shall specify the date by which all such elections must be made (the "Election Deadline") which date shall be the date of the meeting of PSFC Shareholders to approve the Merger or such other date determined by PSFC and Emclaire. In the event the Closing does not take place within ten (10) business days after the meeting of PSFC Shareholders to approve the Merger, new Election Forms shall be sent via first class mail to PSFC Shareholders providing such shareholders an opportunity to change their election by a specific time period ("New Election Deadline"). Such new Election Deadline be no less than ten (10) business days from the Closing.

                           (b) Elections  shall be made by Holders by mailing to
the Exchange Agent a completed Election Form. To be effective, an Election Form must be properly completed, signed and submitted to the Exchange Agent accompanied by certificates representing the shares of PSFC Common Stock as to which the election is being made (or by an appropriate guaranty of delivery by a commercial bank or trust company in the United States or a member of a registered national security exchange or the National Association of Security Dealers, Inc.), or by evidence that such certificates have been lost, stolen or destroyed accompanied by such security or indemnity as shall be reasonably requested by Emclaire. An Election Form and accompanying share certificates must be received by the Exchange Agent by the close of business on the Election Deadline. An election may be changed or revoked but only by written notice received by the Exchange Agent prior to the Election Deadline including, in the case of a change, a properly completed revised Election Form.

                           (c) Emclaire will have the  discretion,  which it may
delegate in whole or in part to the Exchange Agent, to determine whether the Election Forms have been properly completed, signed and submitted or changed or revoked and to disregard immaterial defects in Election Forms. The decision of Emclaire (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Emclaire nor the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent.

                           (d) For the  purposes  hereof,  a Holder who does not
submit an effective Election Form to the Exchange Agent prior to the Election Deadline shall be deemed to have made a Non-Election.

                           (e) In the event that this  Agreement  is  terminated
pursuant to the provisions hereof and any shares or PSFC Stock Options have been transmitted to the Exchange Agent pursuant to the provisions hereof, Emclaire and PSFC shall cause the Exchange Agent to promptly return such shares to the person submitting the same.

                  2.5      Mechanics of Payment of Consideration.

                           (a)     Surrender of Certificates Pursuant to Section
2.2(b). Within five business days after the Effective Time of the Merger, the Exchange Agent shall deliver to each of the PSFC Record Holders who have not previously submitted properly completed Election Forms, accompanied by all certificates (or other appropriate documentation) in respect of all shares of PSFC Common Stock held of record by such PSFC Record Holders, such materials and information deemed necessary by the Exchange Agent to advise the PSFC Record Holders of the procedures required for proper surrender of their certificates evidencing and representing shares of the PSFC Common Stock in order for the PSFC Record Holders to receive the Consideration to which they are entitled as provided herein. Such materials shall include, without limitation, a Letter of Transmittal, an Instruction Sheet, and a return mailing envelope addressed to the Exchange Agent (collectively the "Shareholder Materials"). All Shareholder Materials shall be sent by United States mail to the PSFC Record Holders at the addresses set forth on a certified shareholder list to be delivered by PSFC to Emclaire at the Closing (the "Shareholder List"). Emclaire shall deposit with the Exchange Agent sufficient certificates representing Emclaire Common Stock and cash to enable the Exchange Agent to distribute the Merger Consideration as determined pursuant to this Reorganization Agreement. Emclaire shall also make appropriate provisions with the Exchange Agent to enable PSFC Record Holders to obtain the Shareholder Materials from, and to deliver the certificates formerly representing shares of PSFC Common Stock to, the Exchange Agent in person, commencing on or not later than the second business day following the Closing Date. Upon receipt of the appropriate Shareholder Materials, together with the certificates formerly evidencing and representing all of the shares of PSFC Common Stock which were validly held of record by such holder, the Exchange Agent shall take prompt action to process such certificates formerly evidencing and representing shares of PSFC Common Stock received by it (including the prompt return of any defective submissions with instructions as to those actions which may be necessary to remedy any defects) and to mail to the former PSFC Record Holders in exchange for the certificate(s) surrendered by them, the Consideration to be issued or paid for each such PSFC Record Holder's shares pursuant to the terms hereof. After the Effective Time of the Merger and until properly surrendered to the Exchange Agent, each outstanding certificate or certificates which formerly evidenced and represented the shares of PSFC Common Stock of a PSFC Record Holder, subject to the provisions of this Section, shall be deemed for all corporate purposes to represent and evidence only the right to receive the Consideration into which such PSFC Record Holder's shares of PSFC Common Stock were converted and aggregated at the Effective Time of the Merger. Unless and until the outstanding certificate or certificates, which immediately prior to the Effective Time of the Merger evidenced and represented the PSFC Record Holder's PSFC Common Stock shall have been properly surrendered as provided above, the Consideration issued or payable to the PSFC Record Holder(s) of the canceled shares as of any time after the Effective Date of the Merger shall not be paid to the PSFC Record Holder(s) of such certificate(s) until such certificates shall have been surrendered in the manner required. Each PSFC Record Holder will be responsible for all federal, state and local taxes which may be incurred by him on account of his receipt of the Consideration to be paid in the Merger. The PSFC Record Holder(s) of any certificate(s) which shall have been lost or destroyed may nevertheless, subject to the provisions of this Article, receive the Consideration to which each such PSFC Record Holder is entitled, provided that each such PSFC Record Holder shall deliver to Emclaire and to the Exchange Agent: (i) a sworn statement certifying such loss or destruction and specifying the circumstances thereof and (ii) a lost instrument bond in form satisfactory to Emclaire and the Exchange Agent which has been duly executed by a corporate surety satisfactory to Emclaire and the Exchange Agent, indemnifying the Surviving Corporation, Emclaire, the Exchange Agent (and their respective successors) to their satisfaction against any loss or expense which any of them may incur as a result of such lost or destroyed certificates being thereafter presented. Any costs or expenses which may arise from such replacement procedure, including the premium on the lost instrument bond, shall be paid by the PSFC Record Holder.

                           (b)      Stock Transfer Books.  At the Effective Time
of the Merger, the stock transfer books of PSFC shall be closed and no transfer of shares of PSFC Common Stock shall be made thereafter.

                           (c)   Reservation, Registration and Listing of Shares
of Emclaire Common Stock. Emclaire shall reserve for issuance, register under the Securities Laws and apply for listing for trading on the OTC Bulletin Board a sufficient number of shares of Emclaire Common Stock for the purpose of issuing shares of Emclaire Common Stock to the PSFC Record Holders in accordance with the terms and conditions of this Article.

                  2.6 Time and Place of Closing. Unless this Reorganization Agreement shall have been herein terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01 and subject to the satisfaction or waiver of the conditions set forth in Article 7, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the second business day after satisfaction of the conditions set forth in Section 7.03 (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Sections 7.01 and 7.02) (the "Closing Date"), at the offices of Malizia, Spidi, Sloane & Fisch, P.C., 1301 K Street, N.W., Suite 700 East, Washington, D.C.
20005, unless another date, time or place is agreed to in writing by the parties hereto.

                                    ARTICLE 3

             REPRESENTATIONS AND WARRANTIES OF PSFC AND PEOPLES BANK

         Except as otherwise disclosed in one or more schedules (the "PSFC Schedule(s)") dated as of the date hereof and delivered concurrently with this Reorganization Agreement, both as of the date hereof and as of the Effective Time of the Merger, each of PSFC and Peoples Bank represents and warrants to Emclaire and Farmers National as follows:

                  3.1 Organization and Qualification of PSFC and Subsidiaries. PSFC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and (i) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted; (ii) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business is such that a failure to be so qualified would have a material adverse effect on PSFC and Peoples Bank taken as a whole; and (iii) is registered as a bank holding company with the Board of Governors of the Federal Reserve System ("Federal Reserve System"). Peoples Bank is a state chartered stock savings bank, duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and engages only in activities (and holds properties only of the types) permitted by the Commonwealth of Pennsylvania and the rules and regulations promulgated by the Pennsylvania Department of Banking ("PADB") thereunder and the FDIC for insured depository institutions. Peoples Bank's deposit accounts are insured by the Savings Association Insurance Fund (the "SAIF") as administered by the FDIC to the fullest extent permitted under applicable law.

                  3.2 Authorization, Execution and Delivery; Reorganization Agreement Not in Breach.

                           (a)      PSFC and Peoples  Bank  have  all  requisite
corporate power and authority to execute and deliver this Reorganization Agreement and the Plan of Merger and to consummate the transactions contemplated hereby. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the proposed transactions have been duly authorized by at least a majority of the entire Boards of Directors of both PSFC and Peoples Bank and no other corporate proceedings on the part of PSFC and Peoples Bank are necessary to authorize the execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, except for the approval of their respective shareholders. This Reorganization Agreement and all other agreements and instruments herein contemplated to be executed by PSFC and Peoples Bank have been (or upon execution will have been) duly executed and delivered by PSFC and Peoples Bank and constitute (or upon execution will constitute) legal, valid and enforceable obligations of PSFC and Peoples Bank, subject, as to enforceability, to applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion.

                           (b) The execution and delivery of this Reorganization
Agreement and the Plan of Merger, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof will not result in a material violation or breach of any of the terms or provisions of, or constitute a material default under (or an event which, with the passage of time or the giving of notice, or both, would constitute such a default under), or conflict with, or permit the acceleration of, any material obligation under, any material mortgage, lease, covenant, agreement, indenture or other instrument to which PSFC or any PSFC Subsidiary is a party or by which PSFC or any PSFC Subsidiary is bound, the Articles of Incorporation and Bylaws of PSFC or the Articles of Incorporation and bylaws of Peoples Bank; or any material judgment, decree, order, regulatory letter of understanding or award of any court, governmental body, authority or arbitrator by which PSFC or any PSFC Subsidiary is bound, or any material permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to PSFC or any PSFC Subsidiary or the properties of any of them; or result in the creation of any material lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the properties or assets of PSFC or any PSFC Subsidiary, except the Government approvals shall be required for PSFC and Peoples Bank to consummate the Merger and Subsidiary Merger.

                  3.3 No Legal Bar. Neither PSFC nor Peoples Bank is a party to, or subject to or bound by, any material agreement, judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental authority or body of competent jurisdiction, or any law which would prevent the execution of this Reorganization Agreement or the Plan of Merger by PSFC or Peoples Bank, the delivery thereof to Emclaire and Farmers National or the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending against PSFC or Peoples Bank in which the validity of this Reorganization Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the Parties in connection herewith, or, in connection with any of the transactions contemplated hereby, is at issue.

                  3.4 Government and Other Approvals. Except for the Government Approvals described in Section 4.4, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by PSFC or Peoples Bank in connection with the execution and delivery of this Reorganization Agreement or the consummation of the transactions contemplated by this Reorganization Agreement nor is any consent or approval required from any landlord, licensor or other non-governmental party which has granted rights to PSFC or Peoples Bank in order to avoid forfeiture or impairment of such rights. Neither PSFC nor Peoples Bank is aware of any facts, circumstances or reasons why such Government Approvals should not be forthcoming or which would prevent or hinder such approvals from being obtained.

                  3.5 Licenses, Franchises and Permits. PSFC and all PSFC Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses. Except as disclosed in
Schedule 3.5, the benefits of all of such licenses, franchises, permits and authorizations are in full force and effect and may continue to be enjoyed by a successor to PSFC and Peoples Bank subsequent to the Closing of the transactions contemplated herein without any consent or approval, subject to the legal right and authority of such successor to engage in the activities licensed, franchised, permitted or authorized thereby. Neither PSFC nor any PSFC Subsidiary has received notice of any proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such proceeding is pending or, to the best knowledge of PSFC and the PSFC Subsidiaries, has been threatened by any governmental authority.

                  3.6 Charter Documents. Included in Schedule 3.6 hereto are true and correct copies of the Articles of Incorporation and Bylaws of PSFC and Peoples Bank.

                  3.7 PSFC Financial Statements. PSFC has delivered or will deliver to Emclaire copies of the consolidated statements of financial condition of PSFC as of June 30, for the fiscal years 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the fiscal years 1995 through 1997, inclusive, as incorporated by reference in PSFC's Annual Report to Stockholders in each case accompanied by the audit report of S.R. Snodgrass, A.C., independent public accountants with respect to PSFC (the "Audited Financial Statements"), and the unaudited consolidated statements of financial condition of PSFC as of December 31, 1997 and the related unaudited consolidated statements of operations, changes in stockholders' equity and cash flows for the six month periods then ended as reported in PSFC's quarterly report to shareholders. The consolidated statements of financial condition of PSFC referred to herein (including the related notes, where applicable) fairly present the consolidated financial condition of PSFC as of the respective dates set forth therein, and the related consolidated statements of operations, changes in stockholders' equity and cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations, changes in stockholders' equity and cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations, changes in stockholders' equity and cash flows of PSFC for the respective periods or as of the respective dates set forth therein, in each case in conformity with GAAP consistently applied, it being understood that PSFC's interim financial statements are not audited, not prepared with related notes and are subject to normal year-end adjustments.

                  3.8  Absence  of  Certain  Changes.  Except  as  disclosed  in
Schedule 3.8 or as provided for or contemplated in this Reorganization Agreement, since June 30, 1997 (the "Balance Sheet Date") there has not been:

                           (a)      any material transaction by PSFC or  Peoples
Bank not in the ordinary course of business and in conformity with past practice;

                           (b) any  material  adverse  change  in the  business,
property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), operations, liquidity, income, condition or net worth of PSFC and Peoples Bank taken as a whole;

                           (c) any damage,  destruction or loss,  whether or not
covered by insurance, which has had or may have a material adverse effect on any of the properties or business prospects of PSFC and Peoples Bank taken as a whole or their future use and operation by PSFC and Peoples Bank taken as a whole;

                           (d) any acquisition or disposition by PSFC or Peoples
Bank of any property or asset of PSFC or Peoples Bank, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than Ten Thousand Dollars ($10,000) other than acquisitions or dispositions made in the ordinary course of business;

                           (e)      any mortgage, pledge or subjection to  lien,
charge or encumbrance of any kind on any of the respective properties or assets of PSFC or Peoples Bank, except to secure extensions of credit in the ordinary course of business and in conformity with past practice (pledges of and liens on assets to secure Federal Home Loan Bank advances being deemed both in the ordinary course of business and consistent with past practice);

                           (f)     any amendment, modification or termination of
any contract or agreement in excess of $10,000, relating to PSFC or Peoples Bank, to which PSFC or Peoples Bank is a party which would have a material adverse effect upon the financial condition or operations of PSFC and Peoples Bank taken as a whole;

                           (g)      any increase in, or commitment to  increase,
the compensation payable or to become payable to any officer, director, employee or agent of PSFC or Peoples Bank, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business and consistent with past practice not exceeding the lesser of five percent (5%) per annum or $2,500 for any of them individually;

                           (h) any incurring of, assumption of, or taking of, by
PSFC or Peoples Bank, any property subject to, any liability in excess of $10,000, except for liabilities incurred or assumed or property taken subsequent to the Balance Sheet Date in the ordinary course of business and in conformity with past practice; or

                           (i) any material  alteration in the manner of keeping
the books, accounts or Records of PSFC or Peoples Bank, or in the accounting policies or practices therein reflected, except as required by GAAP and requirements of Regulatory Authorities.

                  3.9 Deposits. Except as set forth in Schedule 3.9, none of the Peoples Bank deposits (consisting of certificate of deposit, savings accounts, NOW accounts and checking account), is a brokered deposit.

                  3.10  Properties.  Except as described in Schedule 3.10 hereto or adequately reserved against in the Audited Financial Statements of PSFC or disposed of since the Balance Sheet Date, PSFC and each PSFC Subsidiary has good and, as to real property, marketable title free and clear of all material liens, encumbrances, charges, defaults, or equities of whatever character to all of the material properties and assets, reflected in the Audited Financial Statements of PSFC as being owned by PSFC or any PSFC Subsidiary as of the dates thereof. All buildings, and all fixtures, equipment, and other property and assets that are material to the business of PSFC and the PSFC Subsidiaries on a consolidated basis, held under leases or subleases by PSFC or any PSFC Subsidiary, are held under valid instruments enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally, or by equitable principles).

                  3.11 Condition of Fixed Assets and Equipment. Except as disclosed in Schedule 3.11 hereto, each item of PSFC's or Peoples Bank's fixed assets and equipment having a net book value in excess of Ten Thousand Dollars ($10,000) included in the Fixed Assets is in good operating condition and repair, normal wear and tear excepted.

                  3.12     Tax Matters.  Except as described  in  Schedule  3.12
hereto:

                           (a)      All  federal, state  and  local  tax returns
required to be filed by or on behalf of PSFC and Peoples Bank have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before the date of this Reorganization Agreement, and all returns filed are, and the information contained therein is, complete and accurate. All tax obligations reflected in such returns have been paid. As of the date of this Reorganization Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might reasonably be expected to result in a determination materially adverse to PSFC and Peoples Bank taken as a whole except as fully reserved for in the Audited Financial Statements of PSFC. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid;

                           (b)  Neither  PSFC nor Peoples  Bank has  executed an
extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect;

                           (c)  Adequate  provision  for any  federal,  state or
local taxes due or to become due for PSFC and Peoples Bank for all periods through and including June 30, 1997, has been made and is reflected on the June 30, 1997 financial statements included in the Audited Financial Statements of PSFC, and have been and will continue to be made with respect to periods ending after June 30, 1997;

                           (d) Deferred taxes of PSFC and Peoples Bank have been
and will be provided for in accordance with GAAP;
and

                           (e) To the best  knowledge of PSFC and Peoples  Bank,
neither the Internal Revenue Service nor any state, local or other taxing authority is now asserting or threatening to assert against PSFC or Peoples Bank any deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith. All material income, payroll, withholding, property, excise, sales, use, franchise and transfer taxes, and all other taxes, charges, fees, levies or other assessments, imposed upon PSFC by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by PSFC or Peoples Bank, either have been paid in full or have been properly accrued and reflected in the Audited Financial Statements of PSFC.

                  3.13 Litigation. Except as set forth in Schedule 3.13 hereto, there is no action, suit or proceeding pending against PSFC or Peoples Bank, or to the best knowledge of PSFC or Peoples Bank, threatened against or affecting PSFC, Peoples Bank or any of their assets, before any court or arbitrator or any governmental body, agency or official that may, if decided against PSFC or Peoples Bank, have a material adverse effect on the business, properties, assets, liabilities, or condition (financial or other) of PSFC and Peoples Bank taken as a whole and that are not reflected in the Audited Financial Statements of PSFC.

                  3.14 Environmental Materials.  Except as set forth in Schedule
3.14 to the knowledge of PSFC and Peoples Bank, the real property owned by PSFC associated with its two offices as well as other real property held as an asset and real property held as real estate owned ("Real Properties") are in material compliance with all Environmental Laws, as hereinafter defined, and there are no conditions existing currently which would subject PSFC to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or assertions thereof, or which require cleanup, removal, remedial action or other response pursuant to Environmental Laws by PSFC. Copies of all environmental studies, reports, notices and the like known to exist with regard to the Real Properties is contained at Schedule 3.14. PSFC is not a party to any litigation or administrative proceeding, nor has PSFC (either in its own capacity or as trustee or fiduciary), materially violated Environmental Laws nor, to its knowledge and except as set forth in Schedule 3.14, is PSFC (either in its own capacity or as trustee or fiduciary) required to clean up, remove or take remedial or other responsive action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials. To the knowledge of PSFC, none of the Real Properties are, nor is PSFC, subject to any judgment, decree, order or citation related to or arising out of any Environmental Laws. To the knowledge of PSFC, no material permits, licenses or approvals are required under Environmental Laws relative to the Real Properties; and, except as disclosed in Schedule 3.14, PSFC has not stored, deposited, treated, recycled, used or disposed of any materials (including, without limitation, asbestos) on, under or at the Real Properties (or tanks or other facilities thereon containing such materials), which materials if known to be present on the Real Properties or present in soils or ground water, would require cleanup, removal or some other remedial action under the Environmental Laws. The term "Environmental Laws" shall mean all federal, state and local laws, including statutes, regulations, ordinances, codes, rules and other governmental restrictions, standards and requirements relating to the discharge of air pollutants, water pollutants or process waste water or substances, as now or at any time hereafter in effect, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Hazardous Materials Transportation Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Responsibility Cleanup and Liability Act of 1980, as amended ("CERCLA"), regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of the Occupational Safety and Health Administration, and any so-called "Superfund" or "Superlien" Laws.

                  3.15 Insurance. PSFC and Peoples Bank have paid all amounts due and payable under any insurance policies and guaranties applicable to PSFC and Peoples Bank and PSFC's or Peoples Bank's assets and operations; all such insurance policies and guaranties are in full force and effect; and PSFC and Peoples Bank and all of PSFC's and Peoples Bank's Realty and other material properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts that are adequate and are consistent with past practices and experience.

                  3.16 Books and Records. The minute books of PSFC and Peoples Bank contain, in all material respects, accurate records of and fairly reflect all actions taken at all meetings and accurately reflect all other corporate action of the shareholders and the boards of directors and each committee thereof. The books and records of PSFC and Peoples Bank fairly and accurately reflect the transactions to which PSFC and Peoples Bank is or has been a party or by which their properties are subject or bound, and such books and records have been properly kept and maintained.

                  3.17 Capitalization of PSFC. The authorized capital stock of PSFC consists of 2,000,000 shares of Common Stock having a par value of $.10 per share, 1,000,000 shares of preferred stock, no par value per share, the "PSFC Preferred Stock" and no other class of equity security. As of the date of this Reorganization Agreement, 452,966 shares of PSFC Common Stock were issued, of which 442,516 were outstanding and 10,450 were held in treasury, and no shares of PSFC Preferred Stock were issued and outstanding. All of the outstanding PSFC Common Stock is validly issued, fully-paid and nonassessable and has not been issued in violation of any preemptive rights of any PSFC Shareholder. Except as described in Section 1.5 of this Reorganization Agreement as of the date hereof, there are no outstanding securities or other obligations which are convertible into PSFC Common Stock or into any other equity or debt security of PSFC, and there are no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued PSFC Common Stock or any other equity or debt security of PSFC. Accordingly, immediately prior to the Effective Time of the Merger, there will be not more than 487,813 shares of PSFC Common Stock issued and outstanding (442,516) shares currently outstanding plus 45,297 unexercised options). PSFC owns and is the beneficial record holder of, and has good and freely transferable title to, all of the 100,000 shares of Peoples Bank Common Stock issued and outstanding, and recorded on the books and Records of Peoples Bank as being held in its name, free and clear of all liens, charges or encumbrances, and such stock is not subject to any voting trusts, agreements or similar arrangements or other claims which could affect the ability of PSFC to freely vote such stock in support of the transactions contemplated herein.

                  3.18 Sole Agreement. With the exception of this Reorganization Agreement, neither PSFC, nor Peoples Bank, nor any Subsidiary of either has been or is a party to: any letter of intent or agreement to merge, to consolidate, to sell or purchase assets (other than in the normal course of its business) or to any other agreement which contemplates the involvement of PSFC or Peoples Bank or any Subsidiary of either (or any of their assets) in any business combination of any kind; or any agreement obligating PSFC or Peoples Bank to issue or sell or authorize the sale or transfer of PSFC Common Stock or the capital stock of Peoples Bank. Except as set forth in Schedule 3.18 hereto, there are no (nor will there be at the Effective Time of the Merger any) shares of capital stock or other equity securities of PSFC outstanding, except for shares of PSFC Common Stock presently issued and outstanding (or issuable upon the exercise of outstanding stock options), and there are no (nor will there be at the Effective Time of the Merger any) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of PSFC or Peoples Bank, or contracts, commitments, understandings, or arrangements by which PSFC or Peoples Bank is or may be bound to issue additional shares of their capital stock or options, warrants, or rights to purchase or acquire any additional shares of their capital stock. There are no (nor will there be at the Effective Time of the Merger any) contracts, commitments, understandings, or arrangements by which PSFC or Peoples Bank is or may be bound to transfer or issue to any third party any shares of the capital stock of Peoples Bank, and there are no (nor will there be at the Effective Time of the Merger any) contracts, agreements, understandings or commitments relating to the right of PSFC to vote or to dispose of any such shares.

                  3.19 Disclosure. The information concerning, and representations and warranties made by, PSFC and Peoples Bank set forth in this Reorganization Agreement, or in the Schedule of PSFC hereto, or in any document, statement, certificate or other writing furnished or to be furnished by PSFC or Peoples Bank to Emclaire and Farmers National, pursuant hereto, do not and will not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading. Without limiting the foregoing, at the time the prospectus included in the registration statement of Emclaire to be filed with the SEC as provided herein is mailed to PSFC Record Holders and stockholders of Emclaire ("Emclaire Stockholders") and at all times subsequent to such mailing, up to and including the Effective Time of the Merger, such registration statement (including any amendments and supplements thereto), with respect to all information relating to PSFC, Peoples Bank and this Reorganization Agreement as it relates to PSFC, (i) will comply in all material respects with the applicable provisions of the Securities Laws and
(ii) will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or required to be stated therein or necessary to correct any statement made in an earlier communication with respect to such matters which have become false or misleading. Copies of all documents heretofore or hereafter delivered or made available to Emclaire by PSFC or Peoples Bank pursuant hereto were or will be complete and accurate copies of such documents.

                  3.20 Absence of Undisclosed Liabilities. Except as described in Schedule 3.22 hereto, to their knowledge neither PSFC nor Peoples Bank has any obligation or liability that is material to the financial condition or operations of PSFC or Peoples Bank, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of PSFC or Peoples Bank (i) except as disclosed in the Audited Financial Statements of PSFC delivered to Emclaire prior to the date of this Reorganization Agreement, (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices or (iii) except as contemplated under this Reorganization Agreement. Since June 30, 1997, neither PSFC nor Peoples Bank has incurred or paid any obligation or liability which would be material to the financial condition or operations of PSFC or Peoples Bank, except for obligations paid in connection with transactions made by it in the ordinary course of its business consistent with past practices, laws and regulations applicable to PSFC or Peoples Bank.

                  3.21 Allowance for Possible Loan or REO Losses. The allowance for possible loan losses shown on the Audited Financial Statements of PSFC is in the opinion of management of PSFC adequate in all material respects to provide for anticipated losses inherent in loans outstanding. Except as disclosed in
Schedule 3.21 hereto, as of the date thereof, neither PSFC nor Peoples Bank has any loan which has been criticized, designated or classified by management of PSFC, or by regulatory examiners representing any Regulatory Authority or by PSFC's independent auditors as "Special Mention," "Substandard," "Doubtful", "Loss" or as a "Potential Problem Loan."

                           The  allowance  for  possible  losses in real  estate
owned, if any, shown on the Audited Financial Statements of PSFC in the opinion of management is or will be adequate in all respects to provide for anticipated losses inherent in REO owned or held by PSFC or Peoples Bank and the net book value of real estate owned on the Balance Sheet of the Audited Financial Statements of PSFC is the fair value of the real estate owned in accordance with Statement of Position 92-3.

                  3.22 Loan Portfolio. To the best knowledge of PSFC and Peoples Bank, with respect to each mortgage loan owned by PSFC or Peoples Bank in whole or in part (each, a "Mortgage Loan"):

                           (a)      Enforceability.  The mortgage  note  and th
related mortgage are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms.

                           (b)      No Modification.  Neither PSFC  nor  Peoples
Bank nor any prior holder of a Mortgage Loan has modified the related documents in any material respect or satisfied, canceled or subordinated such mortgage or mortgage note except as otherwise disclosed by documents in the applicable mortgage file.

                           (c) Owner. PSFC or Peoples Bank is the sole holder of
legal and beneficial title to each Mortgage Loan (or Peoples Bank's applicable participation interest), as applicable and there has not been any assignment or pledge of any Mortgage Loan (other than as security for Federal Home Loan Bank advances).

                           (d)      Collateral Documents.  The   mortgage  note,
mortgage and any other collateral documents, copies of which are included in the Mortgage Loan files, are true and correct copies of the documents they purport to be and have not been superseded, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable mortgage file.

                           (e) Litigation.  There is no litigation or proceeding
pending or threatened, relating to the mortgaged property which would have a material adverse effect upon the related Mortgage Loan.

                           (f) Participation. With respect to each Mortgage Loan
held in the form of a participation, the participation documentation is legal, valid, binding and enforceable and the interest in such Mortgage Loan of PSFC or Peoples Bank created by such participation would not be a part of the insolvency estate of the Mortgage Loan originator or other third party upon the insolvency thereof.

                  3.23     Compliance with Laws.

                           (a)      PSFC and Peoples Bank are in compliance with
all laws, rules, regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business (including, but not limited to, those relating to consumer disclosure and currency transaction reporting) the breach or violation of which would or could reasonably be expected to have a material adverse effect on the financial condition or operations of PSFC and Peoples Bank taken as a whole, or which would or could reasonably be expected to subject PSFC or Peoples Bank or any of its directors or officers to civil money penalties; and

                           (b)  Neither  PSFC  nor  Peoples  Bank  has  received
notification or communication from any agency or department of federal, state, or local government or any of the Regulatory Authorities, or the staff thereof
(i) asserting that PSFC or Peoples Bank is not in compliance with any of the statutes, rules, regulations, or ordinances which such governmental authority or Regulatory Authority enforces, and which, as a result of such noncompliance, would or could reasonably be expected to have a material adverse effect on PSFC and Peoples Bank taken as a whole, (ii) threatening to revoke any license, franchise, permit, or governmental authorization which is material to the financial condition or operations of PSFC and the Peoples Bank, taken as a whole, or (iii) requiring PSFC or Peoples Bank to enter into a cease and desist order, consent, agreement or memorandum of understanding.

                  3.24 Employee Benefit Plans. Schedule 3.24 to the PSFC Disclosure Schedule lists (i) each pension, profit sharing, stock bonus, thrift, savings, employee stock ownership or other plan, program or arrangement, which constitutes an "employee pension benefit plan" within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is maintained by PSFC and/or Peoples Bank or to which PSFC and/or Peoples Bank contribute for the benefit of any current or former employee, officer, director, consultant or agent; (ii) each plan, program or arrangement for the provision of medical, surgical, or hospital care or benefits, benefits in the event of sickness, accident, disability, death, unemployment, severance, vacation, apprenticeship, day care, scholarship, prepaid legal services or other benefits which constitute an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA, which is maintained by PSFC and/or Peoples Bank or to which PSFC and/or Peoples Bank contribute for the benefit of any current or former employee, officer, director, consultant or agent; and (iii) every other retirement or deferred compensation plan, bonus or incentive compensation plan or arrangement, stock option plan, stock purchase plan, severance or vacation pay arrangement, or other fringe benefit plan, program or arrangement through which PSFC and/or Peoples Bank provide benefits for or on behalf of any current or former employee, officer, director, consultant or agent.

                  (b) All of the plans,  programs and arrangements  described in
Schedule 3.24 (hereinafter referred to as the "PSFC Benefit Plans") that are subject to ERISA are in material compliance with all applicable requirements of ERISA and all other applicable federal and state laws, including the reporting and disclosure requirements of Part I of Title I of ERISA. Each of the PSFC Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code satisfies the applicable requirements of such provision and there exist no circumstances that would adversely affect the qualified status of any such Plan under that section, except with respect to any required retroactive amendment for which the remedial amendment period has not yet expired. Except as set forth in Schedule 3.24, there is no pending or, to the best knowledge of PSFC, threatened litigation, governmental proceeding or investigation against or relating to any PSFC Benefit Plan and there is no reasonable basis for any material proceedings, claims, actions or proceedings against any such PSFC Benefit Plan. To the best of PSFC's knowledge, no PSFC Benefit Plan (or PSFC Benefit Plan fiduciary, in his capacity as such) has engaged in a non-exempt "Prohibited Transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such Plan. There have been no acts or omissions by PSFC that have given rise to any fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code, or that may give rise to any material fines, penalties, taxes or related damages under such laws for which PSFC may be liable. All group health plans of PSFC, including any plans of current and former Affiliates of PSFC that must be taken into account under Section 4980B of the Code or Section 601 of ERISA or the requirements of any similar state law regarding insurance continuation, have been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA to the extent such requirements are applicable. All payments due from any PSFC Benefit Plan (or from PSFC with respect to any PSFC Benefit Plan) have been made, and all amounts properly accrued to date as liabilities of PSFC that have not yet been paid have been properly recorded on the books of PSFC.

                  (c) The Peoples Savings Bank Employee Stock Ownership Plan ("ESOP") shall be terminated, in accordance with its terms, as of the closing of the Merger contemplated by the Reorganization Agreement; and Peoples Bank shall continue to repay the ESOP note on a pro rated basis for the period from January 1, 1998 through the Closing in accordance with past contribution rates by Peoples Bank, and further that the Closing shall be treated as the end of the plan year for purposes of permitting an allocation of benefits based on such repayments.

                  3.25 Material Contracts. Except as described in Schedule 3.25 hereto, neither PSFC nor Peoples Bank, nor any of their respective assets, businesses, or operations, is as of the date of this Reorganization Agreement a party to, or bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that require annual payments of over $10,000 per year, other than loans or commitments to lend in the ordinary course of business pursuant to which Peoples Bank is a lender.

                  3.26 Material Contract Defaults. Neither PSFC nor Peoples Bank is in default in any respect under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default would reasonably be expected to have either individually or in the aggregate a material adverse effect on PSFC and Peoples Bank taken as a whole, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                  3.27 Reports. Since January 14, 1994, PSFC and Peoples Bank have filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the PADB;
(ii) the FDIC, (iii) the SEC, including, but not limited to, Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K and proxy statements; and (iv) any other applicable federal or state securities or banking authorities (except, in the case of federal or state securities authorities, filings that are not material). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the requirements of their respective forms and all of the statutes, rules, and regulations enforced or promulgated by the Regulatory Authority with which they were filed. All such reports were true and complete in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.28     1934 Act and OTC Bulletin Board

                           (a)      The PSFC Common Stock is registered with the
SEC pursuant to the 1934 Act and PSFC has filed with the SEC all material forms and reports required by law to be filed by PSFC with the SEC, which forms and reports, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                           (b) The  outstanding  shares of PSFC Common Stock are
quoted for trading on the OTC Bulletin Board (under the symbol "PSVF") pursuant to the listing rules of the OTC Bulletin Board and PSFC has filed with the OTC Bulletin Board all material forms and reports required by law to be filed by PSFC, which forms and reports, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                  3.29 Statements True and Correct. None of the information prepared by, or on behalf of, PSFC or any PSFC Subsidiary regarding PSFC, Peoples Bank or any other PSFC Subsidiary included or to be included in the Prospectus/Proxy Statement to be mailed to PSFC's Shareholders in connection with the PSFC Shareholders' Meeting, and any other documents to be filed with the SEC, or any other Regulatory Authority in connection with the transactions contemplated herein, will, at the respective times such documents are filed, and, with respect to the Prospectus/Proxy Statement, when first mailed to the of PSFC Shareholders, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Prospectus/Proxy Statement or any amendment thereof or supplement thereto, at the time of the PSFC Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the PSFC Shareholders' Meeting. All documents which PSFC or any PSFC Subsidiary is responsible for filing with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Laws and the rules and regulations promulgated thereunder.

                  3.30 Investment Securities. Section 1 of Schedule 3.30 sets forth the book and market value as of June 30, 1997 of the investment securities, mortgage-backed securities and securities held for sale of PSFC and Peoples Bank as of such date. Section 2 of Schedule 3.30 sets forth an investment securities report which includes (to the extent known or reasonably obtainable) security descriptions, CUSIP or Agency Pool numbers, current pool face values, book values, coupon rates, market values and book yields in each case as of June 30, 1997.

                  3.31     Certain Regulatory Matters.

                           (a)   Peoples Bank is a qualified thrift lender under
Section 10(m) of the Home Owners' Loan Act of 1933, as amended and recodified, and is a member of the Federal Home Loan Bank of Pittsburgh.

                           (b) Peoples  Bank has not paid any  dividends to PSFC
or any affiliate thereof that (i) caused the regulatory capital of Peoples Bank to be less than the amount then required by applicable law or (ii) exceeded any other limitation on the payment of dividends imposed by law, agreement or regulatory policy. Other than as reflected on Schedule 3.31 and as required by applicable law, there are no restrictions on the payment of dividends by PSFC or Peoples Bank.

                           (c) PSFC and Peoples Bank have  adopted  policies and
procedures designed to promote overall compliance with the Bank Secrecy Act (31 U.S.C. Section 5301), the Truth-in-Lending Act (15 U.S.C. Section 1601 et seq.), the Expedited Funds Availability Act (12 U.S.C. Section 4001) and the regulations adopted under each such act and have materially complied with the reporting requirements under the Bank Secrecy Act and the regulations thereunder.

                  3.32     Corporate Approval.

                           (a)   The affirmative vote of a majority of the votes
cast by shareholders of PSFC entitled to vote at a meeting is required to adopt this Reorganization Agreement and approve the Merger and the other transactions contemplated hereby. No other vote of the stockholders of PSFC is required by law, the Articles of Incorporation or Bylaws of PSFC or otherwise to adopt this Reorganization Agreement and approve the Merger and the other transactions contemplated hereby.

                           (b) At a duly  constituted  meeting  of the  Board of
Directors of PSFC directors constituting at least a majority of the Directors granted their prior approval to the Merger and, accordingly, the provisions of Articles 12 and 13 of PSFC's Articles of Incorporation do not and will not apply to this Reorganization Agreement or the consummation of any of the transactions contemplated hereby or thereby.

                           (c) The  provisions of  Subchapters  E, F, G and H of
the PBCA will not apply to this Reorganization Agreement, the Merger or the transactions contemplated hereby and thereby.

                  3.33  Broker's  and  Finder's  Fees.  Except for  payments  to
Capital  Resources  Group,  Inc.  ("Capital  Resources  Group") as  described in
Schedule 3.33, neither PSFC nor any of its subsidiaries has any liability to any broker, finder, or similar agent, nor have any of them agreed to pay any broker's fee, finder's fee or commission, with respect hereto or to the transactions contemplated hereby.

                                    ARTICLE 4

         REPRESENTATIONS AND WARRANTIES OF EMCLAIRE AND FARMERS NATIONAL

                  Except as otherwise disclosed in one or more schedules (collectively the "Emclaire Schedule") dated as of the date hereof and delivered concurrently with this Reorganization Agreement, both as of the date hereof and as of the Effective Time of the Merger, each of Emclaire and Farmers National represents and warrants to PSFC and Peoples Bank as follows:

                  4.1 Organization and Corporate Authority. Emclaire is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and Farmers National is duly organized, validly existing and in good standing under the laws of the United States. Emclaire and Farmers National (i) have all requisite corporate power and authority to own, operate and lease their material properties and carry on their businesses as is currently being conducted; (ii) are in good standing and are duly qualified to do business in each jurisdiction where the character of their properties owned or held under lease or the nature of their business is such that failure to be so qualified would have a material adverse effect on Emclaire and Farmers National taken as a whole; and (iii) have in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for them to own or lease their properties and assets and to carry on their businesses as they are currently being conducted. The Articles of Incorporation and Bylaws of Emclaire and the Articles of Association and Bylaws of Farmers National, each as amended to date, are in full force and effect.

                  4.2 Authorization, Execution and Delivery; Reorganization Agreement Not in Breach.

                           (a)  Emclaire and Farmers National have all requisite
corporate power and authority to execute and deliver this Reorganization Agreement and the Plan of Merger and to consummate the transactions contemplated hereby. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the proposed transactions have been duly authorized by at least a majority of the entire Boards of Directors of both Emclaire and Farmers National and no other corporate proceedings on the part of Emclaire or Farmers National are necessary to authorize the execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby. This Reorganization Agreement and all other agreements and instruments herein contemplated to be executed by Emclaire and Farmers National have been (or upon execution will have been) duly executed and delivered by Emclaire and Farmers National and constitute (or upon execution will constitute) legal, valid and enforceable obligations of Emclaire and Farmers National, subject, as to enforceability, to applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion.

                           (b) The execution and delivery of this Reorganization
Agreement and the Plan of Merger, the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not result in a material violation or breach of any of the terms or provisions of, or constitute a material default under (or an event which, with the passage of time or the giving of notice or both, would constitute such a material default under), or conflict with, or permit the acceleration of any material obligation under, any material mortgage, lease, covenant, agreement, indenture or other instrument to which Emclaire or Farmers National is a party or by which it or its property or any of its assets are bound, the Articles of Incorporation and Bylaws of Emclaire or the articles of association or bylaws of Farmers National, or any material judgment, decree, order, regulatory letter of understanding or award of any court, governmental body or arbitrator by which Emclaire or Farmers National is bound; or any material permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to Emclaire or Farmers National or their properties, or result in the creation of any material lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the property or assets of Emclaire or Farmers National, except that the Government Approvals, as defined below, shall be required in order for Emclaire or Farmers National to consummate the Merger.

                  4.3 No Legal Bar. Neither Emclaire nor Farmers National is a party to, subject to or bound by any material agreement, judgment, order, regulatory letter of understanding, writ, prohibition, injunction or decree of any court or other governmental authority or body of competent jurisdiction or any law which would prevent the execution of this Reorganization Agreement or the Plan of Merger by Emclaire and Farmers National, the delivery thereof to PSFC and Peoples Bank or the consummation of the transactions contemplated hereby and thereby and no action or proceeding is pending against Emclaire or Farmers National in which the validity of this Reorganization Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with any of the transactions contemplated hereby, is at issue.

                  4.4 Government Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by Emclaire in connection with the execution and delivery of this Reorganization Agreement or the consummation of the transactions contemplated hereby by Emclaire except for the prior approval of the Office of the Comptroller of the Currency ("OCC") under the National Bank Act, as amended and recodified ("NBA"), the Federal Deposit Insurance Corporation ("FDIC"), the PADB, and any other government approvals that may be necessary (the "Government Approvals"). Neither Emclaire nor Farmers National is aware of any facts, circumstances or reasons why such Government Approvals should not be forthcoming or which would prevent or hinder such approvals from being obtained.

                  4.5 Capitalization. The authorized capital stock of Emclaire consists of 12,000,000 shares of common stock having a par value of $1.25 per share (the "Emclaire Common Stock") and 3,000,000 shares of serial preferred stock ("Emclaire Preferred Stock"). As of December 31, 1997, 1,081,453 shares of Emclaire Common Stock were validly issued and outstanding and no shares of Emclaire Preferred Stock were outstanding. As of the date hereof, Emclaire is the holder, directly or indirectly, of all of the outstanding capital stock of its subsidiaries including Farmers National (collectively, the "Emclaire Subsidiaries"), as reflected on Schedule 4.5.

                  4.6 Emclaire Financial Statements. Emclaire has delivered or will deliver to PSFC copies of the consolidated statements of financial condition of Emclaire as of December 31, for the fiscal years 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the fiscal years 1995 through 1997, inclusive, as incorporated by reference in Emclaire's Annual Report to Stockholders in each case accompanied by the audit report of S.R. Snodgrass, A.C., independent public accountants with respect to Emclaire. The consolidated statements of financial condition of Emclaire referred to herein (including the related notes, where applicable) fairly present the consolidated financial condition of Emclaire as of the respective dates set forth therein, and the related consolidated statements of operations, changes in stockholders' equity and cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations, changes in stockholders' equity and cash flows of Emclaire for the respective periods or as of the respective dates set forth therein, in each case in conformity with generally accepted accounting principles ("GAAP") consistently applied, it being understood that Emclaire's interim financial statements are not audited, not prepared with related notes and are subject to normal year-end adjustments.

                  4.7      1934 Act and OTC Bulletin Board Filings.

                           (a)      The Emclaire Common Stock is registered with
the SEC pursuant to the Securities Exchange Act of 1934, as amended, (the "1934 Act") and Emclaire has filed with the SEC all material forms and reports required by law to be filed by Emclaire with the SEC, which forms and reports, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                           (b) The  Emclaire  Common Stock is quoted for trading
on the OTC Bulletin Board (under the symbol "EMCF") pursuant to the listing rules of the OTC Bulletin Board and Emclaire has filed with the OTC Bulletin Board all material forms and reports required by law to be filed by Emclaire with the OTC Bulletin Board, which forms and reports, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                  4.8 The Emclaire Common Stock. All shares of Emclaire Common Stock to be issued by Emclaire and delivered to the holders of record of all issued and outstanding shares of PSFC Common Stock immediately prior to the Effective Time of the Merger (the "PSFC Record Holders") in exchange for all of the PSFC Common Stock will be duly authorized, validly issued, fully paid and non-assessable. Such shares of Emclaire Common Stock are not subject to any preemptive rights of any Emclaire shareholders.

                  4.9 Licenses, Franchises and Permits. Emclaire and all Emclaire Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses. All of such licenses, franchises, permits and authorizations are in full force and effect. Neither Emclaire nor any Emclaire Subsidiary has received notice of any proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such proceeding is pending or to the best knowledge of Emclaire and the Emclaire Subsidiaries has been threatened by any governmental authority.

                  4.10  Absence  of  Certain  Changes.  Except as  disclosed  in
Schedule 4.10 or as provided for or contemplated in this Reorganization Agreement, since December 31, 1997 (the "Balance Sheet Date") there has not been any material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), operations, liquidity, income, financial condition or net worth of Emclaire on a consolidated basis. Emclaire will make no special distribution to its shareholders (other than the payment of cash or stock dividends in the ordinary course of business) that will result in a material reduction in stockholders' equity.

                  4.11 Tax Matters. Except as described in Schedule 4.11 hereto:

                           (a) All federal, state and local tax returns required
to be filed by or on behalf of Emclaire and each Emclaire Subsidiary have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before the date of this Reorganization Agreement, and all returns filed are, and the information contained therein is, complete and accurate. All tax obligations reflected in such returns have been paid. As of the date of this Reorganization Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might reasonably be expected to result in a determination materially adverse to Emclaire and Emclaire Subsidiaries, taken as a whole, except as fully reserved for in the Emclaire Financial Statements. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid;

                           (b) Neither Emclaire nor any Emclaire  Subsidiary has
executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect;

                           (c)  Adequate  provision  for any  federal,  state or
local taxes due or to become due for Emclaire and all Emclaire Subsidiaries for all periods through and including December 31, 1997, has been made and is reflected on the December 31, 1997 financial statements included in the Emclaire Financial Statements, and have been and will continue to be made with respect to periods ending after December 31, 1997;

                           (d)  Deferred  taxes of  Emclaire  and each  Emclaire
Subsidiary have been and will be provided for in accordance with GAAP; and

                           (e) To the best  knowledge of  Emclaire,  neither the
Internal Revenue Service nor any state, local or other taxing authority is now asserting or threatening to assert against Emclaire or any Emclaire Subsidiary any deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith. All material income, payroll, withholding, property, excise, sales, use, franchise and transfer taxes, and all other taxes, charges, fees, levies or other assessments, imposed upon Emclaire by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by Emclaire or any Emclaire Subsidiary, either have been paid in full or have been properly accrued and reflected in the Emclaire Financial Statements.

                  4.12 Litigation. Except as set forth in Schedule 4.12 hereto, there is no action, suit or proceeding pending against Emclaire or any Emclaire Subsidiary, or to the best knowledge of Emclaire, threatened against or affecting Emclaire, any Emclaire Subsidiary or any of their assets, before any court or arbitrator or any governmental body, agency or official that would, if decided against Emclaire or the Emclaire

Subsidiary, have a material adverse impact on the business, properties, assets, liabilities or condition (financial or other) of Emclaire and that are not reflected in the Emclaire Financial Statements.

                  4.13 Absence of Undisclosed Liabilities. Except as described in Schedule 4.13 hereto, to their knowledge neither Emclaire nor any Emclaire Subsidiary has any obligation or liability that is material to the financial condition or operations of Emclaire or any Emclaire Subsidiary, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of Emclaire or any Emclaire Subsidiary (i) except as disclosed in the Emclaire Financial Statements delivered to PSFC prior to the date of this Reorganization Agreement, (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices or (iii) except as contemplated under this Reorganization Agreement. Except as disclosed in Schedule 4.13 hereto, since December 31, 1997, neither Emclaire nor any Emclaire Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of Emclaire or such Emclaire Subsidiary, except for obligations paid in connection with transactions made by it in the ordinary course of its business consistent with past practices and the laws and regulations applicable to Emclaire or any Emclaire Subsidiary.

                  4.14 Books and Records. The minute books of Emclaire and Farmers National contain, in all material respects, accurate records of and fairly reflect all actions taken at all meetings and accurately reflect all other corporate action of the shareholders and the boards of directors and each committee thereof. The books and records of Emclaire and Farmers National fairly and accurately reflect the transactions to which Emclaire and Farmers National is or has been a party or by which their properties are subject or bound, and such books and records have been properly kept and maintained.

                  4.15     Compliance with Laws.

                           (a)  Emclaire  and  each  Emclaire  Subsidiary  is in
compliance with all laws, rules, regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business (including, but not limited to, those relating to consumer disclosure and currency transaction reporting) the breach or violation of which would reasonably be expected to have a material adverse effect on the financial condition or operations of Emclaire and the Emclaire Subsidiaries, taken as whole, or which would reasonably be expected to subject Emclaire or any Emclaire Subsidiary or any of its directors or officers to civil money penalties; and

                           (b) Neither  Emclaire nor Farmers National is a party
to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order to directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities (the "Regulatory Authorities") charged with the supervision or regulation of the operations of any of them not has it been advised by any such government authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum or understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

                  4.16 Material Contract Defaults. Neither Emclaire nor any Emclaire Subsidiary is in default in any respect under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default would reasonably be expected to have either individually or in the aggregate a material adverse effect on Emclaire and the Emclaire Subsidiaries, taken as a whole, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                  4.17 Disclosure. The information concerning, and the representations or warranties made by, Emclaire and Farmers National, as set forth in this Reorganization Agreement, or in any document, statement, certificate or other writing furnished or to be furnished by Emclaire or Farmers National to PSFC and Peoples Bank pursuant hereto, do not and will not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they were or are made, not false or misleading. Without limiting the foregoing, at the time the prospectus included in the registration statement of Emclaire to be filed with the SEC as provided herein is mailed to the holders of PSFC Common Stock and Emclaire Stockholders and at all times subsequent to such mailing, up to and including the Effective Time of the Merger, such registration statement (including any amendments and supplements thereto), with respect to all information relating to Emclaire, Farmers National and this Reorganization Agreement as it relates to Emclaire (i) will comply in all material respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act") and the 1934 Act (collectively, the "Securities Laws") and (ii) will not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading or required to be stated therein or necessary to correct any statement made in an earlier communication with respect to such matters which have become false or misleading. Copies of all documents heretofore or hereafter delivered or made available to PSFC and Peoples Bank by Emclaire and Farmers National pursuant hereto were or will be complete and accurate copies of such documents.

                  4.18     Certain Regulatory Matters.

                           (a)    Farmers National is member of the Federal Home
Loan Bank of Pittsburgh and a member of the Federal Reserve System.

                           (b) Farmers  National  has not paid any  dividends to
Emclaire or any affiliate thereof that (i) caused the regulatory capital of Farmers National to be less than the amount then required by applicable law or
(ii) exceeded any other limitation on the payment of dividends imposed by law, agreement or regulatory policy. Other than as required by applicable law, there are no restrictions on the payment of dividends by Emclaire or Farmers National.

                  4.19 Delays. Neither Emclaire nor Farmers National is aware of any matter that could cause a delay in receiving the approval required by this Agreement.

                  4.20 Corporate Approval. At a duly constituted meeting of the Board of Directors of Emclaire directors constituting at least a majority of the Directors granted their prior approval to the Merger and, accordingly, the provisions of Article XV of Emclaire's Articles of Incorporation do not and will not apply to this Reorganization Agreement or the consummation of any of the transactions contemplated hereby or thereby.

                  4.21 Charter Documents. Included in Schedule 4.21 hereto are true and correct copies of the Articles of Incorporation and Bylaws of Emclaire and Farmers National.

                                    ARTICLE 5

                       COVENANTS OF PSFC AND PEOPLES BANK

                  5.1 Preparation of Registration Statement and Applications for
Required Consents. PSFC will cooperate with Emclaire in the preparation of a Registration Statement to be filed with the SEC under the Securities Act for the registration of the offering of Emclaire Stock to be issued in connection with the Merger and the Prospectus/Proxy Statement constituting part of the Registration Statement that will be used by PSFC to solicit shareholders of PSFC for approval of the Merger. In connection therewith, PSFC will furnish all financial or other information, including using best efforts to obtain customary consents, certificates, opinions of counsel and other items concerning PSFC reasonably deemed necessary by counsel to Emclaire for the filing or preparation for filing under the Securities Act and the Exchange Act of the Registration Statement (including the proxy statement portion thereof). PSFC will cooperate with Emclaire and provide such information as may be advisable in obtaining an order of effectiveness for the Registration Statement, appropriate permits or approvals under state securities and "blue sky" law, the required approval under the PADB, the required approval under NBA of the OCC, the listing of the Shares on the OTC Bulletin Board (subject to official notice of issuance, if necessary) and any other governmental or regulatory consents or approvals or the taking of any other governmental or regulatory action necessary to consummate the Merger without a material adverse effect on the business, results of operations, assets or financial condition of the Surviving Corporation and its subsidiaries, taken as a whole (the "Required Consents"). PSFC covenants and agrees that all information furnished by PSFC for inclusion in the Registration Statement, the Prospectus/Proxy Statement, all applications to appropriate regulatory agencies for approval of the Merger, and all information furnished by PSFC to Emclaire pursuant to this Agreement or in connection with obtaining Required Consents, will comply in all material respects with the provisions of applicable law, including the Securities Act and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. PSFC will furnish to Capital Resources Group and Hopper Soliday such information as Capital Resources Group and Hopper Soliday may reasonably request for purposes of the opinions referred to in Sections 7.1 and 7.2, respectively.

                  5.2 Conduct of Business -- Affirmative Covenants. Unless the prior written consent of Emclaire shall have been obtained, which consent shall not be unreasonably withheld:

                           (a)      PSFC and Peoples Bank shall:

                                    (i)  Operate its business only in the usual,
 regular, and ordinary course;

                                    (ii)    Preserve    intact   its    business
organizations and assets and to maintain its rights and franchises;

                                    (iii)  Take  no  action,   unless  otherwise
required by law, rules or regulation, that would reasonably be considered to (A) adversely affect the ability of any of them or Emclaire to obtain any necessary approvals of Regulatory Authorities required to consummate the transactions contemplated by this Reorganization Agreement, or (B) adversely affect the ability of such Party to perform its covenants and agreements under this Reorganization Agreement;

                                    (iv)  Except  as  they  may   terminate   in
accordance with their terms or as may be terminated by PSFC or Peoples Bank as a result of a material default by a party other than PSFC or Peoples Bank, keep in full force and effect, and not default in any of their obligations under, all material contracts;

                                    (v) Keep in full force and effect  insurance
coverage with responsible insurance carriers which is reasonably adequate in coverage and amount for companies the size of PSFC or such PSFC Subsidiary and for the businesses and properties owned by each and in which each is engaged, to the extent that such insurance is reasonably available;

                                    (vi) Use its best efforts to retain  Peoples
Bank's present customer base and to facilitate the retention of such customers by Peoples Bank and its branches after the Effective Time of the Merger; and

                                    (vii)  Maintain,  renew,  keep in full force
and effect, and preserve its business organization and material rights and franchises, permits and licenses, and to use its best efforts to maintain positive relations with its present employees so that such employees will continue to perform effectively and will be available to PSFC, Peoples Bank or Emclaire and Emclaire's Subsidiaries at and after the Effective Time of the Merger, and to use its best efforts to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to assure the continuance of Peoples Bank's customer relationships.

                           (b) PSFC and  Peoples  Bank  agree to use their  best
efforts to assist Emclaire in obtaining the Government Approvals necessary to complete the transactions contemplated hereby and do not know of any reason that such Government Approvals can not be obtained, and PSFC and Peoples Bank shall provide to Emclaire or to the appropriate governmental authorities all information reasonably required to be submitted in connection with obtaining such approvals.

                           (c)  PSFC and  Peoples  Bank,  at their  own cost and
expense, shall use their best efforts to secure all necessary consents and all consents and releases, if any, required of PSFC, Peoples Bank or third parties and shall comply with all applicable laws, regulations and rulings in connection with this Reorganization Agreement and the consummation of the transactions contemplated hereby.

                           (d) At all  times to and  including,  and as of,  the
Closing, PSFC and Peoples Bank shall inform Emclaire of any and all facts necessary to amend or supplement the representations and warranties made herein and the PSFC Schedules attached hereto as necessary so that the information contained herein and therein will accurately reflect the current status of PSFC and Peoples Bank; provided, however, that any such updates to the PSFC Schedules shall be required prior to the Closing only with respect to matters which represent material changes to the PSFC Schedules and the information contained therein.

                           (e)  Subject  to the  terms  and  conditions  of this
Reorganization Agreement, PSFC and Peoples Bank agree to use all reasonable efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Reorganization Agreement, the transactions contemplated by this Reorganization Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Reorganization Agreement. PSFC shall use, and shall cause each of its Subsidiaries to use, its best efforts to obtain consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of each of the transactions contemplated by this Reorganization Agreement.

                           (f)  PSFC  shall  notify   Emclaire   promptly  after
becoming aware of the occurrence of, or the impending or threatened occurrence of, any event that would constitute a material breach on its part of any obligation under this Agreement or the occurrence of any event that would cause any representation or warranty made by it herein to be false or misleading in any material respect, or if it becomes a party or is threatened with becoming a party to any legal or equitable proceeding or governmental investigation or upon the occurrence of any event that would result in a material change in the circumstances described in the representations and warranties contained herein.

                           (g) On the  business  day  immediately  prior  to the
Effective Time of the Merger or on such other day after the satisfaction of all conditions precedent to the Merger as Emclaire may require PSFC shall, at the request of Emclaire, take all legally permissible action necessary to convert to the accounting policies and practices of Emclaire, such actions to include, without limitation, at Emclaire's option, adjustments to loan loss reserves, reserves for federal income taxes, accounting for post-retirement medical benefits, and accruals for severance and related costs and accrued vacation and disability leave. PSFC's and Peoples Bank's representations, warranties and covenants contained in this Reorganization Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.2(g).

                  5.3 Conduct of Business -- Negative Covenants. From the date of this Reorganization Agreement until the earlier of the Effective Time of the Merger or the termination of this Reorganization Agreement, except as set forth in Schedule 5.3, PSFC and Peoples Bank covenant and agree that they will neither do, nor agree or commit to do, nor permit any PSFC Subsidiary to do or commit or agree to do, any of the following without requesting Emclaire's approval and receiving the prior written consent of the president of Emclaire, which consent will not be unreasonably withheld and shall be deemed given unless Emclaire disapproves the same within five (5) business days of having received PSFC's written request for such approval:

                           (a)      Except  as  expressly  contemplated  by this
Reorganization   Agreement  or  the  Plan  of  Merger,  amend  its  Articles  of
Incorporation or Bylaws; or

                           (b)      Impose on any share of capital stock held by
it or by any of its Subsidiaries of any lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist; or

                           (c) (i) Repurchase,  redeem,  or otherwise acquire or
exchange, directly or indirectly, any shares of its capital stock or other equity securities or any securities or instruments convertible into any shares of its capital stock, or any rights or options to acquire any shares of its capital stock or other equity securities except as expressly permitted by this Reorganization Agreement or the Plan of Merger; or (ii) split or otherwise subdivide its capital stock; or (iii) recapitalize in any way; or (iv) declare a stock dividend on the PSFC Common Stock; or

(v) pay or declare a cash dividend or make or declare any other type of distribution on the PSFC Common Stock except for any cash dividend already declared prior to this Reorganization Agreement or regular quarterly cash dividends payable in the same amount and during the same time periods as past quarterly dividends; or

                           (d)   Except   as   expressly   permitted   by   this
Reorganization Agreement, acquire direct or indirect control over any corporation, association, firm, organization or other entity, other than in connection with (i) mergers, acquisitions, or other transactions approved in writing by Emclaire, (ii) internal reorganizations or consolidations involving existing Subsidiaries, (iii) acquisitions of control in its fiduciary capacity, or (iv) the creation of new subsidiaries organized to conduct or continue activities otherwise permitted by this Reorganization Agreement;

                           (e)   Except   as   expressly   permitted   by   this
Reorganization Agreement or the Plan of Merger, to (i) issue, sell, agree to sell, or otherwise dispose of or otherwise permit to become outstanding any additional shares of PSFC Common Stock (not including shares issuable upon the exercise of validly issued and PSFC Stock Options outstanding as of the date of this Reorganization Agreement), or any other capital stock of PSFC or of any PSFC Subsidiary, or any stock appreciation rights, or any option, warrant, conversion, call, scrip, or other right to acquire any such stock, or any security convertible into any such stock, unless any such shares of such stock are directly sold or otherwise directly transferred to PSFC or any PSFC Subsidiary, (ii) sell, agree to sell, or otherwise dispose of any substantial part of the assets or earning power of PSFC or of any PSFC Subsidiary; (iii) sell, agree to sell, or otherwise dispose of any asset of PSFC or any PSFC Subsidiary other than in the ordinary course of business for reasonable and adequate consideration or (iv) buy, agree to buy or otherwise acquire a substantial part of the assets or earning power of any other Person or entity except in the ordinary course of business to realize upon a debt owed to it.

                           (f) Incur,  or permit any PSFC  Subsidiary  to incur,
any additional debt obligation or other obligation for borrowed money other than
(i) in replacement of existing short-term debt with other short-term debt of an equal or lesser amount, (ii) financing of banking related activities, or (iii) indebtedness of PSFC or any PSFC Subsidiary to Peoples Bank or another PSFC Subsidiary in excess of an aggregate of $10,000 (for PSFC and its Subsidiaries on a consolidated basis) except in the ordinary course of the business of PSFC or such PSFC Subsidiary (and such ordinary course of business shall include, but shall not be limited to, creation of deposit liabilities, entry into repurchase agreements or reverse repurchase agreements, purchases or sales of federal funds, Federal Home Loan Bank advances, and sales of certificates of deposit);

                           (g)    Grant any increase in compensation or benefits
to any of its employees or officers in excess of the lesser of five percent (5%) per annum or $2,500 for any of them individually, except in accordance with past practices or as required by law; pay any bonus except in accordance with past practices or any plan or arrangement; enter into any severance agreements with any of its officers or employees; grant any material increase in fees or other increases in new compensation or other benefits to any director of PSFC or of any PSFC Subsidiary; or effect any change in retirement benefits for any class of its employees or officers, unless such change is required by applicable law;

                           (h) Amend any existing employment contract between it
and any person to increase the compensation or benefits payable thereunder; or enter into any new employment contract with any person that PSFC or Peoples Bank do not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time of the Merger;

                           (i) Adopt any new employee  benefit plan or terminate
or make any material change in or to any existing employee benefit plan other than any change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan;

                           (j)    Enter into any new service contracts, purchase
or sale agreements or lease agreements in excess of $5,000 that are material to PSFC or any PSFC Subsidiary;

                           (k)   Make any capital expenditure exceeding $10,000;

                           (l)     Knowingly take any action that is intended or
may reasonably be expected to result in any of its representations and warranties set forth in this Reorganization Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in
Article 7 not being satisfied, or in violation of any provision of this Reorganization Agreement, except, in every case, as may be required by applicable law;

                           (m) Change its  methods  of  accounting  in effect at
June 30, 1997, except as required by changes in generally accepted accounting principles as concurred in, in writing, by PSFC's independent auditors (a copy of which shall be provided to Emclaire) or regulatory accounting principles;

                           (n) Except as required by applicable  law,  knowingly
take or cause to be taken any action that could reasonably be expected to jeopardize or delay the receipt of any of the required regulatory approvals or which would reasonably be expected to result in any such required regulatory approval containing a condition that is determined by Emclaire to be unduly burdensome;

                           (o)  Fail to use  its  best  efforts  to keep in full
force and effect its insurance and bonds in such amounts as are reasonable to cover such risks customary in relation to the character and location of its properties and the nature of its business and in any event at least equal in scope and amount of coverage of insurance and bonds now carried;

                           (p) Fail to notify  Emclaire  promptly of its receipt
of any letter, notice or other communication, whether written or oral, from any governmental entity advising PSFC that it is contemplating issuing, requiring, or requesting any agreement, memorandum of understanding, or similar undertaking, order or directive;

                           (q)  Fail  promptly  to  notify  Emclaire  of (i) the
commencement or threat of any audit, action, or proceeding involving any material amount of taxes against either PSFC or any PSFC Subsidiary or (ii) the receipt by PSFC or any PSFC Subsidiary of any deficiency or audit notices or reports in respect of any material deficiencies asserted by any federal, state, local or other tax authorities;

                           (r) Fail to maintain and keep its  properties in good
repair and condition, except for depreciation due to ordinary wear and tear;

                           (s)   Engage   in   any   off-balance   sheet   hedge
transactions.

                  5.4      Conduct of Business -- Certain Actions.

                           Except  to  the  extent  necessary  to consummate the
transactions specifically contemplated by this Reorganization Agreement, PSFC and Peoples Bank shall not, and shall use their respective best efforts to ensure that their respective directors, officers, employees, and advisors do not, directly or indirectly, institute, solicit, or knowingly encourage (including by way of furnishing any information not legally required to be furnished) any inquiry, discussion, or proposal, or participate in any discussions or negotiations with, or provide any confidential or non-public information to, any corporation, partnership, person or other entity or group (other than to Emclaire or any Emclaire Subsidiary) concerning any "Acquisition Proposal" (as defined below), except for actions reasonably considered by the Board of Directors of PSFC, based upon the advice of outside legal counsel, to be required in order to fulfill its fiduciary obligations. PSFC shall notify Emclaire immediately if any Acquisition Proposal has been or should hereafter be received by PSFC or Peoples Bank, such notice to contain, at a minimum, the identity of such persons, and, subject to disclosure being consistent with the fiduciary obligations of PSFC's Board of Directors, a copy of any written inquiry, the terms of any proposal or inquiry, any information requested or discussions sought to be initiated, and the status of any reports, negotiations or expressions of interest. For purposes of this Section, "Acquisition Proposal" means any tender offer, agreement, understanding or other proposal of any nature pursuant to which any corporation, partnership, person or other entity or group, other than Emclaire or any Emclaire Subsidiary, would directly or indirectly (i) acquire or participate in a merger, share exchange, consolidation or any other business combination involving PSFC or Peoples Bank; (ii) acquire the right to vote ten percent (10%) or more of the PSFC Common Stock or Peoples Bank Common Stock; (iii) acquire a significant portion of the assets or earning power of PSFC or of Peoples Bank; or (iv) acquire in excess of ten percent (10%) of the outstanding PSFC Common Stock or Peoples Bank common stock.

                                    ARTICLE 6

                              COVENANTS OF EMCLAIRE

                  6.1 Regulatory and Other  Approvals.  Within a reasonable time after execution of this Reorganization Agreement, Emclaire shall file any and all applications with the appropriate government Regulatory Authorities in order to obtain the Government Approvals and shall take such other actions as may be reasonably required to consummate the transactions contemplated in this Reorganization Agreement and the Plan of Merger with reasonable promptness. Emclaire shall pay all fees and expenses arising in connection with such applications for regulatory approval. Emclaire agrees to use its best efforts to provide the appropriate Regulatory Authorities with the information required by such authorities in connection with Emclaire's applications for regulatory approval and to use its best efforts to obtain such regulatory approvals, and any other approvals and consents as may be required for the Closing, as promptly as practicable; provided, however, that nothing in this Section shall be construed to obligate Emclaire to take any action to meet any condition required to obtain prior regulatory approval if such condition would have a material adverse effect on the ability of Emclaire to carry on its business, branching or acquisition programs. Emclaire shall provide PSFC the opportunity to review and comment on all required applications within a reasonable period prior to the filing thereof and provide PSFC with copies of all written communications with Regulatory Authorities regarding the transactions provided for herein and related applications and proceedings. Subject to the terms and conditions of this Reorganization Agreement, Emclaire and Farmers National agree to use all reasonable efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Reorganization Agreement, the transactions contemplated by this Reorganization Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Reorganization Agreement. Subject to the provisions of this Section, Emclaire shall use, and shall cause each of its Subsidiaries to use, its best efforts to obtain consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of each of the transactions contemplated by this Reorganization Agreement.

                  6.2 Approvals and Registrations. Emclaire will use its best efforts to prepare and file (a) with the SEC, the Registration Statement on Form S-4 (the "Registration Statement"), (b) with the FDIC, an application for approval of the Merger, if applicable, (c) with the PADB, an application for approval of the Merger, (d) with the OCC, an application for approval of the Merger, and (e) with the OTC Bulletin Board, if necessary, an application for the listing of the Shares of Emclaire Stock issuable upon the Merger, subject to official notice of issuance, except that Emclaire shall have no obligations to file a new registration statement or a post-effective amendment to the Registration Statement covering any reoffering of Emclaire Stock by PSFC Affiliates. Emclaire, reasonably in advance of making such filings, will provide PSFC and its counsel a reasonable opportunity to comment on such filings and regulatory applications and will give due consideration to any comments of

PSFC and its counsel before making any such filing or application; and Emclaire will provide PSFC and its counsel with copies of all such filings and applications at the time filed if such filings and applications are made at any time before the Effective Time of the Merger. Emclaire covenants and agrees that all information furnished by Emclaire for inclusion in the Registration Statement, the Prospectus/Proxy Statement, and all applications and submissions for the Required Consents (as defined in Section 6.1 herein) will comply in all material respects with the provisions of applicable law, including the Securities Act and the Exchange Act and the rules and regulations of the SEC, the FDIC, the PADB, and OCC, and will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, Emclaire will furnish to Capital Resources and Hopper Soliday, Inc., investment bankers advising PSFC and Emclaire, respectively, such information as they may reasonably request for purposes of the opinions referred to in Sections 7.2(h) and 7.1(j), respectively.

                  6.3 Employee Benefits. Following the consummation of the transactions contemplated herein, Emclaire shall not be obligated to make further contributions to any of the Employee Plans or Benefit Arrangements of PSFC or Peoples Bank and all employees of PSFC and Peoples Bank immediately prior to the Effective Time of the Merger who shall continue as employees of Emclaire as the Surviving Corporation or as employees of any other Emclaire Subsidiary will be afforded the opportunity to participate in any employee benefit plans maintained by Emclaire or Emclaire's Subsidiaries, including but not limited to any "employee benefit plan," as that term is defined in ERISA, on an equal basis with employees of Emclaire or any Emclaire Subsidiary with comparable positions, compensation, and tenure, subject to the provisions of this Section. Service with PSFC or with any PSFC Subsidiary prior to the Effective Time of the Merger by such former PSFC employees will be deemed service with Emclaire for purposes of determining eligibility for participation and for crediting of service for vesting purposes in such employee benefit plans of Emclaire and Emclaire's Subsidiaries; provided, however, that in no event shall any former PSFC or Peoples employee be entitled to or be given credit for past service with such former PSFC for purposes of the accrual, calculation, or determination of benefit amounts under any pension plan maintained by Emclaire or any Emclaire subsidiaries. Peoples shall take all steps necessary to cause the 401(k) plan maintained by PSFC to be terminated, and distributions made thereunder in accordance with the provisions of Code Section 401(k)(10)(A)(i), as soon as practicable after the Effective Time of the Merger. Following the transfer of the former PSFC employees to Emclaire's health plan, there shall be no exclusion from coverage for any pre-existing medical condition of any such employee to the extent such condition was covered under a health plan of Peoples.

                  6.4 Notification. Emclaire shall notify PSFC promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event that would constitute a breach on its part of any obligation under this Reorganization Agreement or the occurrence of any event that would cause any representation or warranty made by it herein to be false or misleading, or if it becomes a party or is threatened with becoming a party to any legal or equitable proceeding or governmental investigation or upon the occurrence of any event that would result in a change in the circumstances described in the representations and warranties contained herein. At all times up to and including, and as of, the Closing, Emclaire and Farmers National shall inform PSFC in writing of any and all facts necessary to amend or supplement the representations and warranties made herein and the Emclaire Schedules attached hereto as necessary so that the information contained herein and therein will accurately reflect the current status of Emclaire and Farmers National; provided, however, that any such updates to the Emclaire Schedules shall be required prior to the Closing only with respect to matters which represent material changes to the Emclaire Schedules and the information contained therein.

                  6.5 Tax Representations. Neither Emclaire nor any of its Subsidiaries has taken, agreed to take, or will take any action or has any knowledge of any fact or circumstance that would prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  6.6 Directors and Officers Indemnification and Insurance Coverage.

                           (a)     Emclaire will continue to indemnify officers,
directors, and employees of PSFC and Peoples Bank to the full extent required under the provisions of Article 24 of Emclaire's Bylaws from the Effective Time of the Merger.

                           (b)      For  a  period  of  six  (6) years after the
Effective Time, Emclaire will provide to the persons who served as directors or officers of PSFC or any subsidiary of PSFC on or before the Effective Time of the Merger insurance against liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Time substantially similar in all material respects to the insurance coverage provided to them in such capacities at the date hereof; provided, however, that if Emclaire is unable to maintain or obtain the insurance called for by this Section on commercially reasonable terms, Emclaire shall use its best efforts to obtain as much comparable insurance as available. In no event shall the cost of such coverage exceed 175% of the amount of the current premiums being paid by PSFC. In lieu of the foregoing, PSFC shall renew any existing insurance or purchase any "discovery period" insurance provided for thereunder at Emclaire's request and expense.

                  6.7 Conduct of Emclaire and Farmers National Prior to the Effective Time. Except as expressly provided in this Agreement, as agreed to by PSFC or as required by applicable law, rules or regulations, during the period from the date of this Agreement to the Effective Time, Emclaire and Farmers National shall, and shall cause its subsidiaries to, (i) take no action which would adversely affect or delay the ability of PSFC, Emclaire or Farmers National to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement,
(ii) take no action that could reasonably be expected to have a material adverse effect on Emclaire and Farmers National; (iii) continue to conduct its business consistent with past practices; and (iv) take no action during or before the Pricing Period that wold materially alter Emclaire's or Farmers National's historic practices regarding cash dividends or stock repurchases.

                                    ARTICLE 7

                              CONDITIONS TO CLOSING

                  7.1 Conditions to the Obligations of Emclaire. Unless waived in writing by Emclaire, the obligation of Emclaire to consummate the transactions contemplated by this Reorganization Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

                           (a)      Performance.  Each of the material acts  and
undertakings of PSFC and Peoples Bank to be performed at or before the Closing Date pursuant to this Reorganization Agreement shall have been duly performed;

                           (b)    Representations     and    Warranties.     The
representations and warranties of PSFC and Peoples Bank contained in this Reorganization Agreement shall be true and correct, in all material respects, on and as of the Closing Date with the same effect as though made on and as of the Closing Date;

                           (c) Documents. In addition to the documents described
elsewhere in this Reorganization Agreement, Emclaire shall have received the following documents and instruments:

                                    (i)    a certificate signed by the Secretary
or an assistant secretary of PSFC and Peoples Bank dated as of the Closing Date certifying that:

                                            (A)      PSFC's and  Peoples  Bank's
                  respective Boards of Directors and shareholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Reorganization Agreement (including the Plan of Merger) and authorizing the consummation of the transactions contemplated by this Reorganization Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                            (B)  each  person   executing   this
                  Reorganization Agreement on behalf of PSFC and Peoples Bank is an officer of PSFC or Peoples Bank, as the case may be, holding the office or offices specified therein, with full power and authority to execute this Reorganization Agreement and any and all other documents in connection with the Merger, and that the signature of each person set forth on such certificate is his or her genuine signature;

                                            (C) the  charter  documents  of PSFC
                  and Peoples Bank attached to such certificate remain in full force and effect; and

                                    (ii) a certificate  signed by the respective
                  Chairman of the Board, President and Chief Financial Officer of each of PSFC and Peoples Bank stating that the conditions set forth in Sections 7.1(a), 7.1(b) and 7.1(e) this Reorganization Agreement have been satisfied.

                           (d)      Inspections Permitted.  Between the date  of
this Reorganization Agreement and the Closing Date, PSFC and Peoples Bank shall have afforded Emclaire and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to PSFC and Peoples Bank. Emclaire will provide PSFC and Peoples Bank at least 48 hours notice of any inspection and conduct any inspection in a reasonable manner that will not interfere with business operations. PSFC and Peoples Bank shall have caused all PSFC or Peoples Bank personnel to provide reasonable assistance to Emclaire in its investigation of matters relating to PSFC and Peoples Bank.

                           (e)      No  Material  Adverse  Change.  No  material
adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of PSFC and Peoples Bank taken as a whole shall have occurred since the date of this Reorganization Agreement.

                           (f) Opinion of PSFC's  Counsel.  Emclaire  shall have
been furnished with an opinion of legal counsel to PSFC and Peoples Bank, dated the Closing Date, addressed to Emclaire, substantially to the effect that:

                                    (i)   PSFC is a corporation validly existing
        and in good standing under the laws of the Commonwealth of Pennsylvania;

                                    (ii) Peoples  Bank is a state stock  savings
        bank, validly existing, and in good standing under   the   laws  of  the
        Commonwealth of Pennsylvania;

                                    (iii)  PSFC  and  Peoples   Bank  have  full
corporate power and authority to enter into the Reorganization Agreement; the Reorganization Agreement has been duly and validly authorized by all necessary corporate action by PSFC and Peoples Bank and has been duly and validly executed and delivered by and on behalf of PSFC and Peoples Bank; and no approval, authorization, order, consent, registration, filing, qualification, license or permit of or with any court, regulatory, administrative or other governmental body is required under any federal or Pennsylvania statute or regulation for the execution and delivery of the Reorganization Agreement by PSFC and Peoples Bank or the consummation of the transactions contemplated by the Reorganization Agreement, except such as have been obtained and are in full force and effect; and

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of PSFC or Peoples Bank or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to federal law and the PBCA and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law
(1991);

                           (g)      Other Business  Combinations,  Etc.  Neither
PSFC nor Peoples Bank shall have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which PSFC or Peoples Bank would merge, consolidate with; effect a business combination with, sell any substantial part of PSFC's or Peoples Bank's assets to, or; acquire a significant part of the shares or assets of, any other Person or entity (financial or otherwise); adopt any "poison pill" or other type of anti-takeover arrangement, any shareholder rights provision, any "golden parachute" or similar program which would have the effect of materially decreasing the value of PSFC or Peoples Bank or the benefits of acquiring the PSFC Common Stock;

                           (h)      Regulatory Approvals.  Except for the filing
of the Certificate of Merger with the Secretary of State of the Commonwealth of Pennsylvania, all Regulatory Approvals for the transactions contemplated by this Reorganization Agreement shall have been obtained without the imposition of any conditions not typically imposed in similar transactions which Emclaire determines in its sole judgment to be materially burdensome upon the conduct of the business of Emclaire or which would so adversely impact the economic and business benefits of the Merger to Emclaire as to render it inadvisable in the sole judgment of Emclaire to proceed with the Merger; such approvals shall be in effect and no proceedings shall have been instituted or threatened with respect thereto; all applicable waiting periods with respect to such approvals shall have expired; and all conditions and requirements prescribed by law or otherwise imposed in connection with the Regulatory Approvals shall have been satisfied;

                           (i)  PSFC  Stockholder  Approval.   PSFC  shall  have
furnished Emclaire with a certified copy of resolutions duly adopted by the holders of a vote of the outstanding shares of PSFC Common Stock entitled to vote thereon approving this Reorganization Agreement, the Merger, and the transactions contemplated hereby; such resolutions shall be in full force and effect and shall not have been modified, rescinded or annulled; and

                           (j)   Fairness Opinion.  Emclaire shall have received
a "fairness opinion" letter from its independent financial adviser, Hopper Soliday, dated the date hereof and to the effect that, in the opinion of such adviser the Consideration to be received by the PSFC Record Holders is fair to the stockholders of Emclaire from a financial point of view, and Emclaire shall have received an updated "fairness opinion" letter from such advisers at the time of the mailing of the proxy statement for the Emclaire Shareholders' Meeting and at the Closing Date confirming the opinions provided in the initial "fairness opinion" letter.

                  7.2 Conditions to the Obligations of PSFC. Unless waived in writing by PSFC, the obligation of PSFC to consummate the transaction contemplated by this Reorganization Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

                           (a)      Performance.  Each of the material acts  and
undertakings of Emclaire to be performed at or prior to the Closing Date pursuant to this Reorganization Agreement shall have been duly performed in all material respects;

                           (b)      No  Material  Adverse  Change.  No  material
adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of Emclaire and Farmers National taken as a whole shall have occurred since the date of this Reorganization Agreement;

                           (c)    Representations and Warranties.  The represen-
tations and warranties of Emclaire and Farmers National contained in this Reorganization Agreement shall be true and correct, in all material respects, on and as of the Closing Date with the same effect as though made on and as of the Effective Time of the Merger;

                           (d) Documents. In addition to the other deliveries of
Emclaire described elsewhere in this Reorganization Agreement, PSFC shall have received the following documents and instruments:

                                    (i)    a certificate signed by the Secretary
or an assistant secretary of Emclaire and Farmers National dated as of the Closing Date certifying that:

                                           (A) Emclaire's and Farmers National's
                  respective Boards of Directors have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Reorganization Agreement (including the Plan of Merger) and authorizing the consummation of the transactions contemplated by this Reorganization Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                            (B)  the  persons   executing   this
                  Reorganization Agreement on behalf of Emclaire and Farmers National are officers of Emclaire and Farmers National, respectively, holding the offices so specified with full power and authority to execute this Reorganization Agreement and any and all other documents in connection with the Merger, and that the signature of such person set forth on such certificate is his genuine signature;

                                            (C) the  organization  documents  of
                  Emclaire and Farmers National attached to such certificate remain in full force and effect; and

                                    (ii) a certificate  signed  respectively  by
         duly authorized officers of Emclaire and Farmers National stating that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) of this Reorganization Agreement have been satisfied;

                           (e)   Consideration.   PSFC  shall  have  received  a
certificate executed by an authorized officer of the Exchange Agent to the effect that the Exchange Agent has received and holds in its possession proper authorization to issue certificates evidencing shares of Emclaire Common Stock and cash or other good funds sufficient to meet the obligations of Emclaire to the PSFC Record Holders to deliver the Consideration under this Reorganization Agreement and the Plan of Merger; and

                           (f)      Opinion of Emclaire's  Counsel.  PSFC  shall
have been furnished with an opinion of counsel to Emclaire, dated as of the Closing Date, addressed to PSFC, substantially to the effect that:

                                    (i)     Emclaire is incorporated and validly
existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania; Farmers National is a wholly-owned subsidiary of Emclaire organized and validly existing and in good standing as a state stock savings bank chartered under the laws of the Commonwealth of Pennsylvania;

                                    (ii)  The   authorized   capital   stock  of
Emclaire consists of 12,000,000 shares of Emclaire Common Stock, par value $1.25 per share, of which 1,081,453 shares of Emclaire Common Stock are validly issued and outstanding; all necessary corporate proceedings have been taken in order to validly authorize such Emclaire Common Stock; and to the best of their knowledge, all outstanding shares of Emclaire Common Stock have been duly and validly issued, are fully paid and nonassessable, were not issued in violation of or subject to any statutory preemptive rights;

                                    (iii)  The   certificates   evidencing   the
Emclaire Common Stock to be delivered pursuant to the Reorganization Agreement are in all material respects in due and proper form under Pennsylvania Law, and when fully countersigned by Emclaire's transfer agent and register and issued in accordance with the provisions of the Reorganization Agreement, the Emclaire Common Stock represented thereby will be duly authorized and validly issued, fully paid and nonassessable, and will not have been issued in violation of or subject to any statutory preemptive rights;

                                    (iv) Emclaire and Farmers National have full
corporate power and authority to enter into the Reorganization Agreement and Emclaire has full corporate power and authority to issue the Emclaire Common Stock pursuant to the Reorganization Agreement, the Reorganization Agreement has been duly and validly authorized by all necessary corporate action by Emclaire and Farmers National and has been duly and validly executed and delivered by and on behalf of Emclaire and Farmers National and no approval, authorization, order consent, registration, filing, qualification, license or permit of or with any court, regulatory, administrative or other governmental body is required under any federal or Pennsylvania statute or regulation for the execution and delivery of the Reorganization Agreement by Emclaire and Farmers National or the consummation of the transactions contemplated by the Reorganization Agreement, except such as have been obtained and are in full force and effect;

                                    (v)     Neither the execution  and  delivery
by Emclaire of this Reorganization Agreement nor any of the documents to be executed and delivered by Emclaire in connection herewith violates or conflicts with Emclaire's Articles of Incorporation or Bylaws.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of Emclaire or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the Commonwealth of Pennsylvania; and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991);

                           (g)    Emclaire Stockholder Approval.  Emclaire shall
have furnished PSFC with a certified copy of resolutions duly adopted by the holders of a vote of the outstanding shares of Emclaire Common Stock entitled to vote thereon approving this Reorganization Agreement, the Merger, and the transactions contemplated hereby; such resolutions shall be in full force and effect and shall not have been modified, rescinded or annulled; and

                           (h)      Fairness Opinion.  PSFC shall have  received
a "fairness opinion" letter from its independent financial adviser, Capital Resources, or such other qualified third party, dated the date hereof and to the effect that, in the opinion of such adviser the Consideration to be received by the PSFC Record Holders is fair to the PSFC Record Holders from a financial point of view, and PSFC shall have received an updated "fairness opinion" letter from such advisers at the time of the mailing of the proxy statement for the PSFC Shareholders' Meeting Date confirming the opinions provided in the initial "fairness opinion" letter.

                  7.3 Conditions to Obligations of All Parties. The obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

                           (a)      No  Pending or Threatened Claims.  No claim,
action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Reorganization Agreement or the obtaining of material damages or other relief in connection therewith;

                           (b) Governmental Approvals and Acquiescence Obtained.
The Parties hereto shall have received all applicable Governmental Approvals for the consummation of the transactions contemplated herein and all waiting periods incidental to such approvals or notices given shall have expired; and

                           (c)      Approval of Stockholders.  Approval of  this
Agreement and the transactions contemplated hereby by the stockholders of PSFC and Emclaire, as required by applicable law, the rules of the OTC Bulletin Board or applicable provisions of PSFC's or Emclaire's Articles of Incorporated and Bylaws.

                           (d)     Effectiveness of Registration Statement.  The
Registration Statement has become effective under the 1933 Act, and no stop order suspending the effectiveness of the Registration Statement or preventing the use of the Proxy Statement has been issued and no proceedings for that purpose have been instituted or are pending or contemplated by the SEC or any state securities or other regulatory authority.

                           (e)     Tax Opinion.  Emclaire and PSFC shall receive
an opinion of Emclaire's counsel to the effect that the transaction will constitute a tax free reorganization within the meaning of Section 368 of the Internal Revenue Code and that no gain or loss will be recognized by PSFC shareholders who receive solely shares of Emclaire Common Stock in exchange for their shares of PSFC Common Stock.

                                    ARTICLE 8

                                   TERMINATION

                  8.1 Termination. This Reorganization Agreement and the Plan of Merger may be terminated at any time prior to the Closing, as follows:

                           (a)      By mutual consent in writing of the Parties;

                           (b)      By Emclaire or PSFC in the event the Closing
shall not have occurred by December 31, 1998 (the "Target Date"), unless the failure of the Closing to occur shall be due to the failure of the Party seeking to terminate this Agreement to perform its obligations hereunder in a timely manner;

                           (c)      By  either  Emclaire  or  PSFC  upon written
notice to the other Party, upon (i) denial of any Governmental Approval necessary for the consummation of the Merger (or should such approval be conditioned upon a substantial deviation from the transactions contemplated); provided, however, that either Emclaire or PSFC may, upon written notice to the other, extend the term of this Reorganization Agreement for only one or more sixty (60) day periods to prosecute diligently and overturn such denial, provided that such denial has been appealed within twenty (20) business days of the receipt thereof or (ii) upon the failure to obtain the approval of the PSFC shareholders at the PSFC shareholders meeting;

                           (d) By Emclaire or PSFC in the event that there shall
have been a material breach of any obligation or covenant of the other Party hereunder and such breach shall not have been remedied within sixty (60) days after receipt by the breaching Party of written notice from the other Party specifying the nature of such breach and requesting that it be remedied;

                           (e) By  Emclaire  or PSFC  should  PSFC  or any  PSFC
Subsidiary enter into any letter of intent or agreement with a view to being acquired by or effecting a business combination with any other Person; or any agreement to merge, to consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise;

                           (f) By Emclaire  should  either PSFC or Peoples  Bank
enter into any formal agreement, letter of understanding, memorandum or other similar arrangement with any bank regulatory authority establishing a formal capital plan requiring PSFC or Peoples Bank to raise additional capital or to sell a substantial portion of its assets.

                           (g)  By  PSFC  should  either   Emclaire  or  Farmers
National enter into any formal agreement, letter of understanding, memorandum or other similar arrangement with any bank regulatory authority establishing a formal capital plan requiring Emclaire or Framers National to raise additional capital or to sell a substantial portion of its assets.

If a Party should elect to terminate this Reorganization Agreement pursuant to subsections (b), (c), (d), (e), (f) or (g) of this Section, it shall give notice to the other Party, in writing, of its election in the manner prescribed in
Section 9 ("Notices") of this Reorganization Agreement.

                  8.2 Effect of Termination. In the event that this Reorganization Agreement should be terminated pursuant to this Section, all further obligations of the Parties under this Reorganization Agreement shall terminate without further liability of any Party to another; provided, however, that a termination under this Section shall not relieve any Party of any liability for breach of this Reorganization Agreement or for any misstatement or misrepresentation made hereunder prior to such termination, or be deemed to constitute a waiver of any available remedy for any such breach, misstatement or misrepresentation.

                  8.3      Fees.

                           (a)  Notwithstanding anything to the contrary herein,
PSFC hereby agrees to pay Emclaire and Emclaire shall be entitled to receipt of a fee (the "Fee") of $600,000 following the occurrence of a Purchase Event (as defined below). Such payment shall be made immediately available funds within five business days after delivery of notice of entitlement by Emclaire. Notwithstanding the foregoing, payments pursuant to this Section shall not be required in the event of termination of this Reorganization Agreement pursuant to Section 8.1(a), (b), (c)(i), (d) (in the event terminated by PSFC due to a material breach by Emclaire) or (f) prior to the occurrence of a Purchase Event.

                           (b) The term  "Purchase  Event" shall mean any of the
following events, or the PSFC or its Subsidiary agreeing to, orally or in writing, to enter into an agreement relating to any of the following events, occurring after the date hereof and before the Effective Time or occurring within nine months of the date of termination of this Agreement pursuant to this
Article:

                                    (i)     the acquisition by any person, other
                                            than   Emclaire   or   any   of  its
                                            subsidiaries, alone or together with
                                            such   person's    affiliates    and
                                            associates   or   any   group,    of
                                            beneficial  ownership of 25% or more
                                            of  the  PSFC   Common   Stock  (for
                                            purposes of this Subsection  (b)(i),
                                            the terms  "group"  and  "beneficial
                                            ownership"  shall be as  defined  in
                                            Section  13(d) of the  Exchange  Act
                                            and     regulations      promulgated
                                            thereunder    and   as   interpreted
                                            thereunder);

                                    (ii)    a   merger,   consolidation,   share
                                            exchange,  business  combination  or
                                            any   other   similar    transaction
                                            involving PSFC or Peoples Bank;

                                    (iii)   any sale, lease, exchange, mortgage,
                                            pledge,     transfer     or    other
                                            disposition  of 50% or  more  of the
                                            assets of the PSFC or Peoples  Bank,
                                            in a single transaction or series of
                                            transactions; or

                                    (iv)    the Board of  Directors of PSFC does
                                            not   recommend   approval   of  the
                                            Reorganization to their shareholders
                                            and  the  transaction   contemplated
                                            thereby unless PSFC has not received
                                            a   fairness    opinion    from   an
                                            investment banker similar to the one
                                            described in Section  7.2(g) of this
                                            Agreement.

                           (c) PSFC shall notify Emclaire promptly in writing of
its knowledge of the occurrence of any Purchase Event; provided, however, that the giving of such notice by PSFC shall not be a condition to the right of Emclaire to the Fee.

                  8.4      Expenses.

                           (a)      PSFC hereby agrees that if this Agreement or
the transactions contemplated hereby are terminated pursuant to Sections 8.1(b) or 8.1(d) as a result of a willful breach by PSFC, PSFC shall promptly (and in any event within ten (10) business days after such termination) pay all Expenses of Emclaire. "Expenses of Emclaire" as used in this Section 8.4(a) shall include all reasonable in amount and reasonably incurred out-of-pocket expenses of Emclaire (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Emclaire and its Affiliates) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

                           (b) Emclaire  hereby agrees that if this Agreement or
the transactions contemplated hereby are terminated pursuant to Sections 8.1(b) or 8.1(d) as a result of a willful breach by Emclaire, Emclaire shall promptly (and in any event within ten (10) business days after such termination) pay all Expenses of PSFC. "Expenses of PSFC" as used in this Section 8.4(b) shall include all reasonable in amount and reasonably incurred out-of-pocket expenses of PSFC (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to PSFC and its Affiliates) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 9

                               GENERAL PROVISIONS

                  9.1 Notices. Any notice, request, demand and other communication which either Party hereto may desire or may be required hereunder to give shall be in writing and shall be deemed to be duly given if delivered personally or mailed by certified or registered mail (postage prepaid, return receipt requested), air courier or facsimile transmission, addressed or transmitted to such other Party as follows:

If to Emclaire:              Emclaire Financial Corp.
                             612 Main Street
                             Emlenton, Pennsylvania  16373
                             Fax:  (724) 867-1614
                             Attn: David L. Cox
                             President and Chief Executive Officer

With a copy to:              Malizia, Spidi, Sloane & Fisch, P.C.
                             1301 K Street, N.W.
                             Suite 700 East
                             Washington, D.C.  20005
                             Fax:  (202) 434-4661
                             Attn:  Gregory A. Gehlmann, Esq.

If to PSFC:                  Peoples Savings Financial Corporation
                             173 Main Street
                             Ridgway, Pennsylvania  15853
                             Fax:  (814) 772-9000
                             Attn: Glenn R. Pentz
                             Chief Financial Officer, Treasurer and Secretary

With a copy to:              Serchuk & Zelermyer, LLP
                             81 Main Street
                             White Plains, NY  10601
                             Fax:  (914) 761-2299
                             Attn:  Ivan Serchuk, Esq.


or to such other address as any Party hereto may hereafter designate to the other Parties in writing. Notice shall be deemed to have been given on the date reflected in the proof or evidence of delivery, or if none, on the date actually received.

                  9.2 Governing Law. This Reorganization Agreement shall be governed by, and construed and enforced in accordance with, the internal laws, and not the laws pertaining to choice or conflicts of laws, of the Commonwealth of Pennsylvania, unless and to the extent that federal law controls. Any dispute arising between the Parties in connection with the transactions which are the subject of this Reorganization Agreement shall be heard in a court of competent jurisdiction located in Pennsylvania.

                  9.3 Counterparts. This Reorganization Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

                  9.4 Publicity. The Parties hereto will consult with each other with regard to the terms and substance of any press releases, announcements or other public statements with respect to the transactions contemplated hereby. To the extent practicable, each Party shall provide the proposed text of any such press release, announcement or public statement to the other Party prior to its publication and shall permit such other Party a reasonable period to provide comments thereon.

                  9.5 Entire Agreement. This Reorganization Agreement, together with the Plan of Merger which is Exhibit A hereto, the Schedules, Annexes, Exhibits and certificates required to be delivered hereunder and any amendments or addenda hereafter executed and delivered in accordance with this Section constitute the entire agreement of the Parties hereto pertaining to the transactions contemplated hereby and supersede all prior written and oral (and all contemporaneous oral) agreements and understandings of the Parties hereto concerning the subject matter hereof. The Schedules, Annexes, Exhibits and certificates attached hereto or furnished pursuant to this Reorganization Agreement are hereby incorporated as integral parts of this Reorganization Agreement. Except to the extent otherwise, provided herein, by specific language and not by mere implication, this Reorganization Agreement is not intended to confer upon any other person not a Party to this Reorganization Agreement any rights or remedies hereunder.

                  9.6 Severability. If any portion or provision of this Reorganization Agreement should be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such portion or provision shall be ineffective as to that jurisdiction to the extent of such invalidity, illegality or unenforceability, without affecting in any way the validity or enforceability of the remaining portions or provisions hereof in such jurisdiction or rendering that or any other portions or provisions of this Reorganization Agreement invalid, illegal or unenforceable in any other jurisdiction.

                  9.7 Modifications, Amendments and Waivers. At any time prior to the Closing or termination of this Reorganization Agreement, the Parties may, solely by written agreement executed by their duly authorized officers:

                           (a)      extend the time for the performance  of  any
of the obligations or other acts of the other Party hereto;

                           (b) waive any inaccuracies in the representations and
warranties made by the other Party contained in this Reorganization Agreement or in the Schedules or Exhibits hereto or any other document delivered pursuant to this Reorganization Agreement;

                           (c) waive  compliance  with any of the  covenants  or
agreements of the other Party contained in this Reorganization Agreement to the extent permitted by applicable law; and

                           (d)   amend   or  add  to  any   provision   of  this
Reorganization Agreement or the Plan of Merger; provided, however, that no provision of this Reorganization Agreement may be amended or added to except by an agreement in writing signed by the Parties hereto or their respective successors in interest and expressly stating that it is an amendment to this Reorganization Agreement.

                  9.8   Interpretation.   The   headings   contained   in   this
Reorganization Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Reorganization Agreement.

                  9.9 Payment of Expenses. Except as set forth herein, Emclaire and PSFC shall each pay its own fees and expenses (including, without limitation, legal fees and expenses) incurred by it in connection with the transactions contemplated hereunder.

                  9.10 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Reorganization Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its reasonable costs and expenses necessarily incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

                  9.11 No Survival of Representations and Warranties. Except for the agreements of the parties in Sections 1.2(d), 1.6, 1.7, 2.5, 6.3, 6.6, 8.3,
8.4 and 9.14, which shall survive the Closing, none of the representations, warranties and conditions of the Parties contained in this Reorganization Agreement or in any instrument of transfer or other document delivered in connection with the transactions contemplated by this Reorganization Agreement shall survive the Closing or other termination of this Reorganization Agreement. The agreements of the parties in Sections 1.2(d), 1.6, 1.7, 2.5, 6.3 and 6.6 shall be enforceable directly by each person benefitted or intended to be benefitted by such sections.

                  9.12 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Reorganization Agreement must be in writing and must be executed by the Parties to this Reorganization Agreement and shall be effective only to the extent specifically set forth in such writing.

                  9.13 Remedies Cumulative. All remedies provided in this Reorganization Agreement, by law or equity, shall be cumulative and not alternative.

                  9.14 Confidentiality. Any non-public or confidential information disclosed by either PSFC (including any PSFC Subsidiaries) or Emclaire (including any Emclaire Subsidiary) to the other Parties pursuant to this Agreement or as a result of the discussions and negotiations leading to this Agreement, or otherwise disclosed, or to which any other party has acquired or may acquire access, and indicated (either expressly, in writing or orally, or by the context of the disclosure or access) by the disclosing Party to be non-public or confidential, or which by the content thereof reasonably appears to be non-public or confidential, shall be kept strictly confidential and shall not be used in any manner by the recipient except in connection with the transactions contemplated by this Reorganization Agreement. To that end, the Parties hereto will each, to the maximum extent practicable, restrict knowledge of and access to non-public or confidential information of the other Party to its officers, directors, employees and professional advisors who are directly involved in the transactions contemplated hereby and reasonably need to know such information. Further to that end, all non-public or confidential documents (including all copies thereof) obtained hereunder by any Party shall be returned as soon as practicable after any termination of this Reorganization Agreement.

          IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Reorganization Agreement or has caused this Reorganization
Agreement to be executed and delivered in its name and on its behalf by its representative thereunto duly authorized, all as of the date first written above.

                                      PEOPLES SAVINGS FINANCIAL CORPORATION


                                      By: /s/Norbert J. Pontzer
                                          --------------------------------------
                                           Norbert J. Pontzer
                                           Chairman of the Board and President

ATTEST:

/s/Glenn R. Pentz, Jr.
----------------------------------
Glenn R. Pentz, Jr., Secretary


                                      PEOPLES SAVINGS BANK


                                      By:  /s/Norbert J. Pontzer
                                          --------------------------------------
                                            Norbert J. Pontzer
                                            Chairman of the Board and President

ATTEST:

/s/Glenn R. Pentz, Jr.
----------------------------------
Glenn R. Pentz, Jr., Secretary


                                      EMCLAIRE FINANCIAL CORP.


                                      By: /s/David L. Cox
                                          --------------------------------------
                                           David L. Cox
                                           President and Chief Executive Officer

ATTEST:

/s/John J. Boczar
----------------------------------
John J. Boczar, Treasurer


                                      THE FARMERS NATIONAL BANK OF EMLENTON


                                      By: /s/David L. Cox
                                          --------------------------------------
                                           David L. Cox
                                           President Chief Executive Officer

ATTEST:

/s/John J. Boczar
----------------------------------
John J. Boczar, Vice President and
 Chief Financial Officer

                                                                       EXHIBIT A

                                 PLAN OF MERGER
                        Setting Forth the Plan of Merger
                                       of
                      PEOPLES SAVINGS FINANCIAL CORPORATION
                          (a Pennsylvania corporation)
                                  with and into
                            EMCLAIRE FINANCIAL CORP.
                          (a Pennsylvania Corporation)

         THIS PLAN OF MERGER ("Plan of Merger") is made and entered into as of the ____ day of August, 1998, by and between PEOPLES SAVINGS FINANCIAL CORPORATION ("PSFC"), a corporation chartered and existing under the laws of the Commonwealth of Pennsylvania which is a registered bank holding company and whose principal offices are located at 612 Main Street, Ridgway, Pennsylvania 15853; and EMCLAIRE FINANCIAL CORP. ("Emclaire" or "Surviving Corporation"), a corporation organized and existing under the laws of the Commonwealth of Pennsylvania having its executive office at 612 Main Street, Emlenton, Pennsylvania 16373 and which is registered as a bank holding company.

                                    PREAMBLE

         WHEREAS, Emclaire and PSFC have entered into an Agreement and Plan of Reorganization dated as of the ____ day of April, 1998 ("Reorganization
Agreement") to which this Plan of Merger is Exhibit A and is incorporated by reference as an integral part thereof providing for the merger of PSFC with and into Emclaire (which would be the Surviving Corporation) and the acquisition of all of the PSFC Common Stock outstanding immediately prior to the Effective Time of the Merger by Emclaire for the Consideration set forth in the Reorganization Agreement and this Plan of Merger; and

         WHEREAS, The Boards of Directors of Emclaire and PSFC are each of the opinion that the interests of their respective corporations and their corporations' respective shareholders would best be served if PSFC were to be merged with and into Emclaire, which would survive the Merger, on the terms and conditions provided in the Reorganization Agreement and in this Plan of Merger, and as a result of such Merger becoming effective, the Surviving Corporation would be Emclaire.

         NOW, THEREFORE, in consideration of the covenants and agreements of the Parties contained herein, PSFC and Emclaire hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions for the merger of PSFC with and into Emclaire (the "Merger").

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 As used in this Plan of Merger and in any amendments hereto, all capitalized terms herein shall have the meanings assigned to such terms in the Reorganization Agreement unless otherwise defined herein.

                                    ARTICLE 2
                                 CAPITALIZATION

         2.1 PEOPLES SAVINGS FINANCIAL CORPORATION The authorized capital stock of PSFC consists of 2,000,000 shares of common stock having a par value of $.10 per share (the "PSFC Common Stock") and 1,000,000 shares of Serial Preferred Stock having no par value (the "PSFC Preferred Stock). As of the date hereof, 442,516 shares of PSFC Common Stock were issued and outstanding, and no shares of PSFC Preferred Stock were issued and outstanding.

                                    ARTICLE 3
                                 PLAN OF MERGER

         3.1 Constituent Corporations. The name of each constituent corporation to the Merger is:

                      PEOPLES SAVINGS FINANCIAL CORPORATION
                                       and
                            EMCLAIRE FINANCIAL CORP.

         3.2      Surviving Corporation.  The Surviving Corporation shall be:

                            EMCLAIRE FINANCIAL CORP.

which as of the Effective Time of the Merger shall continue to be named:

                            EMCLAIRE FINANCIAL CORP.

         3.3 Terms and Conditions of Merger. The Merger shall be consummated only pursuant to, and in accordance with this Plan of Merger and the Reorganization Agreement. Conditioned upon the satisfaction or lawful waiver (by the Party or Parties entitled to the benefit thereof) of all conditions precedent to consummation of the Merger, the Merger will become effective on the date and at the time (the "Effective Time of the Merger") of the filing of a Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania, or at such later time and/or date as may be agreed upon by the parties and set forth in the Articles of Merger. At the Effective Time of the Merger, PSFC shall be merged with and into Emclaire, which will survive the Merger, and the separate existence of PSFC shall cease thereupon, and without further action, Emclaire shall thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of both Emclaire and PSFC, whether of a public or private nature, and shall be subject to all of the liabilities, restrictions, disabilities, and duties of both PSFC and Emclaire.

         3.4 Articles of Incorporation. At the Effective Time of the Merger, the Articles of Incorporation of Emclaire, as in effect immediately prior to the Effective Time of the Merger, shall constitute the Articles of Incorporation of Emclaire as the Surviving Corporation, unless and until the same shall be amended as provided by law and the terms of such Articles of Incorporation.

         3.5 Bylaws. At the Effective Time of the Merger, the Bylaws of Emclaire, as in effect immediately prior to the Effective Time of the Merger, shall continue to be its Bylaws as the Surviving Corporation, unless and until amended or repealed as provided by law, its Articles of Incorporation and such Bylaws.

         3.6 Directors and Officers. The directors and officers of Emclaire in office immediately prior to the Effective Time of the Merger shall continue to be the directors and officers of the Surviving Corporation, to hold office as provided in the Articles of Incorporation and Bylaws of the Surviving
Corporation, unless and until their successors shall have been elected or appointed and shall have qualified or they shall be removed as provided therein.

         3.7 Name. The name of Emclaire as the Surviving Corporation following the Merger, shall remain:

                            EMCLAIRE FINANCIAL CORP.

                                    ARTICLE 4
                         DESCRIPTION OF THE TRANSACTION

                  4.1      Terms of the Merger.

                  (a) Satisfaction of Conditions to Closing. After the transactions contemplated herein have been approved by the shareholders of PSFC and each other condition to the obligations of the Parties hereto, other than those conditions which are to be satisfied by delivery of documents by any Party to any other Party, has been satisfied or, if lawfully permitted, waived by the Party or Parties entitled to the benefits thereof, a closing (the "Closing") will be held on the date and at the time of day and place referred to in this Reorganization Agreement. At the Closing the Parties shall use their respective best efforts to deliver the certificates, letters and opinions which constitute conditions to effecting the Merger and the Subsidiary Merger and each Party will provide the other Parties with such proof or indication of satisfaction of the conditions to the obligations of such other Parties to consummate the Merger as such other Parties may reasonably require. If all conditions to the obligations of each of the Parties shall have been satisfied or lawfully waived by the Party entitled to the benefits thereof, the Parties shall, at the Closing, duly execute Articles of Merger for filing with the Secretary of State of the Commonwealth of Pennsylvania and promptly thereafter PSFC and Emclaire shall take all steps necessary or desirable to consummate the Merger in accordance with all applicable laws, rules and regulations and the Plan of Merger. The Parties shall thereupon take such other and further actions as Emclaire shall direct or as may be required by law or this Reorganization Agreement to consummate the transactions contemplated herein.

                           (b)   Effective   Time  of  the   Merger.   Upon  the
satisfaction of all conditions to Closing, the Merger shall become effective on the date and at the time of filing of the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania or at such later date and/or time as may be agreed upon by the Parties and set forth in the Articles of Merger so filed (the "Effective Time of the Merger").

                  4.2      Conversion of Stock.

                           (a)      Consideration.  At the Effective Time of the
Merger, each share of common stock of PSFC, par value $0.10 per share (the "PSFC Common Stock") then issued and outstanding (other than shares held directly or indirectly by Emclaire, excluding shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the cash and/or shares of stock of Emclaire constituting the Per Share Merger Consideration (as defined in paragraph (b) below). As of the Effective Time of the Merger, each share of the PSFC Common Stock held directly or indirectly by Emclaire, excluding shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled, retired and cease to exist, and no exchange or payment shall be made with respect thereto.

                           (b)      Cash or Stock Merger Consideration.  As used
herein, the term "Per Share Merger Consideration" shall mean either the amount of cash set forth in clause (i) below (the "Cash Merger Consideration") or that number of shares of common stock of Emclaire, par value $1.25 per share ("Emclaire Common Stock") as set forth in clause (ii) below (the "Stock Merger Consideration"), at the election of the holder of each share of PSFC Common Stock, subject however to proration as set forth below.

                           (i) If Cash Merger Consideration is to be paid with respect to a share of PSFC Common Stock, the Per Share Merger Consideration with respect to such share of PSFC Common Stock shall be in the amount of Twenty- six dollars ($26.00).

                           (ii) If Stock Merger Consideration is to be paid with respect to a share of PSFC Common Stock, the Per Share Merger Consideration with respect to such share of PSFC Common Stock shall be that number of shares of Emclaire Stock (the "Conversion Number") equal to:

                                    (A)     If  the  Final   Market   Price  (as
                                            defined  below)  shall  be  equal or
                                            greater  than $15.00 but equal to or
                                            less  than  $21.00,  then the  Stock
                                            Merger    Consideration   shall   be
                                            Twenty-six  dollars ($26.00) divided
                                            by the Final Market Price.

                                    (B)     If  the  Final   Market   Price  (as
                                            defined below) shall be greater than
                                            $21.00,   then  the   Stock   Merger
                                            Consideration  shall be 1.24  shares
                                            of Emclaire Common Stock.

                                    (C)     If  the  Final   Market   Price  (as
                                            defined  below)  shall be less  than
                                            $15.00,  either  Emclaire or Peoples
                                            can terminate this Agreement.

                           (c)     Final Market Price.  The "Final Market Price"
shall be the average closing price per share of the "last" real time trades (i.e., closing price) of the Emclaire Common Stock as reported on the OTC Bulletin Board for each of the thirty (30) OTC Bulletin Board general market trading days preceding one week prior to the Closing Date on which the OTC Bulletin Board was open for business (the "Pricing Period"), provided, however, that if there are less than 10 business days during such period when Emclaire Common Stock trades and on which there is a closing price, then the Pricing Period shall be extended backwards for such period as is necessary until there are ten days on which Emclaire Common Stock trades and on which there is a closing price if such extension backwards will result in a lower calculated Final Market Price. In the event the Emclaire Common Stock does not trade on one or more of the trading days during the Pricing Period (a "No Trade Date"), any such No Trade Date shall be disregarded in computing the average closing price per share of Emclaire Common Stock and the average shall be based upon the "last" real time trades and number of days on which the Emclaire Common Stock actually traded during the Pricing Period.

                           (d)      Fractional   Shares.  Fractional   shares of
Emclaire Common Stock shall not be issued and each holder of PSFC Common Stock who would otherwise be entitled to receive any such fractional shares (taking into account all share amounts to which such holder is otherwise entitled hereunder) shall receive cash (without interest) in lieu thereof in an amount equal to the fraction of the share of Emclaire Common Stock to which such holder would otherwise be entitled multiplied by the Final Market Price. No such holder will be entitled to dividends, voting rights or any other rights of a stockholder of Emclaire or PSFC in respect of any such fractional share.

                           (e)      Dissenting Shares.  Notwithstanding anything
in this Agreement to the contrary, shares of PSFC Common Stock which are issued and outstanding immediately prior to the Effective Time of the Merger and which are held by a shareholder who has the right (to the extent such right is available by law) to demand and receive payment of the fair value of his shares of PSFC Common Stock (the "Dissenting Shares") pursuant to Section 1571 of the PBCA, shall not be converted into or be exchangeable for the right to receive the consideration provided in this Section 2.2 unless and until such holder shall fail to perfect his or her right to an appraisal or shall have effectively withdrawn or lost such right under the PBCA, as the case may be. If such holder shall have so failed to perfect his right to dissent or shall have effectively withdrawn or lost such right, each of his shares of PSFC Common Stock shall thereupon be deemed to be Cash Election Shares as defined in Section 2.3 of this Agreement.

                           (f) Treatment of Options.  At the  Effective  Time of
the Merger, each unexercised PSFC Stock Option shall be deemed canceled and as consideration therefor each holder of a PSFC Stock Option (the "Option Holders") shall have the right to receive a cash payment amount (the "Cash Out") equal to the excess of (A) $26.00 over the exercise price per share of PSFC Common Stock covered by that Option Holder's PSFC Stock Option(s), multiplied by (B) the total number of shares of PSFC Common Stock covered by such PSFC Stock Option(s).

                           (g)    Calculation Schedule.  The calculations of the
respective amounts of cash and Emclaire Common Stock payable and issuable pursuant to the terms of this Reorganization Agreement shall be jointly prepared and agreed to by Emclaire and PSFC and set forth in reasonable detail in a schedule that shall be delivered to Farmers National (the "Exchange Agent") no later than two business days after the end of the Election Period.

                  4.3      Election and Allocation Procedures.

                           (a)  Subject to and in accordance with the allocation
and election procedures set forth herein, each record holder of a share of PSFC Common Stock (the "PSFC Shareholders") shall, prior to the Election Deadline (as hereinafter defined) specify (i) the number of whole shares of PSFC Common Stock held by such Shareholder as to which such Shareholder shall desire to receive the Cash Merger

Consideration, and (ii) the number of whole shares of PSFC Common Stock held by such Shareholder as to which such Shareholder shall desire to receive the Stock Merger Consideration..

                           (b)  An  election  as  described  in  clause  (i)  of
Paragraph (a) of this Section and all Dissenting Shares are herein referred to as a "Cash Election," and shares of PSFC Common Stock as to which a Cash Election has been made are herein referred to as "Cash Election Shares." An election as described in clause (ii) of Paragraph (a) is herein referred to as a "Stock Election," and shares as to which a Stock Election has been made are herein referred to as "Stock Election Shares." A failure to indicate a preference in accordance herewith is herein referred to as a "Non-Election," and shares as to which there is a Non-Election are herein referred to as "Non-Electing Shares."

                           (c) Notwithstanding  anything herein to the contrary,
and after taking into consideration Dissenting Shares and the Cash Out, 55.0% of the outstanding PSFC Common Stock shall be exchanged for Emclaire Common Stock. Payment of cash pursuant to the Cash Merger Consideration, the Cash Out and Dissenting Shares, if any, and issuance of Emclaire Common Stock pursuant to the Stock Merger Consideration, shall be allocated to holders of PSFC Stock such that the number of shares of PSFC Common Stock as to which cash is paid shall equal 45.0% of the aggregate number of shares of PSFC Common Stock outstanding plus those subject to PSFC Stock Options (the "Aggregate Shares"), and the number of shares of PSFC Common Stock (outstanding or subject to PSFC Stock Options) as to which PSFC Stock are issued shall equal 55.0% of the Aggregate Shares, as follows:

                                    (1)     If  the  number  of  Cash   Election
                                            Shares  is in excess of 45.0% of the
                                            Aggregate  Shares,   then  (i)  Non-
                                            Electing  Shares  shall be deemed to
                                            be  Stock  Election   Shares,   (ii)
                                            Option  Holders  shall be treated as
                                            Cash   Election    Shares    without
                                            adjustment,  (iii) Dissenting Shares
                                            shall be  treated  as Cash  Election
                                            Shares   without   adjustment,   and
                                            (iv)(A) Cash Election Shares of each
                                            Shareholder   who   made   the  Cash
                                            Election  shall be reduced  pro rata
                                            by  multiplying  the  number of Cash
                                            Election Shares of such  Shareholder
                                            by  a  fraction,  the  numerator  of
                                            which is the  number  of  shares  of
                                            PSFC Common  Stock equal to 45.0% of
                                            the Aggregate  Shares minus the Cash
                                            Out and  Dissenting  Shares  and the
                                            denominator    of   which   is   the
                                            aggregate  number  of Cash  Election
                                            Shares of all Shareholders,  and (B)
                                            the   shares  of  such   Shareholder
                                            representing the difference  between
                                            such   Shareholder's   initial  Cash
                                            Election   and  such   Shareholder's
                                            reduced  Cash  Election  pursuant to
                                            clause (A) shall be  converted  into
                                            and be deemed  to be Stock  Election
                                            Shares.

                                    (2)     If  the  number  of  Stock  Election
                                            Shares  is in excess of 55.0% of the
                                            Aggregate    Shares,     then    (i)
                                            Non-Electing  Shares shall be deemed
                                            to be Cash Election  Shares and (ii)
                                            (A)  Stock  Election  Shares of each
                                            Holder  shall be reduced pro rata by
                                            multiplying   the  number  of  Stock
                                            Election  Shares of such Holder by a
                                            fraction,  the numerator of which is
                                            the number of shares of PSFC  Common
                                            Stock   equal   to   55.0%   of  the
                                            Aggregate Shares and the denominator
                                            of which is the aggregate  number of
                                            Stock   Election   Shares   of   all
                                            Holders,  and (B) the shares of such
                                            Holder  representing  the difference
                                            between such Holder's  initial Stock
                                            Election and such  Holder's  reduced
                                            Stock  Election  pursuant  to clause
                                            (A) shall be  converted  into to and
                                            be  deemed   to  be  Cash   Election
                                            Shares.

                                    (3)     If  the  number  of  Cash   Election
                                            Shares  is less  than  45.0%  of the
                                            Aggregate  Shares  and the number of
                                            Stock  Election  Shares is less than
                                            55.0% of the Aggregate Shares,  then
                                            (i) there shall be no  adjustment to
                                            the   elections   made  by  electing
                                            Holders,  (ii)  there  shall  be  no
                                            adjustment   to  the   Cash  Out  or
                                            Dissenting Shares, if any, and (iii)
                                            Non-Electing  Shares of each  Holder
                                            shall be treated as Stock  Elections
                                            Shares   and/or  as  Cash   Election
                                            Shares   in    proportion   to   the
                                            respective amounts by which the Cash
                                            Election   Shares   and  the   Stock
                                            Election  Shares  are less  than the
                                            45.0%     and     55.0%      limits,
                                            respectively.

                           (d)  After   taking  into   account   the   foregoing
adjustment provisions, each Cash Election Share (including those deemed to be Cash Election Shares) shall receive in the Merger the Cash Merger Consideration pursuant to Section 4.2(b) and each Stock Election Share (including those deemed to be Stock Election Shares) shall receive in the Merger the Stock Merger Consideration (and cash in lieu of fractional shares) pursuant to Section 4.2(b).

                           (e)      Satisfaction   of   Conditions  to  Closing.
Notwithstanding any other provision of this Agreement, if the application of the provisions of this Section would result in Holders receiving a number of shares of Emclaire Common Stock that would prevent the Per Share Merger Consideration from consisting in the aggregate of 45.0% Cash Merger Consideration and 55.0% Stock Merger Consideration or otherwise prevent the satisfaction of any of the conditions set forth in Article 7 hereof, the number of shares otherwise allocable to Holders pursuant to this section shall be adjusted in an equitable manner as shall be necessary to enable the satisfaction of all conditions.

                  4.4      Election Procedures.

                           (a)      PSFC and Emclaire shall prepare  a  form for
purposes of making elections and containing instructions with respect thereto (the "Election Form"). The Election Form shall be distributed to each Holder at such time as PSFC and Emclaire shall determine and shall specify the date by which all such elections must be made (the "Election Deadline") which date shall be the date of the meeting of PSFC Stockholders to approve the Merger or such other date determined by PSFC and Emclaire.

                           (b) Elections  shall be made by Holders by mailing to
the Exchange Agent, a duly completed Election Form. To be effective, an Election Form must be properly completed, signed and submitted to the Exchange Agent accompanied by certificates representing the shares of PSFC Common Stock or by the Outstanding Option as to which the election is being made (or by an appropriate guaranty of delivery by a commercial bank or trust company in the United States or a member of a registered national security exchange or the National Association of Security Dealers, Inc.), or by evidence that such certificates have been lost, stolen or destroyed accompanied by such security or indemnity as shall be reasonably requested by Emclaire. An Election Form and accompanying share certificates or Outstanding Options, as the case may be, must be received by the Exchange Agent by the close of business on the Election Deadline. An election may be changed or revoked but only by written notice received by the Exchange Agent prior to the Election Deadline including, in the case of a change, a properly completed revised Election Form.

                           (c) Emclaire will have the  discretion,  which it may
delegate in whole or in part to the Exchange Agent, to determine whether the Election Forms have been properly completed, signed and submitted or changed or revoked and to disregard immaterial defects in Election Forms. The decision of Emclaire (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Emclaire nor the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent.

                           (d) For the  purposes  hereof,  a Holder who does not
submit an effective Election Form to the Exchange Agent prior to the Election Deadline shall be deemed to have made a Non-Election.

                           (e) In the event that this  Agreement  is  terminated
pursuant to the provisions hereof and any shares or Outstanding Options have been transmitted to the Exchange Agent pursuant to the provisions hereof, Emclaire and PSFC shall cause the Exchange Agent to promptly return such shares to the person submitting the same.

                  4.5      Mechanics of Payment of Consideration.

                           (a)     Surrender of Certificates pursuant to Section
4.2(b). Within five business days after the Effective Time of the Merger, the Exchange Agent shall deliver to each of the PSFC Record Holders who have not previously submitted properly completed Election Forms, accompanied by all certificates (or other appropriate documentation) in respect of all shares of PSFC Common Stock held of record by such PSFC Record Holders, such materials and information deemed necessary by the Exchange Agent to advise the PSFC Record Holders of the procedures required for proper surrender of their certificates evidencing and representing shares of the PSFC Common Stock in order for the PSFC Record Holders to receive the Consideration to which they are entitled as provided herein. Such materials shall include, without limitation, a Letter of Transmittal, an Instruction Sheet, and a return mailing envelope addressed to the Exchange Agent (collectively the "Shareholder Materials"). All Shareholder Materials shall be sent by United States mail to the PSFC Record Holders at the addresses set forth on a certified shareholder list to be delivered by PSFC to Emclaire at the Closing (the "Shareholder List"). Emclaire shall also make appropriate provisions with the Exchange Agent to enable PSFC Record Holders to obtain the Shareholder Materials from, and to deliver the certificates formerly representing shares of PSFC Common Stock to, the Exchange Agent in person, commencing on or not later than the second business day following the Closing Date. Upon receipt of the appropriate Shareholder Materials, together with the certificates formerly evidencing and representing all of the shares of PSFC Common Stock which were validly held of record by such holder, the Exchange Agent shall take prompt action to process such certificates formerly evidencing and representing shares of PSFC Common Stock received by it (including the prompt return of any defective submissions with instructions as to those actions which may be necessary to remedy any defects) and to mail to the former PSFC Record Holders in exchange for the certificate(s) surrendered by them, the Consideration to be issued or paid for each such PSFC Record Holder's shares pursuant to the terms hereof. After the Effective Time of the Merger and until properly surrendered to the Exchange Agent, each outstanding certificate or certificates which formerly evidenced and represented the shares of PSFC Common Stock of a PSFC Record Holder, subject to the provisions of this Section, shall be deemed for all corporate purposes to represent and evidence only the right to receive the Consideration into which such PSFC Record Holder's shares of PSFC Common Stock were converted and aggregated at the Effective Time of the Merger. Unless and until the outstanding certificate or certificates, which immediately prior to the Effective Time of the Merger evidenced and represented the PSFC Record Holder's PSFC Common Stock shall have been properly surrendered as provided above, the Consideration issued or payable to the PSFC Record Holder(s) of the canceled shares as of any time after the Effective Date of the Merger shall not be paid to the PSFC Record Holder(s) of such certificate(s) until such certificates shall have been surrendered in the manner required. Each PSFC Record Holder will be responsible for all federal, state and local taxes which may be incurred by him on account of his receipt of the Consideration to be paid in the Merger. The PSFC Record Holder(s) of any certificate(s) which shall have been lost or destroyed may nevertheless, subject to the provisions of this Article, receive the Consideration to which each such PSFC Record Holder is entitled, provided that each such PSFC Record Holder shall deliver to Emclaire and to the Exchange Agent: (i) a sworn statement certifying such loss or destruction and specifying the circumstances thereof and (ii) a lost instrument bond in form satisfactory to Emclaire and the Exchange Agent which has been duly executed by a corporate surety satisfactory to Emclaire and the Exchange Agent, indemnifying the Surviving Corporation, Emclaire, the Exchange Agent (and their respective successors) to their satisfaction against any loss or expense which any of them may incur as a result of such lost or destroyed certificates being thereafter presented. Any costs or expenses which may arise from such replacement procedure, including the premium on the lost instrument bond, shall be paid by the PSFC Record Holder.

         4.6 Stock Transfer Books. At the Effective Time of the Merger, the stock transfer books of PSFC shall be closed and no transfer of shares of PSFC Common Stock shall be made thereafter.

         4.7 Effects of the Merger. At the Effective Time of the Merger, the separate existence of PSFC shall cease, and PSFC shall be merged with and into Emclaire which, as the Surviving Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of PSFC and Emclaire.

         4.8 Transfer of Assets. At the Effective Time of the Merger, all rights, assets, licenses, permits, franchises and interests of PSFC and Emclaire in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, and to chose in action shall be deemed to be vested in Emclaire as the Surviving Corporation by virtue of the Merger and without any deed or other instrument or act of transfer whatsoever.

         4.9 Assumption of Liabilities. At the Effective Time of the Merger, the Surviving Corporation shall become and be liable for all debts, liabilities, obligations and contracts of PSFC as well as those of the Surviving Corporation, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of PSFC or the Surviving Corporation.

         4.10 Appraisal Rights of PSFC Shareholders. Pursuant to the provisions of the PBCA, PSFC Shareholders shall be entitled to assert appraisal rights in connection with the Merger.

         4.11 Approvals of Shareholders of PSFC and Emclaire. In order to become effective, the Merger must be approved by the shareholders of PSFC and Emclaire at meetings to be called for that purpose by the respective Boards of Directors and PSFC and Emclaire, or by their unanimous action by written consent complying fully with the laws of Pennsylvania.

                  PSFC shall be liable for and, prior to Closing, shall pay all taxes on PSFC Stock Options, including, but not limited to, payroll and withholding taxes.

                                    ARTICLE 5
                             AMENDMENTS AND WAIVERS

         5.1 Amendments. To the extent permitted by law, this Plan of Merger may be amended unilaterally by Emclaire and PSFC as set forth in Article 5 of this Reorganization Agreement; provided, however, that the provisions of Section 4.2 herein relating to the manner or basis upon which shares of PSFC Common Stock will be converted into the exclusive right to receive the Consideration from Emclaire shall not be amended in such a manner as to reduce the amount of the Consideration payable to the PSFC Record Holders determined as provided herein of this Plan of Merger nor shall this Plan of Merger be amended to permit Emclaire to utilize assets other than cash or good funds to make payment of the Consideration as provided in the Reorganization Agreement at any time after the Shareholders' Meeting without the requisite approval (except as provided for in the Reorganization Agreement) of the PSFC Record Holders of the shares of PSFC Common Stock outstanding, and that no amendment to this Plan of Merger shall modify the requirements of regulatory approval as set forth in this Reorganization Agreement.

         5.2 Authority for Amendments and Waivers. Prior to the Effective Time of the Merger, Emclaire, acting through its Board of Directors or chief executive officers and presidents or other authorized officers, shall have the right to amend this Plan of Merger to postpone the Effective Time of the Merger to a date and time subsequent to the time of filing of the Plan of Merger with the Pennsylvania Secretary of State, to waive any default in the performance of any term of this Plan of Merger by PSFC, to waive or extend the time for the compliance or fulfillment by PSFC of any and all of its obligations under this Plan of Merger, and to waive any or all of the conditions precedent to the obligations of Emclaire and PSFC under this Plan of Merger, except any condition that, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to the Effective Time of the Merger, PSFC, acting through its Board of Directors or chief executive officer or president or other authorized officer, shall have the right to amend this Plan of Merger to postpone the Effective Time of the Merger to a date and time subsequent to the time of filing of the Plan of Merger with the Pennsylvania Secretary of State, to waive any default in the performance of any term of this Plan of Merger by Emclaire or PSFC, to waive or extend the time for the compliance or fulfillment by Emclaire or PSFC of any and all of their obligations under this Plan of Merger, and to waive any or all of the conditions precedent to the obligations of PSFC under this Plan of Merger except any condition that, if not satisfied, would result in the violation of any law or applicable governmental regulation.

                                    ARTICLE 6
                                  MISCELLANEOUS

         6.1 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by registered or certified mail, postage pre-paid to the persons at the addresses set forth below (or at such other addresses or facsimile numbers as may hereafter be designated as provided below), and shall be deemed to have been delivered as of the date received by the Party to which, or to whom it is addressed:

If to Emclaire:                     Emclaire Financial Corp.
                                    612 Main Street
                                    Emlenton, Pennsylvania  16373
                                    Fax:  (724) 867-1614
                                    Attn: David L. Cox
                                    President and Chief Executive Officer

With a copy to:                     Malizia, Spidi, Sloane & Fisch, P.C.
                                    1301 K Street, N.W.
                                    Suite 700 East
                                    Washington, D.C.  20005
                                    Fax:  (202) 434-4661
                                    Attn:  Gregory A. Gehlmann, Esq.

If to PSFC:                         Peoples Savings Financial Corporation
                                    173 Main Street
                                    Ridgway, Pennsylvania  15853
                                    Fax:  (814) 772-9000
                                    Attn: Glenn R. Pentz
                                    Chief Financial Officer, Treasurer
                                      and Secretary


With a copy to:                     Serchuk & Zelermyer, LLP
                                    81 Main Street
                                    White Plains, NY  10601
                                    Fax:  (914) 761-2299
                                    Attn:  Ivan Serchuk, Esq.


or at such other address as shall be furnished in writing by any of the Parties to the others by notice given as provided in this section 6.1.

         6.2 Governing Law. Except to the extent federal law shall be controlling, this Plan of Merger shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania with respect to those provisions of this Plan of Merger expressly required by Pennsylvania law to be included in this Plan of Merger, disregarding, however, the Pennsylvania conflicts of laws rules. In all other instances, this Plan of Merger shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania disregarding, however, the Pennsylvania conflicts of laws rules.

         6.3 Captions. The Captions heading the Sections in this Plan of Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Merger.

         6.4 Counterparts. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

                                                                       EXHIBIT B

                                MERGER AGREEMENT

        (The Farmers National Bank of Emlenton and Peoples Savings Bank)

         This Plan of Merger is made this __ day of August by and between The Farmers National Bank of Emlenton, a national association ("Farmers National") and Peoples Savings Bank, a state stock savings bank ("Peoples Bank") in connection with the transactions described in an Agreement and Plan of Reorganization dated April 7, 1998 (the "Reorganization Agreement") among Emclaire Financial Corp. ("Emclaire"), Farmers National, Peoples Savings Financial Corporation ("PSFC") and Peoples Bank. Terms not otherwise defined herein shall have the meaning given them in the Reorganization Agreement.

         As of the date hereof, Peoples Bank has authorized capital stock of 2,000 shares of common stock, par value $0.10 per share (the "Peoples Bank Common Stock"). As of the date hereof, 1,000 shares of Peoples Bank Common Stock are issued and outstanding and no shares of preferred stock are issued and outstanding. As of the date hereof, Farmers National has authorized capital stock of 3,000,000 shares of common stock, par value $1.25 per share (the "Farmers National Common Stock"), of which 200,000 shares of Farmers National Common Stock are issued and outstanding. After the Merger, Farmers National will have authorized capital stock of 3,000,000 shares of common stock, par value $5.00 per share, of which approximately 200,000 shares of Farmers National Common Stock will be issued and outstanding. The regulatory capital of Farmers National after the Merger will exceed all regulatory requirements.

         As of the date hereof, PSFC owns all of the issued and outstanding stock of Peoples Bank, and Emclaire owns all of the issued and outstanding stock of Farmers National. Immediately prior to the Effective Time of this Merger, PSFC shall be merged with and into Emclaire, with Emclaire being the resulting corporation, so that as of the Effective Time of this Merger, Emclaire shall own all of the outstanding stock of both Peoples Bank and Farmers National.

         Farmers National and Peoples Bank hereby agree as follows:

         1. Merger. At and on the Effective Time of the Merger, Peoples Bank shall be merged with and into Farmers National in accordance with the terms hereof. Farmers National shall be the resulting association.

         2. Effective Time. The effective time ("Effective Time") of this Merger shall be the date the articles of combination are endorsed by the Pennsylvania Department of Banking and the Office of the Comptroller of the Company or such later date specified in such articles.

         3. Name. The name of the resulting association shall continue to be "The Farmers National Bank of Emlenton".

         4. Directors and Principal Officers. The directors and the principal officers of Farmers National immediately prior to the Effective Time shall continue to serve as directors and principal executive officers of Farmers
National after the Effective Time. Farmers National, as the resulting institution, shall also have ten directors. The name each director is as follows: George W. Freeman, Ronald L. Ashbaugh, Elizabeth C. Smith, Brian C. McCarrier, Robert L. Hunter, John B. Mason, Bernadette H. Crooks, J. Michael King, Rodney C. Heeter, and David L. Cox.

         5. (a) Offices. Peoples Bank operates three offices. The main office is located at 173 Main Street, Ridgway, Pennsylvania and its branch offices are located at 263 Main Street, Brookville, Pennsylvania and 17 West Long Avenue, DuBois, Pennsylvania.

         (b) Farmers National operates eight offices. The main office is located at 612 Main Street, Emlenton, Pennsylvania. The seven branch offices are located in Pennsylvania at 207 S. Washington Street, Eau Claire, Pennsylvania, Sixth & Wood Streets, Clarion, Pennsylvania, Route 338 South, Knox, Pennsylvania, 323 Broad Street, East Brady, Pennsylvania, 1101 North Main Street, Butler, Pennsylvania, I-80 and Route 68, Clarion, Pennsylvania, and Main & State Streets, Knox, Pennsylvania.

         (c) The location of the main office of the resulting institution shall continue to be 612 Main Street, Emlenton, Pennsylvania. The branches of the resulting institution shall be as set forth in Sections 5(a) and 5(b) above be, subject to any regulatory conditions, at the addresses described above.

6.       Terms and Conditions of Merger.

         At the Effective Time of the Merger:

                  (a) Each share of Peoples Bank Common Stock immediately prior to the Effective Time shall at the Effective Time be converted into the right to receive one share of Farmers National Common Stock and Farmers National shall deliver to Emclaire a stock certificate evidencing such shares.

                  (b) Each share of Farmers National Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged and shall continue to be owned by Emclaire.

         At and after the Effective Time, Emclaire shall be the owner of all of the issued and outstanding shares of Farmers National.

7.       Articles of Incorporation and Bylaws.

         At and after the Effective Time, the Articles of Incorporation and Bylaws of Farmers National as in effect immediately prior to the Effective Time shall continue to be the Articles of Incorporation and Bylaws of the resulting association until amended in accordance with law.


8.       Rights and Duties of the Resulting Association.

         At the Effective Time, Peoples Bank shall be merged with and into Farmers National, which, as the resulting association, shall be the same association as Farmers National. The business of the resulting association shall be that of a state stock savings bank chartered under the laws of the
Commonwealth of Pennsylvania and as provided for in the Articles of Incorporation of Farmers National as now existing, the business of which shall be continued at its head office and at its legally established branches and other offices. All assets, rights, privileges, powers, franchises and property (real, personal and mixed) shall be automatically transferred to and vested in the resulting association by virtue of the Merger without any deed or other document of transfer. The resulting association, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interest as agent or other fiduciary in the same manner and to the same extent as such rights, franchises and interest and powers were held or enjoyed by Farmers National and Peoples Bank, respectively. The resulting association shall be responsible for all the liabilities of every kind and description of both Farmers National and Peoples Bank immediately prior to the Effective Time, including liabilities for all debts, savings accounts, deposits, obligations and contracts of Farmers National and Peoples Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books or accounts or records of either Farmers National or Peoples Bank. All rights of creditors and other obligees and all liens on property of either Farmers National or Peoples Bank shall be preserved and shall not be released or impaired.

9. Execution This Plan of Merger may be executed in any number of counterparts each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.

                                  APPENDIX ^ B


                      PENNSYLVANIA Business Corporation Law
                         Subchapter D, Dissenters Rights

  1571 APPLICATION AND EFFECT OF SUBCHAPTER.--(a) General rule.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter.
See:
    Section  1906(c)  (relating to  dissenters  rights upon special  treatment).
    Section 1930 (relating to dissenters rights).
    Section 1931(d) (relating to dissenters rights in share exchanges).
    Section 1932(c) (relating to dissenters rights in asset transfers).
    Section 1952(d) (relating to dissenters rights in division).
    Section 1962(c) (relating to dissenters rights in conversion).
    Section 2104(b) (relating to procedure).
    Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
    Section 2325(b) (relating to minimum vote requirement).
    Section 2704(c) (relating to dissenters rights upon election).
    Section 2705(d) (relating to dissenters rights upon renewal of election).
    Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
    Section 7104(b)(3) (relating to procedure).

         (b) Exceptions.--(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 193 1 (d), 1932(c) or 1952(d) is to be voted on, are either:
         (i) listed on a national securities exchange; or (ii) held of record by more than 2,000 shareholders;
shall not have the right to obtain payment of the fair value of any such shares under this subchapter. (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of.
         (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.
         (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.
         (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).
         (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.
         (c) Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.
         (d) Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:
         (1) A statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and
         (2) A copy of this subchapter.

         (e) Other statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.
         (f) Certain provisions of articles ineffective.--This subchapter may not be relaxed by any provision of the articles.
         (g) Cross references.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

         1572 DEFINITIONS.--The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:
         "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.
         "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.
         "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.
         "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

         1573 RECORD AND BENEFICIAL HOLDERS AND OWNERS.--(a) Record holders of shares--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficial owned by any one person and discloses the name and address of the person. or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.
         (b) Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some I but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

         1574 NOTICE OF INTENTION TO DISSENT.--If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

         1575 NOTICE OF DEMAND PAYMENT.--(a) General rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:
         (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

         (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.
         (3) Supply a form for demand payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.
         (4) Be accompanied by a copy of this subchapter.
         (b) Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

         1576 FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.--(a) Effect of failure of shareholder to act.--A shareholder who fails to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.
         (b) Restriction on uncertificated shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).
         (c) Rights retained by shareholder.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

         1577 RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES.--(a) Failure to effectuate corporate action. Within 6O days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.
         (b) Renewal of notice to demand payment.--When uncertificated shares have been have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.
         (c) Payment of fair value of shares.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:
         (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.
         (2) A statement of the corporation's estimate of the fair value of the shares.
         (3) A notice  of the  right  of the  dissenter  to  demand  payment  or supplemental payment, as the case may be, accompanied by a copy of this subchapter.
         (d) Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection
(c),  it shall  return any  certificates  that have been  deposited  and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

         1578 ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES.--(a) General rule.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

         (b) Effect of failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

         1579 VALUATION PROCEEDINGS GENERALLY.--(a) General rule.--Within 60 days after the latest of:
         (1)  Effectuation of the proposed corporate action;
         (2) Timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or
         (3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares); If any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.
         (b) Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).
         (c) Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.
         (d) Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.
         (e) Effect of corporation's failure to file application.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

         1580 COSTS AND EXPENSES OF VALUATION PROCEEDINGS.--(a) General rule.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.
         (b) Assessment of counsel fees and expert fees where lack of good faith appears.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.
         (c) Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                  APPENDIX ^ C


               TEXT OF ARTICLE 12 OF ARTICLES OF INCORPORATION OF
        PEOPLES SAVINGS FINANCIAL CORPORATION, AS PROPOSED TO BE AMENDED
          [BOLD AND BRACKETED LANGUAGE TO BE DELETED IN THE AMENDMENT]

         Article 12.  Restriction on Voting the Corporation's Common Stock.

         A. Voting Restriction. Unless otherwise indicated in this Article 12, the definitions and other provisions set forth in Articles 11.A, 11.B and 11.C are also applicable to this Article 12. Notwithstanding any other provision of these Articles of Incorporation, in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a Person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of Common Stock (the "Limit"), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of Common Stock beneficially owned by such person owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all Common Stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Common Stock beneficially owned by such person owning shares in excess of the Limit. [For a period of five years from the completion of the conversion of Peoples Savings Bank, Ridgway, Pennsylvania (the "Savings Bank"), from mutual to stock form, no Person shall directly or indirectly Offer to Acquire or Acquire the Beneficial Ownership of more than 10% of any class of an equity security of the Corporation].

         B. Exclusions. The foregoing restrictions shall not apply to (i) the purchase of shares by underwriters in connection with a public offering, or (ii) the purchase of shares by a tax-qualified employee stock benefit plan.

         C. Board Determinations. The Board of Directors shall have the power to construe and apply the provisions of this Article and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (i) the number of shares of Common Stock beneficially owned by any person, (ii) whether a person is an Affiliate of another, (iii) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership, (iv) the application of any other definition or operative provision of the Article to the given facts, or (v) any other matter relating to the applicability or effect of this Article. The Board of Directors shall have the right to demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit (or holds of record Common Stock beneficially owned by any person in excess of the Limit) supply the Corporation with complete information as to (i) the record owner(s) of all shares beneficially owned by such person who is reasonably believed to own shares in excess of the Limit, (ii) any other factual matter relating to the applicability or effect of this Article as may reasonably be requested of such person. Any constructions, applications, or determinations made by the Board of Directors, pursuant to this Article in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders.

         D. Enforceability. In the event any provision (or portion thereof) of this Article shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Article shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken here from or otherwise rendered inapplicable, it being the intent of this Corporation and its stockholders that each such remaining provision (or portion thereof) of this Article remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including stockholders owning an amount of stock over the Limit, notwithstanding any such finding.

                                   APPENDIX D

                                ESTABLISHED 1872
                           HOPPER SOLIDAY & CO., INC.


                            -----------------------
             MEMBER                          1703 OREGON PIKE, LANCASTER, PA 17601-4201   OFFICES LOCATED IN:
       PHILADELPHIA STOCK EXCHANGE            P.O. BOX 4548, LANCASTER, PA 17604-4548        PENNSYLVANIA
SECURITIES INVESTOR PROTECTION CORPORATION  TELEPHONE (717) 560-3006  FAX (7170 560-3063        NEW YORK
                                                                                               NEW JERSEY

July 20, 1998

Board of Directors
Emclaire Financial Corp.
612 Main Street
Emlenton, PA 16373

Ladies and Gentlemen:

         You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, of the terms of the proposed merger (the "Merger") of Peoples Savings Financial Corporation ("Peoples") with and into Emclaire Financial Corp. ("Emclaire"). Pursuant to the Agreement and Plan of Reorganization dated April 7, 1998 between Emclaire and Peoples, each share of Peoples Common Stock outstanding at the Effective Time of Merger will be converted into either i) cash in the amount of $26.00 (the "Cash Merger Consideration"), or ii) shares of Emclaire Common Stock having a Final Market Price equal to $26.00 (the "Stock Merger Consideration"). Shareholders of Peoples Common Stock will be entitled to elect their preference with respect to each share of Peoples Common Stock held by them, subject to pro-rata allocation, such that an aggregate of 45.0% will be converted into the Cash Merger Consideration, and 55.0% will be converted into the Stock Merger Consideration.

         Hopper Soliday & Co., Inc. ("Hopper Soliday"), as a customary part of its investment banking business, is engaged in valuing businesses and their securities in connection with mergers and acquisitions, stock purchase offers, negotiated underwritings, secondary distributions of securities, private placements and for estate, corporate reorganization and other purposes.

Hopper Soliday reviewed, among other things: i) People's Annual Reports on Form 10-KSB and related financial information for the fiscal years ended June 30, 1995 through June 30, 1997 and People's Quarterly Reports on Form 10-QSB and related unaudited financial information for the periods ending September 30, 1997, December 31, 1997, and March 31, 1998; ii) Emclaires Annual Reports on Form 10-KSB and related financial information for the years ended December 31, 1996 and December 31, 1997 and Form 10-QSB for the quarter ended March 31, 1998;
iii) certain information concerning the respective businesses, operations, regulatory condition and prospects of Emclaire and Peoples, including financial forecasts, relating to the business, earnings, assets and prospects of Emclaire and Peoples, furnished to Hopper Soliday by Emclaire and Peoples, which Hopper Soliday discussed with members of senior management of Emclaire and Peoples; iv) historical market prices and trading activity for the Emclaire Common Stock and Peoples Common Stock and similar data for certain publicly traded companies which Hopper Soliday deemed to be relevant; v) the results of operations of Emclaire and Peoples and similar data for certain companies which Hopper Soliday deemed to be relevant; vi) the financial terms of the Merger contemplated by the Agreement and the financial terms of certain other mergers and acquisitions which Hopper Soliday deemed to be relevant; vii) the pro forma impact of the Merger on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of Emclaire; viii) the Agreement; ix) such other matters as Hopper Soliday deemed necessary. Hopper Soliday also met with certain members of senior management and other representatives of Emclaire and Peoples to discuss the foregoing as well as other matters Hopper Soliday deemed relevant.

         In conducting our review and in arriving at our opinion, we relied upon and assumed the accuracy and completeness of the financial and other information provided to us or that which was publicly available and did not attempt independently to verify such information. We relied upon the managements of Emclaire and Peoples as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases thereof) provided to us and assumed that such forecasts and projections reflected the best currently available estimates and judgements of such managements and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such managements. We also assumed, without independent verification, that the aggregate allowances for loan losses for Emclaire and Peoples were adequate to cover such losses. We did not make or obtain any evaluations or appraisals of the assets of Emclaire and Peoples, nor did we examine any individual loan credit files. Our opinion is limited to the fairness, from a financial point of view, to the shareholders of Emclaire of the Merger Consideration.

         In rendering our opinion we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger to either Emclaire or, on a pro forma basis, the resulting company following the Merger. Our opinion necessarily is based upon conditions as they exist on, and can be evaluated as of, the date of this letter.

         On the basis of the aforementioned analysis, and subject to the qualifications described above, as of the date hereof, we are of the opinion that the Merger Consideration provided for by the Merger Agreement is fair to the shareholders of Emclaire from a financial point of view.

Sincerely,



/s/Hopper Soliday & Co., Inc.
-----------------------------
Hopper Soliday & Co., Inc.

                                   APPENDIX E

                          CAPITAL RESOURCES GROUP, INC.
  1211 Connecticut Avenue, NW       Suite 200       Washington, D.C. 20036



                                              April 7, 1998



Board of Directors
Peoples Savings Financial Corporation
173 Main Street
Ridgway, Pennsylvania 15853

Dear Board Members:

      You have requested our opinion as to the fairness from a financial point of view to the holders of shares of common stock of Peoples Savings Financial Corporation (the "Company") of the proposed consideration to be paid to the shareholders of the Company by Emclaire Financial Corp.
("Emclaire").

      Capital Resources Group, Inc. ("Capital Resources") is a financial consulting and an investment banking firm that, as part of our specialization in financial institutions, is regularly engaged in the financial valuations and analyses of business enterprises and securities in connection with mergers and acquisitions, valuations for mutual-to-stock conversions of thrifts, initial and secondary offerings, divestiture and other corporate purposes. Senior members of Capital Resources have extensive experience in such matters. We believe that, except for the fee we will receive for our opinion and other financial advisory fees to be received in connection with the transaction discussed below, we are independent of the Company.


Financial Terms of the Offer
----------------------------

      We understand that, pursuant to an Agreement and Plan of Reorganization ("Agreement"), among Emclaire, the Company and Peoples Savings Bank (the "Bank"), a wholly owned subsidiary of the Company, Emclaire has agreed to acquire all of the issued and outstanding common stock of the Company pursuant to which each share of the Company's common stock will be converted into and represent the right to receive cash equal to $26.00 or shares of common stock of Emclaire ("Per Share Merger Consideration"), subject, however, to proration as set forth below. In this connection, it should be noted that the total cash consideration and total stock consideration may not exceed 45 percent and 55 percent, respectively, of the aggregate consideration.

      If Emclaire common stock is to be paid with respect to a share of Company common stock, the Per Share Merger Consideration to be paid will be based on that number of shares of Emclaire common stock equal to:

CAPITAL RESOURCES GROUP, INC.
Board of Directors
April 7, 1998
Page 2

(A) If the "Final Market Price" (as defined below) shall be equal or greater than $15.00 but equal to or less than $21.00, the "Stock Merger Consideration" shall be $26.00 divided by the Final Market Price.

(B) If the Final Market Price shall be greater than $21.00, then the Stock Merger Consideration shall be 1.24 shares of Emclaire Common Stock.

(C) If the Final Market Price shall be less than $15.00 either Emclaire or the Company can terminate this Agreement.

Therefore, if the Final Market Price exceeds $21.00, then the Per Share Merger Consideration will exceed $26.00.

      The "Final Market Price" shall be the average closing price per share of the "last" real time trades (i.e., closing price) of the Emclaire Common Stock as reported on the OTC Bulletin Board for each of the thirty (30) OTC Bulletin Board general market trading days preceding one week prior to the Closing Date on which the OTC Bulletin Board was open for business (the "Pricing Period"), provided, however, that if there are less than 10 business days during such period when Emclaire Common Stock trades and on which there is a closing price, then the Pricing Period shall be extended backwards for such period as is necessary until there are ten days on which Emclaire Common Stock trades and on which there is a closing price if such extension backwards will result in a lower calculated Final Market Price. In the event Emclaire Common Stock does not trade on one or more of the trading days during the Pricing Period (a "No Trade Date"), any such No Trade Date shall be disregarded in computing the average closing price per share of Emclaire Common Stock and the average shall be based upon the "last" real time trades and number of days on which Emclaire Common Stock actually traded during the Pricing Period.

      At the Effective Time of the Merger, each unexercised Company Stock Option will be deemed canceled and as consideration therefor each holder of a Company Stock Option (the "Option Holders") will have the right to receive a cash payment amount ("Cash Out") equal to the excess of (a) $26.00 over the exercise price per share of Company Common Stock covered by that Option Holders's Company Stock Option(s), multiplied by (b) the total number of shares of Company Common Stock covered by such Company Stock Options(s).

      If based on the election of Company shareholders, there would result in more than 55 percent of the outstanding Company common stock plus stock subject to stock options ("Aggregate Shares") being exchanged for Emclaire common stock or more than 45 percent of the Aggregate Shares being converted into cash, then election shares will be reduced pro rata to achieve a 55 percent stock allocation and 45 percent cash allocation.

CAPITAL RESOURCES GROUP, INC.
Board of Directors
April 7, 1998
Page 3


      Pursuant to the merger transaction, the Company will be merged into Emclaire and the separate existence of the Company will cease. The Bank will be merged into The Farmers National Bank of Emlenton, a wholly owned subsidiary of Emclaire.



Materials Reviewed
------------------

      In the course of rendering our opinion we have, among other things:

      (1) Reviewed the terms of the Agreement and discussed the Agreement with management and the Board of Directors of the Company, and the Company's legal counsel, Serchuk & Zelermyer, L.L.P.;

      (2) Reviewed the following financial data of the Company:

          o the audited financial statements of the Company for the fiscal years ended June 30, 1993 through June 30, 1997 and the unaudited financial statements for the six months ended December 31, 1997 as reported in its Report on Form 10-QSB,

          o the Bank's regulatory financial reports covering the period through December 31, 1997, the latest available period,

          o    the Company's latest available asset/liability reports,

          o other miscellaneous internally-generated management information reports for recent periods, as well as other publicly available information,

          o    the Company's most recent business plan and budget report;

      (3) Reviewed the Company's Annual Report to shareholders and Form 10-KSB Report for fiscal 1997 which provides a discussion of the Company's business and operations and reviews various financial data and trends;

      (4) Discussed with executive management of the Company, the business, operations, recent financial condition and operating results and future prospects of the Company;

      (5) Compared the Company's financial condition and operating results to those of similarly- sized thrift companies operating in Pennsylvania and the U.S.;

CAPITAL RESOURCES GROUP, INC.
Board of Directors
April 7, 1998
Page 4


      (6) Compared the Company's financial condition and operating performance to the published financial statements and market price data of publicly-traded thrifts in general, and publicly-traded thrifts in the Company's region of the U.S. specifically;

      (7) Reviewed the relevant market information regarding the shares of common stock of the Company including trading activity and volume and information on options to purchase shares of common stock;


      (8) Performed such other financial and pricing analyses and investigations as we deemed necessary, including a comparative financial analysis and review of the financial terms of other pending and completed acquisitions of companies we consider to be generally similar to the Company;

      (9)  Examined  the  Company's  economic  operating   environment  and  the
           competitive environment of the Company's market area;

      (10) Reviewed available financial reports and financial data for Emclaire, including Annual Reports to shareholders and Form 10-K Reports covering the fiscal years ended through December 31, 1997, quarterly reports, Form 10-Q reports, other published financial data and other internal and regulatory financial reports provided by management of Emclaire; reviewed Emclaire's banking office network; and reviewed the pricing trends of Emclaire's common stock and dividend payment history;

      (11) Visited Emclaire's administrative and executive offices and conducted interviews with management.

      In arriving at our opinion, we have relied upon the accuracy and completeness of the information provided to us by the various parties mentioned above, upon public information and upon representations and warranties in the Agreement, and have not conducted any independent investigations to verify any such information or performed any independent appraisal of the Company's or Emclaire's assets.

      This fairness opinion is supported by the detailed information and analysis contained in the Evaluation and Analysis Report dated April 7, 1998 ("Report"), which has been produced by Capital Resources and will be delivered to the Company. We have relied on the Report for purposes of rendering this current fairness opinion. The Report contains a business description and financial analysis of the Company, an analysis of current economic conditions in the Company's primary market area, and a financial and market pricing comparison with a selected group of thrift institutions which completed merger and acquisition transactions or are currently subject to pending transactions. In addition, the Report contains a discounted dividend stream and terminal value analysis.

CAPITAL RESOURCES GROUP, INC.
Board of Directors
April 7, 1998
Page 5



Opinion

      Based on the foregoing and on our general knowledge of and experience in the valuation of businesses and securities, we are of the opinion that, as of April 7, 1998, the consideration proposed by Emclaire for shares of common stock of the Company is fair to the shareholders of the Company from a financial point of view.

                                                Respectfully submitted,


                                                CAPITAL RESOURCES GROUP, INC.

                                                /s/CAPITAL RESOURCES GROUP, INC.

                         Capital Resources Group, Inc.
     1211 Connecticut Ave., N.W.       Suite 200       Washington, DC 20036
                     Tel (202) 466-5685 Fax (202) 466-5695


                                         July 27, 1998



Board of Directors
Peoples Savings Financial Corporation
173 Main Street
Ridgway, Pennsylvania 15853

Dear Board Members:

      You have requested our opinion as to the fairness from a financial point of view to the holders of shares of common stock of Peoples Savings Financial Corporation (the "Company") of the proposed consideration to be paid to the shareholders of the Company by Emclaire Financial Corp. ("Emclaire"). This current opinion serves as an update of our original Fairness Opinion dated April 7, 1998.

      Capital Resources Group, Inc. ("Capital Resources") is a financial consulting and an investment banking firm that, as part of our specialization in financial institutions, is regularly engaged in the financial valuations and analyses of business enterprises and securities in connection with mergers and acquisitions, valuations for mutual-to-stock conversions of thrifts, initial and secondary offerings, divestiture and other corporate purposes. Senior members of Capital Resources have extensive experience in such matters. We believe that, except for the fee we will receive for our opinion and other financial advisory fees to be received in connection with the transaction discussed below, we are independent of the Company.


Financial Terms of the Offer
----------------------------

      We understand that, pursuant to an Agreement and Plan of Reorganization ("Agreement"), among Emclaire, the Company and Peoples Savings Bank (the "Bank"), a wholly owned subsidiary of the Company, Emclaire has agreed to acquire all of the issued and outstanding common stock of the Company pursuant to which each share of the Company's common stock will be converted into and represent the right to receive cash equal to $26.00 or shares of common stock of Emclaire ("Per Share Merger Consideration"), subject, however, to proration as set forth below. In this connection, it should be noted that the total cash consideration and total stock consideration may not exceed 45 percent and 55 percent, respectively, of the aggregate consideration.

      If Emclaire common stock is to be paid with respect to a share of Company common stock, the Per Share Merger Consideration to be paid will be based on that number of shares of Emclaire common stock equal to:

CAPITAL RESOURCES GROUP, INC.
Board of Directors
July 27, 1998
Page 2


(A) If the "Final Market Price" (as defined below) shall be equal or greater than $15.00 but equal to or less than $21.00, the "Stock Merger Consideration" shall be $26.00 divided by the Final Market Price.

(B) If the Final Market Price shall be greater than $21.00, then the Stock Merger Consideration shall be 1.24 shares of Emclaire Common Stock.

(C) If the Final Market Price shall be less than $15.00 either Emclaire or the Company can terminate this Agreement.

Therefore, if the Final Market Price exceeds $21.00, then the Per Share Merger Consideration could exceed $26.00. It is noted that the latest available reported closing price of the Emclaire common stock was $22.75 per share.

      The "Final Market Price" shall be the average closing price per share of the "last" real time trades (i.e., closing price) of the Emclaire common stock as reported on the OTC Bulletin Board for each of the thirty (30) OTC Bulletin Board general market trading days preceding one week prior to the Closing Date on which the OTC Bulletin Board was open for business (the "Pricing Period"), provided, however, that if there are less than 10 business days during such period when Emclaire common stock trades and on which there is a closing price, then the Pricing Period shall be extended backwards for such period as is necessary until there are ten days on which Emclaire common stock trades and on which there is a closing price if such extension backwards will result in a lower calculated Final Market Price. In the event Emclaire common stock does not trade on one or more of the trading days during the Pricing Period (a "No Trade Date"), any such No Trade Date shall be disregarded in computing the average closing price per share of Emclaire common stock and the average shall be based upon the "last" real time trades and number of days on which Emclaire common stock actually traded during the Pricing Period.

      At the Effective Time of the Merger, each unexercised Company Stock Option will be deemed canceled and as consideration therefor each holder of a Company Stock Option (the "Option Holders") will have the right to receive a cash payment amount ("Cash Out") equal to the excess of (a) $26.00 over the exercise price per share of Company Common Stock covered by that Option Holders's Company Stock Option(s), multiplied by (b) the total number of shares of Company Common Stock covered by such Company Stock Options(s).

      If based on the election of Company shareholders, there would result in more than 55 percent of the outstanding Company common stock plus stock subject to stock options ("Aggregate Shares") being exchanged for Emclaire common stock or more than 45 percent of the Aggregate Shares being converted into cash, then election shares will be reduced pro rata to achieve a 55 percent stock allocation and 45 percent cash allocation.

CAPITAL RESOURCES GROUP, INC.
Board of Directors
July 27, 1998
Page 3


      Pursuant to the merger transaction, the Company will be merged into Emclaire and the separate existence of the Company will cease. The Bank will be merged into The Farmers National Bank of Emlenton, a wholly owned subsidiary of Emclaire.


Materials Reviewed
------------------

      In the course of rendering our opinion we have, among other things:

      (1) Reviewed the terms of the Agreement and discussed the Agreement with management and the Board of Directors of the Company, and the Company's legal counsel, Serchuk & Zelermyer, L.L.P.;

      (2) Reviewed the following financial data of the Company:

          o the audited financial statements of the Company for the fiscal years ended June 30, 1993 through June 30, 1997 and the unaudited financial statements for the six months ended December 31, 1997 and for the nine months ended March 31, 1998 as reported in its Report on Form 10-QSB,

          o the Bank's regulatory financial reports covering the period through March 31, 1998, the latest available period,

          o    the Company's latest available asset/liability reports,

          o other miscellaneous internally-generated management information reports for recent periods, as well as other publicly available information,

          o    the Company's most recent business plan and budget report;

      (3) Reviewed the Company's Annual Report to shareholders and Form 10-KSB Report for fiscal 1997 which provides a discussion of the Company's business and operations and reviews various financial data and trends;

      (4) Discussed with executive management of the Company, the business, operations, recent financial condition and operating results and future prospects of the Company;

      (5) Compared the Company's financial condition and operating results to those of similarly-sized thrift companies operating in Pennsylvania and the U.S.;

CAPITAL RESOURCES GROUP, INC.
Board of Directors
July 27, 1998
Page 4


      (6) Compared the Company's financial condition and operating performance to the published financial statements and market price data of publicly-traded thrifts in general, and publicly-traded thrifts in the Company's region of the U.S. specifically;

      (7) Reviewed the relevant market information regarding the shares of common stock of the Company including trading activity and volume and information on options to purchase shares of common stock;

      (8) Performed such other financial and pricing analyses and investigations as we deemed necessary, including a comparative financial analysis and review of the financial terms of other pending and completed acquisitions of companies we consider to be generally similar to the Company;

      (9)  Examined  the  Company's  economic  operating   environment  and  the
           competitive environment of the Company's market area;

      (10) Reviewed available financial reports and financial data for Emclaire, including Annual Reports to shareholders and Form 10-K Reports covering the fiscal years ended through December 31, 1997, quarterly reports, Form 10-Q reports, other published financial data and other internal and regulatory financial reports provided by management of Emclaire; reviewed Emclaire's banking office network; and reviewed the pricing trends of Emclaire's common stock and dividend payment history;

      (11) Visited Emclaire's administrative and executive offices and conducted interviews with management.

      (12) Analyzed the pro forma financial impact of the Merger of the Company and Emclaire

      In arriving at our opinion, we have relied upon the accuracy and completeness of the information provided to us by the various parties mentioned above, upon public information and upon representations and warranties in the Agreement, and have not conducted any independent investigations to verify any such information or performed any independent appraisal of the Company's or Emclaire's assets.

      This fairness opinion is supported by the detailed information and analysis contained in the Evaluation and Analysis Report dated April 7, 1998 ("Report"), which has been produced by Capital Resources and has been delivered to the Company. We have relied on the Report as well as an updated financial and market price review and analysis for purposes of rendering this current fairness opinion. The Report contains a business description and financial analysis of the Company, an analysis of current economic conditions in the Company's primary market area, and a financial and market pricing comparison with a selected group of thrift institutions which completed merger and

CAPITAL RESOURCES GROUP, INC.
Board of Directors
July 27, 1998
Page 5

acquisition transactions or are currently subject to pending transactions. In addition, the Report contains a discounted dividend stream and terminal value analysis. This analysis compares the value of the consideration proposed by Emclaire with the potential present value returns to the Company's shareholders if the Company remains independent for at least three to five years.


Opinion

      Based on the foregoing and on our general knowledge of and experience in the valuation of businesses and securities, we continue to be of the opinion that, as of July 27, 1998, the consideration proposed by Emclaire for shares of common stock of the Company is fair to the shareholders of the Company from a financial point of view.

                                                   Respectfully submitted,


                                                   CAPITAL RESOURCES GROUP, INC.

                                                /s/CAPITAL RESOURCES GROUP, INC.

                                   APPENDIX F

EMCLAIRE FINANCIAL CORP.
Selected Financial Data

                                                                               Year Ended December 31,
                                                   ------------------------------------------------------------------------------
                                                       1997            1996            1995             1994            1993
                                                   -------------   -------------   --------------   -------------   -------------
SUMMARY OF EARNINGS
Interest income                                    $      9,523    $      8,098    $       7,437    $      6,751    $      6,772
Interest expense                                          3,727           3,352            2,986           2,573           2,651
                                                   -------------   -------------   --------------   -------------   -------------
Net interest income                                       5,796           4,746            4,451           4,178           4,121
Provision for loan losses                                   220             120              143             132             180
                                                   -------------   -------------   --------------   -------------   -------------
Net interest income after
   provision for loan losses                              5,576           4,626            4,308           4,046           3,941
Other income                                                596             427              389             384             301
Other expense                                             4,382           3,636            3,005           2,899           2,780
                                                   -------------   -------------   --------------   -------------   -------------
Income before income taxes and
  cumulative effect adjustment                            1,790           1,417            1,692           1,531           1,462
Applicable income tax expense                               546             436              520             454             450
                                                   -------------   -------------   --------------   -------------   -------------
Net income before cumulative effect adjustment            1,244             981            1,172           1,077           1,012
Cumulative effect adjustment                                  -               -                -               -              31
                                                   -------------   -------------   --------------   -------------   -------------
NET INCOME                                         $      1,244    $        981    $       1,172    $      1,077    $      1,043
                                                   =============   =============   ==============   =============   =============

 PER SHARE DATA (1) Earnings per share:
Prior to cumulative effect adjustment              $        1.15   $        1.15   $         1.40   $        1.28   $        1.20
Cumulative effect adjustment
                                                              -               -                -               -             .04
                                                   =============   =============   ==============   =============   =============
Earnings per share                                 $       1.15    $       1.15    $        1.40    $       1.28    $       1.24
                                                   =============   =============   ==============   =============   =============

Dividends paid (1)                                 $        .44    $        .41    $         .43    $        .38    $        .36
Book value per share at period end (1)             $      12.48    $      11.68    $       10.76    $       9.72    $       8.81
Average number of shares outstanding (1)              1,081,453         852,403          839,160         839,160         839,160

STATEMENT OF CONDITION STATISTICS
(At end of period)
Assets                                             $    133,956    $    128,002    $      98,599    $     96,714    $     94,774
Deposits                                                117,655         114,725           88,944          87,986          86,996
Loans                                                    86,144          68,428           64,322          64,086          61,378
Allowance for loan losses                                   874             733              687             688             639
Federal funds sold
                                                              -           3,500            2,500             900           3,350
Investment securities
                                                         38,034          46,483           26,361          25,436          23,180
Stockholders' equity                                     13,498          12,631            9,032           8,155           7,397

SIGNIFICANT RATIOS
Return on average equity                                   9.57 %         10.33 %          13.56 %         13.80 %         14.69 %
Return on average assets                                    .96             .89             1.20            1.12            1.11
Net yield on earning assets                                4.87            4.68             4.97            4.81            4.80
Net loans as a percent of deposits                        72.47           59.01            71.55           72.05           69.82
Equity to assets at period end                            10.08            9.87             9.16            8.43            7.80
Earning average assets to total assets                    93.10           93.63            94.11           92.84           92.62
Average interest bearing liabilities to assets            74.71           77.02            77.26           78.36           79.84
Dividends as a percent of net income                      38.26           35.65            30.71           29.69           29.03
Allowance for loan losses to total loans                   1.01            1.07             1.07            1.07            1.04
Full time equivalent employees                            75              74               52              47              47
Banking offices                                            7               7                4               4               4

(1) - Adjusted for a 5% stock dividend in 1997 and a 4-for1 stock split in 1996.

                            EMCLAIRE FINANCIAL CORP.
                           CONSOLIDATED BALANCE SHEET
                             (Dollars in Thousands)

                                                                                 December 31,
                                                                               1997         1996
                                                                           -----------   -----------
ASSETS
     Cash and due from banks                                               $     4,975   $     4,742
     Federal funds sold                                                           --           3,500
     Investment securities (Note 4):
        Available for sale                                                      31,977        36,208
        Held to maturity (estimated market value
            of  $6,053 and $10,246)                                              6,057        10,275
     Loans (Note 5)                                                             86,144        68,428
     Less allowance for loan losses (Note 6)                                       874           733
                                                                           -----------   -----------
        Net loans                                                               85,270        67,695
     Premises and equipment (Note 7)                                             2,619         2,308
     Accrued interest and other assets                                           3,058         3,274
                                                                           -----------   -----------
            TOTAL ASSETS                                                   $   133,956   $   128,002
                                                                           ===========   ===========

LIABILITIES
     Deposits
        Non-interest bearing demand                                        $    19,765   $    17,650
        Interest bearing demand                                                 17,276        15,784
        Savings                                                                 16,261        15,347
        Money market                                                            18,077        19,059
        Time (Note 8)                                                           46,276        46,885
                                                                           -----------   -----------
            Total deposits                                                     117,655       114,725
     Obligation under capital lease                                                 63           104
     Borrowed funds (Note 12)                                                    2,200          --
     Accrued interest and other liabilities                                        540           542
                                                                           -----------   -----------
            TOTAL LIABILITIES                                                  120,458       115,371
                                                                           -----------   -----------

STOCKHOLDERS' EQUITY
     Preferred stock, par value $1.00, 3,000,000 shares
        authorized; none issued                                                   --            --
     Common stock,  par value  $1.25 per  share; 12,000,000
        shares authorized 1,081,453 and 1,030,000 shares
        isssued in 1997 and 1996 (Note 15)                                       1,352         1,288
     Additional paid in capital                                                  4,432         3,622
     Retained earnings                                                           7,492         7,597
     Net unrealized gain on securities                                             222           124
                                                                           -----------   -----------
            TOTAL STOCKHOLDERS' EQUITY                                          13,498        12,631
                                                                           -----------   -----------
            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $   133,956   $   128,002
                                                                           ===========   ===========

See accompanying notes to the consolidated financial statements.

                            EMCLAIRE FINANCIAL CORP.
                        CONSOLIDATED STATEMENT OF INCOME
                (Dollars in Thousands, Except Per Share Amounts)

                                                          Year Ended December 31,
                                                            1997          1996
                                                         ------------ --------------
INTEREST INCOME
     Loans, including fees                               $      6,969 $      5,839
     Interest bearing deposits in other banks                       1            2
     Federal funds sold                                            89          236
     Investment securities:
        Taxable
                                                                2,279        1,879
        Exempt from federal income tax                            185          141
                                                           ----------   ----------
            Total interest income                               9,523        8,097
                                                           ----------   ----------

INTEREST EXPENSE
     Deposits                                                  3,655        3,282
     Borrowed funds                                               67           63
     Lease obligation                                              5            7
                                                          ----------   ----------
            Total interest expense                             3,727        3,352
                                                          ----------   ----------

NET INTEREST INCOME                                            5,796        4,745

Provision for loan losses                                        220          120
                                                          ----------   ----------

NET INTEREST INCOME AFTER
     PROVISION FOR LOAN LOSSES                                 5,576        4,625
                                                          ----------   ----------

OTHER OPERATING INCOME
     Service fees on deposit accounts                            476          344

    Other                                                        120           84
                                                          ----------   ----------
            Total other operating income                         596          428
                                                          ----------   ----------

OTHER OPERATING EXPENSE
     Salaries and employee benefits                            2,240        1,903
     Occupancy, furniture and equipment                          688          524
     Other (Note 9)                                            1,454        1,209
                                                          ----------   ----------
            Total other operating expense                      4,382        3,636
                                                          ----------   ----------

Income before income taxes                                     1,790        1,417
Income taxes (Note 10)                                           546          436
                                                          ----------   ----------

NET INCOME                                                $    1,244   $      981
                                                          ==========   ==========

EARNINGS PER SHARE                                        $     1.15   $     1.15

AVERAGE SHARES OUTSTANDING                                 1,081,453      852,403

See accompanying notes to the consolidated financial statements.

                            EMCLAIRE FINANCIAL CORP.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                 (Dollars in Thousands Except Per Share Amounts)

                                                                                         Net
                                                        Additional                    Unrealized
                                            Common        Paid in        Retained       Gain on       Treasury
                                            Stock         Capital        Earnings      Securities       Stock          Total
                                        -------------- -------------- -------------- -------------- ------------- ---------------

 Balance December 31, 1995              $        1,000  $       1,013  $      6,960  $          66  $         (6) $          9,033

 Net income                                                                     981                                            981
 Dividends declared
      ($.41 per share)                                                         (344)                                          (344)
 Net proceeds from sale of
      230,800 shares of common
      stock (Note 15)                              288          2,609                                          6             2,903
 Net unrealized gain on securities                                                              58                              58
                                        -------------- -------------- -------------- -------------- ------------- -----------------

 Balance December 31, 1996                       1,288          3,622         7,597            124             -            12,631

 Net income                                                                   1,244                                          1,244
 Dividends declared
      ($.44 per share)                                                         (474)                                          (474)
 Five percent stock dividend
      including fractional shares
         cash paid (Note 15)                        64            810          (875)                                            (1)
 Net unrealized gain on securities                                                              98                              98
                                        -------------- -------------- -------------- -------------- ------------- ----------------

 Balance December 31, 1997              $        1,352 $        4,432 $       7,492  $         222  $          -  $         13,498
                                        ============== ============== ============== ============== ============= ================

See accompanying notes to the consolidated financial statements.

                            EMCLAIRE FINANCIAL CORP.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                  Year Ended December 31,
                                                                                      1997        1996
                                                                                   ---------   ---------
OPERATING ACTIVITIES
     Net income                                                                    $  1,244    $    981
     Adjustments  to  reconcile  net income to net cash  provided  by  operating activities:
            Depreciation and amortization                                               598         365
            Net amortization of investment security
                discounts and premiums                                                  198         220
            Provision for loan losses                                                   220         120
            Deferred income taxes                                                        (3)        (60)
            (Increase) decrease in accrued interest receivable                          102        (358)
            Increase in accrued interest payable                                          2          61
            Other, net                                                                 (250)       (370)
                                                                                   --------    --------
                Net cash provided by operating activities                             2,111         959
                                                                                   --------    --------

INVESTING ACTIVITIES
     Proceeds from maturities and repayments of investment securities:
            Available for sale                                                        5,000        --
            Held to maturity                                                          4,157       8,961
     Proceeds from sales of investment securities:
            Available for sale                                                        1,990          90
     Purchases of investment securities:
            Available for sale                                                       (2,748)    (26,168)
            Held to maturity                                                           --        (3,136)
     Net loan originations                                                          (17,813)     (4,218)
     Purchases of premises and equipment                                               (588)       (779)
     Proceeds from sales of foreclosed or other bank property                            10          50
     Net proceeds from branch acquisition (Note 2)                                     --        12,683
                                                                                   --------    --------
                Net cash used for investing activities                               (9,992)    (12,517)
                                                                                   --------    --------

FINANCING ACTIVITIES
     Net increase in deposits                                                         2,930      11,605
     Net increase in short-term borrowings                                              200        --
     Proceeds from Federal Home Loan Bank advance                                     2,000        --
     Payments for obligation under capital lease                                        (41)        (39)
     Proceeds from sale of common stock, net of cost                                   --         2,903
     Cash dividends paid                                                               (475)       (344)
                                                                                   --------    --------
                Net cash provided by financing activities                             4,614      14,125
                                                                                   --------    --------

                Increase (decrease) in cash and cash equivalents                     (3,267)      2,567

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                        8,242       5,675
                                                                                   --------    --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                           $  4,975    $  8,242
                                                                                   ========    ========

See accompanying notes to the consolidated financial statements.

EMCLAIRE FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
------------

Emclaire Financial Corp. (Company) is a Pennsylvania corporation organized as the holding company of The Farmers National Bank of Emlenton (Bank). The Bank is a national association headquartered in Emlenton, Pennsylvania. The Company's principal sources of revenue emanate from its investment securities portfolio, its portfolio of residential real estate, commercial mortgage, commercial and consumer loans, as well as a variety of deposit services offered to its customers through seven offices. The Company is supervised by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

Basis of Presentation
---------------------

The consolidated financial statements of the Company include its wholly-owned subsidiary, the Bank. All intercompany transactions have been eliminated in consolidation. The investment in subsidiary, on the parent company financial statements, is carried at the parent company's equity position in the underlying net assets.

The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period.
Actual results could differ significantly from those estimates.

Investment Securities
---------------------

Investment securities have been classified into two categories: Held to Maturity and Available for Sale. Debt securities acquired with the ability and intent to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount which are computed using the interest method and recognized as adjustments of interest income. All other debt securities have been classified as available for sale to serve principally for liquidity purposes. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank and Federal Reserve Bank represents ownership in institutions which are wholly-owned by other financial institutions. These equity securities are accounted for at cost and classified as available for sale.

Loans
-----

Loans are reported at their principal amount net of the allowance for loan losses. Interest on all loans is recognized as income when earned on the accrual method. The accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions, that the borrower's financial condition is such that collection of interest is doubtful. Interest payments received on nonaccrual loans are recorded as income or applied against principal according to management's judgment as to the collectibility of such principal.

Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan yield. The Company is amortizing these amounts over the contractual lives of the related loans.

Allowance for Loan Losses
-------------------------

The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses which is charged to operations. The provision is based upon management's periodic evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses are particularly susceptible to significant change in the near term.

The Company considers a commercial or commercial real estate loan to be impaired when, based on current information and events, it is probable that the Company will be unable to collect principal or interest due according to the contractual terms of the loan. Loan impairment is measured based on the present value of expected cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

Payments received on impaired loans are applied against the recorded investment in the loan. For loans other than those that the Company expects repayment through liquidation of the collateral, when the remaining recorded investment in the impaired loans is less than or equal to the present value of the expected cash flows, income is recorded on a cash basis.

Premises and Equipment
----------------------

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

Other Real Estate
-----------------

Other real estate owned acquired in settlement of foreclosed loans is carried as a component of other assets at the lower of cost or fair value minus the cost to sell. Valuation allowances for estimated losses are provided when the carrying value of the real estate acquired exceeds the fair value. Direct costs incurred in the foreclosure process and subsequent holding costs incurred on such properties are recorded as expenses of current operations.

Intangible Assets
-----------------

The excess cost over net tangible assets and identified intangible assets of acquired branch offices is amortized using the straight-line method over a period not to exceed fifteen years. Core deposit intangible premiums are amortized on a straight-line basis over the average remaining lives of the acquired deposits, not to exceed ten years. Other identified intangible assets are amortized over the estimated benefited period, not to exceed ten years.

Pension Plan
------------

The Bank maintains a non-contributory defined benefit pension plan covering substantially all employees and officers. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation rates near retirement.

Income Taxes
------------

The Company and the Bank file a consolidated federal income tax return. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Earnings Per Share
------------------

In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to fully diluted earnings per share. The Company maintains a simple capital structure therefore, there are no dilutive effects on earnings per share.

Cash Flow Information
---------------------

The Company has defined cash equivalents as those amounts included in due from banks and federal funds sold.

Cash payments for interest in 1997 and 1996 were $3,725,000 and $3,292,000, respectively. Cash payments for income taxes in 1997 and 1996 were $625,000 and $501,000, respectively.

Reclassification
----------------

Certain comparative amounts for 1996 have been reclassified to conform to the current year presentation. Such reclassification had no effect on net income.

2.       RECENT ACCOUNTING PRONOUNCEMENTS

Accounting for Transfers and Servicing of Financial  Assets and  Extinguishments
--------------------------------------------------------------------------------
of Liabilities
--------------

In June 1996, the Financial Accounting Standards board issued Statement No. 125, "Accounting for Transfers of Financial Assets and Extinguishments of Liabilities." This statement, which became effective January 1, 1997, provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement also extends the treatment of mortgage servicing rights to all servicing assets.

Certain  provisions  of Statement  125,  were deferred for one year by Statement
127. The deferral affected repurchase agreements, securities lending, and pledged collateral. The adoption of these statements did not have a material impact on the Company's financial position or results of operations.

Reporting Comprehensive Income
------------------------------

In June 1997, the Financial Accounting Standards Board issued Statement No. 130 "Reporting Comprehensive Income." This standard which is effective for years beginning after December 15, 1997, establishes standards for reporting the components of comprehensive income by requiring that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income, as well as, certain items that are reported directly within separate components of stockholders' equity, and thus bypass net income. This disclosure will have no impact on the Company's financial position or results of operations.

Disclosures About Segments of an Enterprise and Related Information
-------------------------------------------------------------------

In June 1997, the Financial Accounting Standards Board issued Statement No. 131 "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way public companies report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The statement defines an operating segment as a component of an enterprise that generates revenue and incurs expense, whose operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance, and for which discrete financial information is available. This Statement is effective for fiscal years beginning after December 15, 1997, however, it does not require disclosure in interim reporting in the year of initial application.

3.       BRANCH ACQUISITION

On September 20, 1996, the Bank acquired certain deposit liabilities of the Knox, Pennsylvania office of Mellon Bank, N.A. in a transaction recorded as a branch purchase. The Bank assumed deposit liabilities of approximately $14.1 million and acquired the land, building and equipment. The difference between the liabilities assumed and the assets acquired was received in cash totaling approximately $12.6 million. The amount by which the acquisition cost exceeded the value of the assets purchased, totaling approximately $1.4 million, was recorded as an intangible asset.

4.       INVESTMENT SECURITIES

The amortized cost and estimated market values of investment securities are summarized as follows (in thousands):


Available for Sale                                                1997
                                                                  ----
                                                             Gross       Gross    Estimated
                                                  Amortized           Unrealized  Market
                                                    Cost      Gains     Losses    Value
                                                    ----      -----     ------    -----
U. S. Treasury securities and
     obligations of U. S. Government
     corporations and agencies                     $17,510   $   163   $    (1)   $17,672
Obligations of states and political
     subdivisions                                    3,617        43      --        3,660
Corporate notes                                     10,067       134        (3)    10,198
                                                   -------   -------    -------   -------
            Total debt securities                   31,194       340        (4)    31,530
Equity investment in Federal Reserve
     and Federal Home Loan Banks                       447      --        --          447
                                                   -------   -------    -------   -------

            Total                                  $31,641   $   340   $    (4)   $31,977
                                                   =======   =======   =======    =======


Held to Maturity                                           1997
                                                           ----
                                                    Gross     Gross          Estimated
                                     Amortized    Unrealized Unrealized      Market
                                        Cost        Gains     Losses         Value
U. S. Treasury securities and
     obligations of U. S. Government
     corporations and agencies         $1,006      $    7      $ --         $1,013
Obligations of states and political
     subdivisions                       1,390           1        --          1,391
Corporate notes                         2,978          10          (3)       2,985
Mortgage-backed securities                683        --           (19)         664
                                       ------      ------      ------       ------
            Total                      $6,057      $   18      $  (22)      $6,053
                                       ======      ======      ======       ======


Available for Sale                                      1996
                                                        ----
                                                  Gross      Gross   Estimated
                                     Amortized  Unrealized Unrealized  Market
                                        Cost      Gains      Losses    Value
U. S. Treasury securities and
     obligations of U. S. Government
     corporations and agencies         $23,539   $   166   $   (43)   $23,662
Obligations of states and political
     subdivisions                        1,920         1        (3)     1,918
Corporate notes                         10,157        94       (27)    10,224
                                       -------   -------   -------    -------
            Total debt securities       35,616       261       (73)    35,804
Equity investment in Federal Reserve
     and Federal Home Loan Banks           404      --        --          404
                                       -------   -------   -------    -------

            Total                      $36,020   $   261   $   (73)   $36,208
                                       =======   =======   =======    =======

Held to Maturity                                       1996
                                                       ----
                                                  Gross      Gross    Estimated
                                      Amortized Unrealized Unrealized   Market
                                         Cost     Gains     Losses      Value
                                         ----     -----     ------      -----
U. S. Treasury securities and
     obligations of U. S. Government
     corporations and agencies         $ 2,012   $  --     $    (1)   $ 2,011
Obligations of states and political
     subdivisions                        3,130         5        (1)     3,134
Corporate notes                          3,528         9        (6)     3,531
Mortgage-backed securities               1,605      --         (35)     1,570
                                       -------   -------   -------    -------
            Total                      $10,275   $    14   $   (43)   $10,246
                                       =======   =======   =======    =======



Proceeds from the sale of investment securities classified as available for sale totaled $1,990,000 and $90,000 for 1997 and 1996, respectively. No gains or losses resulted from these sales.

Investment securities with a carrying value of approximately $5,738,000 and $5,363,000 at December 31, 1997 and 1996, respectively, were pledged to secure deposits and for other purposes as required by law. The carrying value approximated the estimated market value of the investment securities for both years.

The amortized cost and estimated market value of debt securities at December 31, 1997, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                    Available for Sale   Held to Maturity
                                    ------------------   ----------------
                                               Estimated          Estimated
                                    Amortized   Market  Amortized  Market
                                       Cost     Value     Cost     Value
                                       ----     -----     ----     -----

Due in one year or less              $ 5,502   $ 5,513   $ 2,566   $ 2,563
Due after 1 year through 5 years
                                      23,995    24,299     3,080     3,093
Due after 5 years through 10 years
                                       1,697     1,718      --        --
After 10 years
                                        --        --         411       397
                                     -------   -------   -------   -------

            Total                    $31,194   $31,530   $ 6,057   $ 6,053
                                     =======   =======   =======   =======

5.       LOANS

Major classifications of loans are summarized as follows (in thousands):

                                   1997      1996
                                   ----      ----

Commercial and industrial        $11,147   $10,390
Real estate mortgages
     Residential                  45,709    34,251
     Commercial and other         15,188    11,400
Consumer                          14,100    12,387
                                 -------   -------

                                  86,144    68,428
Less allowance for loan losses       874       733
                                 -------   -------

            Total                $85,270   $67,695
                                 =======   =======


In the normal course of business, loans are extended to directors, executive officers, and their associates. In management's opinion, all of these loans are on substantially the same terms and conditions as loans to other individuals and businesses of comparable creditworthiness, with the exception of consumer and residential mortgage loans granted to executive officers which carry an interest rate one percent below that quoted non-employees. Such loans, which are included in the following schedule, totaled $197,000 and $ - at December 31, 1997 and 1996, respectively. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances in excess of $60,000 for the year ended December 31, 1997, is as follows (in thousands):


      Balance                                                       Balance
   December 31,                                                  December 31,
       1996              New Loans           Repayments              1997
       ----              ----------          -----------             ----

      $1,253                664                  749                $1,168


The Bank's primary business activity is with customers located within Venango, Clarion, and Butler Counties. Commercial, residential, personal, and agricultural loans are granted. Although the Bank has a diversified loan portfolio at December 31, 1997 and 1996, loans outstanding to individuals and businesses are dependent upon the local economic conditions within the immediate trade area.

6.       ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are summarized as follows (in thousands):

                                       1997   1996
                                       ----   ----

Balance, January 1                     $733   $687

     Provision charged to operations    220    120
     Recoveries                          29     47

Less loans charged off                  108    121
                                       ----   ----

Balance, December 31                  $ 874  $ 733
                                       ====   ====

At December 31, 1997 and 1996, the recorded investment in loans which are considered to be impaired was $685,000 and $743,000, respectively, all of which was placed in nonaccrual status. In addition, $70,000 and $80,000 of the related allowance for loan losses has been allocated for these impaired loans at December 31, 1997 and 1996, respectively. At December 31, 1997 and 1996, There were commitments for unfunded letters of credit totaling $7,500, to a borrower with outstanding loans considered to be impaired.

The average recorded investment in impaired loans during the years ended December 31, 1997 and 1996, was approximately $719,000 and $820,000, respectively. Interest income totaling $14,000 and $13,000 was recognized on impaired loans in 1997 and 1996, respectively, all of which was recognized using the cash basis method of income recognition.

7.       PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows (in thousands):

                                  1997     1996
                                  ----     ----

Land and improvements           $  256   $  221
Buildings                        1,431    1,430
Construction in process            489     --
Leasehold improvements             148      129
Furniture and fixtures           1,695    1,656
                                ------   ------

                                 4,019    3,436
Less accumulated depreciation
                                 1,400    1,128
                                ------   ------

            Total               $2,619   $2,308
                                ======   ======


Depreciation and amortization charged to operations was $272,000 in 1997 and $201,000 in 1996.

Included in construction in process are the costs associated with the construction of a data processing center by the Bank. Construction, equipment and furnishing costs are estimated to total $1.2 million. Construction is expected to be completed during the second quarter of 1998.

8.       TIME DEPOSITS

Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $4,328,000 and $4,583,000 at December 31, 1997 and 1996, respectively. The following schedule presents the contractual maturities for time deposits in excess of $100,000 at December 31, 1997 (in thousands):


Within three months                     $  548
After three months through six months      362
After six months through one year          986
After one year                           2,432

Total                                   $4,328

9.       OTHER EXPENSES

The following is an analysis of other expense (in thousands:

                                    1997   1996
                                    ----   ----

Telephone                         $  105 $   91
Printing forms and supplies
                                     138    183
Postage
                                     140     97
Amortization of intangible assets
                                     243    129
Other
                                     828    709
                                    ----   ----
                                  $1,454 $1,209
                                  ======  =====

10.      INCOME TAXES

The provision for income taxes is summarized as follows:

                     1997     1996
                    -----    -----

Currently payable   $ 549    $ 496
Deferred               (3)     (60)
                    -----    -----
                      546    $ 436
                    =====    =====

The reconciliation between the federal statutory rate and the Company's effective income tax rate is as follows (dollars in thousands):

                                    1997               1996
                                    ----               ----

                                     % of Pre-Tax        % of Pre-Tax
                              Amount     Income  Amount     Income
                              ------     ------  ------     ------

Provision at statutory rate   $ 609       34.0%  $ 482       34.0%
Effect of tax exempt income     (76)      (4.2)    (57)      (4.0
Other                            13        0.7      11        0.8
                              -----       ----   -----       -----

            Total             $ 546       30.5%  $ 436       30.8%
                              =====       ====   =====       ====


The tax effects of deductible and taxable temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities, respectively, at December 31 are as follows (in thousands):



                                         1997   1996
                                         ----   ----
Deferred tax assets
     Provision for loan losses           $244   $196
     Intangible asset amortization         83     51
     Capital lease obligation              21     35
     Pension expense                       35     16
                                         ----   ----
        Gross deferred tax assets         383    298
                                         ----   ----

Deferred tax liabilities
     Net unrealized gain on securities    114     64
     Depreciation                         215    143
     Net loan origination costs            17      7
                                         ----   ----
        Gross deferred tax liabilities    346    214
                                         ----   ----
            Net deferred tax asset       $ 37   $ 84
                                         ====   ====



No valuation allowance was established, for the net deferred tax asset, at December 31, 1997 and 1996, in view of the Company's ability to carry-back to taxes paid in previous years and future anticipated taxable income which is evidenced by the Company's earnings potential.


11.      PENSION PLAN

The following presents the components of the pension expense for each year (in thousands):

                                                     1997     1996
                                                    -----    -----

Service cost of benefits earned during the period   $  95    $  66
Interest cost on projected benefit obligation          99       75
Return on plan assets                                (128)    (177)
Net amortization and deferral                          (8)      50
                                                    -----    -----

Net periodic pension cost                           $  58    $  14
                                                    =====    =====

The actuarial present value of accumulated benefit obligations at December 31, 1997 and 1996, was $997,000 and $738,000 including vested benefit obligations of $964,000 and $715,000. The following table sets forth the funded status and amounts recognized in the balance sheets at December 31, (in thousands):


                                                1997       1996
                                             -------    -------

Plan assets at fair value                    $ 1,802    $ 1,510
Projected benefit obligation                   1,586      1,319
                                             -------    -------

Funded status                                    216        191
Unrecognized net gain from past experience
     different from assumed                     (208)      (117)
Unamortized prior service cost                     1          1
Unrecognized net transition asset               (113)      (121)
                                             -------    -------

Accrued pension cost                         $  (104    $   (46)
                                             =======    =======


Plan assets are primarily comprised of debt and equity mutual funds at December 31, 1997 and 1996.

In preparing the above information the following actuarially assumed rates were used.

                                                      1997               1996
                                                      ----               ----

Discount rate                                         7.25%              7.50%
Rate of increase in future compensatin levels         5.00               5.00
Rate of return on plan assets                         8.50               8.50

12.      BORROWED FUNDS

Short-term Borrowings and Available Lines of Credit

The Bank maintains two credit arrangements as sources of additional liquidity. One of these arrangements, with a borrowing limit at December 31, 1997, of approximately $3.4 million, is with the Federal Home Loan Bank of Pittsburgh
(FHLB). This credit line is subject to annual renewal, incurs no service charges, and is secured by a blanket security agreement on outstanding residential mortgage loans and the FHLB stock owned by the Bank.

The second arrangement is an unsecured federal funds line of credit, subject to annual renewal, with a borrowing limit at December 31, 1997 of $3.1 million, maintained with a correspondent bank.

The following table presents information related to short- term borrowings during 1997 and 1996 (dollars in thousands):

                                                   1997         1996
                                              ---------    ---------

Outstanding balance at December 31,         $       200    $    --
Average balance outstanding
                                                    117        1,128
Maximum month-end balance
                                                  1,250        5,000

Weighted average interest rate for the year        5.71%        5.60%
Weighted average interest rate at year-end         6.75          N/A

Long-term borrowings

Included in borrowed funds is an advance from the FHLB totaling $2,000,000 at December 31, 1997, maturing July 11, 2002, with a current interest rate of 5.60%. This borrowing has a fixed interest rate for the first six months, at which time it may convert to a variable rate instrument should the benchmark interest rate reach 6.50%. The

Bank as the option to repay the borrowing without penalty at the conversion date, or at any subsequent repricing date. This borrowing is secured by a blanket security agreement on outstanding residential mortgage loans and the FHLB stock owned by the Bank

13.      COMMITMENTS AND CONTINGENT LIABILITIES

Loans and Letters of Credit
---------------------------

In the normal course of business, the Bank makes various commitments which are not reflected in the accompanying financial statements. The Bank offers such products to enable its customers to meet their financing objectives. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. Losses, if any, are charged to the allowance for loan losses. The Bank minimizes its exposure to credit loss under these commitments by subjecting them to credit approval and review procedures and collateral requirements as deemed necessary.

The off-balance sheet commitments were comprised of the following at December 31, (in thousands):

                                                           1997          1996
                                                           ----          ----

Commitments to extend credit                              $8,122        $6,810
Standby letters of credit
                                                           1,225         1,112

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised primarily of available commercial and personal lines of credit and loans approved but not yet funded. The Bank uses the same credit policies in making loan commitments and conditional obligations as it does for on-balance sheet instruments. Since many of the credit line commitments are expected to expire without being fully drawn upon, the total contractual amounts do not necessarily represent future funding requirements.

Standby letters of credit obligate the Bank to disburse funds to a third party if the Bank's customer fails to perform under the terms of the agreement with the beneficiary. These instruments are issued primarily to support bid or performance-related contracts. The coverage period for these instruments is typically a one year period with an annual renewal option subject to prior approval by management. The Bank generally holds collateral for these instruments, as deemed necessary.

Operating Leases
----------------

Certain office facilities are leased under various operating leases. Rental expense was $45,000 and $23,000 in 1997 and 1996, respectively. Future minimum rental commitments under noncancellable leases are (in thousands):

                                                       Future Minimum
                                                       Lease Payments

             1998                                             $45
             1999                                              48
             2000                                              48
             2001                                              10
             2002                                               -

14.      REGULATORY MATTERS

Cash and Due from Banks
-----------------------

The district Federal Reserve Bank requires the Bank to maintain certain reserve balances. As of December 31, 1997 and 1996, the Bank had required reserves of $899,000 and $880,000 comprised of vault cash, and a depository amount held with the Federal Reserve Bank.

Loans
-----

The Federal Reserve Act limits extensions of credit by the Bank to the Company and requires such credits to be collateralized. Further such secured loans are limited in amount to 10% of the Bank's capital and surplus. There were no loans between the Bank and the Company during 1997 and 1996.

Dividends
---------

The Bank is subject to a dividend restriction which generally limits the amount of dividends that can be paid by a national bank. Prior approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits as defined for the year combined with its retained net profits for the two preceding calendar years less any required transfer to surplus. Using this formula, the amount available for payment of dividends by the Bank to the Company in 1998, without approval of the comptroller, will be limited to $1,514,000 plus net profits retained up to the date of the dividend declaration.

Regulatory Capital Requirements
-------------------------------

The Company is subject to various capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by regulators about components, risk weightings, and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial position and results of operations.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios, as set forth in the table below, of total capital and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes that as of December 31, 1997. the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1997 and 1996, the Company has been categorized as "Well Capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Company's classification category.

                                                                                Regulatory Capitalization Requirement
                                                                                -------------------------------------
                                                          Actual                   Adequate                     Well
                                                          ------                   --------                     ----
                                                 Amount           Ratio      Amount        Ratio        Amount         Ratio
                                                 ------           -----      ------        -----        ------         -----

December 31, 1997

Total capital to risk weighted assets           $  12,795         15.0%    $  6,824          8.0%     $   8,530          10.0%
Tier 1 capital to risk weighted assets             11,921         14.0        3,412          4.0          5,118           6.0
Tier 1 capital to average assets                   11,921          9.1        5,260          4.0          6,576           5.0

December 31, 1996

Total capital to risk weighted assets           $  11,558         15.7%    $  5,896          8.0%     $   7,371          10.0%
Tier 1 capital to risk weighted assets             10,824         14.7        2,948          4.0          4,422           6.0
Tier 1 capital to average assets                   10,824          8.7        4,990          4.0          6,238           5.0

15.      COMMON STOCK

Stock Dividend
--------------

On December 18, 1997, the Company distributed 51,453 shares of common stock in connection with a 5% stock dividend. As a result of the stock dividend, common stock was increased by $64,000, additional paid-in capital was increased by $810,000, and retained earnings was decreased by $875,000. Fractional shares were paid in cash. All references to per share amounts in the accompanying financial statements for 1996 have been restated to reflect the stock dividend.

Stock Sale
----------

On December 12, 1996, the Company completed the sale of 230,800 shares of common stock, par value $1.25. These shares were sold at a price of $13.50 per share, resulting in net proceeds to the Company of $2,903,000. Included in the shares offered were 800 shares of stock which had been previously held as treasury shares. Upon completion of the stock sale the Company directly contributed $2,800,000 to the Bank in the form of additional paid-in capital.

16.      FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms. Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments would be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets and liabilities, such as deferred tax assets and premises and equipment, are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

The estimated fair values at December 31, 1997 and 1996, of the Company's financial instruments are as follows (in thousands):

                                             1997                   1996
                                             ----                   ----
                                            Carrying              Carrying    Fair
                                             Value       Value      Value     Value
                                             -----       -----      -----     -----
Financial assets

     Cash and due from banks and federal
        funds sold                         $  4,975   $  4,975   $  8,242   $  8,242
     Investment securities:
        Available for sale                   31,977     31,977     36,208     36,208
        Held to maturity                      6,057      6,053     10,275     10,246
     Net loans                               85,270     86,811     67,695     68,583
     Accrued interest receivable              1,009      1,009      1,111      1,111
                                           --------   --------   --------   --------
                                           $129,288   $130,825   $123,531   $124,390
                                           ========   ========   ========   ========

Financial liabilities

     Deposits                              $117,655   $117,986   $114,725   $114,423
     Borrowed funds
                                              2,200      2,200       --         --
     Accrued interest payable
                                                322        322        320        320
                                           --------   --------   --------   --------
                                           $120,177   $120,508   $115,045   $114,743
                                           ========   ========   ========   ========

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Due From Banks, Federal Funds Sold, Accrued Interest Receivable, and Accrued Interest Payable
--------------------------------------------------------------------------------

The fair value is equal to the current carrying value.

Investment Securities
---------------------

The fair value of securities held to maturity is equal to the available quoted market price. If no quoted market price is available, fair values are estimated using the quoted market price for similar securities.

The fair value of securities available for sale is equal to the current carrying value.

Loans  Deposits and Borrowed Funds
----------------------------------

The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and constructs discount rates that consider reinvestment opportunities, operating expenses, non-interest income, credit quality, and prepayment risk. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year end. Fair value for time deposits and borrowed funds are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits and borrowed funds of similar remaining maturities.

Commitments to Extend Credit and Standby Letters of Credit
----------------------------------------------------------

These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 13.

16.      PARENT COMPANY


                             CONDENSED BALANCE SHEET
                             (Dollars in Thousands)


                                                             December 31,
                                                            1997      1996
                                                            ----      ----
ASSETS
     Cash on deposit in subsidiary bank                  $     6   $   166
     Investment in bank subsidiary                        13,490    12,539
     Other assets                                              8         3
                                                         -------   -------

            TOTAL ASSETS                                 $13,504   $12,708
                                                         =======   =======

LIABILITIES AND STOCKHOLDERS' EQUITY
     Accounts payable                                    $     6   $    77
     Stockholders' equity                                 13,498    12,631
                                                         -------   -------

            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $13,504   $12,708
                                                         =======   =======



                          CONDENSED STATEMENT OF INCOME
                             (Dollars in Thousands)

                                                                                  Year Ended December 31,
                                                                                       1997       1996
                                                                                       ----       ----

NCOME
     Dividends from subsidiary                                                      $   403    $   325

EXPENSES                                                                                 18          8
                                                                                    -------    -------
Income before income taxes and equity in undistributed
     earnings of subsidiary                                                             385        317
Income tax benefit                                                                       (6)        (3)
                                                                                    -------    -------

Income before equity in undistributed earnings in subsidiary                            391        320
Equity in undistributed earnings in subsidiary                                          853        661
                                                                                    -------    -------

NET INCOME                                                                          $ 1,244    $   981
                                                                                    =======    =======

                        CONDENSED STATEMENT OF CASH FLOWS
                             (Dollars in Thousands)

                                                                              Year Ended December 31,
                                                                                    1997       1996
                                                                                    ----       ----

OPERATING ACTIVITIES
     Net income                                                                   $ 1,244    $   981
     Adjustments to  reconcile  net income to net cash  provided  by  operating activities:
            Equity in undistributed earnings of subsidiary                           (853)      (661)
            Other, net                                                                (76)        77
                                                                                  -------    -------
                Net cash provided by operating activities                             315        397
                                                                                  -------    -------
INVESTING ACTIVITIES
     Investment in subsidiary                                                        --       (2,800)
                                                                                  -------    -------
                Net cash used for investing activities                               --       (2,800)
                                                                                  -------    -------
FINANCING ACTIVITIES
     Proceeds from sale of common stock, net of cost                                 --        2,903
     Cash dividends paid                                                             (475)      (344)
                                                                                  -------    -------
                Net cash provided by (used for) financing activities                 (475)     2,559
                                                                                  -------    -------
                Increase (decrease) in cash                                          (160)       156

CASH AT BEGINNING OF YEAR                                                             166         10
                                                                                  -------    -------
CASH AT END OF YEAR                                                               $     6    $   166
                                                                                  =======    =======

REPORT OF INDEPENDENT AUDITORS
------------------------------





Board of Directors and Stockholders
Emclaire Financial Corp.

We have audited the consolidated balance sheet of Emclaire Financial Corp. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Emclaire Financial Corp. and Subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/S.R. Snodgrass
-----------------
S. R. Snodgrass, A.C.
Wexford, PA
February  6, 1998

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Emclaire Financial Corp. ("Emclaire or the "Company") is the parent holding company for the Farmers National Bank of Emlenton ("Farmers" or the "Bank"). The following discussion and analysis is intended to provide information about the financial condition and results of operation of the Company and should be read in conjunction with the Consolidated Financial Statements and the related notes thereto appearing elsewhere in this annual report.

Certain information presented in this discussion and analysis and other statements concerning future performance, developments or events, and expectations for growth and market forecasts constitute forward-looking statements which are subject to a number of risks and uncertainties, including interest rate fluctuations, changes in local or national economic conditions, and government and regulatory actions which might cause actual results to differ materially from stated expectations or estimates.

--------------------------------------------------------------------------------
Graphic Omitted
--------------------------------------------------------------------------------
OVERVIEW

During 1997 Emlcaire Financial Corp. focused on maximizing the returns resulting from the growth and expansion undertaken in 1996. The Company sought to take advantage of its new and expanded markets to establish or expand banking relationships with new and existing customers. This resulted in total loans increasing 26% to $86.1 million and total deposits rising 3% to $117.7 million.

Due largely to the increase in the loan portfolio, net interest income, on a tax equivalent basis, increased 22%, resulting in an increase in net income of 27%. Due to the effect of the issuance of 230,800 additional shares in December 1996, earnings per share for 1997 of $1.15, remained unchanged from 1996.

In August 1997, ground was broken for the Bank's new data center. When completed this facility, located in downtown Emlenton, will house the data processing and bookkeeping operations. Construction is scheduled to be completed in April 1998.

As 1998 began, the Bank made plans to open its eighth office at Clarion Mall. The full service office will be located in a site previously occupied by another financial institution. This new location will allow us to better serve our existing Clarion customers, by providing them an alternate site to conduct their banking business, while allowing Emclaire the opportunity to attract new customers from the western side of Clarion. This office is scheduled to open late in March.

RESULTS OF OPERATIONS

Summary

For 1997, Emclaire posted net income of $1.2 million, an increase of $263,000 or 27% from 1996. This increase was largely due to the 22% increase in net interest income, on a tax equivalent basis, which rose $1.1 million, to $5.9 million. The $14.2 million or 22% increase in loan volume was the principal factor for the increase in net interest income.

Other operating income of $596,000 rose $168,000 or 39% from 1996, due to the restructuring of fees for overdrafts and returned items, as well as fee income associated with ATM convenience charges and debit card transactions.

Total other operating expenses for the Company increased 21% to $4.4 million in 1997 as compared to $3.6 million in 1996. This increase in other operating costs was due principally to the overhead associated with a full year of operating the branch locations opened or purchased in 1996.

Earnings per share for 1997 equaled the $1.15 earned in 1996, due to the additional weighted shares outstanding resulting from the sale of 230,800 shares of common stock in December 1996, combined with the effect of the 5% stock dividend paid in December 1997.

--------------------------------------------------------------------------------
Graphic Omitted
--------------------------------------------------------------------------------

Net interest income

The Company's net interest income on a tax equivalent basis increased $1.1 million or 22% to $5.9 million in 1997, due to an increase of $1.45 million or 18% in interest income on a tax equivalent basis, which totaled $9.6 million for 1997 as compared to $8.2 million in 1996. This increase in interest income more than offset the $375,000 or 11% increase in interest expense.

The increase in interest income in 1997, resulted primarily from an increase of $1.1 million or 19% in interest income on loans, due to an increase in the average outstanding balance of the portfolio, which rose $14.2 million to $78.6 million for the year. The 22% increase in loan volume served to offset the reduction in the overall yield on the portfolio which declined 20 basis points to 8.89%. The decline in yield is due to a general decline in long-term interest rates during the second half of 1997, combined with increased competition for loan customers. Should the current interest rate environment prevail and the level of competition continue, it is likely the overall return on the loan portfolio will decline further.

Interest income on investment securities increased $466,000, on a tax equivalent basis, to $2.6 million. This improvement was the result of the increase in the average volume of investment securities which rose $5.7 million or 19% for taxable securities, and $851,000 or 23% for tax-exempt investments. In addition, the yields on the investment portfolio increased to 6.24% from 6.10% for taxable securities, and to 6.23% from 5.87%, on a tax equivalent basis, for tax-exempt investments. The improved yield on the taxable securities portfolio was due to having the full year effect in 1997, of purchases made during the second and third quarters of 1996.

For 1997 the yield on earning assets, on a tax equivalent basis, increased 2 basis points to 7.95%. This very modest improvement was the result of the significant increase in loan volume combined with the increase in volume and yield on the investment portfolio.

Interest expense increased $375,000 or 11% to $3.7 million for 1997, from $3.4 million in 1996, due to the increase in the average volume of interest-bearing liabilities which rose $12.3 million during 1997, to $97.3 million. The average volume of time deposits increased $6.3 million or 16% during 1997, resulting in an increase in the related interest expense of $294,000 or 14%. In addition, in July 1997, the Company obtained a $2.0 million five year advance from the Federal Home Loan Bank.

Due the general decline in interest rates, the cost of interest bearing liabilities decreased to 3.83% for 1997 as compared to 3.95% for 1996. Despite the reduction in the cost of funds during 1997, continuing competition for deposits and a flattening of the yield curve, as the spread between short- and long-term interest rates narrows, caused interest rates to either increase or not fall in proportion to the reduction in longer term rates. As a result, the Company's cost of funds rose during the fourth quarter of 1997 rose to 3.94%.

As a result of the slight improvement in the yield on total earning assets, combined with the decline in the cost of interest-bearing liabilities, the net yield on earning assets increased to 4.87% for 1997 as compared to 4.68% in 1996.

The following tables set forth for the periods indicated information regarding the total dollar amounts of interest income from interest-earning assets and the resulting average yields, the total dollar amount of interest expense on interest-bearing liabilities and the resulting average rate paid, net interest income and the net yield on interest-earning assets (dollars in thousands):

                AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS

                                                                1997                                       1996
                                                                ----                                       ----
                                                Average                         Yield/     Average                        Yield/
                                                Volume      Interest (2)        Rate (2)   Volume      Interest (2)       Rate (2)
                                                ------      ------------        --------   ------      ------------       --------
ASSETS
Interest-earning assets
     Investment securities
        Taxable                                $  36,525    $   2,279           6.24%      $ 30,810    $   1,879          6.10%
        Exempt from federal income
         tax                                       4,495          280           6.23          3,644          214          5.87
     Interest bearing deposits                        24            1           4.17             37            2          5.41
     in other banks                                   37            2
     Loans (1) (3)                                78,610        6,989           8.89         64,414        5,853          9.09
     Federal funds sold                            1,610           89           5.53          4,348          236          5.43
                                                            ---------                       --------    ---------

     Total interest-earning                      121,264        9,638           7.95        103,253        8,184          7.93
                                                             --------                                 ----------
     assets

Noninterest-earning assets
     Cash and due from banks                       4,281                                      3,638
     Allowance for loan losses                      (795                                       (714)
     Other assets                                  5,501                                      4,101
                                                --------                                   --------
        Total assets                           $ 130,251                                   $110,278
                                               =========                                   ========

LIABILITIES AND STOCKHOLDERS'
EQUITY
Interest-bearing liabilities
     NOW accounts                              $  16,481          295           1.79%      $ 12,966          267          2.06%
     Money market accounts                        18,134          579           3.19         16,921          544          3.21
     Savings deposits                             15,903          443           2.79         14,558          427          2.93
     Time deposits                                45,515        2,338           5.14         39,251        2,044          5.21
     Obligation under capital lease                   85            5           5.88            124            7          5.65
     Borrowed funds                                1,196           67           5.60          1,128           63          5.59
                                               ---------    ---------                      --------    ---------

     Total interest-bearing                       97,314        3,727           3.83         84,948        3,352          3.95
                                                             --------                                  ---------
     liabilities

Noninterest-bearing liabilities
     Demand deposits                              19,417                                     15,257
     Other liabilities                               517                                        584
     Capital                                      13,003                                      9,499
                                               ---------                                   --------

        Total liabilities and                  $ 130,251                                   $110,288
                                               =========                                   ========
        stockholders' equity

        Net interest income
          and net yield on
          interest-earning assets                           $   5,911           4.87%                    $  4,832         4.68%
                                                            =========         ======                     ========       =======

(1)  - Interest on loans includes fee income
(2) - Tax exempt income on loans and investment securities and the related yields are computed on a tax equivalent basis computed using the federal statutory rate of 34%.
(3)  - Nonaccrual loans included.

Changes in net interest income are attributable to three factors: 1) a change in the volume of an interest-earning asset or interest-bearing liability, 2) a change in interest rates, or 3) a change attributable to a combination of changes in volume and rate. The following table sets forth certain information regarding changes in interest income, on a tax-equivalent basis, and interest expense of the Company for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to 1) changes in volume (changes in volume multiplied by the old interest rate); and 2) changes in rates (changes in interest rates multiplied by the old average volume). Changes attributable to a combination of changes in volume and rate are proportionately allocated to changes in volume and changes in rate. (dollars in thousands)


                   ANALYSIS OF CHANGES IN NET INTEREST INCOME

                                              1997 Change From 1996           1996 Change From 1995
                                             Total     Change Due To        Total      Change Due To
                                            Change    Volume      Rate      Change    Volume      Rate
                                            ------    ------      ----      ------    ------      ----
INTEREST INCOME ON:
     Taxable investment securities        $   400    $   356    $    44    $   845    $   712    $   133
                                                                                                      44
     Non-taxable investments                   66         52         14        (41)       (54)        13
     Interest bearing deposits in other
        banks                                  (1)        (1)      --         --         --         --
     Loans                                  1,136      1,268       (132)      (198)       (31)      (167)
     Federal funds sold                      (147)      (151)         4         38         52        (14)
                                          -------    -------    -------    -------    -------    -------

        Total interest income               1,454      1,524        (70)       644        679        (35)
                                          -------    -------    -------    -------    -------    -------

INTEREST EXPENSE ON:
     NOW accounts                              28         66        (38)        (5)        17        (22)
     Money market accounts                     35         38         (3)       (10)         5        (15)
     Savings deposits                          16         37        (21)         1         38        (37)
     Time deposits                            294        321        (27)       320        336        (16)
     Obligation under capital lease            (2)        (2)      --           (3)        (2)        (1)
     Borrowed funds                             4          4       --           63         63       --
                                          -------    -------    -------    -------    -------    -------

        Total interest expense                375        464        (89)       366        457        (91)
                                          -------    -------    -------    -------    -------    -------

NET INTEREST INCOME                       $ 1,079    $ 1,060    $    19    $   278    $   222    $    56
                                          =======    =======    =======    =======    =======    =======

Provision for loan losses

The provision for loan losses of $220,000 for the year ended December 31, 1997 represented an 83% increase from the $120,000 provided in 1996. Management makes periodic provisions to the allowance for loan losses to maintain the allowance at an acceptable level commensurate with the credit risk inherent in the loan portfolio. See "Loan Quality" for additional discussion of the allowance for loan losses. The level at which funds were provided to the allowance during 1997, is a reflection of the overall growth of the loan portfolio during the year, and is not an indication of any overall decline in the quality of the loan portfolio. The following table presents a summary of loan losses by loan type and changes in the allowance for loan losses for the two years ended December 31, 1997 (dollars in thousands):


                                                       Year Ended December 31,
                                                           1997       1996
                                                           ----       ----

Total loans outstanding                                 $86,144    $68,428
                                                        =======    =======
Average loans outstanding                                78,610     64,414
                                                        =======    =======

Allowance for loan losses at beginning of year          $   733    $   687
Provision charged to expense                                220        120
Charge-offs:
     Commercial and industrial                                1         11
     Real estate                                             33          1
     Consumer                                                74        109

        Total                                               108        121
                                                        -------    -------
Recoveries:
     Commercial and industrial                                2          1
     Real estate                                             19          1
     Consumer                                                 8         45
                                                        -------    -------
        Total                                                29         47
                                                        -------    -------
     Net charge-offs                                         79         74
                                                        -------    -------

Allowance for loan losses at end of period              $   874    $   733
                                                        =======    =======

Allowance for loan losses as a percent of total loans      1.01%      1.07%
Net charge-offs as a percent of average loans               .10        .11

Other operating income

Other operating income which is comprised principally of fees and charges on customer deposit accounts increased $168,000 or 39% to $596,000 in 1997 from $428,000 in 1996. Service charges on customer accounts increased $132,000 or 38%, due to the restructuring of overdraft charges, combined with the increase in volume resulting from the additional branch operations, and the implementation of a charge on returned deposit items. Other income increased $36,000 or 43% during the same period due primarily to fees from the MasterMoney(TM) debit card product introduced in August, and the imposition of an ATM convenience charge for non-customers using a Farmers ATM.

Other operating expense

Other operating expense increased $746,000 or 21% to $4.4 million in 1997 as compared to $3.6 million in 1996. This increase is largely attributed to the overhead costs associated with the impact of the full year of operations of the branch offices established in 1996. The new branch operations generated approximately $690,000 in additional overhead expenses during 1997, in comparison to the expenses related to part-year operation of these offices in 1996.

Salaries and employee benefits for 1997 totaled $2.2 million, an increase of $337,000 or 18% from $1.9 million reported in 1996. Of this total increase, approximately $175,000 represents the effect of a full year's expense associated with new employees added during 1996, including those at the new branch offices. Normal recurring employee cost increases for such things as salaries and hospitalization insurance and pension benefits represents approximately $150,000 of the increase. For 1998, in addition to normal recurring salary adjustments, it is expected certain employee benefit costs will increase, such as medical benefits which will rise approximately 14% or $36,000.

Occupancy and equipment expense increased $164,000 or 31% in 1997. Of this increase, $90,000 is due to additional costs related to the operation of the new branch offices. Depreciation costs associated with capital expenditures made during the fourth quarter of 1996, for a wide area network and teller terminal platform accounted for approximately $68,000 of the increase.

Other expenses for 1997 totaled $1.5 million, a $245,000 or 20% increase from the $1.2 million reported in 1996. Costs associated with the additional branch offices primarily accounted for this increase. Specifically, amortization of intangible assets increased approximately $114,000 due to the purchase of the Knox branch office in 1996. The remaining increase is principally attributed to the full year of operations of the branch offices.

In 1997, management began an assessment of the current data processing operation, including the space occupied by the data processing and bookkeeping departments located at the Emlenton office, and the impact of the branch expansion in 1996 on the available data processing capacity. This project resulted in the construction of the previously mentioned data processing center. While this facility will improve the efficiency with which daily transactions are processed, as well as, increasing the capacity to process transactions, the overhead associated with this facility will increase operating expenses approximately $65,000, annually.

In addition to the construction of the data center, the assessment of the Company's data processing system, indicated that based on growth projections, an upgrade or replacement of the existing equipment was needed. The assessment of hardware and software vendors began during the fourth quarter of 1997 and is expected to be completed early in the second quarter of 1998. Based on preliminary cost estimates, a complete upgrade of the data processing equipment and software could require a capital investment ranging from $250,000 to $500,000. The time frame for having this upgrade completed is the first quarter of 1999, so as to allow sufficient time to perform testing for year 2000 compliance.

Income Tax Expense

Income tax expense increased $110,000 or 25% during 1997 when compared to 1996, due to the 26% increase in income before income taxes.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND DECEMBER 31, 1996

Total assets at December 31, 1997, amounted to $133.9 million, an increase of $5.9 million or 5%, over total assets at December 31, 1996. The increase was funded by a $2.9 million or 3% increase in deposits, and a $2 million Federal Home Loan Bank Advance.

Investment Securities

Total investment securities decreased $8.5 million during 1997, to $38.0 million, as the proceeds from investment security sales and maturities were used to fund loan demand.

Information detailing the book value of the investment portfolio by security type and classification is presented in Note 4 to the consolidated financial statements.

--------------------------------------------------------------------------------
Graphic Omitted
--------------------------------------------------------------------------------

Loans

Loans receivable at December 31, 1997 totaled $86.1 million, an increase of $17.7 million or 26% from 1996. The establishment of the three additional offices during 1996, expanded Emclaire's market area and served to increase loan demand. The two newest markets accounted for approximately 53% of the total increase in loans.

--------------------------------------------------------------------------------
Graphic Omitted
--------------------------------------------------------------------------------

The loan growth generated during 1997, was largely from increases in loans secured by residential or commercial real estate. These segments of the portfolio increased $11.5 million or 33%, and $3.8 million or 33%, respectively. Of the residential mortgage loan increase, $2.5 million consisted of construction and purchase money mortgages originated with the assistance of a mortgage broker. Commercial loans grew $757,000 or 7%, while consumer loans increased $1.7 million or 14% during 1997. The increase in consumer loans is attributed to two direct mail solicitations during the year that generated approximately $1.2 million in new loans.

The following table presents the composition of the loan portfolio and the percentage of loans by type at December 31, 1997 an d1996 (dollars in thousands)

                                                               December 31,
                                                               ------------
                                                   1997                                 1996
                                                  ----                                  ----
                                                       % of loans                    % of loans
                                                            to                           to
                                           Amount      Total Loans      Amount       Total Loans
                                           ------      -----------      ------       -----------
Commercial and industrial                 $11,147          12.9%       $10,390           15.2%
Commercial and multi-family real estate    15,188          17.6         11,400           16.6
1 - 4 Family real estate                   45,709          53.1         34,251           50.1
Consumer                                   14,100          16.4         12,387           18.1
                                          -------         -----        -------          -----

        Total loans                        86,144         100.0%        68,428          100.0%
                                                          =====                         =====
Less: allowance for loan losses               874                          733
                                          -------                      -------

        Net loans                         $85,270                      $67,695
                                          =======                      =======

Loan Quality

Loans are subject to ongoing periodic monitoring by management and the Board of Directors. Loans are placed on nonaccrual status when, in the opinion of management, the collection of additional interest is doubtful; but not longer than 90 days past due for non-real estate loans and 120 days past due for loans secured by real estate. Interest accrued and unpaid at the time the account is placed on nonaccrual status is generally charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income based upon management's assessment of the collectibility of the account.

At December 31, 1997, the Bank had $171,000 in loans greater than 90 days past due and still accruing interest, and $820,000 in loans on nonaccrual status.

Of the total non-performing loans, $685,000 in principal amounts of loans to a single customer were classified as impaired loans. A loan is considered to be impaired when, based on current information, it is probable the Company will be unable to collect all principal and interest due in accordance with the contractual terms of the loan agreement. These impaired loans consist of four commercial real estate loans to one borrower. The loans are secured by real estate. During 1996, the borrower sought bankruptcy protection under Chapter 11, and continues to operate. During 1997, $82,000 in payments were received on this account, resulting from the liquidation of collateral. Of the funds received, $68,000 was applied to principal and $14,000 was recognized as interest income. As part of management's ongoing assessment of its loan portfolio, $70,000 of the allowance for loan losses at December 31, 1997, has been allocated for these loans. Management believes the Company is adequately secured by the underlying collateral.

The following table sets forth non-performing loans at December 31, 1997 and 1996, along with nonaccrual loan interest data for 1997 (dollars in thousands):


                                                 December 31,
                                                 ------------
                                            1997             1996
                                            ----             ----

Loans past due 90 days or more and
     accruing                            $   171              111
Nonaccrual loans                             820              778
                                            ----         --------

     Non performing loans                   $991         $    889
                                            ====         ========

Non-performing loans to total loans         1.15%            1.30%
Allowance for loan losses to non-
     performing loans                      88.19            82.45
Non-performing loans to total assets         .74              .69

Nonaccrual loan interest data:
     Interest computed on original       $    81
                                         =======
     terms

     Interest recognized in income       $    15
                                         =======

At December 31, 1997, no real estate or other assets were held as foreclosed or repossessed property. In addition, based upon the ongoing quarterly review and assessment of credit quality management is not aware of any trends or uncertainties related to any accounts which might have a material adverse effect on future earnings, liquidity, or capital resources.

Based upon the results of the quarterly internal loan review process, and considering the trend of past loan losses and recoveries, as well as, the current risk elements in the loan portfolio, management believes the allowance for loan losses at December 31, 1997 is adequate. The following table presents management's estimate of the allocation of the allowance for loan losses among the loan categories, along with the percentage of loans in each category to total loans (dollars in thousands):


                                         December 31,          December 31,
                                             1997                  1996
                                             ----                  ----
                                                 % of Loans           % of Loans
                                                    to                     to
                                       Amount    Total Loans  Amount    Total Loans
                                        ----       ------     -----       ------

Commercial and industrial               $ 49        12.9%      $106         15.2%
Commercial & multi-family real estate    205        17.6        158         16.6
1-4 family real estate                    19        53.1         13         50.1
Consumer                                 101        16.4        106         18.1
 Unallocated                             500          --        350           --
                                        ----       -----       ----       ------

                                        $874       100.0%      $733        100.0%
                                        ====       =====       ====        =====

Deposits

Total deposits of $117.7 million at December 31, 1997, represented an increase of $3.0 million or 3% from December 31, 1996. The increase in deposits is princiaplly attributed to growth at the newest office locations.

See also, "Average Balance Sheets and Net Interest Analysis" for information related to the average amount and average interest rate paid on deposit accounts during 1997 and 1996. Information related to the maturity of time deposits of $100,000 and over at December 31, 1997 is presented in Note 8 of the accompanying consolidated financial statements.


--------------------------------------------------------------------------------
Graph Omitted
--------------------------------------------------------------------------------

Stockholders' Equity

Stockholders' equity increased $867,000 or 7% during 1997 to $13.5 million. This increase was the result of $769,000 of net retained earnings during the year.

In December 1997, the Company paid a 5% stock dividend resulting in the issuance of 51,453 shares of common stock.

--------------------------------------------------------------------------------
Graph Omitted
--------------------------------------------------------------------------------

Market Risk Management

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. The Company's market risk is comprised principally of interest rate risk. The Company's Asset/Liability committee is responsible for reviewing the interest rate sensitivity position of the Company and establishing policies to monitor and limit exposure to interest rate risk. The guidelines established by the Asset/Liability committee are subject to review by the Company's Board of Directors.

Asset/Liability Management

One of the principal functions of the Company's asset/liability management program is to monitor the level to which the balance sheet is subject to interest rate risk. The goal of this program is to manage the relationship between interest-earning assets and interest-bearing liabilities to minimize the fluctuations in the net interest spread and achieve consistent growth in net interest income during periods of changing interest rates.

Interest rate sensitivity is the relationship of differences in the amounts and repricing dates of interest-earning assets and interest-bearing liabilities. In order to measure the impact on net interest income and pre-tax income, and to limit the adverse effect on earnings due to interest rate changes, Emclaire monitors interest rate sensitivity through gap and simulation analyses. The Company's gap model includes certain assumptions based on past experience and expected customer behavior during periods of rising or falling interest rates. These assumptions deal primarily with the interest rate changes for deposit accounts with no fixed maturity, such as savings, NOW and money market accounts. These assumptions have been developed through consideration of past events combined with estimates of future pricing practices.

The Company's policy is to limit the adverse change in annual pre-tax income to 5% based on an immediate change in interest rates of 200 basis points. At December 31, 1997, pre-tax income would be impacted by such a change in interest rates as follows:

Cuumulative gap at 1 year                              (7.4%)
Impact on pre-tax earnings
+ 200 basis points                                     (1.4 )
- 200 basis points
                                                       10.9

Liquidity

Liquidity represents the Company's ability to meet normal cash flow requirements of its customers for the funding of loans and repayment of deposits. Liquidity is generally derived from the repayments and maturities of loans and investment securities, and the receipt of deposits. Management monitors liquidity daily, and on a monthly basis incorporates liquidity management into its asset/liability program.

Operating activities, as presented in the statement of cash flows in the accompanying consolidated financial statements, provided $2.1 million in cash during 1997, generated principally from net income, and depreciation and amortization, as compared to the $959,000 provided during 1996. The primary reasons for the increase during 1997 was the increase in net income and the increased depreciation associated with capital expenditures made by the Company during the fourth quarter of 1996.

Investing activities consist primarily of loan originations and repayments, and investment purchases and maturities. These activities used $10.0 million in funds during 1997, principally for the net funding of loans which totaled $17.8 million for the year. This cash outlay exceeded funds received from investment repayments and maturities, totaling $9.2 million, and $2.0 million from securities sales. For 1996, investing activities used $12.5 million, resulting from $26.2 million in investment securities purchases, which were principally funded by $12.7 million received in the purchase of the Knox branch office operation.

Financing activities consisted of the solicitation and repayment of customer deposits, borrowings and repayments and the payment of dividends. For 1997, financing activities provided $4.6 million comprised on net deposit increases of $2.9 million and borrowings of $2.2 million. For 1996, the sale of common stock provided $2.9 million, while net deposits increased $11.6 million, exclusive of the funds acquired in the branch purchase.

In addition to using the loan, investment and deposit portfolios as sources of liquidity, the Company has access to funds from other sources if a need for additional funds would arise. There are available lines of credit through the FHLB, along with a federal funds line of credit available through the Bank's primary correspondent bank. In addition, the Bank has access to funds through the discount window at the Federal Reserve Bank. The Company also has a ready source of funds through the available-for-sale component of the investment securities portfolio. The following table presents the amortized cost of the investment portfolio, the weighted average, tax equvalent yield and maturities at December 31, 1997 (dollars in thousands):

Available for Sale                                After 1 Year  After 5 Years
                                        Within        Within       Within         After
                                        1 Year       5 Years       10 Years       10 Years    Total
                                        ------       -------       --------       --------    -----

U. S. Treasury                         $ 4,503       $ 6,998       $    --        $  --      $11,501
U. S. Government Agency                    999         5,010            --           --        6,009
Obligations of states and
polictical subdivisions                   --           1,920           1,697         --        3,617
Corporate                                 --          10,067            --           --       10,067
                                       -------       -------       ---------      -------    -------
        Total                          $ 5,502       $23,995       $   1,697      $  --      $31,194
                                       =======       =======       =========      =======    =======

        Yield                             6.08%         6.55%           6.86%         - %       6.48%

Held to Maturity

U. S. Treasury                         $  --         $ 1,006       $    --        $  --      $ 1,006
Obligations of states and polictical
     subdivisions                        1,390          --              --           --        1,390
Corporate                                  904         2,074            --           --        2,978
Mortgage-backed securities                 272          --              --            411        683
                                       -------       -------       ---------      -------    -------

        Total                          $ 2,566       $ 3,080       $    --        $   411    $ 6,057
                                       =======       =======       =========      =======    =======

        Yield                             5.99%         6.19%           --  %        6.46%      6.12%

The following table presents the maturity distribution and interest rate sensitivity of commercial and industrial loans, and commercial and multi-family real estate loans at December 31, 1997 (dollars in thousands):

                                                       After 1 Year
                                                          Within    Within
                                                          1 Year    5 Years       After 5 Years    Total
                                                          ------    -------       -------------    -----

Commercial and industrial                                 $ 6,316   $ 4,414        $   417        $11,147
Commercial and multi-family real estate                     3,002     5,346          6,840         15,188
                                                          -------   -------        -------        -------

                                                          $ 9,318   $ 9,760        $ 7,257        $26,335
                                                          =======   =======        =======        =======

Predetermined interest rates                              $ 3,189   $ 6,654        $ 4,237        $14,080
Floating interest rates                                     6,129     3,106          3,020         12,255
                                                          -------   -------        -------        -------

                                                          $ 9,318   $ 9,760        $ 7,257        $26,335
                                                          =======   =======        =======        =======


Generally, commercial loans with maturities of one year or less consist of funds drawn on commercial lines of credit, short-term notes written with maturities of ninety days to six months, and demand notes written without alternative maturity schedules. All lines of credit and demand loans are subject to annual review where the account may be approved for up to one year. Short-term notes are generally permitted two renewals, prior to being placed on a fixed repayment schedule.

The Company anticipates it will have sufficient funds available to meet the needs of its customers for deposit repayments and loan fundings. At December 31, 1997, loan and letter of credit commitments totaled $9.3 million. Many of these commitments are in the form of lines of credit and letters of credit which are available for use by the borrower, but are generally not drawn on. Certificates of deposit scheduled to mature in one year or less totaled $25.6 million at December 31, 1997.

Capital Resources

Capital adequacy is the ability of the Company to support growth while protecting the interests of shareholders and depositors. Bank regulatory agencies have developed certain capital ratio requirements, which are used to assist them in monitoring the safety and soundness of financial institutions. Management continually monitors these capital requirements and believes the Company to be in compliance with these regulations at December 31, 1997.

The Bank's regulatory capital position at December 31, 1997, as compared to the minimum regulatory capital requirements imposed on the Bank by banking regulators at that date is presented in Note 14 of the accompanying financial statements. Management is not aware of any actions contemplated by banking regulators which would result in the Bank being in non-compliance with any of the above requirements.

Impact of Inflation and Changing Prices

The financial statements of the Company and the notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting standards, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations.
Unlike most industrial companies, nearly all of the Company's assets and liabilities are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

YEAR 2000

The Company formed a committee in September 1997, to implement an action plan designed to ensure the Company's computer systems, software applications and other date reliant equipment would function properly after December 31, 1999. This process involves identifying all equipment, software and third party providers, deemed to be critical to the Company's daily operations, and ascertaining if these products or product providers are Year 2000 compliant.

For items or vendors that are not compliant and have not achieved significant progress toward compliance by October 1, 1998, the committee will implement contingency plans to either replace the product or vendor, or implement an alternative procedure to mitigate the affected area.

All software programs used by the Company are purchased directly from vendors, and are not modified internally by the Company. This eliminates the need for the direct hiring of programmers to rewrite or modify computer software.

The total cost of this project has not yet been determined, but it is not expected to have a material impact on the financial condition or results of operations of the Company. Personnel and other costs resulting from this project will be expensed as incurred. Expenditures for hardware and software purchases will be capitalized in accordance with policy.

Management believes that substantially all date reliant equipment and software will be tested and, if needed, upgraded or replaced by December 31, 1998. In addition, assessments of significant vendors, service providers and customers will also be completed. Despite the best efforts of management to address this issue, the vast number of external entities that have direct and indirect business relationships with the Company, such as customers, vendors, payment system providers and other financial institutions, makes it impossible to assure that a failure to achieve compliance by one or more of these entities would not have a material adverse impact on the operations of the Company.

COMMON STOCK INFORMATION

Prior to December 1996, there was no established public trading market for the Company's common stock. In December 1996, the Company began trading its stock in the local over-the-counter market through the National Association of Securities Dealers OTC Electronic Bulletin Board. Price quotations from the fourth quarter of 1996 forward, reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The following table summarizes the high and low prices and dividend information since January 1, 1996, after adjustment for a 5% stock dividend paid in December 1997, and a 4-for-1 stock split effected June 20, 1996. Prices are based upon information made available to the Company. Cash dividends are declared on a quarterly basis.

                               1997                          1996
                               ----                          ----
                                        Dividend                   Dividend
                     High       Low     Declared   High      Low   Declared

First Quarter       $14.75    $13.25      $.105  $   --    $   --    $.095
Second Quarter       15.00     13.25       .105   11.25     11.25     .105
Third Quarter        16.67     14.28       .114      --        -      .105
Fourth Quarter       17.00     16.25       .114   13.50     13.00     .105


At December 31, 1997, the Company had approximately 590 shareholders of record.

                                   APPENDIX G


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 10-QSB


[X] QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the quarterly period ended March 31, 1998
                                                 --------------

                                       OR

[ ] TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES ACT OF 1934

For the transition period from                       to
                               ---------------------    ------------------

Commission file Number: 000-18464
                        ---------

                            EMCLAIRE FINANCIAL CORP.
        (Exact Name of small business issuer as specified in its charter)

PENNSYLVANIA                                             25-1606091
( State or other jurisdiction of                      (IRS Employer
 incorporation or organization)                       Identification Number)

612 Main Street
Emlenton, PA                                          16373-0046
(Address of principal executive offices)              (Zip Code)

Issuer's telephone number, including area code: (724) 867-2311

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been
subject to such filing requirements for the past 90 days.  Yes  X     No
                                                               ---       ---

As of May 11, 1998, there were 1,081,453 shares outstanding of the issuer's common stock, par value $1.25 per share.

                            Emclaire Financial Corp.
                    INDEX TO QUARTERLY REPORT OF FORM 10-QSB

Part I            Financial Information                                                                    Page
                                                                                                           ----
                  Item 1.           Consolidated Financial Statements (Unaudited)

                                    Consolidated Balance Sheet, March 31, 1998 and
                                    December 31, 1997                                                         3

                                    Consolidated Statement of Income
                                    Three months ended March 31, 1998 and 1997                                4

                                    Consolidated Statement of Comprehensive Income
                                    Three months ended March 31, 1998 and 1997                                5

                                    Consolidated Statement of Changes in
                                    Stockholders' Equity                                                      6

                                    Consolidated Statement of Cash Flows
                                    Three months ended March 31, 1998 and 1997                                7

                                    Notes to Consolidated Financial Statements                            8 - 9


                  Item 2.           Management's Discussion and Analysis of Financial
                                    Condition and Results of Operations                                 10 - 14


Part II           Other Information

                  Item 1.           Legal Proceedings                                                        15

                  Item 2.           Changes in Securities                                                    15

                  Item 3.           Defaults Upon Senior Securities                                          15

                  Item 4.           Submission of Matters to a Vote of Securities Holders                    15

                  Item 5.           Other Information                                                        15

                  Item 6.           Exhibits and Reports on Form 8-K                                         15

                  Signatures                                                                                 16


                            EMCLAIRE FINANCIAL CORP.
                           CONSOLIDATED BALANCE SHEET
              (Unaudited - dollars in thousands, except share data)

                                                                March 31, December 31,
                                                                   1998      1997
                                                                --------   --------
ASSETS
     Cash and due from banks                                    $  4,110   $  4,975
     Federal funds sold                                            2,200          -
     Investment securities:
        Available for sale                                        30,946     31,977
        Held to maturity (estimated market value
            of $4,561 and $6,053)                                  4,557      6,057
     Loans                                                        89,222     86,144
     Less allowance for loan losses                                  888        874
                                                                --------   --------
        Net loans                                                 88,334     85,270
     Premises and equipment                                        2,930      2,619
     Accrued interest and other assets                             2,997      3,058
                                                                --------   --------

            TOTAL ASSETS                                        $136,074   $133,956
                                                                ========   ========
LIABILITIES
     Deposits
        Non-interest bearing demand                             $ 20,600   $ 19,765
        Interest bearing demand                                   16,865     17,276
        Savings                                                   16,779     16,261
        Money market                                              17,745     18,077
        Time                                                      47,683     46,276
                                                                --------   --------
            Total deposits                                       119,672    117,655
     Obligation under capital lease                                   52         63
     Borrowed Funds                                                2,000      2,200
     Accrued interest and other liabilities                          650        540
                                                                --------   --------
            TOTAL LIABILITIES                                    122,374    120,458
                                                                --------   --------

STOCKHOLDERS' EQUITY
     Preferred stock, par value $1.00, 3,000,000 shares
        authorized; none issued                                        -          -
                                                                --------   --------
     Common stock, par value $1.25 per share;
        12,000,000 shares authorized, 1,081,453 shares issued      1,352      1,352
     Additional paid in capital                                    4,432      4,432
     Retained earnings                                             7,701      7,492
     Net unrealized gain on securities                               215        222
                                                                --------   --------
            TOTAL STOCKHOLDERS' EQUITY                            13,700     13,498
                                                                --------   --------

            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $136,074   $133,956
                                                                ========   ========


See accompanying notes to the consolidated financial statements.

                            EMCLAIRE FINANCIAL CORP.
                        CONSOLIDATED STATEMENT OF INCOME
            (Unaudited - dollars in thousands, except per share data)


                                          Three Months Ended March 31,
                                               1998         1997
                                            ----------   ----------
INTEREST INCOME
     Loans, including fees                  $    1,926   $    1,546
     Federal funds sold                             12           18
     Investment securities:
        Taxable                                    513          620
        Exempt from federal income tax              52           50
                                            ----------   ----------
            Total interest income                2,503        2,234
                                            ----------   ----------

INTEREST EXPENSE
     Deposits                                      958          898
     Borrowed funds                                 29            3
     Lease obligation                                1            2
                                            ----------   ----------
            Total interest expense                 988          903
                                            ----------   ----------

NET INTEREST INCOME                              1,515        1,331

Provision for loan losses                           45           45
                                            ----------   ----------

NET INTEREST INCOME AFTER
     PROVISION FOR LOAN LOSSES                   1,470        1,286
                                            ----------   ----------

OTHER OPERATING INCOME
     Service fees on deposit accounts              122           84
     Other                                          37           23
                                            ----------   ----------
            Total other operating income           159          107
                                            ----------   ----------

OTHER OPERATING EXPENSE
     Salaries and employee benefits                584          556
     Occupancy, furniture and equipment            183          173
     Other                                         374          340
                                            ----------   ----------
            Total other operating expense        1,141        1,069
                                            ----------   ----------

Income before income taxes                         488          324
Income taxes                                       149           95
                                            ----------   ----------

NET INCOME                                  $      339   $      229
                                            ==========   ==========

EARNINGS PER SHARE                          $     0.31   $     0.21
DIVIDENDS PER SHARE                               0.12        0.105

AVERAGE SHARES OUTSTANDING                   1,081,453    1,081,453

See accompanying notes to the consolidated financial statements.

                            EMCLAIRE FINANCIAL CORP.
                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
            (Unaudited - dollars in thousands, except per share data)

                                           Three Months Ended March 31,
                                                   1998     1997
                                                  -----    -----

Net Income                                        $ 339    $ 229

Other Comprehensive income, net of tax:
     Unrealized loss on securities                   (7)    (289)
                                                  -----    -----

COMPREHENSIVE NET INCOME                            332      (60)
                                                  =====    =====





See accompanying notes to the consolidated financial statements.

                            EMCLAIRE FINANCIAL CORP.
               CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS'
        EQUITY (Unaudited - dollars in thousands, except per share data)


                                                                              Net
                                                  Additional               Unrealized
                                          Common    Paid in     Retained    Gain on
                                           Stock    Capital     Earnings   Securities    Total
                                       --------- -----------  ---------- --------------- ----------
Balance December 31, 1997                  1,352     4,432        7,492            222      13,498

Net income                                                          339                        339
Dividends declared
     ($.12 per share)                                              (130)                      (130)
Net unrealized loss on securities                                                   (7)         (7)
                                        -------- -----------  ---------- --------------- ----------

Balance March 31, 1998                  $  1,352 $    4,432   $   7,701  $         215   $  13,700
                                        ======== ==========   ========== =============== ==========







See accompanying notes to the consolidated financial statements.

                            EMCLAIRE FINANCIAL CORP.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                       (Unaudited - dollars in thousands)

                                                                            Three Months Ended March 31,
                                                                                     1998       1997
                                                                                   -------    -------

OPERATING ACTIVITIES
     Net income                                                                    $   339    $   229
     Adjustments  to  reconcile  net income to net
        cash  provided  by  operating activities:
            Depreciation and amortization                                              153        149
            Net amortization of investment security
                discounts and premiums                                                  32         58
            Provision for loan losses                                                   45         45
            Increase in accrued interest receivable                                   (107)       (10)
            Increase (decrease) in accrued interest payable                             25       (320)
            Other, net                                                                 174        300
                                                                                   -------    -------
                Net cash provided by operating activities                              661        451
                                                                                   -------    -------

INVESTING ACTIVITIES
     Proceeds from maturities and repayments of
        investment securities:
            Available for sale                                                       1,000      1,000
            Held to maturity                                                         1,488      1,353
     Proceeds from sales of investment securities:
            Available for sale                                                           -      1,990
     Purchases of investment securities:
            Available for sale                                                           -     (1,051)
     Net loan originations                                                          (3,113)    (5,509)
     Purchases of premises and equipment                                              (377)       (20)
                                                                                   -------    -------
                Net cash used for investing activities                              (1,002)    (2,237)
                                                                                   -------    -------

FINANCING ACTIVITIES
     Net increase (decrease) in deposits                                             2,017     (1,266)
     Decrease in short-term borrowings                                                (200)         -
     Payments for obligation under capital lease                                       (11)       (10)
     Cash dividends paid                                                              (130)      (113)
                                                                                   -------    -------
                Net cash provided by (used for) financing activities                 1,676     (1,389)
                                                                                   -------    -------

                Increase (decrease) in cash and cash equivalents                     1,335     (3,175)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                       4,975      8,242
                                                                                   -------    -------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                         $ 6,310    $ 5,067
                                                                                   =======    =======

See accompanying notes to the consolidated financial statements.

                            EMCLAIRE FINANCIAL CORP.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

The accounting and financial reporting polices of Emclaire Financial Corp. and its wholly-owned subsidiary The Farmers National Bank of Emlenton ("Bank" or "Farmers"), conform to generally accepted accounting principles and to general practice within the banking industry. In the opinion of management, the accompanying unaudited consolidated financial statements of Emclaire Financial Corp. ("Company" or "Emclaire") contain all adjustments, consisting of only normal and recurring adjustments, necessary for the fair presentation of the Company's financial position, results of operations and cash flows for the periods presented. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

2. SUBSEQUENT EVENT

On April 7, 1998, the Company entered into an Agreement and Plan and of Reorganization with Peoples Savings Financial Corporation ("Peoples") and its wholly-owned subsidiary Peoples Savings Bank ("Peoples Savings") to acquire 100% of the outstanding common shares of Peoples for $26 per share, payable in a combination of cash and Emclaire common stock, in a transaction to be accounted for as a purchase. Upon completion of the merger, the operations of Peoples Savings will be consolidated with and become part of Farmers. The merger which is subject to regulatory approval and the approval of the shareholders of both the Company and Peoples is expected to be completed in the third quarter of 1998. At December 31, 1997, Peoples had total assets, total deposits and total capital of $44.5 million, $35.1 million and $9.3 million, respectively. It is expected this transaction will be completed prior to December 31, 1998.

3. EARNINGS PER SHARE

In December 1997, the Company adopted the Financial Accounting Standards Board Statement No. 128 "Earnings per Share". This statement requires the presentation of basic an diluted earnings per share. Basic earnings per share excludes the dilutive effects of such items as stock options, warrants and convertible securities, while diluted earnings per share reflects the dilutive effect of these common stock equivalents. The Company maintains a simple capital structure, thus resulting in no dilutive effects on earnings per share.

4. COMPREHENSIVE INCOME

Effective January 1, 1998, the Company adopted the Financial Accounting Standards Board Statement No. 130 "Reporting Comprehensive Income". This statement establishes standards for reporting the components of comprehensive income by requiring all items that are to be recognized as under accounting standards as components of comprehensive income be reported a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income, as well as, certain items that are reported directly within separate components of stockholders' equity, and thus bypass net income. Financial statements for earlier periods, provided for comparative purposes, have been reclassified.

The company has opted to disclose comprehensive income in a separate financial statement, in which the components of comprehensive income are presented net of applicable income taxes. The following table sets forth the related tax effects allocated to each element of comprehensive income for the three months ended March 31, 1998 and 1997:


                                                                         Three Months Ended March 31, 1998
                                                                  ------------------------------------------------
                                                                     Before             Tax             Net of
                                                                   Tax Amount         Benefit         Tax Amount
                                                                   ----------         -------         ----------
Unrealized gain on securities:
     Unrealized holding loss during the period                     $     (10)         $    (3)        $       (7)
                                                                   ---------          -------         ----------

        Other comprehensive income                                 $     (10)         $    (3)        $       (7)
                                                                   =========          =======         ==========


                                                                         Three Months Ended March 31, 1997
                                                                  ----------------------------------------------
                                                                     Before             Tax             Net of
                                                                   Tax Amount         Benefit         Tax Amount
                                                                   ----------         -------         ----------

Unrealized gain (loss) on securities:
     Unrealized holding loss during the period                     $     (438)        $     (149)     $     (289)
                                                                   ----------         ----------      ----------

        Other comprehensive income                                 $     (438)        $     (149)     $     (289)
                                                                   ==========         ==========      ==========


The components of accumulated other comprehensive income for the three months ended March 31, 1998, consist of the items presented under the heading Net Unrealized Gain on Securities as presented in the Consolidated Statement of Changes in Stockholders' Equity. For the three months ended March 31, 1997, the net unrealized gain or loss on securities had a beginning balance of $124, a net unrealized loss of $289, and an ending balance of $(165).

5. LOANS

Major classifications of loans are summarized as follows:

                                                                                     March 31,       December 31,
                                                                                        1998             1997
                                                                                  ----------------- ----------------

Commercial and industrial                                                           $       11,744  $        11,147
Real estate mortgages
     Residential                                                                            47,017           45,709
     Commercial and other                                                                   16,397           15,188
Consumer                                                                                    14,064           14,100
                                                                                  ----------------- ----------------
                                                                                            89,222           86,144
Less allowance for loan losses                                                                 888              874
                                                                                  ----------------- ----------------

                                                                                    $       88,334  $        85,270
                                                                                  ================= ================

The Bank's primary business activity is with customers located within Venango, Clarion, and Butler Counties. Commercial, residential, personal, and agricultural loans are granted. Although the Bank has a diversified loan portfolio at March 31, 1997 and December 31, 1996, loans outstanding to individuals and businesses are dependent upon the local economic conditions within the immediate trade area.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

Certain information presented in this discussion and analysis and other statements concerning future performance, developments or events, and expectations for growth and market forecasts are subject to a number of risks and uncertainties, including interest rate fluctuations, changes in local or national economic conditions, and government or regulatory actions which might cause actual results to differ materially from stated expectations or estimates.

Comparison of the Three Months Ended March 31, 1998 and 1997
------------------------------------------------------------

Net Income - Net income for the three months ended March 31, 1998 totaled $339,000 or $.31 per share, a $110,000 or 48% increase from the $229,000 or $.21 per share recorded during the same period in 1997, adjusted for the five percent stock dividend paid in December 1997. The increase in net income is primarily attributed to increases in net interest income, which rose $184,000 or 14% reflecting the increase in interest earnings from the loan portfolio. The increase in net interest income offset the rise in other operating expense which increased $72,000 or 7% during the comparative three month periods, due principally to normal periodic increases.

The improved net income resulted in annualized returns on average assets and average equity of 1.02% and 10.01% for the quarter ended March 31, 1998, as compared to returns of .73% and 7.31% for the same period in 1997.

Interest Income - Interest income for the three months ended March 31, 1998 increased approximately $269,000 or 12% from the same period in 1997, due to the increase in the loan portfolio. The average balance of the loan portfolio increased $17.0 million from the same period in 1997 to $87.9 million, due largely to the increase in residential mortgage loans. The tax equivalent yield on the loan portfolio for the first three months of 1998 increased 10 basis points to 9.01% from the same period in 1997, due to the effect of a 25 basis point increase in the prime rate in March 1997.

Average investment securities for the first quarter of 1998 were $37.4 million resulting in a tax-equivalent yield of 6.41% for the quarter, compared to $45.8 million and 6.16% during the same period in 1997. Due to ongoing loan demand, investment portfolio maturities continue to be reinvested in the loan portfolio.

As a result of the growth in the volume of earning assets, combined with funding loan growth with securities maturities, the tax equivalent yield on earning assets rose to 8.21% during the first quarter of 1998, as compared to 7.80% during the same period in 1997.

Interest expense - Interest expense increased $85,000 or 9% during the first quarter of 1998, as compared to the same period in 1997. The average volume of interest bearing liabilities increased $4.5 million or 5% during the comparative periods, while the overall rate paid on these liabilities rose from 3.80% to 3.97%. This higher cost of funds is related to continuing competition for deposit customers, combined with the use of Federal Home Loan Bank advances as an alternative source of funds.

Despite the generally low interest rate environment, the ongoing competition for
deposit  customers  by  traditional  and   non-traditional   financial  services
providers, can be expected to continue to affect the overall cost of funds.

Net Interest Income - As a result of the increase in the volume of earning assets which more than offset the increase in interest expense, net interest income rose $184,000 or 14% for the quarter ended March 31, 1998, as compared to the same period in 1997.

Provision for Loan Losses - Based upon management's ongoing assessment of the quality of the loan portfolio, and considering the growth experienced during the first three months of 1998, the provision for loan losses for the first quarter of 1998 totaled $45,000, equaling that provided during the same period in 1997.

Other operating income - Other operating income increased $52,000 or 49% for the first three months of 1998, due principally to the impact from fees generated from new or enhanced products and services introduced during the second and third quarters of 1997, combined with the increase in the number of deposit accounts During the second quarter of 1997, fees for transacting wire transfers and for processing returned checks were adjusted. In addition, convenience fees levied on non-Farmers customers who use an ATM sponsored by Farmers National Bank were initiated during the second quarter of 1997. While during the third quarter of 1997, the Bank introduced its MasterMoney(TM) debit card. These changes resulted in new or additional fee income totaling $50,000 during the first quarter of 1998, as compared to the same period in 1997.

Other Operating Expense - During the first quarter of 1998, total other operating expenses increased $72,000 or 7% to $1.14 million from the same period in 1997. The rise in other operating expenses is due to a combination of increases in recurring expenses for such things as salaries and employee benefits, equipment service contracts and ATM network fees, combined with generally non-recurring costs related to a loss on a customer deposit account, and legal costs for loan collections.

Salary and employee benefit costs increased $28,000 or 5%, due principally to an accrual for a profit sharing payments totaling $30,000 recorded during the first quarter of 1998, that was not recorded during the same period in 1997. In addition, scheduled employee health insurance premiums have increased approximately 14% for 1998. This increase approximates the savings generated from the Bank's converting to the point of service health care program during the second quarter of 1997.

Periodic costs associated with equipment service contracts increased $12,000 or 27% during the first quarter of 1998, as compared to the same period in 1997. These costs relate principally to maintenance agreements on the Bank's data and document processing equipment. Much of this equipment is scheduled to be upgraded or replaced, which may help to control in the short-term the related maintenance costs.

Other operating expense increased $34,000 or 10% during the first three months of 1998, as compared to the same period in 1997, due to increased ATM and debit card processing fees which increased 68% to $32,000 for the first quarter of 1998. In addition, legal fees related to loan collections increased approximately $9,000. Deposit account losses increased $12,000 to $15,000, due to a single loss incurred by a customer cashing stolen checks. Printing and supplies increased

$5,000 or 17% to $35,000 due to costs associated with opening the eighth branch office, and costs associated with a change in the area code for several office locations. Minor cost reductions for such things as advertising, postage, insurance and other expenses helped to offset these increases.

While other operating expenses experienced only a marginal increase during the first quarter of 1998, as compared to 1997, several projects undertaken by the Company, intended to enhance the long-term growth of the Company, will result in increased overhead expenses.

In March 1998, the Bank opened its eighth office in the Clarion Mall. This de novo branch operation is the Bank's second office in the Clarion area and is located in an area which has experienced recent commercial growth. As with any start-up operation, this office can not be expected to produce a profit until a deposit base sufficient to support the operation can be generated. It is estimated this facility will generate a loss of approximately $200,000 during the first full year of operation.

The data processing center construction started in the third quarter of 1997, will be completed in the second quarter of 1998. This facility will allow for the expansion of the bookkeeping and data processing operations, by providing sufficient capacity to absorb future growth. With the planned acquisition of Peoples Savings Financial Corporation (See Note 2 of the accompanying financial statements) three branch office operations with approximately $35 million in deposits will become part of Farmers' branch network. When the data center becomes operational, overhead costs related to the building and furniture, excluding upgrades to the Bank's data processing and check processing equipment, are estimated to be approximately $75,000 the first full year of operation.

During 1997, management began to assess the current data processing operation in order to plan for the future growth and operations of the Company. Based on the results of that process, the Company has entered into an agreement to replace its current main frame computer, to upgrade its core operating software and to implement a check imaging system for the processing and storage of customer transactions. The capital investment required for these improvements is estimated to be approximately $500,000. The replacement of the main frame computer became necessary as the growth experienced by the Company over the last two years absorbed the available capacity of the system. This replacement is approximately one year in advance of the scheduled replacement of the computer. The upgraded core application software offers program enhancements, improved usability by being converted to a MS windows environment, and graphics interfaces. The planned check imaging system should reduce the time devoted to the processing and handling of transactions by the bookkeeping department, and improve our ability to perform customer research. It is expected these systems will be installed during the third quarter of 1998.

Income Taxes - The provision for income taxes of $149,000 for the three months ended March 31, 1998, represented a 57% increase from the $95,000 recorded during the same period of 1997. This increase paralleled the rise in pre-tax income which increased $164,000 or 51% during the period.

Financial Condition
-------------------

At March 31, 1998, the Company reported total consolidated assets of $136.0 million, an increase of $2.1 million or 2% from December 31, 1997. This increase in total assets resulted from an increase in total deposits which rose 2% to $119.7 million from $117.7 million at December 31, 1997.

The increase in deposits resulted from the demand deposit, savings and time deposit segments of the portfolio which increased $835,000, $518,000 and $1.4 million respectively. These increases offset declines in the NOW and money market account components of the portfolio. As previously discussed, competition for deposit customers continues. The Company continues to focus on its personal customer service, while providing deposit services at minimal or no fees, and offering competitive interest rates to maintain its share of the deposit market.

Total loans increased $3.1 million or 4% to $89.2 million during the first three months of 1998. This increase represents a decline from the $5.5 million increase during the first three months of 1997. The increase is attributed to continuing customer loan demand, particularly demand for residential mortgage loans, which increased $1.3 million from December 31, 1997. Commercial and other real estate loans increased $1.2 during the same period. The three offices opened or acquired in 1996 continue to account for the majority of the loan growth providing $2.2 million or 71% of the growth experienced during the first quarter of 1998.

While loan growth continues to be strong, the decline in the comparative three month periods indicates a moderate lessening in loan demand. Should this trend continue, it is likely that total interest income over the next three quarters, in comparison to the same periods in 1997, would begin to level out.

Stockholders' equity of $13.7 million at March 31, 1998, represented a $202,000 or 2% increase from December 31, 1997, due principally from $209,000 of net retained income for the quarter. At March 31, 1998, the Bank had Tier 1 risk-based, total risk-based and leverage capital ratios of 14.0%, 15.0% and 9.1%, respectively. Each of these ratios exceeds the minimum ratios mandated by law and banking regulations.

Liquidity
---------

Operating activities, particularly net income of $339,000 and depreciation and amortization of $153,000, provided cash totaling $661,000, which was used to fund investing and financing activities during the first three months of 1998.

As a result of the increase in loan demand previously discussed, financing activities used approximately $1.0 million in funds during the first quarter of 1998, as compared to $2.2 million used during the same period in 1997. Net loan originations used $3.1 million and was partially funded by investment maturities which totaled approximately $2.5 million. By comparison, during the first three months of 1997, net loan originations totaled $5.5 million, which was partially funded by net investment maturities and sales totaling $3.3 million.

In addition to the funds used for investing activities, financing activities during the first three months of 1998 provided approximately $1.7 million, due principally to the net increase in deposits of $2.0 million. During the same period of 1997, financing activities used approximately $1.4 million of funds due to a $1.3 million decrease in deposits.

Aside from liquidity available from customer deposits or through sales and maturities of the investment portfolio, the Company has alternative sources of funds such as lines of credit available with correspondent banks. At March 31, 1998, two short-term credit facilities were available through the Federal Home Loan Bank, including a revolving line of credit of approximately $4.6 million, and a second revolving facility with a maximum borrowing of $10 million.

Management  is  not  aware  of  any   conditions,   including   any   regulatory
recommendations or requirements, which would adversely affect its liquidity or its ability to meet funding needs in the ordinary course of business.

Risk Elements
-------------

At March 31, 1998, non-performing loans, including those past due ninety days or more, and loans on nonaccrual status totaled approximately $991,000. Of these non-performing loans, $685,000 are considered to be impaired for financial reporting purposes. These impaired loans consist of four commercial and commercial real estate loans to a single borrower, secured by real estate. The borrower continues to operate under Chapter 11 bankruptcy protection. As part of management's ongoing assessment of the loan portfolio, $70,000 of the allowance for loan losses at March 31, 1998, has been allocated for these loans. In April 1998, the borrower completed the sale of a parcel of real estate securing this account. As a result of the sale, the Company received approximately $148,000 which was applied against the principal balance. Management believes the Company is adequately secured by the underlying collateral.

Year 2000
---------

As discussed in the 1997 Annual Report, the Company formed a committee in September 1997, to implement an action plan designed to ensure the Company's computer systems, software applications and other date reliant equipment would function properly after December 31, 1999.

For items or vendors that are not compliant and have not achieved significant progress toward compliance by October 1, 1998, the Company will implement contingency plans to either replace the product or vendor, or implement an alternative procedure to mitigate the affected area.

All software programs used by the Company are purchased directly from vendors, and are not modified internally by the Company. This eliminates the need for the direct hiring of programmers to rewrite or modify computer software. The computer hardware and software upgrades previously discussed have been represented as being compliant by the vendors. They will be subject to testing by the Company prior to being implemented.

Management believes that substantially all date reliant equipment and software will be tested and, if needed, upgraded or replaced by December 31, 1998. In addition, assessments of significant vendors, service providers and customers will also be completed. Despite the best efforts of management to address this issue, the vast number of external entities that have direct and indirect business relationships with the Company, such as customers, vendors, payment system providers and other financial institutions, makes it impossible to assure that a failure to achieve compliance by one or more of these entities would not have a material adverse impact on the operations of the Company.

PART II - OTHER INFORMATION

Item 1. Legal Proceedings

         (None)

Item 2. Changes in Securities

         (None)

Item 3. Defaults Upon Senior Securities

         (None)

Item 4. Submission of Matters to a Vote of Security Holders

         (None)

Item 5. Other Information

         (None)

Item 6. Exhibits and Reports on Form 8-K

         (a) Exhibit 27 - Financial  Data Schedule (in  electronic  filing only)
         (b) Reports on Form 8-K
                  On March 23, 1998, the Company filed Form 8-K disclosing it had entered into a letter of intent to acquire all of the outstanding stock of Peoples Savings Financial Corporation.

                                   SIGNATURES



In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Emclaire Financial Corp.
        (Registrant)


Date: May 14, 1998                                By: /s/ David L. Cox
     -------------                                    ----------------
                                                        David L. Cox
                                                        President and CEO


Date: May 14, 1998                                By: /s/ John J. Boczar
     -------------                                    ------------------
                                                        John J. Boczar, CPA
                                                        Treasurer

                                   APPENDIX H

                      PEOPLES SAVINGS FINANCIAL CORPORATION

Corporate Profile

Peoples Savings Financial Corporation (the "Company") is the parent company for Peoples Savings Bank ("Peoples" or the "Bank"). The Company is a bank holding company which, under existing laws, is restricted to activities generally related to banking. At the present time, the Company does not conduct any active business,

Peoples is a Pennsylvania-chartered stock savings bank headquartered in Ridgway, Pennsylvania, which was originally chartered in 1891 under the name "Peoples Building and Loan Association." The Bank is a community oriented savings institution and conducts its business from its main office in Ridgway, Pennsylvania and two full service branch offices located in Jefferson and Clearfield Counties, Pennsylvania.

Peoples attracts deposits from the general public and uses such deposits, together with borrowings and other funds, primarily to invest in mortgage-backed and investment securities and to originate loans secured by first mortgages on owner-occupied, one-to-four family residences in its market area. The Bank also makes home equity loans, loans secured by deposits, automobile loans and personal loans and invests in municipal obligations, mortgages-backed securities, and other investments.

Stock Market Information

Since its issuance in January 1994, the Company's common stock has been traded on an over the counter basis through brokers participating in the National Daily Quotation Service ("pink sheets"). The following table reflects the stock price as published by the National Daily Quotation Service.

                                                      HIGH     LOW
                                                      ----     ---
        July 1, 1997 - August 31, 1997 .......     $ 24.25  $ 21.75
        April 1, 1997 - June 30, 1997 ........       23.50    21.50
        January 1, 1997 - March 31, 1997 .....       23.50    20.25
        October 1, 1996 - December 31, 1997 ..       23.00    21.25
        July 1, 1996 - September 30, 1996 ....       25.25    24.25
        April 1, 1996 - June 30, 1996 ........       28.00    21.00
        January 1, 1996 - March 31, 1996 .....       23.00    21.00
        September 30, 1995 - December 31, 1996       22.50    22.50
        July 1, 1995 - September 30, 1995 ....       26.25    19.00

Quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions. Trades in the Common Stock have occurred infrequently and generally involve a relatively small number of shares. Because of the limited market activity in the Common Stock, such transactions may not be representative of the actual fair market value of the Common Stock at the time of such transaction due to the infrequency of trades and the limited market for the Common Stock. The number of shareholders of record of common stock as of the record date of September 10, 1997, was approximately 244. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At September 10, 1997, there were 442,516 shares outstanding. Dividends of $.40 per share were paid during fiscal 1997. For a discussion of the limitations on the Company's ability to pay dividends, see "Management's Discussion and Analysis of Financial Condition and Results of Operation-Liquidity and Capital Requirements."

Financial Highlights

         The following tables set forth certain information concerning the consolidated financial position and certain performance ratios of the Company at the dates indicated:

                                                                                      At June 30,
                                                    --------------------------------------------------------------------------
                                                           1997           1996           1995           1994           1993
                                                          ------         ------         ------         ------         -----
                                                                                   (In Thousands)
Assets..............................................     $44,835        $44,852        $43,624        $45,050        $43,015
Loans receivable....................................      31,948         32,127         29,374         25,879         23,428
Mortgage-backed securities..........................       6,123          7,466          9,634         10,949         14,354
Investments  (1)....................................       2,825          4,053          3,645          5,892          2,807
Cash and cash equivalents...........................         117            742            515          1,864          2,035
Savings deposits....................................      34,976         35,865         35,171         37,035         39,079
Other borrowings....................................         500              -              -              -              -
Total stockholders' equity/retained earnings........       9,184          8,912          8,345          7,966          3,875


                                                                                  Year Ended June 30,
                                                    --------------------------------------------------------------------------
                                                           1997           1996           1995           1994           1993
                                                          ------         ------         ------         ------         -----
                                                                                    (In Thousands)
Interest Income.....................................      $3,430         $3,430         $3,254         $3,092         $3,261
Interest Expense....................................       1,694          1,778          1,600          1,627          1,839
Net Interest Income.................................       1,736          1,652          1,654          1,465          1,422
Provision for Loan Losses...........................          24             24             24             24             18
Net Income..........................................         301            446            458            426            427


         The table below sets forth certain performance ratios of the Company for the periods indicated:

                                                                          At or For the Year Ended June 30,
                                                       ---------------------------------------------------------------------------
                                                           1997           1996           1995           1994           1993
                                                           ----           ----           ----           ----           ----
Return on average assets (net income divided
  by average total assets) .........................       0.67%          1.00%          1.04%          0.95%          0.99%
Return on average equity (net income divided
  by average equity)................................       3.33           5.17           5.62           7.86          11.65
Average equity to average assets ratio (average
  equity divided by average total assets)...........      20.09          19.30          18.47          12.05           8.49
Equity to assets at period end......................      20.49          19.87          19.13          17.68           9.01
Net interest rate spread............................       2.96           2.83           3.01           2.80           2.97
Net yield on average interest earning assets........       3.89           3.79           3.79           3.35           3.34
Non-performing assets to total assets...............       1.95           0.97           0.33           0.83           0.65
Non-performing loans to total loans.................       2.64           1.34           0.49           1.45           1.19
Allowance for loan losses to non-performing assets..      29.70          52.30         144.52          48.94          62.27
Average interest earning assets to average
  interest-bearing liabilities......................     124.38         123.66         121.43         114.68         108.42
Net interest income after provision for possible
  loan losses, to total other expenses..............     135.82         161.27         156.64         156.84         146.38

--------------
(1)  Includes Federal Home Loan Bank ("FHLB") stock.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

General

The earnings of the Company depend primarily on its net interest income. Net interest income is affected by the interest rates that the Bank receives from its loans and investments and by the interest rates that the bank must pay for its sources of funds. The difference between average rates of interest earned on interest earning assets and the average rates paid on interest bearing liabilities is the "interest rate spread". When interest earning assets equal or exceed interest bearing liabilities, any positive interest rate spread will produce net interest income.

To a lesser extent, the Bank receives income from service charges and other fees and occasionally from sales of real estate owned. The Bank incurs expenses in addition to interest expense in the form of salaries and benefits, deposit insurance, property operations and maintenance, advertising and other related business expenses.

The operations of the Bank are influenced significantly by local economic conditions and by policies of financial institution regulatory agencies, including the Pennsylvania Department of Banking ("Department") and the Federal Deposit Insurance Corporation ("FDIC"). The Bank's cost of funds and return on loans and investments are influenced by interest rates on comparing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by market interest rates and general economic conditions.

Management Strategy

The Bank's management strategy has been to maintain profitability and a strong capital position through growth at a rate that does not exceed its ability to generate earnings. The Bank's lending strategy has historically focused on the origination for retention in its portfolio of traditional one- to four-family mortgage loans and, to a lesser extent, consumer loans, including home equity loans, share loans, automobile loans and personal loans. This focus, and the application of prudent underwriting standards, is designed to reduce the risk of loss on the Bank's loan portfolio. The Bank's lending activities have been supplemented by the purchase of mortgage-backed securities.

Management has increased the interest rate sensitivity of the Bank's assets and decreased the interest rate sensitivity of its liabilities, while maintaining asset quality. This strategy has been accomplished by (i) originating adjustable-rate mortgage loans and shorter-term consumer loans, (ii) emphasizing the solicitation and retention of core deposits, (iii) purchasing for its own portfolio adjustable-rate mortgage-backed securities, (iv) investing in short- and intermediate-term investment and mortgage-backed securities, (v) adhering to prudent underwriting and investment standards and (vi) managing deposit interest rates.

The current strategy of management has been to purchase for its own portfolio five- to seven-year Federal Home Loan Bank ("FHLB") notes and seven and 15-year Federal Home Loan Mortgage Corporation ("FHLMC") mortgage-backed securities and one-year adjustable rate FHLMC, Federal National Mortgage Association ("FNMA") and Government National Mortgage Association ("GNMA") mortgage-backed securities. To the extent the Bank is unable to invest its funds in these securities, it will invest in shorter term high quality investment securities or overnight funds.

Since the mid-1980s, the Bank has purchased AA and AAA tax-exempt municipal bonds, with the intent to hold until maturity or until called. At June 30, 1997, the Bank had $527,000 of obligations of states and political subdivisions, most of which are rated AAA.

The Bank attempts to manage the interest rates it pays on deposits, while maintaining a stable deposit base and providing convenient and quality services to its customers. Historically, the Bank has limited its borrowings and has relied primarily upon savings deposits as its primary source of funds.

Changes in Financial Condition

Total assets at June 30, 1997 amounted to $44,835,000, a decrease of $18,000, compared to $44,852,000 at June 30, 1996. Total cash and cash equivalents increased by $2,278,000 to $3,021,000 at June 30, 1997 from $742,000 at June 30,
1996. This increase was funded by maturity of investment securities, principal repayments on mortgage-backed securities and loans. Management is presently developing an investment strategy in coordination with its liquidity requirements for these funds. Investment securities decreased $870,000, from $3,694,000 at June 30, 1996 to $2,824,000 at June 30, 1997, due to maturities.
Mortgage-backed securities principal repayments of $1,343,000 resulted in an 18.0% decrease, from $7,466,000 at June 30, 1996 to $6,123,000 at June 30, 1997.
Net loans receivable decreased from $32,127,000 at June 30, 1996 to $31,948,000 at June 30, 1997, or approximately $179,000. The net decrease was primarily attributable to a decrease in commercial real estate of $555,000 due to the early payoff of a participation loan, and a decrease of $192,000 in consumer loans and consumer lines of credit, offset somewhat by an increase of one-to-four family mortgages of $521,000.

Deposits decreased $889,000 or 2.5%, to $34,976,000 at June 30, 1997 from 35,865,000 at June 30, 1996. Certificates of deposit and savings accounts declined $1,178,000 and $652,000, respectively, which was offset somewhat by an increase in NOW accounts and money market accounts of $940,000. Advances from the FHLB increased by $500,000 as a result of the decline in deposits.

Stockholders' equity increased $272,000 or 3.0%, to $9,184,000 at June 30, 1997. The increase was the result of net retained income of $133,000 and recognition of shares in the Management Stock Bonus Plan and the Employee Stock Ownership Plan amounting to $139,000. Through June 30, 1997, the Company initiated the payment of dividends of $.40 per share, while maintaining capital ratios well in excess of regulatory guidelines. Future dividend policies will be determined by the Board of Directors in light of the earnings and financial condition of the Company, including applicable governmental regulations and policies.

Non-performing Assets

Nonperforming loans increased by $410,000 in fiscal 1997. At June 30, 1997, $449,000 of the $845,000 of non-accrual loans at the Company consisted of a single lending relationship involving six loans secured by residential real estate, a constructed single-family home, and two automobiles. The borrowers filed for bankruptcy in fiscal 1997. Although there can be no assurances, the Company does not expect any material losses regarding such loans. The remaining increase in nonperforming loans during 1997 was due an increase in delinquencies of loans secured by single family residential properties. The delinquencies were due to the individual borrowers' economic circumstances. See "--Comparison of Operating Results for the Years Ended June 30, 1997 and 1996 -- Provision for Possible Loan Losses."

Average Balances

The following tables set forth for the periods indicated, information regarding the average balances of interest-earning assets and interest-bearing liabilities, the dollar amount of interest income earned on such assets and the resultant yields, the dollar amount of interest expense paid on such liabilities and the resultant rates. The tables also reflect the interest rate spread for such periods, the net yield on interest-earning assets (i.e., net interest income as a percentage of average interest-earning assets) and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances are based on month end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material difference in the information presented.

                                                                     Year Ended June 30,                            At June 30,
                                            ------------------------------------------------------------------ --------------------
                                                            1997                           1996                        1997
                                            ----------------------------------- ------------------------------ --------------------
                                                 Average              Average    Average             Average
                                                 Balance   Interest  Yield/Cost  Balance   Interest Yield/Cost Balance Yield/Cost
                                                        (Dollars in Thousands)
Interest-earning assets:
 Loans receivable(1).....................        $32,294    $2,630       8.14%   $31,026  $2,585      8.33%    $32,199     8.02%
 Mortgage-backed securities..............          6,737       456       6.77      8,421     578      6.86       6,123     7.09
 Investment securities(2)................          5,561       344       6.19      4,085     267      6.54       6,090     5.87
                                                  ------    ------                ------   -----                ------
  Total interest-earning assets..........         44,592     3,430       7.69     43,532   3,430      7.88      44,412     7.60
                                                             -----                         -----
Non-interest-earning assets..............            386                             574                           423
                                                 -------                          ------                       -------
  Total assets...........................        $44,978                         $44,106                       $44,835
                                                  ======                          ======                        ======

Interest-bearing liabilities:
 Interest-bearing demand deposits........        $ 4,451       113       2.54     $3,624      97      2.68     $ 4,984     2.44
 Certificates of deposit.................         25,062     1,392       5.55     25,515   1,495      5.86      24,760     5.63
 Savings deposits........................          5,407       137       2.53      5,814     169      2.91       5,232     2.50
 Short-term borrowings...................            931        52       5.59        250      17      6.80         500     5.75
                                                 -------    ------                ------   -----               -------
  Total interest-bearing liabilities.....         35,851     1,694       4.73     35,203   1,778      5.05      35,476     4.72
Non-interest bearing liabilities.........             89                              77                           174
                                                 -------                          ------                       -------
 Total liabilities.......................         35,940                          35,280                        35,650
Stockholders equity......................          9,038                           8,826                         9,185
                                                  ------                          ------                        ------
 Total liabilities and stockholders' equity      $44,978                         $44,106                       $44,835
                                                  ======                          ======                        ======
Net interest income......................                   $1,736                        $1,652
                                                             =====                         =====
Interest rate spread(3)..................                                2.96                         2.83                 2.88
                                                                         ====                         ====                 ====
Net yield on interest-earning assets(4)..                                3.89                         3.79                 3.67
                                                                         ====                         ====                 ====
Ratio of average interest-earning assets to
  average interest-bearing liabilities...                              124.38                       123.66               125.19
                                                                       ======                       ======               ======


---------------------------------
(1)  Average balances include non-accrual loans.
(2) Includes interest-bearing deposits in other financial institutions and FHLB stock.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume). Changes which are not solely attributable to rate or volume are allocated to changes in rate due to rate sensitivity of interest-earning assets and interest-bearing liabilities.

                                                                         Year Ended June 30,
                                                  ---------------------------------------------------------------------------
                                                              1997 vs. 1996                         1996 vs. 1995
                                                  -----------------------------------      ----------------------------------
                                                          Increase (Decrease)                     Increase (Decrease)
                                                                Due to                                  Due to
                                                  -----------------------------------      ----------------------------------

                                                   Volume         Rate          Net        Volume        Rate           Net
                                                   ------         ----          ---        ------        ----           ---
                                                                           (In Thousands)
Interest income:
 Loans receivable.....................              $ 106        $ (61)        $  45        $ 223        $  46         $ 269
 Mortgage-backed securities...........               (116)          (6)         (122)        (115)          22           (93)
 Investment securities................                 96          (19)           77          (55)          55            --
                                                    -----        -----          ----         ----        -----         -----
  Total interest-earning assets.......                 86          (86)            -           53          123           176
                                                    -----        -----          ----         ----        -----         -----

Interest expense:
  Interest-bearing demand deposits....                 22           (6)           16           (5)           4            (1)
  Certificates of deposit.............                (27)         (76)         (103)         (18)         206           188
  Savings deposits....................                (12)         (20)          (32)          (8)          (8)          (16)
  Short-term borrowings...............                 46          (11)           35            7           --             7
                                                    -----        -----          ----         ----        -----          ----
   Total interest-bearing
    liabilities.......................                 29          (113)         (84)         (24)         202           178
                                                    -----        -----          ----         ----        -----         -----

Net change in interest income.........              $  57        $   27        $  84         $ 77        $ (79)        $  (2)
                                                    =====        ======         ====         ====        =====         =====

Comparison of Operating Results for the Years Ended June 30, 1997 and 1996.

Net Income. Primarily as a result of a one time charge to SAIF-insured institutions, net income for the year ended June 30, 1997 declined 32.5%, to $301,000 or $.68 per share, from $446,000 or $1.01 per share for the same period ended 1996.

Net Interest Income. Net interest income increased $84,000 or 5.1%, to $1,736,000 for the year ended June 30, 1997 compared to $1,652,000 for the year ended June 30, 1996 primarily due to a decrease in interest expense. In addition, during these periods, the Company's average interest rate spread (the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities) increased from 2.83% for the year ended June 30, 1996 to 2.96% for the same period ended June 30, 1997. At June 30, 1997, the Company's interest rate spread was a positive 2.88%.

Interest Income. Interest income remained relatively stable during fiscal years 1996 and 1997, totalling $3,430,000 for both years. Increases to interest income were primarily concentrated in loans of $45,000 or 1.7% and investment securities of $87,000 or 53.5%. These increases, which were due to an increase in the average principal balances of $1,268,000 or 4.1%, and $612,000 or 18.7%, respectively, were funded by a decrease in the average principal balance of mortgage-backed securities of $1,684,000 or 20.0% and an increase in average interest-bearing liabilities of $648,000 or 1.8%. In addition, the yield on interest-earning assets decreased from 7.9% for the year ended June 30, 1996 to 7.7% for the same period ended June 30, 1997. This decrease was the result of the maturity of higher yielding securities and a slight decline in rates.

Interest Expense. Interest expense decreased from $1,777,000 for the year ended June 30, 1996 to $1,694,000 for the same period ended June 30, 1997. Interest on deposits declined by $119,000 or 6.8%. Such decrease was offset somewhat by an increase of $36,000 or $212.5% in other interest expense. The overall decline is primarily due to the decreasing principal average balances of certificates of deposit, $453,000 or 1.8%, and savings deposits, $407,000 or 7.0%. Counteracting this decline was an increase in the average principal balance of interest-bearing demand deposits of $827,000 or 22.8%. Furthermore, the yields on certificates of deposit and savings deposits decreased by 31 and 38 basis points, respectively. There was an increase in interest expense on advances from FHLB of $36,000 or 212.5% which is the result of an increase in the average principal balance of $681,000 offset by a decrease in the cost of borrowed funds. The cost to borrow funds declined from 5.0% as of June 30, 1996 compared to 4.7% as of June 30, 1997, or 6.4%.

Provision for Loan Losses. Based upon management's continuing evaluation of the adequacy of the allowance for loan losses which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors, the provision for loan losses was $24,000 for the years ended June 30, 1997 and 1996. While asset quality has slightly declined during this period, management believes that the underlying collateral supporting such loans provides adequate coverage. The Company maintains a desirable level in it loan loss provisions based upon the Company's review of the market, loan portfolio, and overall assessment of the adequacy of the valuation allowance. There can be no assurances, however, that additional provisions will not be required in future periods.

Noninterest Income. Noninterest income which is comprised principally of service charges on deposit accounts and loan service fees decreased $17,000 or 28.1% to $44,000 for the year ended June 30, 1997 from $61,000 for the same period ended 1996. Other income declined $20,000 or 57.0% due to a decline in commissions from consumer lending for accidental death and life insurance from the Company's carrier coupled with other smaller dollar decreases in other income accounts.

Noninterest Expense. Noninterest expense increased $251,000 or 24.9% to $1,261,000 for the year ended June 30, 1997 from $1,010,000 as of June 30, 1996.
This increase is largely attributed to a one time charge of $235,000 in federal insurance premiums. On September 30, 1996, the President signed into law legislation which included the recapitalization of the Savings Association Insurance Fund ("SAIF") of the FDIC by a one time charge to SAIF-insured institutions of 65.7 basis points per one hundred dollars of insurable deposits. Compensation and benefits increased $33,000 or 7.1%, primarily due to an increase in employee stock ownership plan expenses from the distribution of additional shares. Other noninterest expense increased by $16,000 or 7.2% through the year ended June 30, 1997 as compared to the same period ended June 30, 1996. For fiscal year ended 1996, other interest expense included $13,000 in principal payments on mortgage-backed securities which had been previously written-off due to the inability to collect payments from the instrument's trustee, coupled with a $12,000 credit to the Bank's checking account as resolution for prior years' erroneous charges.

Income Taxes. Income tax expense decreased $39,000 or 16.8% for the year ended June 30, 1997 to $195,000 from $234,000 for the same period ended June 30, 1996. The decrease was the result of a decline in pretax earnings during the period.

Possible Year 2000 Computer Program Problems

     A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operation of the Bank. Data processing is also essential to most other financial institutions and many other companies.

     All of the material data processing of the Bank that could be affected by this problem is provided by a third party service bureau. The service bureau of the Bank has advised the Bank that it expects to resolve this potential problem before the year 2000. However, if the service bureau is unable to resolve this potential problem in time, the Bank would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial condition and results of operation of the Bank.

Liquidity and Capital Requirements

General. Liquidity refers to the Bank's ability to generate sufficient cash to meet the funding needs of current loan demand, savings deposit withdrawals, and to pay operating expenses. The Bank has historically maintained a level of liquid assets in excess of regulatory requirements. Maintaining a high level of liquid assets tends to decrease earnings, as liquid assets tend to have a lower yield than other assets with longer terms (e.g. loans). The Bank adjusts liquidity as appropriate to meet its asset/liability objectives.

The Bank's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and funds provided from operations. While scheduled loan and mortgage-backed securities repayments are a relatively predictable source of funds, deposit flows and loan and mortgage-backed securities prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, the Bank invests excess funds in overnight deposits which provide liquidity to meet lending requirements.

The primary activity of the Bank is originating mortgage loans and purchasing mortgage-backed securities. During the years ended June 30, 1997 and 1996, the Bank originated loans in the amounts of $7.0 and $10.6 million, respectively. The Bank also purchases mortgage-backed securities and FHLB notes to invest excess liquidity and to supplement local loan demand. The Bank did not purchase any mortgage-backed securities during fiscal 1997 or 1996. Other investment activities include investment in tax-exempt municipal bonds and FHLB of Pittsburgh stock.

The Bank has other sources of liquidity if a need for additional funds arises, such as FHLB of Pittsburgh advances. Additional sources of liquidity can be found in the Bank's balance sheet, such as investment securities and unencumbered mortgage-backed securities that are readily marketable. Management believes that the Bank has adequate resources to fund all of its commitments.

The Company's ability to pay dividends to stockholders is primarily dependent upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Department and the FDIC.

Regulatory Capital Requirements. As a condition of deposit insurance, current FDIC regulations require that the Bank calculate and maintain a minimum regulatory capital level on a quarterly basis and satisfy such requirement at the calculation date and throughout the ensuing quarter.

At June 30, 1997, the Bank's Tier I risk-based and total risk-based capital ratios were 43.3% and 44.5%, respectively. Current regulations require Tier I risk-based capital of 4% and total risk-based capital of 8% risk-based assets. The Bank's leverage ratio was 20.5% at the end of fiscal 1997.

Impact of Inflation and Changing Prices

The financial statements and related data have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without consideration for changes in the relative purchasing power of money over time caused by inflation.

Unlike industrial companies, nearly all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such goods and services are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

[SNODGRASS LETTERHEAD]


                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------





Board of Directors and Stockholders
Peoples Savings Financial Corporation

We have audited the accompanying consolidated balance sheet of Peoples Savings Financial Corporation and Subsidiary as of June 30, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Savings Financial Corporation and Subsidiary as of June 30, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As explained in the notes to the consolidated financial statements, effective July 1, 1995, the Company changed its method of accounting for the impairment of loans and the related allowance for loan losses.





/s/ S.R. Snodgrass, A.C.


Wexford, PA
July 25, 1997

S.R. Snodgrass, A.C.
101  Bradford  Road  Wexford,  PA  15090-6909  Phone:   412-934-0344  Facsimile:
412-934-0345

                      PEOPLES SAVINGS FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEET

                                                                                        June 30,
                                                                                  1997            1996
                                                                             -------------   -------------

ASSETS
Cash and due from banks                                                      $    116,612    $    115,026
Interest-bearing deposits with other institutions                               2,904,240         627,318
Investment securities (market value of $2,811,553
   and $3,648,567)                                                              2,824,595       3,694,375
Mortgage-backed securities (market value of $6,104,940
   and $7,415,043)                                                              6,123,442       7,466,452
Loans receivable (net of allowance for loan losses
   of $250,865 and $227,171)                                                   31,947,791      32,126,518
Accrued interest receivable                                                       290,147         278,533
Premises and equipment                                                             60,407          64,001
Federal Home Loan Bank stock                                                      361,100         358,900
Other assets                                                                      206,248         121,346
                                                                             ------------    ------------

                   TOTAL ASSETS                                              $ 44,834,582    $ 44,852,469
                                                                             ============    ============

LIABILITIES
Deposits                                                                     $ 34,975,539    $ 35,864,622
Advance from Federal Home Loan Bank                                               500,000              --
Accrued interest payable and other liabilities                                    174,869          75,766
                                                                             ------------    ------------
                    TOTAL LIABILITIES                                          35,650,408      35,940,388
                                                                             ------------    ------------

STOCKHOLDERS' EQUITY
Preferred stock, no par value, 1,000,000 shares
   authorized; none issued                                                             --              --
Common stock, $.10 par value; 2,000,000 shares authorized,
   452,966 issued                                                                  45,297          45,297
Additional paid-in capital                                                      4,275,914       4,222,897
Retained earnings - substantially restricted                                    5,338,997       5,205,770
Unallocated shares held by Employee Stock Ownership Plan (ESOP)                  (214,241)       (254,790)
Unallocated shares held by Management Stock Bonus Plan (MSBP)                     (67,930)       (113,230)
Treasury stock (10,450 shares, at cost)                                          (193,863)       (193,863)
                                                                             ------------    ------------
                   TOTAL STOCKHOLDERS' EQUITY                                   9,184,174       8,912,081
                                                                             ------------    ------------

                   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $ 44,834,582    $ 44,852,469
                                                                             ============    ============



See accompanying notes to the consolidated financial statements.

                      PEOPLES SAVINGS FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME

                                                             Year Ended June 30,
                                                              1997         1996
                                                           ----------   ----------
INTEREST INCOME
       Loans receivable                                    $2,629,735   $2,584,661
       Mortgage-backed securities                             456,571      578,468
       Investment securities:
            Taxable                                           249,433      162,478
            Exempt from federal income tax                     26,547       56,119
       Interest-bearing deposits with other institutions       67,986       47,932
                                                           ----------   ----------
            Total interest income                           3,430,272    3,429,658
                                                           ----------   ----------

INTEREST EXPENSE
       Deposits                                             1,641,614    1,760,789
       Advance from Federal Home Loan Bank                     52,390       16,763
             Total interest expense                         1,694,004    1,777,552
                                                           ----------   ----------

NET INTEREST INCOME                                         1,736,268    1,652,106

Provision for loan losses                                      24,000       24,000
                                                           ----------   ----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES         1,712,268    1,628,106
                                                           ----------   ----------

NONINTEREST INCOME
       Service charges on deposit accounts                     29,317       26,897
       Other income                                            14,866       34,580
                                                           ----------   ----------
              Total noninterest income                         44,183       61,477
                                                           ----------   ----------

NONINTEREST EXPENSE
       Compensation and employee benefits                     491,463      458,826
       Occupancy and equipment                                 45,543       59,673
       Deposit insurance premiums                             272,034       82,954
       Professional fees                                      110,704       84,955
       Data processing charges                                103,913      102,083
       Other expenses                                         237,054      221,036
                                                           ----------   ----------
               Total noninterest expense                    1,260,711    1,009,527
                                                           ----------   ----------

Income before income taxes                                    495,740      680,056
Income taxes                                                  194,718      234,189
                                                           ----------   ----------

NET INCOME                                                 $  301,022   $  445,867
                                                           ==========   ==========

EARNINGS PER SHARE
       Primary                                             $     0.68   $     1.01
       Fully Diluted                                       $     0.68   $     1.01



See accompanying notes to the consolidated financial statements.

                     PEOPLES SAVINGS FINANCIAL CORPORATION
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                 Retained      Unallocated     Unallocated
                                    Additional   Earnings -      Shares           Shares
                            Common    Paid-In  Substantially     Held by          Held by         Treasury
                            Stock     Capital   Restricted        ESOP             MSBP            Stock          Total
                          --------  ----------  ----------     -----------     -----------      -----------    -----------

Balance, June 30, 1995    $ 45,297  $4,180,857  $4,759,903     $ (288,762)     $ (158,530)      $ (193,863)    $ 8,344,902
   Release of earned
   ESOP shares                          42,040                     33,972                                           76,012

   Accrued
   compensation
   expense for MSBP                                                                45,300                           45,300

   Net income                                      445,867                                                         445,867
                           --------  ----------  ----------     ----------      ----------       ----------     -----------

Balance, June 30, 1996      45,297   4,222,897   5,205,770       (254,790)       (113,230)        (193,863)      8,912,081

   Release of earned
   ESOP shares                          53,017                     40,549                                           93,566

   Accrued
   compensation
   expense for MSBP                                                                45,300                           45,300

Cash dividends declared
    ($.40 per share)                              (167,795)                                                       (167,795)

   Net income                                      301,022                                                         301,022
                           --------  ----------  ----------     ----------      ----------       ----------     -----------

Balance, June 30, 1997    $ 45,297  $4,275,914  $5,338,997     $ (214,241)     $  (67,930)      $ (193,863)    $ 9,184,174
                          ========  ==========  ==========     ==========      ==========       ==========     ===========


See accompanying notes to the consolidated financial statements.

                      PEOPLES SAVINGS FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                  Year Ended June 30,
                                                                  1997          1996
                                                              -----------    -----------

OPERATING ACTIVITIES
Net income                                                    $   301,022    $   445,867
Adjustments to reconcile net income to net cash provided
   by operating activities:
   Provision for loan losses                                       24,000         24,000
   Provision for depreciation                                       7,257         12,839
   Amortization of discounts and premiums                           1,966         52,742
   Decrease (increase) in accrued interest receivable             (11,614)         2,221
   Increase (decrease) in accrued interest payable                 23,358         (4,156)
   Amortization of ESOP and MSBP unearned compensation            138,866        121,312
   Other, net                                                     (93,375)       (38,369)
                                                              -----------    -----------
       Net cash provided by operating activities                  391,480        616,456
                                                              -----------    -----------

INVESTING ACTIVITIES
   Proceeds from the maturities of investment securities        1,620,000      2,650,000
   Purchases of investment securities                            (749,750)    (3,047,047)
   Principal repayments on mortgage-backed securities           1,320,674      2,142,943
   Decrease (increase) in loans receivable, net                   174,627     (2,803,206)
   Increase in Federal Home Loan Bank stock                        (2,200)       (12,500)
   Purchases of premises and equipment                             (3,663)       (12,938)
                                                              -----------    -----------
       Net cash provided by (used for) investing activities     2,359,688     (1,082,748)
                                                              -----------    -----------

FINANCING ACTIVITIES
   Increase (decrease) in deposits, net                          (889,083)       693,299
   Increase in advance from Federal Home Loan Bank                500,000           --
   Cash dividends paid                                            (83,577)          --
                                                              -----------    -----------
       Net cash provided by (used for) financing activities      (472,660)       693,299
                                                              -----------    -----------

       Increase in cash and cash equivalents                    2,278,508        227,007

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                    742,344        515,337
                                                              -----------    -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                      $ 3,020,852    $   742,344
                                                              ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Cash paid during the period for:
       Interest on deposits and borrowings                    $ 1,670,646    $ 1,781,708
       Income taxes                                               250,512        237,925



See accompanying notes to the consolidated financial statements.

                     PEOPLES SAVINGS FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Peoples Savings Financial Corporation (the "Company") is a Pennsylvania corporation organized as the holding company of Peoples Savings Bank (the "Bank"). The Bank is a state-chartered bank located in Pennsylvania. The Company and its subsidiary derive substantially all their income from banking and bank-related services which include interest earnings on its portfolio of residential real estate and consumer loans, as well as, interest earnings on investment and mortgage-backed securities and a variety of deposit services provided to its customers through three locations. The Company is supervised by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the FDIC and the Pennsylvania Department of Banking.

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All intercompany transactions have been eliminated in consolidation. The investment in subsidiary on the parent company financial statements is carried at the parent company's equity in the underlying net assets.

   The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. The major accounting policies and practices are summarized below.

   Investment Securities and Mortgage-Backed Securities
   ----------------------------------------------------

   Debt securities, including mortgage-backed securities acquired with the intent and ability to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount, which are computed using a level yield method and recognized as adjustments of interest income. Interest on securities is recognized as income when earned.

   Common stock of the Federal Home Loan Bank (FHLB) represents an ownership in an institution which is wholly-owned by other financial institutions. This equity security is accounted for at cost and reported separately on the accompanying balance sheet.

   Loans Receivable
   ----------------

   Loans are stated at the principal amount outstanding net of deferred loan fees and the allowance for loan losses. Interest income on mortgage and consumer loans is recognized on the accrual method. Loan fees which represent an adjustment to interest yield are deferred and amortized over the life of the loan.

   Loans on which accrued interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is generally discontinued when it is determined that a reasonable doubt exists as to the collectibility of additional interest. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period income. Loans are returned to accrual status when past due interest is collected and the collection of principal is probable.

   Allowance for Loan Losses
   -------------------------

   Effective July 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118. Under this Standard, the Company estimates credit losses on impaired loans based on the present value of expected cash flows or fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Prior to 1995, the credit losses related to these loans were estimated based on undiscounted cash flows or the fair value of the underlying collateral.
   Statement  No. 118  amends  Statement  No.  114 to permit a  creditor  to use existing methods for recognizing interest income on impaired loans eliminating the income recognition provisions of Statement No. 114. The adoption of these statement did not have a material effect on the Company's financial position or results of operations.

   Impaired loans are commercial and commercial real estate loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate by loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

   Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

   The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

   Premises and Equipment
   ----------------------

   Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using an accelerated method over the useful lives of the related assets. Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

   Income Taxes
   ------------

   The Company and the Bank file a consolidated federal income tax return. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

   Earnings Per Share
   ------------------

   Earnings per share for the years ended June 30, 1997 and 1996 have been calculated based upon the weighted average number of issued and outstanding common shares, including common stock equivalents, if such items have a dilutive effect. For purposes of primary computations, the number of shares used were 445,364 and 440,740 for the years ended June 30, 1997 and 1996 respectively. For purposes of the fully diluted computations, the number of shares used were 444,906 and 442,646 respectively.

   Shares outstanding for 1997 and 1996 do not include ESOP shares that were purchased and unallocated during 1997 and 1996.

   Cash and Cash Equivalents
   -------------------------

   Cash  and  cash   equivalents   include   cash   and  due  from   banks   and
   interest-bearing deposits with other institutions.

   Recent Accounting Pronouncements
   --------------------------------

   In June 1996, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. This statement applies prospectively in fiscal years beginning after December 31, 1996, and establishes new standards that focus on control, whereas, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

   In December 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." Statement 127 defers for one year the effective date of certain portions of Statement No. 125 that address secured borrowings and collateral for all transactions. Additionally, Statement No. 127 defers for one year the effective date of transfers of financial assets that are part of repurchase agreements, securities lending, and similar transactions. The Company does not expect the adoption of Statements 125 and 127 to have a material impact on the Company's consolidated financial condition or results of operations.

   In February 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share," effective for financial statements issued for periods ending after December 15, 1997. The new standard specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock. The Company does not anticipate adoption to have a material impact on presentation and disclosure for earnings per share.

   --------------------------------------------

   In July 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". Statement No. 130 is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and presentation of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. Statement No. 130 requires that companies (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the stockholders' equity section of the balance sheet. Reclassification of financial statements for earlier periods provided for comprehensive purposes is required.

NOTE 2 - INVESTMENT SECURITIES

   The amortized cost and estimated market values of investment securities are as follows:

                                                    1997
                               ----------------------------------------------------
                                              Gross        Gross       Estimated
                               Amortized   Unrealized    Unrealized      Market
                                  Cost        Gains        Losses        Value
                               ----------  -----------   -----------   ------------
   U. S. Government agency
      securities               $2,298,161   $    3,572   $  (17,365)   $2,284,368
   Obligations of states and
      political subdivisions      526,434          751         --         527,185
                               ----------   ----------   ----------    ----------

         Total                 $2,824,595   $    4,323   $  (17,365)   $2,811,553
                               ==========   ==========   ==========    ==========


                                                     1996
                               ---------------------------------------------------
                                              Gross         Gross
                                Amortized   Unrealized   Unrealized     Market
                                  Cost        Gains        Losses        Value
                               ----------   -----------  ----------    ------------
   U. S. Government agency
      securities               $2,797,199   $       --   $  (42,872)   $2,754,327
   Obligations of states and
      political subdivisions      897,176          772       (3,708)      894,240
                               ----------   ----------   ----------    ----------

         Total                 $3,694,375   $      772   $  (46,580)   $3,648,567
                               ==========   ==========   ==========    ==========

   The amortized cost and estimated market value of debt securities at June 30, 1997, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              Estimated
                                                 Amortized      Market
                                                    Cost         Value
                                                 -----------  ----------

        Due in one year or less                  $       --   $       --
        Due after one year through five years     2,574,595    2,566,683
        Due after five years through ten years      250,000      244,870
                                                 ----------   ----------

               Total                             $2,824,595   $2,811,553
                                                 ==========   ==========


   As of June 30, 1997 and 1996, all of the Company's investments in obligations of states and political subdivisions are within the Commonwealth of Pennsylvania. Although the Company has a diversified investment portfolio, there is one investment, amounting to $526,000 or 18.6% and $587,000 or 15.9% at June 30, 1997 and 1996, respectively, of the investment portfolio which is dependent upon tax revenues of an individual municipality.

NOTE 3 - MORTGAGE - BACKED SECURITIES

   The amortized cost and estimated market values of mortgage-backed securities are as follows:

                                                         1997
                                  --------------------------------------------------
                                                 Gross         Gross       Estimated
                                   Amortized   Unrealized    Unrealized      Market
                                     Cost        Gains         Losses         Value
                                  ----------   ----------   -----------   ----------
   Federal National Mortgage
     Association securities       $2,268,550   $    8,950   $  (19,117)   $2,258,383
   Government National Mortgage
     Association securities        1,452,824       41,037           --     1,493,861
   Federal Home Loan Mortgage
     Corporation securities        2,187,136        1,396      (50,581)    2,137,951
   Collateralized mortgage
     obligations                     214,932           --         (187)      214,745
                                  ----------   ----------   ----------    ----------

            Total                 $6,123,442   $   51,383   $  (69,885)   $6,104,940
                                  ==========   ==========   ==========    ==========


                                                        1996
                                  --------------------------------------------------
                                                 Gross        Gross       Estimated
                                  Amortized    Unrealized   Unrealized      Market
                                     Cost        Gains        Losses        Value
                                  ----------   ----------   -----------   ----------
   Federal National Mortgage
     Association securities       $2,635,786   $    9,243   $  (30,198)   $2,614,831
   Government National Mortgage
     Association securities        1,915,675       54,456           --     1,970,131
   Federal Home Loan Mortgage
     Corporation securities        2,644,515          540      (86,324)    2,558,731
   Collateralized mortgage
     obligations                     270,476        1,011         (137)      271,350
                                  ----------   ----------   ----------    ----------

          Total                   $7,466,452   $   65,250   $ (116,659)   $7,415,043
                                  ==========   ==========   ==========    ==========

   The amortized cost and estimated market value of mortgage-backed securities at June 30, 1997, by contractual maturity are shown below. Mortgage-backed securities provide for periodic, generally monthly payments of principal and interest and have contractual maturities ranging from three to thirty-one years. However, due to expected repayment terms being significantly less than the underlying mortgage loan pool contractual maturities, the estimated lives of these securities could be significantly shorter.


                                                                Estimated
                                                 Amortized       Market
                                                    Cost          Value
                                                 ----------   -----------

        Due in one year or less                  $       --   $       --
        Due after one year through five years       604,178      585,500
        Due after five years through ten years           --           --
        Due after ten years                       5,519,264    5,519,440
                                                 ----------   ----------

                  Total                          $6,123,442   $6,104,940
                                                 ==========   ==========

NOTE 4 - LOANS RECEIVABLE

   Loans receivable are comprised of the following:


                                          1997            1996
                                     -------------   -------------
    Mortgage loans:
        1 - 4 family dwellings        $  29,524,341   $  29,002,826
        Commercial                        1,194,880       1,750,204
                                      -------------   -------------
                                         30,719,221      30,753,030
                                      -------------   -------------

    Consumer loans:
        Home equity                       1,358,869       1,523,071
        Automobile                          324,179         391,168
        Share loans                         489,415         480,636
        Other                               223,658         192,932
                                      -------------   -------------
                                          2,396,121       2,587,807
                                      -------------   -------------

    Less:
        Loans in process                    828,394         897,410
        Net deferred loan fees               88,292          89,738
        Allowance for loan losses           250,865         227,171
                                      -------------   -------------
                                          1,167,551       1,214,319
                                      -------------   -------------

                  Total               $  31,947,791   $  32,126,518
                                      =============   =============


   In the normal course of business, loans are extended to directors and executive officers and their associates. In management's opinion, all of these loans are on substantially the same terms and conditions as loans to other individuals and businesses of comparable creditworthiness. A summary of loan activity for those directors, executive officers, and their associates with loan balances in excess of $60,000 for the year ended June 30, 1997 is as follows:


                         Balance                                     Balance
                        June 30,                        Amounts      June 30,
                          1996          Additions      Collected       1997
                     -----------       ----------      ---------    ---------

                     $   469,960       $  49,148       $ 158,550    $ 360,558


   The Bank is a party to financial instruments with off-balance-sheet risk, in the normal course of business, to meet the financing needs of its customers. These financial instruments include commitments to extend credit amounting to $2,347,000 and $1,375,000, at June 30, 1997 and 1996, respectively.
   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement.
   These commitments are comprised of the undisbursed portion of construction loans and residential loan originations. The Bank's exposure to credit loss from nonperformance by the other party to these financial instruments is represented by the contractual amount. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Generally, collateral, usually in the form of real estate, is required to support financial instruments with credit risk.

   The Bank's loan portfolio is predominantly made up of one to four family unit first mortgage loans in the Elk, Clearfield, and Jefferson County areas. These loans are typically secured by first lien positions on the respective real estate properties and are subject to the Bank's loan underwriting policies. In general, the Bank's loan portfolio performance is dependent upon the local economic conditions.

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

   Activity in the allowance for loan losses for the years ended June 30, 1997 and 1996 is summarized as follows:

                                                       1997                 1996
                                                  -------------        ------------

       Balance, beginning of period               $     227,171        $    207,815
       Add:
           Provisions charged to operations              24,000              24,000
           Loan recoveries                                  541               1,226
                                                  -------------        ------------
                                                        251,712             233,041
       Less loans charged off                               847               5,870
                                                  -------------        ------------

       Balance, end of period                     $     250,865        $    227,171
                                                  =============        ============

NOTE 6 - ACCRUED INTEREST RECEIVABLE

   Accrued interest receivable consists of the following:

                                                      1997                 1996
                                                  -------------        ------------

        Investment securities                     $      60,431        $     41,123
        Mortgage-backed securities                       35,790              50,208
        Loans receivable                                193,926             187,202
                                                  -------------        ------------

                  Total                           $     290,147        $    278,533
                                                  =============        ============

NOTE 7 - PREMISES AND EQUIPMENT

   Premises and equipment consist of the following:

                                                      1997                 1996
                                                  -------------        ------------

       Land                                       $      29,500        $     29,500
       Building and improvements                        217,620             217,620
       Furniture and equipment                          268,316             264,653
                                                        515,436             511,773
       Less accumulated depreciation                    455,029             447,772
                                                  -------------        ------------

                 Total                            $      60,407        $     64,001
                                                  =============        ============

   Depreciation expense for the years ended June 30, 1997 and 1996 was $7,257 and $12,839 respectively.

NOTE 8 - FEDERAL HOME LOAN BANK STOCK

   The Bank is a member of the Federal Home Loan Bank System. As a member, the Bank maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh in an amount not less than 1% of its outstanding home loans or 1/20 of its outstanding notes payable, if any, to the Federal Home Loan Bank of Pittsburgh, whichever is greater, as calculated December 31 of each year.

NOTE 9 - DEPOSITS

   Deposit accounts are summarized as follows:

                                              1997                               1996
                                -----------------------------     --------------------------------
                                                   Percent of                           Percent of
                                    Amount         Portfolio           Amount           Portfolio
                                -------------      ----------     --------------      ------------

      NOW accounts              $   3,353,222          9.6 %      $    2,497,778           7.0 %
      Savings accounts              5,232,215         15.0             5,883,799          16.4
      Money market accounts         1,630,908          4.7             1,546,184           4.3
                                -------------        -----        --------------         -----
                                   10,216,345         29.3             9,927,761          27.7
                                -------------        -----        --------------         -----

      Savings certificates:
           4.00% or less               86,348          0.2               209,688           0.6
           4.01 - 6.00%            17,327,014         49.5            17,017,001          47.4
           6.01 - 8.00%             7,345,832         21.0             8,710,172          24.3
                                -------------        -----        --------------         -----
                                   24,759,194         70.7            25,936,861          72.3
                                -------------        -----        --------------         -----

                Total           $  34,975,539        100.0 %      $   35,864,622         100.0 %
                                =============        =====        ==============         =====

   The maturities of savings certificates at June 30, 1997, are as follows:



      Within one year                                                             $ 14,309,261
      Beyond one years but within three years                                        7,131,529
      Beyond three years                                                             3,318,404
                                                                                  ------------

                Total                                                             $ 24,759,194
                                                                                  ============

   Savings certificates with balances of $100,000 or more amounted to $2,677,276 and $2,355,348 on June 30, 1997 and 1996, respectively. The Bank does not have any brokered deposits.

   Interest expense by deposit category for the years ended June 30, 1997 and 1996 is as follows:

                                                                       1997           1996
                                                                  --------------  ------------

       NOW and money market accounts                              $      112,751  $     96,970
       Savings accounts                                                  136,574       168,981
       Savings certificates                                            1,392,289     1,494,838
                                                                  --------------  ------------

                 Total                                            $    1,641,614  $  1,760,789
                                                                  ==============  ============


NOTE 10 - SAVINGS ASSOCIATION INSURANCE FUNDS RECAPITALIZATION

   On September 30, 1996, the President signed into law legislation which included, among other things, recapitalization of the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation by a one time charge to SAIF-insured institutions of 65.7 basis points per one hundred dollars of insurable deposits. The gross effect to the Company amounted to $234,747, which is reflected in the financial results of the Company for the year ended June 30, 1997.

NOTE 11 - ADVANCE FROM FEDERAL HOME LOAN BANK

   The scheduled maturities of advances outstanding are as follows:

                                    Interest                          June 30,
                Maturity              Rate                       1997          1996
           ------------------       --------                  ----------    ---------

           September 22, 1997        5.75 %                   $  500,000    $      -


   FHLB stock, mortgage-backed securities and certain first mortgage loans with a value in excess of 120% of outstanding advances are pledged to secure such borrowings under a blanket floating agreement.

   The Bank has a line of credit, with a borrowing limit of approximately $3.4 million, with the Federal Home Loan Bank of Pittsburgh. This credit line is subject to annual renewal and incurs no service charges. At June 30, 1997 and 1996, there were no outstanding borrowings on this line of credit.

NOTE 12 - INCOME TAXES

   The provision for income taxes consists of:

                                                           1997                  1996
                                                       -------------         ------------
   Currently payable:
       Federal                                         $     157,964         $    189,130
       State                                                  22,654               45,194
                                                       -------------         ------------
                                                             180,618              234,324
       Deferred                                               14,100                 (135)
                                                       -------------         ------------

          Total                                        $     194,718         $    234,189
                                                       =============         ============

   The following temporary differences gave rise to the net deferred tax asset at June 30, 1997 and 1996:

                                                           1997                 1996
                                                       -------------         ------------

   Deferred tax assets:
       Allowance for loan losses                       $      85,294         $     77,238
       Deferred loan origination fees, net                     2,345                6,503
       Deferred compensation                                   7,701               43,652
       Other, net                                             21,820                8,224
                                                       -------------         ------------
          Total gross deferred tax assets                    117,160              135,617
                                                       -------------         ------------

   Deferred tax liabilities:
       Tax reserve for loan losses                            32,671               37,150
       Premises and equipment                                  4,946                4,824
                                                       -------------         ------------
          Total gross deferred tax liabilities                37,617               41,974
                                                       -------------         ------------

          Net deferred tax asset                       $      79,543         $     93,643
                                                       =============         ============

   The reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at statutory rates for the years ended June 30, 1997 and 1996 is as follows:

                                                   1997                           1996
                                         ----------------------        ------------------------
                                           Amount       Percent           Amount       Percent
                                         ---------      -------        -----------    ---------

   Provision at statutory rate           $ 168,552       34.0 %        $  231,219        34.0 %
    State income tax expense, net of
        federal tax benefit                 14,951        2.9              29,828         4.4
   Tax exempt interest                      (9,026)      (1.8)            (19,080)       (2.8)
   Other, net                               20,241        2.7              (7,778)       (1.2)
                                         ---------       ----          ----------        ----

               Total                     $ 194,718       37.8 %        $  234,189        34.4 %
                                         =========       ====          ==========        ====


   On August 20, 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. The Act provides that bad debt reserves accumulated prior to 1988 be exempt from recapture. Bad debt reserves accumulated after 1987 are subject to recapture. The recapture tax will be paid in six equal installments beginning after the 1998 tax year. At December 31, 1995, the Company had $96,092 in bad debt reserves in excess of the base year. Subject to prevailing corporate tax rates, the Company owes $32,671 in federal income taxes which is reflected as a deferred tax liability.

   No valuation allowance was established at June 30, 1997 and 1996, in view of the Company's carryback to taxes paid in previous years, future anticipated taxable income, which is evidenced by the Company's earning potential, and deferred tax liabilities at June 30.

   The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax which is calculated at 11.5% of earnings based on generally accepted accounting principles with certain adjustments.

NOTE 13 - RETAINED EARNINGS-SUBSTANTIALLY RESTRICTED

   The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet capital requirements can initiate certain mandatory, and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the entity's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of June 30, 1997, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

   As of June 30, 1997, the most recent notification from the primary regulator has categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, it must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios at least 100 to 200 basis points above those ratios set forth in the table. There have been no conditions or events since that notification that management believes have changed the Company's category.

   The following table reflects the Company's ratios at June 30 (the Bank's ratios do not significantly differ from the Company).

                                                   1997                              1996
                                     ----------------------------       --------------------------
   Total Capital (to Risk
    Weighted Assets)

      Actual                         $   9,435,039         44.5 %       $  9,139,252        43.8 %
      For Capital Adequacy
          Purposes                       1,695,851          8.0            1,668,357         8.0
      To Be Well Capitalized             2,119,814         10.0            2,085,446        10.0

   Tier I Capital (to Risk
    Weighted Assets)

      Actual                         $   9,184,174         43.3 %       $  8,912,081        42.7 %
      For Capital Adequacy
          Purposes                         847,925          4.0              834,178         4.0
      To Be Well Capitalized             1,271,888          6.0            1,251,267         6.0

   Tier I Capital (to Average
    Assets)

      Actual                         $   9,184,174         20.5 %       $  8,912,081        19.7 %
      For Capital Adequacy
          Purposes                       1,791,920          4.0            1,806,556         4.0
      To Be Well Capitalized             2,239,900          5.0            2,258,195         5.0


   Prior to the enactment of The Small  Business Job Protection Act discussed in
   Note 12, the Company accumulated approximately $103,800 of retained earnings at June 30, 1997, which represents allocations of income to bad debt deductions for tax purposes only. Since this amount represents the accumulated bad debt reserves prior to 1988, no provision for federal income tax has been made for such amount. If any portion of this amount is used other than to absorb loan losses (which is not anticipated), the amount will be subject to federal income tax at the current corporate rate.

NOTE 14 - EMPLOYEE BENEFITS

   Employee Savings Plan
   ---------------------

   The Bank maintains a 401(k) Retirement Savings Plan for substantially all employees. Employees are eligible for admittance to the plan after one year of employment and full vesting occurs after five years of participation in the Plan. For employees participating in the Plan, the Bank makes matching contributions to the plan of up to 2% of the participant's eligible compensation. The total 401(k) Retirement Savings Plan expense for the years ending June 30, 1997 and 1996 was $5,531 and $5,808 respectively.

   Management Stock Bonus Plan (MSBP)
   ----------------------------------

   In 1994, the Board of Directors adopted a MSBP for certain officers, directors, and employees which was approved by stockholders at a special meeting held on March 31, 1994. The objective of this Plan is to enable the Company and the Bank to retain its corporate officers, key employees, and directors who have the experience and ability necessary to manage these entities. Directors, officers, and key employees who are selected by members of a Board appointed committee are eligible to receive benefits under the MSBP. The non-employee directors of the Company and the Bank serve as trustees for the MSBP, which has the responsibility to invest all funds contributed by the Bank to the Trust created for the MSBP.

   On January 14, 1994, the Trust purchased with funds contributed by the Bank, 22,648 shares of the common stock issued in the Company's conversion and reorganization to stock form, of which 18,342 shares were issued to directors and 4,306 shares were issued to officers. Directors, officers, and key employees who terminate their association with the Company shall forfeit the right to any shares which were awarded but not earned.

   The Company granted a total of 22,648 shares of common stock on the conversion date of which no shares became immediately vested under the plan. These shares vest over a five year period beginning January 14, 1994. A total of 4,530 shares were vested in both 1997 and 1996. The MSBP shares purchased in the conversion initially will be excluded from stockholder's equity. The Company recognizes compensation expense in the amount of fair value of the common stock at the grant date, pro rata over the years during which the shares are payable and recorded as an addition to stockholders' equity. Net compensation expense attributable to the MSBPs amounted to $45,300 in 1997 and 1996.

   Employee Stock Ownership Plan (ESOP)
   ------------------------------------

   The Company has an ESOP for the benefit of employees who meet the eligibility requirements which include having completed six months service with the Company and having attained age twenty-one. The ESOP Trust purchased 33,972 shares of common stock in the initial public offering with proceeds from a loan from the Company. The Bank makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments to the Company. The loan bears interest at the prime rate plus one percent, adjustable quarterly. Interest payable quarterly and principal payable in equal annual installments over ten years. The loan is secured by the shares of the stock purchased.

   As the debt is repaid, shares are released from collateral and allocated to qualified employees based on the proportion of debt service paid in the year. Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt.

   Compensation expense for the ESOP was $91,915 and $76,012 for the years ended June 30, 1997 and 1996.

   ------------------------------------------------

   The following table presents the components of the ESOP shares.

                                                 1997                    1996
                                            --------------         ---------------

   Allocated shares                                 10,849                   6,794

   Shares released for allocation                    1,699                   1,699

   Shares distributed                               (1,295)                   (754)

   Unreleased shares                                21,424                  25,479
                                            --------------          --------------

   Total ESOP shares                                32,677                  33,218
                                            ==============          ==============

   Fair value of unreleased shares          $      492,753          $      560,538
                                            ==============          ==============

NOTE 15 - STOCK OPTION PLAN

   The Company maintains a Stock Option Plan for the directors, officers, and employees. An aggregate of 45,297 shares of authorized but unissued common stock of the Company were reserved for future issuance under the plan. The stock options typically have expiration terms ranging between one and ten years subject to certain extensions and early terminations. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a share of common stock on the date the option is granted. Proceeds from the exercise of the stock options are credited to common stock for the aggregate par value and the excess is credited to additional paid-in capital.

   On January 14, 1994, upon conversion, qualified stock options were granted for the purchase of 45,297 shares exercisable at the market price of $10 per share at a rate of one fifth per year beginning January 14, 1995. All options expire ten years from the date of grant. At June 30, 1997 and 1996, the initial stock options granted remain outstanding with none being exercised.

NOTE 16 - FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

   The estimated fair values of the Company's financial instruments are as follows:

                                                      1997                                          1996
                                      ------------------------------------           ------------------------------------
                                        Carrying                Fair                     Carrying               Fair
                                         Value                  Value                     Value                 Value
                                      ------------          --------------           ---------------      ---------------
   Financial assets:

     Cash and due from banks          $    116,612          $      116,612           $     115,026         $      115,026
     Interest-bearing deposits
         with other institutions         2,904,240               2,904,240                 627,318                627,318
     Investment securities               2,824,595               2,811,553               3,694,375              3,648,567
     Mortgage-backed securities          6,123,442               6,104,940               7,466,452              7,415,043
     Loans receivable                   31,947,791              32,912,000              32,126,518             32,682,000
     Accrued interest receivable           290,147                 290,147                 278,533                278,533
     Federal Home Loan Bank
         stock                             361,100                 361,100                 358,900                358,900
                                      ------------          --------------           -------------         --------------

                                      $ 44,567,927          $   45,500,592           $  44,667,122         $   45,125,387
                                      ============          ==============           =============         ==============
   Financial liabilities:

     Deposits                         $ 34,975,539          $   34,797,000           $  35,864,622         $   35,752,000
     Advance from Federal Home
         Loan Bank                         500,000                 500,000                      -                      -
     Accrued interest payable               56,261                  56,261                  32,903                 32,903
                                      ------------          --------------           -------------         --------------

                                      $ 35,531,800          $   35,353,261           $  35,897,525         $   35,784,903
                                      ============          ==============           =============         ==============


   Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

   If no readily available market exists, the fair value estimates for financial instruments would be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors, as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

   As certain assets and liabilities such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

   The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available, based upon the following assumptions:

   Cash and Due From Banks,  Interest-bearing  Deposits with Other Institutions,
   -----------------------------------------------------------------------------
   Accrued  Interest  Receivable,  Federal  Home Loan Bank Stock,  Advance  from
   -----------------------------------------------------------------------------
   Federal Home Loan Bank, and Accrued Interest Payable
   ----------------------------------------------------

   The fair value is equal to the current carrying value.

   Investment and Mortgage-backed Securities
   -----------------------------------------

   The fair value of investment securities held to maturity and mortgage-backed securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

   Loans Receivable and Deposits
   -----------------------------

   The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and constructs discount rates that consider reinvestment opportunities, operating expenses, non-interest income, credit quality, and prepayment risk. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year end. Fair value for time deposits are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits of similar remaining maturities.

   Commitments to Extend Credit
   ----------------------------

   These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in
   Note 4.

NOTE 17 - PARENT COMPANY

   The Company's balance sheet as of June 30, 1997 and 1996 and related statements of income and cash flows for the years ended June 30, 1997 and 1996 are as follows:

                            CONDENSED BALANCE SHEET

                                                                          June 30,
                                                                  1997               1996
                                                              -----------        ------------
   ASSETS
   Cash on deposit in subsidiary bank                         $   967,196        $    884,485
   Investment in subsidiary                                     8,039,402           7,649,170
   Loan receivable from ESOP                                      214,241             271,776
   Other assets                                                    47,553             124,515
                                                              -----------        ------------

               Total assets                                   $ 9,268,392        $  8,929,946
                                                              ===========        ============

   LIABILITIES AND STOCKHOLDERS' EQUITY
   Other liabilities                                          $    84,218        $     17,865
   Stockholders' equity                                         9,184,174           8,912,081
                                                              -----------        ------------

               Total liabilities and stockholders' equity     $ 9,268,392        $  8,929,946
                                                              ===========        ============


                         CONDENSED STATEMENT OF INCOME

                                                                    Year Ended June 30,
                                                                 1997                1996
                                                              -----------        ------------

   Undistributed earnings of subsidiary                       $   287,397        $    441,991
   Interest on loan to ESOP                                        20,182              24,757
                                                              -----------        ------------
                                                                  307,579             466,748

   Expenses                                                         9,690              14,483
                                                              -----------        ------------

   Income before income taxes                                     297,889             452,265

   Income tax expense                                              (3,133)              6,398
                                                              -----------        ------------

   Net income                                                $    301,022        $    445,867
                                                             ============        ============


                        CONDENSED STATEMENT OF CASH FLOWS

                                                                                    Year Ended June 30,
                                                                                 1997                  1996
                                                                              ----------           ----------
   OPERATING ACTIVITIES:
       Net income                                                             $  301,022           $  445,867
       Adjustment to reconcile income to net cash used:
            Undistributed earnings of subsidiary                                (287,397)            (441,991)
            Decrease (increase) in other assets                                   95,128               (2,310)
                                                                             -----------           ----------
                      Net cash provided by operating activities                  108,753                1,566
                                                                             -----------           ----------

   INVESTING ACTIVITIES:
       Payments from ESOP                                                         57,535               33,972
                                                                             -----------           ----------
                      Net cash provided by investing activities                   57,535               33,972
                                                                             -----------           ----------

   FINANCING ACTIVITIES:
       Cash dividends paid                                                       (83,577)                  -
                                                                             -----------           ----------
                      Net cash used for financing activities                     (83,577)                  -
                                                                             -----------           ----------

       Increase in cash and cash equivalents                                      82,711               35,538

   CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                884,485              848,947
                                                                             -----------           ----------

   CASH AND CASH EQUIVALENTS AT END OF YEAR                                  $   967,196           $  884,485
                                                                             ===========           ==========

                                   APPENDIX I

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20552

                                  FORM 10-QSB

[ X ] QUARTERLY REPORT UNDER SECTION 13 OF 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                 For the quarterly period ended March 31, 1998

[   ]    TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
         ACT

For the transition period from              to
                               ------------    ------------
Commission File Number 0-22812
                               ----------------------------

                     Peoples Savings Financial Corporation
                     -------------------------------------
             (Exact name of registrant as specified in its charter)


         Pennsylvania                                    25-1720517
----------------------------------           ---------------------------------
(State  or other  jurisdiction  of           (IRS Employer Identification No.)
incorporation or organization)



                       173 Main Street, Ridgway, PA 15853
                       ----------------------------------
                    (Address of principal executive offices)
                                 (814) 773-3195
                                 --------------
              (Registrant's telephone number, including area code)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes  X    No
    ---      ---

State the number of shares outstanding of each of the issuer's classes of common equity as of the latest practicable date:

                  Class: Common Stock, par value $.10 per share
                     Outstanding at April 22, 1998: 442,516

                     PEOPLES SAVINGS FINANCIAL CORPORATION

                                     INDEX



                                                                           Page
                                                                          Number
                                                                          ------


PART I  -   FINANCIAL INFORMATION

   Item 1.  Financial Statements

            Consolidated Balance Sheet (Unaudited)
            as of March 31, 1998 and June 30, 1997                          3

            Consolidated Statement of Income (Unaudited)
            for the Nine Months ended March 31, 1998 and 1997               4

            Consolidated Statement of Income (Unaudited)
            for the Three Months ended March 31, 1998 and 1997              5

            Consolidated Statement of Cash Flows (Unaudited)
            for the Nine Months ended March 31, 1998 and 1997               6

            Notes to Unaudited Consolidated Financial Statements          7 - 8

  Item 2.   Management's Discussion and Analysis of
            Financial Condition and Results of Operations                 9 - 14

PART II  -  OTHER INFORMATION

  Item 1.   Legal Proceedings                                               15
  Item 2.   Changes in Securities                                           15
  Item 3.   Default Upon Senior Securities                                  15
  Item 4.   Submissions of Matters to a Vote of Security Holder             15
  Item 5.   Other Information                                               15
  Item 6.   Exhibits and Reports on Form 8-K                                15

SIGNATURES                                                                  16

                     PEOPLES SAVINGS FINANCIAL CORPORATION
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                                          March 31,       June 30,
                                                            1998            1997
                                                        ------------    ------------
ASSETS
Cash and due from banks                                 $    118,432    $    116,612
Interest-bearing deposits with other
  institutions                                             4,319,080       2,904,240
Investment securities (market value of $2,080,564
  and $2,811,553)                                          2,075,323       2,824,595
Mortgage-backed securities (market value of
  $5,365,238 and $6,104,940)                               5,327,833       6,123,442
Loans receivable (net of allowance for loan
  losses of $263,792 and $250,865)                        32,449,684      31,947,791
Accrued interest receivable                                  222,972         290,147
Premises and equipment                                        56,544          60,407
Federal Home Loan Bank stock, at cost                        361,100         361,100
Other assets                                                 148,639         206,248

  TOTAL ASSETS                                          $ 45,079,607    $ 44,834,582

LIABILITIES
Deposits accounts                                       $ 35,626,133    $ 34,975,539
Advances from Federal Home Loan Bank                            --           500,000
Accrued interest payable and other liabilities               140,105         174,869
                                                        ------------    ------------
      TOTAL LIABILITIES                                   35,766,238      35,650,408
                                                        ============    ============


STOCKHOLDERS' EQUITY
Preferred stock, no par value, 1,000,000 shares
  authorized; none outstanding                                  --              --
Common stock, $.10 par value; 2,000,000 authorized,
  452,966 issued                                              45,297          45,297
Additional paid-in capital                                 4,326,019       4,275,914
Retained earnings-substantially restricted                 5,349,256       5,338,997
Unearned shares held by Employee Stock Ownership Plan       (179,385)       (214,241)
Unearned shares held by Management Stock Bonus Plan          (33,955)        (67,930)
Treasury stock (10,450 shares, at cost)                     (193,863)       (193,863)
                                                        ------------    ------------
      TOTAL STOCKHOLDERS' EQUITY                           9,313,369       9,184,174
                                                        ------------    ------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $ 45,079,607    $ 44,834,582
                                                        ============    ============

See accompanying notes to the unaudited consolidated financial statements.

                     PEOPLES SAVINGS FINANCIAL CORPORATION
                  CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

                                         Nine Months Ended March 31,
                                             1998         1997
                                          ----------   ----------
INTEREST INCOME
  Loans                                   $2,015,737   $1,994,670
  Mortgage-backed securities                 287,165      349,367
  Investment securities:
    Taxable                                  145,685      190,333
    Exempt from federal income tax            16,151       21,203
  Interest-bearing deposits with other
    institutions                              88,923       37,344
                                          ----------   ----------
Total interest income                      2,553,661    2,592,917
                                          ----------   ----------

INTEREST EXPENSE
  Deposits                                 1,255,907    1,230,489
  Other                                        7,267       45,325
                                          ----------   ----------
Total interest expense                     1,263,174    1,275,814
                                          ----------   ----------

NET INTEREST INCOME                        1,290,487    1,317,103

Provision for loan losses                     26,750       18,000
                                          ----------   ----------
NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSSES                              1,263,737    1,299,103
                                          ----------   ----------

NONINTEREST INCOME
  Service charges on deposit accounts         16,912       23,097
  Other income                                13,049       11,755
                                          ----------   ----------
Total noninterest income                      29,961       34,852
                                          ----------   ----------

NONINTEREST EXPENSE
  Compensation and employee benefits         368,182      368,896
  Occupancy and equipment                     40,282       37,369
  Deposit insurance premiums                  12,000      260,830
  Professional fees                           89,062       61,560
  Data processing charges                     79,680       77,664
  Other expenses                             204,224      193,586
                                          ----------   ----------
Total noninterest expense                    793,430      999,905
                                          ----------   ----------

  Income before income taxes                 500,268      334,050
  Income taxes                               174,366      122,897
                                          ----------   ----------

NET INCOME                                $  325,902   $  211,153
                                          ==========   ==========

EARNINGS PER SHARE
  Basic                                   $     0.77   $      .50
  Diluted                                       0.74         0.48

See accompanying notes to the unaudited consolidated financial statements.

                     PEOPLES SAVINGS FINANCIAL CORPORATION
                  CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

                                       Three Months Ended March 31,
                                             1998        1997
                                          ---------   ---------
INTEREST INCOME
  Loans                                   $ 680,983   $ 653,436
  Mortgage-backed securities                 91,204     107,018
  Investment securities:
    Taxable                                  47,356      65,035
    Exempt from federal income tax            5,315       5,316
  Interest-bearing deposits with other
    institutions                             33,913      14,781
                                          ---------   ---------
Total interest income                       858,771     845,586
                                          ---------   ---------
INTEREST EXPENSE
  Deposits                                  418,185     396,061
  Other                                        --        19,335
                                          ---------   ---------
Total interest expense                      418,185     415,396
                                          ---------   ---------
NET INTEREST INCOME                         440,586     430,190

Provision for loan losses                     8,750       6,000
                                          ---------   ---------
NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSSES                               431,836     424,190
                                          ---------   ---------
NONINTEREST INCOME
  Service charges on deposit accounts         5,171       7,163
  Other income                                3,780       3,691
                                          ---------   ---------
      Total noninterest income                8,951      10,854
                                          ---------   ---------
NONINTEREST EXPENSE
  Compensation and employee benefits        113,823     120,970
  Occupancy and equipment                    14,643      11,130
  Deposit insurance premiums                    827     (15,917)
  Professional fees                          49,912      21,050
  Data processing charges                    27,175      26,762
  Other expenses                             68,608      69,082
                                          ---------   ---------
      Total noninterest expense             274,988     233,077
                                          ---------   ---------

Income before income taxes                  165,799     201,967
  Income taxes                               57,966     117,000
                                          ---------   ---------
NET INCOME                                $ 107,833   $  84,967
                                          =========   =========

EARNINGS PER SHARE
  Basic                                   $    0.25   $    0.20
  Diluted                                      0.24        0.19

See accompanying notes to the unaudited consolidated financial statements.

                     PEOPLES SAVINGS FINANCIAL CORPORATION
                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                                                                                   Nine Months Ended March 31,
                                                                                        1998           1997
                                                                                   -----------    -----------
OPERATING ACTIVITIES
Net income                                                                         $   325,902    $   211,153
Adjustments to reconcile net income to
  net cash provided by operating activities:
  Provision for loan losses                                                             26,750         18,000
  Provision for depreciation                                                             5,165          9,461
  Amortization of discounts and premiums                                                 7,277         14,086
  Decrease (increase) in accrued interest
    receivable                                                                          61,175         (8,221)
  Increase (decrease) in accrued interest payable                                       21,425         (2,637)
  Amortization of ESOP and MSBP unearned
    compensation                                                                       111,342        115,825
  Other, net                                                                           (26,845)      (139,284)
                                                                                   -----------    -----------
    Net cash provided by operating activities                                          549,031        218,383
                                                                                   -----------    -----------
INVESTING ACTIVITIES
  Proceeds from the maturities of investment
    securities                                                                       2,520,486        370,000
  Purchases of investment securities                                                (1,769,744)      (752,200)
  Principal repayments on mortgage-backed
    securities                                                                         782,509      1,034,676
  Increase in loans receivable, net                                                   (524,290)       458,611
  Increase in Federal Home Loan Bank stock                                                --           (2,200)
Purchases of premises and equipment                                                     (4,915)          (880)
                                                                                   -----------    -----------
    Net cash provided by
       investing activities                                                          1,004,046      1,108,007
                                                                                   -----------    -----------
FINANCING ACTIVITIES
  Increase (decrease) in deposits, net                                                 650,594     (1,015,309)
  Proceeds from advance from FHLB                                                         --          500,000
  Repayment of advance from FHLB                                                      (500,000)          --
  Cash dividends                                                                      (287,011)       (84,030)
                                                                                   -----------    -----------
    Net cash used for
       financing activities                                                           (136,417)      (599,339)
                                                                                   -----------    -----------
Increase in cash and cash equivalents                                                1,416,660        727,051

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                     3,020,852        742,344
                                                                                   -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                         $ 4,437,512    $ 1,469,395
                                                                                   ===========    ===========

SUPPLEMENTAL  DISCLOSURES OF CASH FLOW  INFORMATION  Cash paid during the period for:
    Interest on deposits and borrowings                                            $ 1,284,599    $ 1,278,451
    Income taxes                                                                       100,667        170,822

See accompanying notes to the unaudited consolidated financial statements.

                     PEOPLES SAVINGS FINANCIAL CORPORATION
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The consolidated financial statements of Peoples Savings Financial Corporation ("Company") includes its wholly-owned subsidiary Peoples Bank ("Bank"). All significant intercompany items have been eliminated.

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB and, therefore, do not necessarily include all information that would be included in audited financial statements. The information furnished reflects all adjustments which are, in the opinion of management, necessary for a fair statement of the results of operations. All such adjustments are of a normal recurring nature. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

These statements should be read in conjunction with the consolidated statements as of and for the year ended June 30, 1997 and related notes which are included on the Form 10-KSB (file no. 0-22812)

NOTE 2 - EARNINGS PER SHARE

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, "Earnings Per Share." This statement redefines the standards for computing earnings per share (EPS) previously found in Accounting Principles Board opinion No. 15, Earnings Per Share. Statement 128 establishes new standards for computing and presenting EPS and requires dual presentation of "basic" and "diluted" EPS on the face of income statement for all entities with complex capital structures. Under Statement 128, basic EPS is to be computed based upon income available to common shareholders and the weighted average number of common shares outstanding for the period. Diluted EPS is to reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Statement 128 also requires the restatement of all prior-period EPS data presented.

The following table sets forth the computation of basic and diluted earnings per share. There were no convertible securities which would effect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income (Unaudited) will be used as the numerator. The following tables set forth a reconciliation of the denominator of the basic and diluted earnings per share computation.

                                                                       Nine Months Ended March 31,
                                                                               1998      1997
                                                                              -------   -------
Denominator
    Denominator for basic earnings per  share - weighted-average shares       422,600   418,276
    Employee stock options                                                     17,652    17,413
                                                                              -------   -------
    Denominator for diluted earnings per  share - adjusted weighted-average
     average assumed conversions                                              440,252   435,690
                                                                              =======   =======

                                                                       Three Months Ended March 31,
                                                                               1998      1997
                                                                              -------   -------
Denominator
    Denominator for basic earnings per share - weighted-average shares        424,190   419,652
    Employee stock options                                                     17,694    16,898
                                                                              -------   -------
    Denominator for diluted earnings per share - adjusted weighted-average
     average assumed conversions                                              441,884   436,550
                                                                              =======   =======

NOTE 3 - OTHER MATTERS

On April 7, 1998, the Board of Directors of the Company approved, and the Company then signed, a merger agreement pursuant to which the Company will be merged into Emclaire Financial Corporation. The merger is subject to the receipt of approval of the stockholders of the Company and Emclaire and the receipt of regulatory approval. Because provisions of the Company's Articles of Incorporation impose restrictions on the ability of the Company to engage in the merger, the Articles must also be amended in order for the merger to proceed. The approval of the amendment of the Articles requires the affirmative vote of 80% of the issued and outstanding shares.

The agreement provides that the merger consideration of $26.00 per share shall be paid either in stock of Emclaire or in cash. Shareholders of the company will have the right to express a preference for cash or stock, but the overall consideration payable, including amounts paid on account of outstanding options, shall be 55% in stock and 45% in cash. The merger will be accounted for as a purchase. Assuming the receipt of all required approvals, the merger is expected to be consummated during the third quarter of calendar 1998.

NOTE 4 - PENDING ACCOUNTING PRONOUNCEMENTS

In July 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." Statement No. 130 is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and presentation of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. Statement No. 130 requires that companies (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial condition. Reclassification of financial statements for earlier periods provided for comprehensive purposes is required.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


FINANCIAL CONDITION
-------------------

Total assets at March 31, 1998 of $45,080,000, increased by approximately $245,000, or .55%, from the $44,835,000 reported at June 30, 1997. There were increases in interest bearing deposits of $1,415,000 and loans of $502,000, while declines occurred in mortgage-backed securities of $796,000 and investment securities of $749,000.

Interest-bearing deposits increased from $2,904,000 at June 30, 1997 to $4,319,000 at March 31, 1998 primarily due to an increase in deposits of $651,000, the maturity of investment securities near the period end, and the repayment of mortgage-backed securities.

Investment securities declined $749,000, or 26.5% from $2,825,000 at June 30, 1997 to $2,075,000 at March 31, 1998. This decline was primarily due to maturities of $2,025,000 of U.S. Government Agency securities while management opted to replace only $1,275,000 of such securities with similar maturities and yields. These funds were used to repay an advance from the Federal Home Loan Bank for $500,000.

Mortgage-backed securities decreased from $6,123,000 at June 30, 1997 to $5,328,000 at March 31, 1998. Principal repayments on mortgage-backed securities amounted to $783,000 and are typically reinvested in like securities or used to supplement loan demand in periods of loan growth, as well as meet operating expenses. Currently, the Company has relatively significant commitments to fund loans, therefore all of the mortgage-backed securities repayments have been used to fund loan products.

Loans increased to $32,450,000 at March 31, 1998 from $31,948,000 at June 30, 1997 as the Company continued to experience moderate growth primarily in 1 to 4 family mortgages. The economy in the area has remained stable for several years and the Company competitively prices its products to meet the demands of its market. Management anticipates maintaining continued growth in the loan portfolio in the foreseeable future.

Deposits increased by $651,000 or 1.86% from $34,976,000 at June 30, 1997 to $35,626,000 at March 31, 1998. This resulted primarily from an increase in time deposit accounts of $1,258,000 as 18 month time deposits grew by $1,606,000. Offsetting this somewhat were smaller decreases in other deposit type accounts which reflects the impact of promotional campaigns extended by competitors within the Company's market areas

Equity capital increased by $129,000 from $9,184,000 at June 30, 1997 to $9,313,000 at March 31, 1998 as a result of net income of $326,000 and recognition of shares in the Management Stock Bonus Plan and the Employee Stock Ownership Plan amounting to $119,000. Cash dividends declared of approximately $308,000 lessened the impact of these other events. Future dividend policies will be determined by the Board of Directors in light of the earnings and financial condition of the Company, including applicable governmental regulations and policies.

On April 7, 1998, the Board of Directors of the Company approved, and the Company then signed, a merger agreement pursuant to which the Company will be merged into Emclaire Financial Corporation. The merger is subject to the receipt of approval of the stockholders of the Company and Emclaire and the receipt of regulatory approval.

Management monitors risk-based capital and leverage capital ratios in order to assess compliance with regulatory guidelines. At March 31, 1998, the Company and the Bank exceeded the 8.00% minimum risk-based capital requirement and the leveraged capital ratio of 3.00% of tangible assets.

                              RESULTS OF OPERATION
                              --------------------

COMPARISON OF THE NINE MONTHS ENDED MARCH 31, 1998 AND 1997
-----------------------------------------------------------

Net income for the nine months ended March 31, 1998 increased by $115,000 or 54.3% to $326,000 from $211,000 compared to the same period in 1997. The increase was primarily made up of a decrease in FDIC insurance of $249,000 offset by a decline in net interest income of $27,000 and an increase in income tax expense of $51,000.

Net interest income for the nine months ended March 31, 1998 declined $27,000 or 2.0% to $1,290,000 as compared to $1,317,000 for the same period ended 1997. This decline is primarily attributed to a decrease in the volume and rate on earnings assets coupled with an increase in the rate on interest bearing liabilities.

There was a decrease in interest income resulting primarily from a decrease in earnings on mortgage-backed securities of $62,000 or 17.8% and investment securities of $50,000 or 23.5%. The decrease in interest income was primarily due to a decrease in the average principal balances of mortgage-backed securities of $1,183,000 or 17.2% and investment securities of $2,025,000 or 46.4%. The overall decrease in interest income was offset partially by an increase in interest income on interest-bearing deposits with other banks of $52,000 and loans of $21,000. These increases were attributed to an increase in the average principal balances of interest-bearing deposits of $1,335,000 or 132.5% and loans of $229,000 or .7%. Furthermore, the yield on investment securities decreased 42 basis points from 6.17% for 1997 to 5.75% for 1998 due to the maturity of higher yielding securities. The total yield on interest-earning assets decreased slightly from 7.74% for the 1997 compared to 7.71% for 1998.

At the same time, gross interest expense decline by $13,000 from $1,276,000 for the nine months ended March 31, 1997 compared to $1,263,000 for the same period ended 1998. Interest expense on deposits remained relatively constant, only increasing $25,000 or 2.1%. Although there were swings within the deposit mix during the period, primarily from savings to NOW accounts, the overall average principal balances only decreased $96,000. This decline in the interest-bearing base was more than offset by a competitive certificate of deposit rate environment which produced an increase in the yield of 15 basis points. In addition, interest on FHLB advances declined by $38,000 due to the repayment of those advances during the period.

Management's continuing evaluation of the loan portfolio, giving consideration to historical experience, the volume and type of lending conducted, the volume of nonperforming assets, the local economic conditions and standard practice within the industry, indicates the allowance for loan losses is adequate. Total loans increased by $514,000 during the nine months ended March 31, 1998. As a result, the provision for loan losses increased by $9,000 to $27,000 for 1998 compared to $18,000 for 1997.

Noninterest income is typically made up of service fees on deposit accounts and other fee income. These service charges on deposit accounts and other fee income remained relatively constant during the period. Management believes its fees are competitive with similar fees charged by other institutions in its market area.

Total noninterest expense decreased $237,000 to $763,000 for the nine months ended March 31, 1998 as compared to $1,000,000 for the same period ended 1997. This decline over the prior year emanates from a one-time charge of approximately $235,000 to recapitalize the SAIF as required by federal law. Also, the Company incurred an increase in professional fees of $28,000 or 44.7% for merger related activities. Noninterest expense is primarily made up of employee compensation and benefits, occupancy and furniture expense, data processing charges, and other noninterest expenses. Absent this SAIF charge, in total, noninterest expenses for 1998 remained relatively unchanged compared to 1997. This is the result of management's efforts to minimize increases in overhead to maintain overall profitability.

There was a increase in income tax expense of $51,000 or 41.9% from $123,000 for the nine months ended March 31, 1997 to $174,000 for the same period ended 1998. This fluctuation is the result of an increase in pretax income of $166,000. The income tax expense in 1997 was lower than normally would be reflected due to the timing of the recognition of SAIF assessment, as well as other expenses during the period.

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997
------------------------------------------------------------

Net income for the three months ended March 31, 1998 increased $23,000 or 26.9% to $108,000 from $85,000 for the same period ended 1997.

Net interest income for the three months ended March 31, 1998 experienced an increase of $10,000 or 2.4% compared to the same period ended 1997. As noted above, changes within the Bank's asset mix have resulted in a 1.6% decrease in gross interest income. Contributing to the increase in net interest income were increases in interest income on loans of $28,000 and interest-bearing deposits with other institutions of $19,000 coupled with a decrease in of $19,000 in other interest expense. Theses were offset partially by decreases in interest on investment and mortgage-backed securities of $18,000 and $16,000, respectively, and an increase in interest on deposits of $28,000. These fluctuations have been discussed in greater detail above.

Management's continuing evaluation of the loan portfolio, giving consideration to historical experience, the volume and type of lending conducted, the volume of nonperforming assets, the local economic conditions and standard practice within the industry, indicates the allowance for loan losses is adequate. As a result, the provision for loan losses increased by $3,000 to $9,000 for 1998 compared to $6,000 for 1997.

Noninterest income is typically made up of service fees on deposit accounts. These service charges on deposit accounts remained relatively constant during the period. Management believes its fees are competitive with similar fees charged by other institutions in its market area.

Noninterest expense increased $42,000 or 18.0% from $233,000 for the three months ended March 31, 1997 to $275,000 for the same period ended 1998. This was primarily due to a decrease in deposit insurance premiums resulting from the reduced SAIF rates and the recognition of a SAIF refund of $15,000 coupled with an increase in professional fees of $29,000 for merger related expenses.
All other noninterest type accounts, as described above, remained relatively constant.

There was a decrease in income tax expense of $59,000 for 1998 due in part to a decline in pretax income of $36,000.

                            LIQUIDITY AND CASH FLOWS
                            ------------------------

To ensure that the Bank can satisfy customer credit needs for current and future commitments and deposit withdrawal requirements, the Bank manages the liquidity position by ensuring that there are adequate short-term funding sources available for those needs. Liquid assets consists of cash and due from banks and investment securities maturing in one year or less. The following table shows these liquidity sources at March 31, 1998 and June 30, 1997:


                                                      March 31,   June 30,
                                                        1998        1997
                                                       ------      ------
                                                    (dollars in thousands)

Cash and due from banks                                $  118      $  117
Interest-bearing deposits with other institutions       4,319       2,904
Investment securities maturing in one year or less        135       2,825
                                                       ------      ------

      Total liquid assets                              $4,572      $5,846
                                                       ======      ======

      As a percent of total assets                       10.1%       13.0%

The Bank's primary sources of funds are deposits, amortization and prepayment of loans, maturities of investment securities, and funds provided from operations. While scheduled loan repayments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. In addition, the Bank invests excess funds in overnight deposits which provide liquidity to meet lending requirements.

The Bank has other sources of liquidity if a need for additional funds arises. Additional sources of funds include Federal Home Loan Bank ("FHLB")of Pittsburgh advances and the ability to borrow against mortgage-backed and other securities.

As of March 31, 1998, the Bank had $2.4 million in outstanding mortgage and construction loan commitments. Management believes that it has adequate sources to meet the actual funding requirements.

                                  RISK ELEMENT
                                  ------------

The table below presents information concerning nonperforming assets including nonaccrual loans, renegotiated loans, loans 90 days or more past due, other real estate loans, and repossessed assets. A loan is classified as nonaccrual when, in the opinion of management, there are serious doubts about collectibility of interest and principal. At the time the accrual of interest is discontinued, future income is recognized only when cash is received. Renegotiated loans are those loans which terms have been renegotiated to provide a reduction or deferral of principal or interest as a result of the deterioration of the borrower.

                                                    March 31,   June 30,
                                                      1998       1997
                                                    -------    -------
                                                 (dollars in thousands)

Loans on nonaccrual basis                           $   712    $   846
Loans past due 90 days or more                            5        --
Renegotiated loans                                      --         --
                                                    -------    -------

Total nonperforming loans                               717        846
                                                    -------    -------

Other real estate                                        29         29
Repossessed assets                                      --         --
                                                    -------    -------

Total nonperforming assets                          $   746    $   875
                                                    =======    =======

Nonperforming loans as a percent of total loans         2.3%       2.6%
                                                    =======    =======

Nonperforming assets as a percent of total assets       1.7%       2.0%
                                                    =======    =======

During the nine month period ended March 31, 1998, loans increased $514,000 and nonperforming loans decreased $110,000 while the allowance for loan losses increased $9,000 for the same period. The percentage of the allowance for loan losses to loans outstanding increased .1% to .8% during this time period. There was a decrease in loans on a nonaccrual basis which consists primarily of one to four family residential mortgages. The collateral requirements on such loans reduce the risk of potential losses to an acceptable level in management's opinion.

Management believes the level of the allowance for loan losses at March 31, 1998 is sufficient; however, there can be no assurance that the current allowance for loan losses will be adequate to absorb all future loan losses. The relationship between the allowance for loan losses and outstanding loans is a function of the credit quality and known risk attributed to the loan portfolio. The on-going loan review program and credit approval process is used to determine the adequacy of the allowance for loan losses.

Other real estate owned remained constant over the nine month period. In management's opinion, collateral exists with sufficient value to generate the proceeds necessary to reduce the risk of potential loss on these properties to an acceptable level.

YEAR 2000
---------

A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered ( common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest, or delinquency based on the wrong date or are expected to unable the compute payment, interest, or delinquency. Rapid and accurate data processing is essential to our operations. Data processing is also essential to most other financial institutions and many other companies. As a result of the merger with Emclaire Financial Corp. (Emclaire"), the Company will convert its information processing system to that of Emclaire, which is Year 2000 compliant.

All of our material data processing that is currently affected by this problem is provided by a third party service bureau. However, as a result of the pending merger, all of our data processing functions will be assumed by Emclaire's data processing department.

PART II - OTHER INFORMATION

Item 1 - Legal proceedings

         NONE

Item 2 - Changes in securities

         NONE

Item 3 - Defaults upon senior securities

         NONE

Item 4 - Submission of matters to a vote of security holders

         NONE

Item 5 - Other information

         NONE

Item 6 - Exhibits and reports on Form 8-K

         (a)  Exhibits

              The exhibits listed below are filed herewith or incorporated herein by reference.

              27  Financial Data Schedule (electronic filing only)

              99  Press Release Concerning Letter of Intent dated March 20,
                  1998

         (b)  Reports on Form 8-K

              5 Other Matters - Letter of Intent to be acquired by Emclaire Financial Corp.

              7   Financial Statements Pro Forma
                  Financial Information and Exhibits

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused the report to be signed on its behalf by the undersigned, thereunto duly authorized.




                             Peoples Savings Financial Corporation


Date:  May 12, 1997          By: /s/Glenn R. Pentz, Jr.
                             --------------------------------------------
                             Glenn R. Pentz, Jr.
                             Chief Financial Officer, Treasurer and Secretary
                             (Principal Executive and Financial Officer)

               PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

         (i) Limitation of Liability of Directors and Officers. Section 1713 of the Pennsylvania Business Corporation Act permits a corporation, unless otherwise restricted by its bylaws to provide in its bylaws that a director or officer shall not be personally liable to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) the director has breached or failed to perform the duties of his office under Pennsylvania law; and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Such shall not apply to (i) the responsibility or liability of a director pursuant to a criminal statute or (ii) the liability of a director for the payment of taxes pursuant to Federal, State or local law. Emclaire's Bylaws provide that directors shall not be personally liable for monetary damage for any actin take or any failure to take any action unless (i) the director has breached or failed to perform the duties of his office under Article 12 of the Bylaws; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

         (ii) Indemnification of Directors, Officers, Employees and Agents. Emclaire's Bylaws provide, in accordance with the PBCL, that Emclaire shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of Emclaire, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Emclaire or of any constituent corporation absorbed by Emclaire in a consolidation or merger, or is or was serving at the request of Emclaire as a director, officer, employee or agent of another company, partnership, joint venture, sole proprietorship, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under PBCL.

         (iii) Insurance. Emclaire's directors and officers are insured against losses arising from any claim against them such as wrongful acts or omissions, subject to certain limitations.

Item 21. Exhibits


2.1 Agreement and Plan of Reorganization dated as of April 7, 1998, by and between Emclaire Financial Corp., The Farmers National Bank of Emlenton, Peoples Savings Financial Corporation and Peoples Savings Bank (attached as Appendix ^ A to the Prospectus/Joint Proxy Statement filed as a part of this Registration Statement).^
5.1 Opinion of Malizia, Spidi, Sloane & Fisch, P.C. as to the legality of the securities being registered and the Merger.^
8.1 Opinion of Malizia, Spidi, Sloane & Fisch, P.C. concerning certain federal tax consequences.^
23.1 Consent of Malizia,  Spidi, Sloane & Fisch, P.C. (contained in its Opinions
     5.1 and 8.1).
23.1 Consent of S.R. Snodgrass, A.C.
23.2 Consent of Hopper Soliday & Co., Inc.^
23.3 Consent of Capital Resources Group, Inc.
^24.0 Power of Attorney  (previously  included in the Registrant's  Form S-4
     (File No. 333-52635) filed with the Commission on May 14, 1998).
99.1 Opinion of Hopper Soliday & Co., Inc. (attached as Appendix ^ D to the Prospectus/Joint Proxy Statement filed as part of this Registration Statement).
99.2 Opinion of Capital Resources Group, Inc. (attached as Appendix ^ E to the Prospectus/Joint Proxy Statement filed as a part of this Registration Statement).
99.3 Form of Proxy of Emclaire Financial Corp.

99.4 Form of Proxy of Peoples Savings Financial Corporation.
^

Item 22. Undertakings

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii)To include  any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

                  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed by the undersigned, thereunto duly authorized in the City of Emlenton, Commonwealth of Pennsylvania, on ^ July 27, 1998.

                                                EMCLAIRE FINANCIAL ^ CORP.


                                            By: /s/ David L. Cox*
                                                --------------------------------
                                                David L. Cox
                                                President
                                                (Duly Authorized Representative)

^

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on May 14, 1998.


/s/ David L. Cox*                 /s/ John J. Boczar
-----------------------------     ----------------------------------------------
David L. Cox                      John J. Boczar
President                         Treasurer
(Principal Executive Officer)     (Principal Financial and Accounting Officer)


/s/ Brian C. McCarrier*           /s/ Ronald L. Ashbaugh*
-----------------------------     ----------------------------------------------
Brian C. McCarrier                Ronald L. Ashbaugh
Director                          Vice President and Director


/s/ Bernadette H. Crooks*         /s/ George W. ^ Freeman*
-----------------------------     ----------------------------------------------
Bernadette H. Crooks              George W. Freeman
Director                          Director


/s/ Rodney C. Heeter*             /s/ Robert L. Hunter*
-----------------------------     ----------------------------------------------
Rodney C. Heeter                  Robert L. Hunter
Director                          Director
^

/s/ J. Michael King*              /s/ John B. Mason*
-----------------------------     ----------------------------------------------
J. Michael King                   John B. Mason
Director                          Director


/s/ Elizabeth C. Smith*
-----------------------------
Elizabeth C. Smith
Director


^*     Signed pursuant to power of attorney.  See Exhibit 24.